As filed with the Securities and Exchange Commission on February 19, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Cole Retail Income Trust, Inc.
(Exact Name of Registrant as Specified in Its Governing Instruments)

2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(602) 778-8700
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Cole Retail Income Trust, Inc.
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(602) 778-8700
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Lauren Burnham Prevost, Esq.
Heath D. Linsky, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

Approximate date of commencement of proposed sale to the public:   As soon as practicable following effectiveness of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEES

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount Being	Offering	Aggregate	Registration
Being Registered	Registered	Price per Share	Offering Price	Fee
Common Stock, $0.01 par value per share	20,000,000	$9.50	$190,000,000	$7,467
Common Stock, $0.01 par value per share	210,000,000	$10.00	$2,100,000,000	$82,530
Common Stock, $0.01 par value(1) per share	20,000,000	$9.50	$190,000,000	$7,467

(1)	Represents shares issuable pursuant to the Registrant’s distribution reinvestment plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2008

Cole Retail Income Trust, Inc.
Maximum Offering of 250,000,000 Shares of Common Stock

Minimum Offering of 250,000 Shares of Common Stock

Cole Retail Income Trust, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust. We intend to invest primarily in retail and other income producing commercial properties located throughout the United States, including U.S. protectorates. We expect that our retail properties primarily will be net leased to regional or national name brand, creditworthy tenants.

We are offering up to 20,000,000 shares of our common stock in our primary offering for $9.50 per share, and then we will offer up to a maximum of 210,000,000 additional shares of our common stock for $10.00 per share, with discounts available for certain categories of purchasers. We also are offering up to 20,000,000 shares of our common stock pursuant to our distribution reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of our common stock. We will not sell any shares unless we sell a minimum of 250,000 shares to the public in our primary offering by          , 2009, which is one year from the effective date of this offering. Pending satisfaction of this condition, all subscription payments will be placed in an account held by          , in trust for subscribers’ benefit pending release to us. You will not receive interest on your subscription payments unless they are held for more than 35 days. We will offer these shares until          , 2010, which is two years after the effective date of this offering, unless the offering is extended, however we may terminate this offering at any time. We reserve the right to reallocate the shares we are offering between our primary offering and our distribution reinvestment plan.

See “Risk Factors” beginning on page 18 for a description of some of the risks you should consider before buying shares of our common stock. These risks include the following:

•	No public market currently exists, and one may never exist, for shares of our common stock. If you are able to sell your shares, you would likely have to sell them at a substantial discount to your purchase price. You may not own more than 9.8% in value of the outstanding shares of our stock or more than 9.8% of the number or value, whichever is more restrictive, of our outstanding shares of common stock, unless exempted by our board of directors.

•	While the officers and other key personnel of our advisor have significant experience, we have no operating history and do not currently own any properties. We are a “blind pool” because we do not own any investments and have not identified any investments we will make with proceeds from this offering. You will be unable to evaluate the economic merit of our investments or how the proceeds from this offering are invested and there may be a substantial delay in receiving a return, if any, on your investment.

•	The offering price for our shares is unrelated to the book value or net asset value of our current or expected investments, and unrelated to our expected operating income.

•	There are substantial conflicts among us and our advisor, dealer manager and property manager, such as the fact that our chairman, chief executive officer and president owns 100% of our advisor, our dealer manager and our property manager, and we will pay fees to these entities as fully described in this prospectus.

•	We are dependent on our advisor to select investments and conduct our operations. Executive officers and other key persons associated with our advisor perform similar duties for other Cole-sponsored programs that may use investment strategies similar to ours. Such persons will face conflicts of interest when allocating investment opportunities among these programs, which conflicts may not be resolved in our favor.

•	Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

•	Until we generate operating cash flow sufficient to pay distributions to you, we may make distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of your investment.

•	We expect to incur debt, as fully described in the prospectus, which could hinder our ability to pay distributions to you or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls.

•	We may fail to qualify as a real estate investment trust, also known as a REIT. If we fail to qualify as a REIT, or if we qualify and fail to maintain the requirements to be taxed as a REIT, it would reduce the amount of income available for distribution and limit our ability to pay distributions to you.

•	This is a “best efforts” offering and if we sell substantially less than all of the shares being offered, we may not be able to invest in a diverse portfolio of real estate assets, and the value of your investment may fluctuate more widely with the performance of specific investments.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York, nor any other state securities regulator, has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The use of projections in this offering is prohibited. Any representation to the contrary, and any predictions, written or oral, as to the amount or certainty of any future benefit or tax consequence that may flow from an investment in this program is not permitted. All proceeds from this offering are held in trust until subscriptions are accepted and funds are released.

This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment.

	Price	Selling	Dealer	Net Proceeds
	to Public	Commissions	Manager Fee	(Before Expenses)

Primary Offering
Per Share(1)	$9.50	$0.665	$0.19	$8.645
Per Share(1)	$10.00	$0.70	$0.20	$9.10
Total Minimum	$2,375,000	$166,250	$47,500	$2,161,250
Total Maximum	$2,290,000,000	$160,300,000	$45,800,000	$2,083,900,000
Distribution Reinvestment Plan
Per Share	$9.50	$—	$—	$9.50
Total Maximum	$190,000,000	$—	$—	$190,000,000

(1)	The offering price per share for the first 20,000,000 shares sold in the primary offering will be $9.50 per share. Once we have sold 20,000,000 shares, the offering price will increase to $10.00 per share. The sales commission is 7% of the purchase price and the dealer manager fee is 2% of the purchase price.

The dealer manager of this offering, Cole Capital Corporation, a member firm of the Financial Industry Regulatory Authority, Inc., is our affiliate and will offer the shares on a best efforts basis. The minimum investment generally is 250 shares. See the “Plan of Distribution” section of this prospectus beginning on page 141 for a description of compensation that may be received by our dealer manager and other broker-dealers in this offering.

          , 2008

SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. There is no public market for our common stock and we cannot assure you that one will develop, which means that it may be difficult for you to sell your shares. This investment is not suitable for persons who require immediate liquidity or guaranteed income, or who seek a short-term investment.

In consideration of these factors, we have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, furnishings and automobiles, either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

A few states have established suitability requirements in addition to the ones established and described above. Shares will be sold to investors in these states only if they meet the additional suitability standards set forth below:

•	Kansas — It is recommended by the office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

•	Ohio and Pennsylvania — Investors must have a liquid net worth of at least 10 times their investment in us.

Because the minimum offering of our common stock is less than $248 million, Pennsylvania investors are cautioned to carefully evaluate our ability to fully accomplish our stated objectives and to inquire as to the current dollar volume of our subscription proceeds.

The minimum investment generally is 250 shares. You may not transfer any of your shares if such transfer would result in your owning less than the minimum investment amount, unless you transfer all of your shares. In addition, you may not transfer or subdivide your shares so as to retain less than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate individual retirement accounts (IRAs), provided that each such contribution is made in increments of $1,000. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended (Internal Revenue Code).

After you have purchased the minimum investment amount in this offering or have satisfied the minimum purchase requirement of any other Cole-sponsored public real estate program, any additional purchase must be in increments of at least 100 shares or made pursuant to our distribution reinvestment plan, which may be in lesser amounts.

Each participating broker-dealer, authorized representative or any other person selling shares on our behalf is required to:

•	make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each investor based on information provided by such investor to the broker-dealer, including such investor’s age, investment objectives, income, net worth, financial situation and other investments held by such investor; and

•	maintain records for at least six years of the information used to determine that an investment in the shares is suitable and appropriate for each investor.

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In making this determination, your participating broker-dealer, authorized representative or other person selling shares on our behalf will, based on a review of the information provided by you, consider whether you:

•	meet the minimum income and net worth standards established in your state;

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of an investment in our common stock;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of our common stock;

•	the restrictions on transferability of our common stock;

•	the background and qualifications of our advisor; and

•	the tax consequences of an investment in our common stock.

In the case of sales to fiduciary accounts, the suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares or by the beneficiary of the account. Given the long-term nature of an investment in our shares, our investment objectives and the relative illiquidity of our shares, our suitability standards are intended to help ensure that shares of our common stock are an appropriate investment for those of you who become investors.

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QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type. Please see “Prospectus Summary” and the remainder of this prospectus for more detailed information about this offering.

Q:	What is a REIT?

A:	In general, a real estate investment trust (REIT) is a company that:

• pays distributions to investors of at least 90% of its taxable income;

• avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT generally is not subject to federal corporate income taxes on its net income, provided certain income tax requirements are satisfied; and

• combines the capital of many investors to acquire a large-scale diversified real estate portfolio under professional management.

Q:	How are you different from your competitors who offer unlisted finite-life public REIT shares or real estate limited partnership units?

A:	We intend to invest primarily in retail and other income producing commercial properties located throughout the United States, including U.S. protectorates. We expect that our retail properties primarily will be net leased to regional or national name brand, creditworthy tenants. We plan to acquire a diversified portfolio of assets, comprised primarily of a large number of single-tenant and multi-tenant retail properties. Purchase prices for single-tenant and multi-tenant retail properties, on average, are less than purchase prices for properties in other asset classes, such as Class A office buildings and multi-family properties. We believe our target asset class will enable us to acquire a large number of properties quicker than if we were to target other asset classes which, in turn, will reduce the risk that lower than expected results of operations from one or a few investments will adversely affect our ability to realize our investment objectives. In addition, we believe that retail properties, as compared to other asset classes, offer a distinct investment advantage since these properties generally require less management and operating capital, have less recurring tenant turnover and, with respect to single-tenant properties, often offer superior locations that are less dependent on the financial stability of adjoining tenants. In addition, since we intend to acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic slow downs or downturns in local markets.

Q:	What is the experience of your management?

A:	Our advisor, Cole Retail Income Advisors, LLC (CRI Advisors), is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf. See Page 53 of this prospectus for a description of the key personnel of our advisor.

Christopher H. Cole, our chairman, chief executive officer and president, has been active in the acquisition, financing, management and structuring of commercial real estate transactions for over 29 years and has been engaged as a general partner in the structuring and management of real estate limited partnerships since February 1979. He also is the chief executive officer of CRI Advisors, which is our advisor. Through Mr. Cole’s affiliated entities, from January 1, 1997 to December 31, 2006, Mr. Cole sponsored 70 private real estate programs and a publicly offered real estate investment trust with an aggregate of over 14,000 investors.

D. Kirk McAllaster, Jr., our chief financial officer, treasurer and secretary also is executive vice president and chief financial officer of CRI Advisors. Prior to joining the Cole entities in May 2003, Mr. McAllaster worked for six years with Deloitte & Touche LLP, most recently as audit senior manager. He has over 17 years of accounting and finance experience in public accounting and private industry.

Independent Director 1

Independent Director 2

Independent Director 3

Q.	Will you invest in anything other than retail and other income producing commercial properties?

A.	Yes. We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income producing real estate and real estate-related investments that provide attractive and stable returns to our investors. We may allocate a portion of our portfolio to investments in properties and the remaining portion of our portfolio to other real estate-related investments such as mortgage, mezzanine, bridge and other loans and securities related to real estate assets, including securities of other REITs and real estate companies. Although this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forgo a high quality investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that our advisor presents us with high quality investment opportunities that allow us to meet the REIT requirements under the Internal Revenue Code, our portfolio composition may vary from what we initially expect. However, we will attempt to construct a portfolio that produces stable and attractive returns by spreading risk across different real estate investments.

Q:	Will you acquire properties in joint ventures?

A:	Possibly. Although currently we do not intend to do so, we may acquire properties through one or more joint ventures in order to increase our purchasing power and diversify our portfolio of properties in terms of geographic region, property type and tenant industry group. Increased portfolio diversification reduces the risk to investors as compared to a program with less diversified investments. Our joint ventures may be with our affiliates or with non-affiliated third parties. Generally, we will only enter into a joint venture in which we will control the decisions of the joint venture. If we do enter into joint ventures, we may assume liabilities related to a joint venture that exceed the percentage of our investment in the joint venture.

Q:	What steps do you take to make sure you invest in environmentally compliant properties?

A:	Generally, we will obtain a Phase I environmental assessment of each property we purchase. These assessments, however, may not reveal all environmental hazards. In most cases we will request, but may not always obtain, a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.

Q:	Generally, what are the terms of your leases?

A:	We will seek to secure leases from creditworthy tenants, including investment-grade tenants, before or at the time we acquire a property. We expect that our leases generally will be net leases, which means that the tenant is primarily responsible for the cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. In certain of these leases, we may be responsible for the replacement of specific structural components of a property, such as the roof of the building or the parking lot. We expect that our leases generally will have terms of ten or more years and renewal options. We may, however, enter into leases that have a shorter term.

Q:	How will you determine whether tenants are creditworthy?

A:	We will determine creditworthiness pursuant to various methods, including reviewing financial data and other information about the tenant. In addition, we may use an industry credit rating service to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of each potential tenant. We will consider the reports produced by these services along with the relevant financial and other data relating to the proposed tenant before acquiring a property subject to an existing lease or entering into a new lease. Such relevant data from potential tenants and guarantors include income statements and balance sheets for current and prior periods, net worth or cash flow of guarantors, and business plans and other data we deem relevant.

Q:	What is an “UPREIT”?

A:	UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” We use an UPREIT structure because a sale of property directly to a REIT generally is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property that desires to defer taxable gain on the sale of its property may transfer the property to our operating partnership in exchange for limited partnership units in the UPREIT and defer taxation of any gain. The seller’s operating partnership units generally will participate in any distributions we make and generally will be exchangeable for shares of our common stock on a one-for-one basis. If our shares of common stock are publicly traded at the time of the exchange of operating partnership units for shares, the former property owner will achieve liquidity for its investment. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results.

Q:	Will the distributions I receive be taxable as ordinary income?

A:	Yes and no. Generally, distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. We expect that some portion of your distributions may not be subject to tax in the year received because depreciation expense reduces taxable income but does not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. This, in effect, defers a portion of your tax until your investment is sold or we are liquidated, at which time you likely will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we recommend that you consult with your tax advisor. You also should review the section of this prospectus entitled “Federal Income Tax Considerations.”

Q:	What will you do with the money raised in this offering before you invest the proceeds in real estate?

A:	Until we invest the proceeds of this offering in real estate, we may invest in short-term, highly liquid or other authorized investments. We may not be able to invest the proceeds from this offering in real estate promptly and such short-term investments will not earn as high of a return as we expect to earn on our real estate investments.

Q:	How does a “best efforts” offering work?

A:	When shares are offered to the public on a “best efforts” basis, the brokers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all of the shares that we are offering.

Q:	Who can buy shares?

A:	Generally, you may buy shares pursuant to this prospectus provided that you have either (1) a net worth of at least $70,000 and a gross annual income of at least $70,000, or (2) a net worth of at least $250,000. For this purpose, net worth does not include your home, home furnishings and automobiles. Residents of certain states may have a different standard. You should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	For whom is an investment in our shares recommended?

A:	An investment in our shares may be appropriate for you if you meet the minimum suitability standards mentioned above, seek to diversify your personal portfolio with a finite-life, real estate-based investment, seek to receive current income, seek to preserve capital, wish to obtain the benefits of potential long-term capital appreciation and are able to hold your investment for a time period consistent with our liquidity plans. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.

Q:	May I make an investment through my IRA or other tax-deferred account?

A:	Yes. You may make an investment through your IRA or other tax-deferred account. In making these investment decisions, you should consider, at a minimum, (1) whether the investment is in accordance with the documents and instruments governing your IRA, plan or other account, (2) whether the investment satisfies the fiduciary requirements associated with your IRA, plan or other account, (3) whether the investment will generate unrelated business taxable income (UBTI) to your IRA, plan or other account, (4) whether there is sufficient liquidity for such investment under your IRA, plan or other account, (5) the need to value the assets of your IRA, plan or other account annually or more frequently, and (6) whether the investment would constitute a prohibited transaction under applicable law.

Q:	Have you arranged for a custodian for investments made through IRA or other tax-deferred accounts?

A:	Yes. will serve as custodian for investments made through IRA and certain other tax-deferred accounts. provides this service to our stockholders with annual maintenance fees charged at a discounted rate.

Q:	Is there any minimum investment required?

A:	Yes. Generally, you must purchase at least 250 shares. Investors who already own our shares or persons participating in our distribution reinvestment plan can make additional purchases for less than the minimum investment. You should carefully read the more detailed description of the minimum investment requirements appearing under “Suitability Standards” immediately following the cover page of this prospectus.

Q:	How do I subscribe for shares?

A:	If you choose to purchase shares in this offering, you will need to complete and sign a subscription agreement, similar to the one contained in this prospectus as Appendix B, for a specific number of shares and pay for the shares at the time you subscribe. After you become a stockholder, you may purchase additional shares by completing and signing an additional investment subscription agreement, similar to the one contained in this prospectus as Appendix C.

Q:	Who is the transfer agent?

A:	The name, address and telephone number of our transfer agent is as follows :

To ensure that any account changes are made promptly and accurately, all changes, including your address, ownership type and distribution mailing address, should be directed to the transfer agent.

Q:	Will I be notified of how my investment is doing?

A:	Yes. We will provide you with periodic updates on the performance of your investment with us, including:

• three quarterly financial reports;

• an annual report;

• an annual Form 1099; and

• supplements to the prospectus during the offering period.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

• U.S. mail or other courier;

• facsimile;

• electronic delivery, including email and/or CD-ROM; or

• posting, or providing a link, on our affiliated website, which is www.colecapital.com.

Q:	When will I get my detailed tax information?

A:	Your Form 1099 tax information will be placed in the mail by January 31 of each year.

Q:	Who can help answer my questions?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Cole Capital Corporation
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(866) 341-2653
Attn: Investor Services
www.colecapital.com

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements, before making a decision to invest in our common stock.

Cole Retail Income Trust, Inc.

Cole Retail Income Trust, Inc. is a newly organized Maryland corporation, formed on January 22, 2008, which intends to qualify as a REIT beginning with the taxable year ending December 31, 2008. We intend to use substantially all of the net proceeds from this offering to acquire and operate a diversified portfolio of commercial real estate investments primarily consisting of retail and other income producing commercial properties located throughout the United States, including U.S. protectorates. We expect that our retail properties will be net leased to regional or national, name brand, creditworthy tenants. Retail properties primarily will be single-tenant properties and “power centers” comprised of big box national, regional and local retailers. We also may acquire multi-tenant retail properties, including grocery anchored centers and retail strip centers. We have not yet identified any specific properties to purchase and therefore, we are considered to be a blind pool.

Our offices are located at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016. Our telephone number is 866-341-2653. Our fax number is 602-778-8780, and the e-mail address of our investor relations department is investorservices@colecapital.com.

Additional information about us and our affiliates may be obtained at www.colecapital.com, but the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

Our Advisor

Our advisor, Cole Retail Income Advisors, LLC, a Delaware limited liability company formed on January 22, 2008, is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf.

Our Management

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Currently, we have one director, Christopher H. Cole. Each of our executive officers and our sole director are affiliated with CRI Advisors. Our charter requires that, upon and after the commencement of this offering, a majority of our directors be independent of CRI Advisors. Our charter also provides that our independent directors will be responsible for reviewing the performance of CRI Advisors, and must approve our investments and other matters set forth in our charter. Prior to the commencement of this offering, we expect to have a five-member board of directors, a majority of whom will be independent of CRI Advisors. See the “Conflicts of Interest — Certain Conflict Resolution Procedures” section of this prospectus. Our directors will be elected annually by the stockholders.

Our REIT Status

If we qualify as a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it distribute at least 90% of its annual taxable income to its stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify for treatment as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Summary Risk Factors

Following are some of the risks relating to your investment:

•	No public market currently exists, and one may never exist, for shares of our common stock. If you are able to sell your shares, you would likely have to sell them at a substantial discount to your purchase price. You may not own more than 9.8% in value of the outstanding shares of our stock or more than 9.8% of the number or value, whichever is more restrictive, of our outstanding shares of common stock, unless exempted by our board of directors.

•	While the officers and other key personnel of our advisor have significant experience, we have no operating history, and do not currently own any properties. We are a “blind pool” because we do not own any investments and have not identified any investments we will make with proceeds from this offering. You will be unable to evaluate the economic merit of our investments or how the proceeds from this offering are invested and there may be a substantial delay in receiving a return, if any, on your investment.

•	The offering price for our shares is unrelated to the book value or net asset value of our current or expected investments, and unrelated to our expected operating income.

•	There are substantial conflicts among us and our advisor, dealer manager and property manager, such as the fact that our chairman, chief executive officer and president owns 100% of our advisor, our dealer manager and our property manager, and we will pay fees to these entities as fully described in this prospectus.

•	We are dependent on our advisor to select investments and conduct our operations. Executive officers and other key persons associated with our advisor perform similar duties for other Cole-sponsored programs that may use investment strategies similar to ours. Such persons will face conflicts of interest when allocating investment opportunities among these programs, which conflicts may not be resolved in our favor.

•	Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

•	Until we generate operating cash flow sufficient to pay distributions to you, we may make distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of your investment.

•	We expect to incur substantial debt, which could hinder our ability to pay distributions to you, or could decrease the value of your investment in the event that income on, or the value of, the property securing the debt falls.

•	We may fail to qualify as a REIT. If we fail to qualify as a REIT, or if we qualify and fail to maintain the requirements to be taxed as a REIT, it would reduce the amount of income available for distribution and limit our ability to pay distributions to you.

•	This is a “best efforts” offering, and if we sell substantially less than all of the shares being offered, we may not be able to invest in a diverse portfolio of real estate assets and the value of your investment may fluctuate more widely with the performance of specific investments.

•	Our board of directors has the power to designate and issue one or more classes or series of preferred stock without stockholder approval, with rights and preferences senior to the rights of holders of common stock, including rights to payment of distributions. If we issue any preferred stock, the amount of funds available for the payment of distributions on the common stock could be reduced or eliminated.

Before you invest in us, you should carefully read and consider the more detailed “Risk Factors” section of this prospectus.

Description of Real Estate Investments

We intend to use substantially all of the net proceeds from this offering to acquire and operate a diversified portfolio of commercial real estate investments consisting primarily of retail and other income producing commercial properties located throughout the United States, including U.S. protectorates. We expect that our retail properties will be single-tenant properties and “power centers,” which are shopping destinations comprised of big box national, regional and local retailers. We also may acquire multi-tenant retail properties, including grocery anchored centers and retail strip centers. Retail properties primarily will be subject to long-term net leases with regional or national, name brand, creditworthy tenants. We also may invest in other income producing properties, such as office, industrial, industrial-flex properties, hospitality, and mini-storage and self-storage properties. We generally intend to hold each property for eight to ten years. In addition, we expect to further diversify our portfolio by making and investing in mortgage and other loans secured, directly or indirectly, by the same types of properties which we may acquire directly. We may also acquire majority or minority interests in other entities (or business units of such entities) with investment objectives similar to ours or with management, investment or development capabilities that our board of directors deems desirable or advantageous to acquire.

Our advisor, CRI Advisors, will recommend potential investments to our board of directors. All acquisitions of commercial properties will be evaluated for the reliability and stability of their future income and capital appreciation potential, as well as the creditworthiness of the material tenants of each property. We will consider the risk profile, credit quality and reputation of potential tenants and the impact of each particular acquisition as it relates to the portfolio as a whole. Our board of directors will exercise its fiduciary duties to our stockholders in determining to approve or reject each investment recommendation.

In anticipation of this offering, an affiliate of our advisor may seek to arrange on our behalf up to $50 million of debt financing (the “Ramp Up Period Financing”) to enable us to acquire an initial portfolio of investments to be held by our operating partnership, either directly or through a joint venture. It is expected that the Ramp Up Period Financing would be in the form of one or more lines of credit, secured by all of the assets of our operating partnership. It is further expected that the Ramp Up Period Financing would be provided or guaranteed by an affiliate of our advisor. As of the date of this prospectus, no Ramp Up Period Financing has been identified, arranged or entered into by us or our operating partnership. See the “Investment Objectives and Policies — Real Property Investments” section of this prospectus.

If our advisor seeks, and is able to arrange, the Ramp Up Period Financing during the ramp up period, we would use the proceeds of the financing to acquire investments during the period of time beginning on the date this offering commences, which is expected to be immediately upon SEC effectiveness of this offering, and ending on the maturity date of the Ramp Up Period Financing, which we expect would be the earlier of our receipt of $250 million in gross offering proceeds or one year from the effective date of the Ramp Up Period Financing. We refer to this period of time as the “ramp up” period.

If we acquire an initial portfolio during the ramp up period, initial investors in our common stock would be able to acquire an interest in a diversified portfolio of income-producing assets more rapidly than they might if we were to use solely the proceeds from this offering to provide us with the capital necessary to begin our investment activities. As a result, early investors in this offering would receive distributions of operating cash flow more rapidly than if we were to use solely the proceeds from this offering to begin our investment activities. This strategy would require us to exceed the debt limitations set forth in our charter. Thus, no Ramp Up Period Financing would be incurred by us unless it is approved by a majority of our disinterested directors, including a majority of our independent directors, as required our charter. See the “Risk Factors — Risks Associated with Debt Financing” section of this prospectus.

We will not sell any shares of our common stock to the public unless we sell a minimum of 250,000 shares to the public by          , 2009, which is one year from the effective date of this offering. Thus, the period of time in which we will be receiving subscriptions for investments but have not yet broken escrow and admitted investors will coincide with the early phase of the ramp up period.

Upon reaching an agreement with any prospective lender, we will supplement or amend this prospectus to disclose the name of the lender, the amount of the debt financing, any relationship or affiliation between us and/or our advisor and the lender, any fees payable by us in respect of the debt financing (including any fees payable to any affiliates of ours or of our advisor) and the other material terms of the agreement. Similarly, after such debt financing has been arranged, at such time that we believe that a reasonable probability exists that we will acquire a specific real property or other real estate-related investment, we will supplement or amend this prospectus to disclose the pending acquisition of such investment.

Estimated Use of Proceeds of This Offering

Depending primarily on the number of shares we sell in this offering and assuming all shares sold under our distribution reinvestment plan are sold at $9.50 per share, we estimate for each share sold in this offering that between approximately 87.9% (assuming all shares available under our distribution reinvestment plan are sold) and approximately 87.2% (assuming no shares available under our distribution reinvestment plan are sold) of gross offering proceeds will be available for the purchase of real estate and other real estate-related investments, including repayment of any indebtedness incurred in respect of such purchases. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection and acquisition of properties. We will not pay selling commissions or a dealer manager fee on shares sold under our distribution reinvestment plan. The table below sets forth our estimated use of proceeds from this offering:

	Minimum Offering		Maximum Offering		Maximum Offering
	(Not Including Distribution		(Including Distribution		(Not Including Distribution
	Reinvestment Plan)		Reinvestment Plan)		Reinvestment Plan)
	Amount	Percent	Amount	Percent	Amount	Percent

Gross Offering Proceeds	$2,375,000	100%	$2,480,000,000	100%	$2,290,000,000	100%
Less Public Offering Expenses:
Selling Commissions and Dealer Manager Fee	213,750	9.0%	206,100,000	8.3%	206,100,000	9.0%
Organization and Offering Expenses	35,625	1.5%	37,200,000	1.5%	34,350,000	1.5%

Amount Available for Investment	2,125,625	89.5%	2,236,700,000	90.2%	2,049,550,000	89.5%
Acquisition and Development:
Acquisition Fees	41,435	1.7%	43,600,390	1.8%	39,952,242	1.7%
Acquisition Expenses	10,359	0.4%	10,900,098	0.4%	9,988,060	0.4%
Initial Working Capital Reserve	2,072	0.1%	2,180,020	0.1%	1,997,612	0.1%

Amount Invested in Assets	$2,071,759	87.2%	$2,180,019,492	87.9%	$1,997,612,086	87.2%

Investment Objectives

Our primary investment objectives are:

•	to provide current income for you through the payment of cash distributions; and

•	to preserve, protect and return your invested capital.

We also seek capital gain from our investments. See the “Investment Objectives and Policies” section of this prospectus for a more complete description of our investment objectives and policies, and investment restrictions.

Conflicts of Interest

CRI Advisors, as our advisor, experiences conflicts of interest in connection with the management of our business affairs, including the following:

•	The management personnel of CRI Advisors, each of whom also makes investment decisions for other Cole-sponsored programs, must determine which investment opportunities to recommend to us or another Cole-sponsored program or joint venture and must determine how to allocate their time and other resources among us and the other Cole-sponsored programs;

•	CRI Advisors may structure the terms of joint ventures between us and other Cole-sponsored programs;

•	We have retained Cole Realty Advisors, Inc. (Cole Realty Advisors), an affiliate of CRI Advisors, to manage and lease some or all of our properties; and

•	CRI Advisors and its affiliates will receive fees in connection with transactions involving the purchase, management and sale of our properties regardless of the quality of the property acquired or the services provided to us.

Our executive officers and at least one of our directors also will face these conflicts because of their affiliation with CRI Advisors. In addition, our executive officers and at least one of our directors also serve as officers and/or directors of Cole Credit Property Trust, Inc. (CCPT I), a privately offered real estate program with investment objectives similar to ours, Cole REIT Advisors, LLC (CCPT I Advisors), the advisor to CCPT I, Cole Credit Property Trust II, Inc. (CCPT II), a publicly offered real estate program with investment objectives similar to ours, and Cole REIT Advisors II, LLC (CCPT II Advisors), the advisor to CCPT II. These conflicts of interest could result in decisions that are not in our best interests. See the “Conflicts of Interest” section of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

The following chart shows the ownership structure of the various Cole entities that are affiliated with CRI Advisors immediately prior to this offering.

(1)	Cole Holdings Corporation currently owns 20,000 shares of our common stock. After this offering, Cole Holdings Corporation will own between 7.4% of our common stock, assuming a minimum offering, and 0.01% of our common stock, assuming a maximum offering, including the sale of 20,000,000 shares pursuant to our distribution reinvestment plan.

(2)	Cole Retail Income Advisors, LLC currently owns a 0.1% limited partner interest in our operating partnership. After we begin admitting investors in this offering, that limited partner interest will be reduced.

Prior Offering Summary

From January 1, 1997 through December 31, 2006, our chairman, chief executive officer and president, Christopher H. Cole, through entities he directly or indirectly controls, has sponsored 71 privately offered real estate programs, including 16 limited partnerships, four debt offerings, 49 tenant-in-common programs, CCPT I, a privately offered REIT and CCPT II, a publicly offered REIT. As of December 31, 2006, such programs have raised an aggregate of approximately $882.8 million from over approximately 14,000 investors, and owned and operated a total of 280 commercial real estate properties. The “Prior Performance Summary” section of this prospectus contains a discussion of the programs sponsored by Mr. Cole from January 1, 1997 through December 31, 2006. Certain financial results and other information relating to such programs with investment objectives similar to ours are also provided in the “Prior Performance Tables” included as Appendix A to this prospectus. The prior performance of the programs previously sponsored by Mr. Cole is not necessarily indicative of the results that we will achieve. Therefore, you should not assume that you will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

The Offering

We are offering up to 230,000,000 shares of common stock in our primary offering on a best efforts basis. We are offering the first 20,000,000 shares of our common stock in our primary offering at $9.50 per share until all of those shares are sold. Thereafter we will offer up to 210,000,000 shares in our primary offering at $10.00 per share. Discounts are available for certain categories of purchasers, as described in the “Plan of Distribution” section of this prospectus. We also are offering up to 20,000,000 additional shares of common stock under our distribution reinvestment plan at $9.50 per share, as described in the “Summary of Distribution Reinvestment Plan” section of this prospectus. We reserve the right to reallocate the shares of common stock we are offering between our primary offering and our distribution reinvestment plan. We will offer shares of common stock in our primary offering until the earlier of          , 2010, which is two years from the effective date of this offering, or the date we sell 250,000,000 shares; provided however, that our board of directors may terminate this offering at any time or extend the offering one additional year. If we decide to extend the primary offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement. Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock. Although we could continue public offerings indefinitely, and although we have not set a date or an aggregate amount of offering proceeds beyond which we must stop offering shares, we do not currently expect to continue offering shares beyond three years from the effective date of the registration statement of which this prospectus is a part. We may sell shares under the distribution reinvestment plan beyond the termination of our primary offering until we have sold 20,000,000 shares through the reinvestment of distributions, but only if there is an effective registration statement with respect to the shares. Pursuant to the Securities Act of 1933, as amended (Securities Act), and in some states, we may not be able to continue the offering for these periods without filing a new registration statement, or in the case of shares sold under the distribution reinvestment plan, renew or extend the registration statement in such state.

We will not sell any shares unless we sell a minimum of 250,000 shares of our common stock by          , 2009, which is one year from the effective date of this offering. Our directors, officers, advisor and their respective affiliates may purchase for investment shares of our common stock in this offering. However, purchases by our directors, officers, advisor or their respective affiliates will not count toward meeting this minimum threshold. Pending satisfaction of this condition, all subscription payments will be placed in an account held by the escrow agent,          , in trust for subscribers’ benefit, pending release to us. If we do not sell at least 250,000 shares of our common stock to the public in our primary offering by          , 2009, which is one year from the effective date of this offering, we will terminate this offering and return all subscribers’ funds within ten days thereafter. Funds in escrow will be invested in short-term investments that mature on or before          , 2009, or that can be readily sold or otherwise disposed of for cash by such date without any material reduction of the offering proceeds invested. If you are a resident of Pennsylvania, see the “Plan of Distribution — Special Notice to Pennsylvania Investors” section of this prospectus for special escrow requirements relating to the sale of shares to Pennsylvania investors.

Compensation to CRI Advisors and its Affiliates

CRI Advisors and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation are included in the table below. The selling commissions and dealer manager fee may vary for different categories of purchasers. See the “Plan of Distribution” section of this prospectus for a more detailed discussion of the selling commissions and dealer manager fees we will pay. The table below assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees, and accounts for the fact that shares are sold through our distribution reinvestment plan at $9.50 per share with no selling commissions and no dealer manager fee.

Estimated Amount for
Minimum Offering
(250,000 Shares)/
Maximum Offering
Type of Compensation	Determination of Amount	(250,000,000 Shares)

Offering Stage
Selling Commission	We will pay to Cole Capital Corporation 7% of gross proceeds of our primary offering; we will not pay any selling commissions with respect to sales of shares under our distribution reinvestment plan; Cole Capital Corporation will reallow all selling commissions to participating broker-dealers.	$166,250/$160,300,000
Dealer Manager Fee	We will pay to Cole Capital Corporation 2% of gross proceeds of our primary offering; we will not pay a dealer manager fee with respect to sales of shares under our distribution reinvestment plan; Cole Capital Corporation may reallow all or a portion of its dealer manager fee to participating broker-dealers.	$47,500/$45,800,000
Other Organization and Offering Expenses	We will reimburse CRI Advisors up to 1.5% of gross offering proceeds for organization and offering expenses.	$35,625/$37,200,000
Operational Stage
Acquisition Fees	We will pay to CRI Advisors 2% of the contract purchase price of each property acquired, or with respect to any loan we originate or acquire, 2% of the purchase price of the loan.	$41,435/$43,600,390
Acquisition Expenses	We will reimburse CRI Advisors for acquisition expenses incurred in acquiring each asset or in the origination or acquisition of a loan. We expect these fees to be approximately 0.5% of the purchase price of each property or the amount of the loan.	$10,359/$10,900,098
Asset Management Fees	We will pay CRI Advisors a monthly fee equal to 0.0417%, which is one-twelfth of 0.50%, of the aggregate assets value, plus costs and expenses incurred by CRI Advisors in providing asset management services. For any loan acquired or originated by us, the asset value of such loan shall be the outstanding loan balance as of the last day of the immediately preceding month.	Not determinable at this time. Because the fee is based on a fixed percentage of aggregate asset value, there is no maximum dollar amount of this fee.

Estimated Amount for
Minimum Offering
(250,000 Shares)/
Maximum Offering
Type of Compensation	Determination of Amount	(250,000,000 Shares)

Property Management and Leasing Fees	For the management and leasing of our properties, we will pay to Cole Realty Advisors, an affiliate of our advisor, a property management fee up to (i) 2% of gross revenues from our single-tenant properties and (ii) 4% of gross revenues from our multi-tenant properties, plus, in each case, market-based leasing commissions applicable to the geographic location of the property. We also will reimburse Cole Realty Advisors’ costs of managing the properties. Cole Realty Advisors, or its affiliates, may also receive a fee for the initial leasing of properties, which would generally equal one month’s rent. The aggregate of all property management and leasing fees paid to our affiliates plus all payments to third parties for such fees will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location as determined by a survey of brokers and agents in such area. Cole Realty Advisors may subcontract its duties for a fee that may be less than the property management fee described above. In the event that we contract directly with a third-party property manager in respect of a property, we may pay Cole Realty Advisors an oversight fee of up to 1% of gross revenues of the property managed; however, in no event will we pay both a property management fee and an oversight fee to Cole Realty Advisors with respect to the same property.	Not determinable at this time. Because the fee is based on a fixed percentage of gross revenue and/or market rates, there is no maximum dollar amount of this fee.
Operating Expenses	We will reimburse our advisor’s costs of providing administrative services, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Additionally, we will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.	Not determinable at this time.

Estimated Amount for
Minimum Offering
(250,000 Shares)/
Maximum Offering
Type of Compensation	Determination of Amount	(250,000,000 Shares)

Financing Coordination Fee	If our advisor provides services in connection with the origination or refinancing of any debt that we obtain and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay to the advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing, subject to certain limitations; provided, however, that our advisor shall not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which our advisor received such a fee.	Not determinable at this time. Because the fee is based on a fixed percentage of any debt financing, there is no maximum dollar amount of this fee.
Development Fee	If our advisor or its affiliate provides development related services, we will pay to the advisor or its affiliate a development fee that is usual and customary, for comparable services rendered for similar projects in the geographic market where the services are provided; provided, however that we will not pay a development fee to the advisor or its affiliate if the advisor or any of its affiliates elects to receive an acquisition fee based on the cost of such development. In the event that Cole Realty Advisors assists with planning and coordinating the construction of any tenant improvements or capital improvements, Cole Realty Advisors may be paid up to 5% of the cost of such improvements.	Not determinable at this time.
Liquidation/ Listing Stage
Real Estate Commissions	Up to one-half of the brokerage commission paid on the sale of property, not to exceed 3% of the contract price for property sold, in each case, payable to our advisor if our advisor or its affiliates, as determined by a majority of the independent directors, provided a substantial amount of services in connection with the sale. In no event will the combined real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract price for the property sold.	Not determinable at this time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no maximum dollar amount of these commissions.
Subordinated Participation in Net Sale Proceeds (payable only if we are not listed on an exchange)	15% of remaining net sale proceeds after return of capital plus payment to investors of a 7% cumulative, non-compounded annual return on the capital contributed by investors. We cannot assure you that we will provide this 7% return, which we have disclosed solely as a measure for our advisor’s incentive compensation.	Not determinable at this time. There is no maximum amount of these payments.

Estimated Amount for
Minimum Offering
(250,000 Shares)/
Maximum Offering
Type of Compensation	Determination of Amount	(250,000,000 Shares)

Subordinated Incentive Listing Distribution (payable only if we are listed on an exchange, which we have no intention to do at this time)	15% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to a 7% cumulative, non-compounded annual return to investors.	Not determinable at this time. There is no maximum amount of this fee.

Distribution Policy and Distributions

To qualify as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our annual taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles in the United States (GAAP)). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level. Distributions are paid to our stockholders as of the record date or dates selected by our board of directors. We expect to declare distributions with a daily record date, and pay distributions monthly. In the event we do not have enough cash to make distributions, we may borrow, use proceeds from this offering, issue additional securities or sell assets in order to fund distributions. Until we are generating operating cash flow sufficient to make distributions to our stockholders, we intend to pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings, including possible borrowings from our advisor or its affiliates, in anticipation of future cash flow, which may reduce the amount of capital we ultimately invest in properties, and negatively impact the value of your investment. See the section of this prospectus captioned “Description of Shares — Distribution Policy and Distributions” for a description of our distributions.

Listing

We will seek to list our shares of common stock for trading on a national securities exchange when and if our independent directors believe listing would be in the best interest of our stockholders. However, at this time, we have no intention to list our shares. We do not anticipate that there will be any market for our common stock unless and until our shares are listed. If we do not list our shares of common stock on a national securities exchange within ten years of termination of this offering, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation and dissolution of our corporation.

If we seek and do not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation and dissolution. If we seek and fail to obtain stockholder approval of our liquidation and dissolution, our charter would not require us to list or liquidate and we could continue to operate as before. In such event, there would be no public market for shares of our common stock and you could be required to hold the shares indefinitely. If we seek and obtain stockholder approval of our liquidation and dissolution, we would begin an orderly sale of our assets and distribute, subject to our advisor’s subordinated participation, our net proceeds to you.

Distribution Reinvestment Plan

Pursuant to our distribution reinvestment plan, you may have the distributions you receive from us reinvested in additional shares of our common stock. The purchase price per share under our distribution reinvestment plan will be the higher of 95% of the fair market value per share, as determined by our board of directors, and $9.50 per share. No sales commissions or dealer manager fees will be paid with respect to shares sold under our distribution reinvestment plan. If you participate in the distribution reinvestment plan, you will not receive the cash from your distributions, other than special distributions that are designated by our board of directors. As a result, you may have a tax liability with respect to your share of our taxable income, but you will not receive cash distributions to pay such liability. We may terminate the distribution reinvestment plan at our discretion at any time upon ten days prior written notice to you. Additionally, we will be required to discontinue sales of shares under the distribution reinvestment plan on the earlier of (i)          , 2010, which is two years from the effective date of this offering, unless the offering is extended, or (ii) the date we sell all of the shares allocated for sale under the distribution reinvestment plan, unless we reallocate shares from our primary offering to our distribution reinvestment plan or register additional shares with the Securities and Exchange Commission and applicable states.

Share Redemption Program

Our board of directors expects to adopt a share redemption program that enables you to sell your shares to us in limited circumstances. Our share redemption program would permit you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below and in the section captioned “Description of Shares — Share Redemption Program.”

There will be several restrictions on your ability to sell your shares to us under the program. You generally must hold your shares for one year before selling your shares to us under the plan; however, we may waive the one-year holding period in the event of the stockholder’s death or bankruptcy, or other exigent circumstances. In addition, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) we will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing twelve-month period prior to the redemption date (shares requested for redemption upon the death of a stockholder will not be subject to this limitation); and (2) funding for the redemption of shares will be limited to the amount of net proceeds we receive from the sale of shares under our distribution reinvestment plan. These limits may prevent us from accommodating all requests made in any year. During the term of this offering, and subject to certain provisions described in the section of this prospectus captioned “Description of Shares — Share Redemption Program,” the redemption price per share will depend on the length of time you have held such shares as follows: after one year from the purchase date, 95% of the amount you paid for each share; after two years from the purchase date, 97.5% of the amount you paid for each share; and after three years from the purchase date, 100% of the amount you paid for each share.

Upon receipt of a request for redemption, we will conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. We will bear any costs in conducting the Uniform Commercial Code search. We will not redeem any shares that are subject to a lien.

If funds are not available to redeem all shares for which redemption requests have been received at the end of each calendar month, shares will be purchased on a pro rata basis and any unfulfilled requests will be held until the next calendar month, unless withdrawn; provided, however, we may give priority to the redemption of a deceased stockholder’s shares. Our board of directors may amend, suspend or terminate the share redemption program at any time upon ten days prior notice to our stockholders.

CRIT Operating Partnership, LP

We expect to own substantially all of our assets through CRIT Operating Partnership, LP (CRIT OP), our operating partnership. We may, however, own assets directly, through subsidiaries of CRIT OP or through other entities. We are the sole general partner of CRIT OP and CRI Advisors is the initial limited partner of CRIT OP. Utilizing this UPREIT structure the holders of units in CRIT OP may have their units redeemed for cash or, at our option, shares of our common stock, deferring any gain from their sale of units to us until such time as their units are redeemed. At present, we have no plans to acquire any specific properties in exchange for units of CRIT OP.

ERISA Considerations

The section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should read the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus very carefully.

Description of Shares

Uncertificated Shares

Our board of directors authorized the issuance of shares of our common stock without certificates. We expect that we will not issue shares of common stock in certificated form. Our transfer agent maintains a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to transfers of uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the record owner and the new owner delivers a properly executed stock transfer form to us, along with a fee to cover reasonable transfer costs, in an amount determined by our board of directors. We will provide the required form to you upon request.

Stockholder Voting Rights and Limitations

We will hold annual meetings of our stockholders for the purpose of electing our directors and/or conducting other business matters that may be properly presented at such meetings. We may also call special meetings of stockholders from time to time. You are entitled to one vote for each share of common stock you own.

Restriction on Share Ownership

Our charter contains restrictions on ownership of the shares that prevent any one person from owning more than 9.8% in value of our outstanding shares and more than 9.8% in value or number, whichever is more restrictive, of our outstanding shares of common stock unless exempted by our board of directors. These restrictions are designed, among other purposes, to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code. For a more complete description of the restrictions on the ownership of our shares, see the “Description of Shares” section of this prospectus. Our charter also limits your ability to transfer your shares unless the transferee meets the minimum suitability standards regarding income and/or net worth and the transfer complies with our minimum purchase requirements, which are described in the “Suitability Standards” section of this prospectus.

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. These risks could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Cole Retail Income Trust, Inc.

There is no public trading market for our shares and there may never be one; therefore, it will be difficult for you to sell your shares.

There currently is no public market for our common stock and there may never be one. If you are able to find a buyer for your shares, you may not sell your shares unless the buyer meets applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% in value of our stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our common stock by a single investor, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that limit your ability to sell your shares to us. Our board of directors may reject any request for redemption of shares, or amend, suspend or terminate our share redemption program upon ten days prior notice to our stockholders. Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you will likely have to sell them at a substantial discount to the price you paid for the shares. It also is likely that your shares would not be accepted as the primary collateral for a loan. You should purchase the shares only as a long-term investment because of the illiquid nature of the shares. See “Suitability Standards,” “Description of Shares — Restrictions on Ownership and Transfer” and “Share Redemption Program” elsewhere for a more complete discussion on the restrictions on your ability to transfer your shares.

Because this is a blind pool, you will not have the opportunity to evaluate our future investments before we make them, which makes an investment in us more speculative.

We do not currently own any properties or other investment assets. When we commence operations and begin making investments, we will not provide you with a significant amount of information, if any, for you to evaluate our future investments prior to our making them. We will seek to use the net proceeds from this offering, after the payment of fees and expenses, to acquire a portfolio of commercial real estate investments comprised primarily of a large number of single-tenant and multi-tenant retail properties net leased to creditworthy tenants. We may also, in the discretion of our advisor, invest in other types of real estate or in entities that invest in real estate. In addition, our advisor may make or invest in mortgage loans or participations therein on our behalf if our board of directors determines, due to the state of the real estate market or in order to diversify our investment portfolio or otherwise, that such investments are advantageous to us. We have established policies relating to the creditworthiness of tenants of our properties, but our board of directors will have wide discretion in implementing these policies, and you will not have the opportunity to evaluate potential tenants. Additionally, our board of directors has discretion to determine the location, number and size of our investments and the percentage of net proceeds we may dedicate to a single investment. For a more detailed discussion of our investment policies, see the “Investment Objectives and Policies — Acquisition and Investment Policies” section of this prospectus.

We have no prior operating history or established financing sources other than from affiliates of our advisor and the prior performance of real estate investment programs sponsored by affiliates of our advisor may not be an indication of our future results.

While the officers and other key personnel of our advisor have significant experience, we have no operating history and you should not rely upon the past performance of other real estate investment programs sponsored by affiliates of our advisor to predict our future results. We were incorporated in January 2008. As of the date of this prospectus, we have not made any investments in real estate or otherwise and do not own any properties or have any operations or financing from sources other than affiliates of our advisor. Presently, both we and our advisor are funded by capital contributions from Cole Holdings Corporation, a company wholly owned by Mr. Cole. In anticipation of this offering, an affiliate of our advisor may seek to arrange on our behalf up to $50 million of debt financing to enable us to acquire an initial portfolio of investments to be held by our operating partnership. If we do seek financing, we expect that it would be in the form of one or more lines of credit, secured by all of the assets of our operating partnership. We further expect that the debt financing would be provided or guaranteed by an affiliate of our advisor. As of the date of this prospectus, no debt financing has been identified, arranged or entered into by us or our operating partnership. See the “Investment Objectives and Policies — Real Property Investments” section of this prospectus.

Although Mr. Cole and other members of our advisor’s management have significant experience in the acquisition, finance, management and development of commercial real estate, the prior performance of real estate investment programs sponsored by affiliates of Mr. Cole and our advisor may not be indicative of our future results.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful in this market, we and our advisor must, among other things:

•	identify and acquire investments that further our investment objectives;

•	increase awareness of the Cole Retail Income Trust, Inc. name within the investment products market;

•	expand and maintain our network of licensed securities brokers and other agents;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate and other investments as well as for potential investors; and

•	continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

If we, through CRI Advisors, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions.

Our ability to achieve our investment objectives and to pay distributions to you is dependent upon the performance of our advisor in selecting investments for us to acquire, selecting tenants for our properties and securing financing arrangements. We currently do not own any properties or have any operations, investments or financing sources other than affiliates of our advisor. Except for investors who purchase shares in this offering after such time as this prospectus is supplemented to describe one or more identified investments, investors generally will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the management ability of our advisor and the oversight of our board of directors. We cannot be sure that our advisor will be successful in identifying suitable investments on financially attractive terms or that, if it identifies suitable investments, our investment objectives will be achieved. If we, through our advisor, are unable to find suitable investments, we will hold the proceeds of this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. In such an event, our ability to pay distributions to you would be adversely affected.

We may suffer from delays in locating suitable investments, which could adversely affect our ability to pay distributions to you and the value of your investment.

We could suffer from delays in locating suitable investments, particularly as a result of our reliance on our advisor at times when management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs. Delays we encounter in the selection, acquisition and, in the event we develop properties, development of income-producing properties likely would adversely affect our ability to pay distributions to you and the value of your overall returns. In such event, we may pay all or a substantial portion of our distributions from the proceeds of this offering or from borrowings in anticipation of future cash flow, which may constitute a return of your capital. Distributions from the proceeds of this offering or from borrowings also could reduce the amount of capital we ultimately invest in properties. This, in turn, would reduce the value of your investment. In particular, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of cash distributions attributable to those particular properties. If our advisor is unable to identify suitable investments, we will hold the proceeds of this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments. If we cannot invest proceeds from this offering within a reasonable amount of time, or if our board of directors determines it is in the best interests of our stockholders, we will return the uninvested proceeds to investors.

We may have to make expedited decisions on whether to invest in certain properties, including prior to receipt of detailed information on the property.

In the current real estate market, our advisor and board of directors frequently may be required to make expedited decisions in order to effectively compete for the acquisition of properties and other investments. In addition, in order to expedite our ability to acquire certain properties, our board of directors also may grant management approval to make certain types of investments within defined investment parameters established by our board of directors. We may be required to make substantial non-refundable deposits prior to the completion of our analysis and due diligence on property acquisitions, and the actual time period during which we will be allowed to conduct due diligence may be limited. In such cases, the information available to our advisor and board of directors at the time of making any particular investment decision, including the decision to pay any non-refundable deposit and the decision to consummate any particular acquisition, may be limited, and our advisor and board of directors may not have access to detailed information regarding any particular investment property, such as physical characteristics, environmental matters, zoning regulations or other local conditions affecting the investment property. Therefore, no assurance can be given that our advisor and board of directors will have knowledge of all circumstances that may adversely affect an investment. In addition, our advisor and board of directors expect to rely upon independent consultants in connection with their evaluation of proposed investment properties, and no assurance can be given as to the accuracy or completeness of the information provided by such independent consultants.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, which could adversely affect the value of your investment.

This offering is being made on a best efforts basis, whereby the brokers participating in this offering only are required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified investment portfolio.

In anticipation of this offering, an affiliate of our advisor may seek to arrange on our behalf up to $50 million of debt financing to enable us to acquire an initial portfolio of investments during our ramp up period. If we do obtain this financing, we may repay any such indebtedness with proceeds from this offering operating cash flow or other borrowings. We can give no assurance that our advisor, if it determines to seek financing, will be able to arrange such financing on acceptable terms or at all. If our advisor is able to arrange initial debt financing and we utilize such financing to acquire properties before we raise substantial funds in this offering, we would be subject to an increased risk of default under such debt obligation if we fail to raise substantial funds in this offering. See the “— Risks Associated with Debt Financing — We expect to incur mortgage indebtedness and other borrowings, which may increase our business risks, hinder our ability to pay distributions, and decrease the value of your investment” section of this prospectus. If our advisor is unable to arrange initial debt financing to fund acquisitions during our ramp up period, and if we are unable to raise substantially more than the minimum offering amount, we will make fewer investments, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In such event, the likelihood of our profitability being affected by the performance of any one of our investments will increase. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, and our financial condition and ability to pay distributions to you could be adversely affected.

If our advisor loses or is unable to obtain key personnel, our ability to achieve our investment objectives could be delayed or hindered, which could adversely affect our ability to pay distributions to you and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our advisor, as listed beginning on page 59 of this prospectus, each of whom would be difficult to replace. Our advisor does not have an employment agreement with any of these key personnel and we cannot guarantee that all, or any particular one, will remain affiliated with us and/or our advisor. If any of our key personnel were to cease their affiliation with our advisor, our operating results could suffer. Further, we do not intend to separately maintain key person life insurance on Mr. Cole or any other person. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our advisor will be successful in attracting and retaining such skilled personnel. If our advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for the acquisition of properties, and your overall return may be reduced.

Our organizational documents permit us to make distributions from any source. If we fund distributions from financings or the net proceeds from this offering, we will have fewer funds available for acquiring properties and other investments, and your overall value of your investment may be reduced. Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. Further, we may make distributions prior to generating sufficient cash flow from operations, but we currently have no plans regarding when distributions will commence.

Investors who invest later in this offering may realize a lower rate of return than investors who invest earlier in this offering.

Under the terms of this offering, we will sell shares of our common stock in our primary offering at an initial price of $9.50 per share for the first 20,000,000 shares and $10.00 per share thereafter (excluding shares sold under our distribution reinvestment plan, which will be sold at $9.50 per share). After the first 20,000,000 shares are sold, we expect to continue selling shares of our common stock at $10.00 per share until we terminate this offering or we sell maximum number of shares subject to our primary offering. If you purchase shares after the first 20,000,000 shares are sold, you may realize a lower rate of return than investors who invest earlier in the offering. In addition, to the extent we incur debt to fund distributions earlier in this offering, the amount of cash available for distributions in future periods will be decreased by the repayment of such debt. Similarly, if we use offering proceeds to fund distributions, later investors may experience immediate dilution in their investment because a portion of our net offering proceeds would have been used to fund distributions instead of retained by us and used to make real estate investments. Earlier investors will benefit from the investments made with funds raised later in the offering, while later investors may not share in all of the net offering proceeds raised from earlier investors.

Investors who invest in us at the beginning of our offering may realize a lower rate of return than later investors.

Investors who invest in us before we commence significant real estate operations or generate significant cash flow may realize a lower rate of return than later investors. We expect to have little cash flow from operations available for distribution until we make substantial investments. Until such time as we have sufficient cash flow from operations to fund fully the payment of distributions, some or all of our distributions will be paid from other sources, such as from the proceeds of this or other offerings, cash advances to us by our advisor, cash resulting from a waiver of asset management fees, and borrowings, including borrowings secured by our assets, in anticipation of future operating cash flow.

If we internalize our management functions, your interest in us could be diluted, and we could incur other significant costs associated with being self-managed.

Our strategy may involve internalizing our management functions. If we internalize our management functions, we may elect to negotiate to acquire our advisor’s assets and personnel. At this time, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition. Such consideration could take many forms, including cash payments, promissory notes and shares of our stock. The payment of such consideration could result in dilution of your interests as a stockholder and could reduce the net income per share and funds from operations per share attributable to your investment.

In addition, while we would no longer bear the costs of the various fees and expenses we expect to pay to our advisor under the advisory agreement, our direct expenses would include general and administrative costs, including legal, accounting, and other expenses related to corporate governance, Securities and Exchange Commission reporting and compliance. We would also incur the compensation and benefits costs of our officers and other employees and consultants that we now expect will be paid by our advisor or its affiliates. In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations and may further dilute your investment. We cannot reasonably estimate the amount of fees to our advisor we would save and the costs we would incur if we became self-managed. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, our net income per share and funds from operations per share would be lower as a result of the internalization than it otherwise would have been, potentially decreasing the amount of funds available to distribute to you and the value of our shares.

As currently organized, we will not directly have any employees. If we elect to internalize our operations, we would employ personnel and would be subject to potential liabilities commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.

If we internalize our management functions, we could have difficulty integrating these functions as a stand-alone entity. Currently, our advisor and its affiliates perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. They have a great deal of know-how and can experience economies of scale. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could thus result in our incurring excess costs and/or suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. Such deficiencies could cause us to incur additional costs, and our management’s attention could be diverted from most effectively managing our properties.

Our rights and the rights of our stockholders to recover claims against our officers, directors and our advisor are limited, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the corporation’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter, in the case of our directors and officers, and our charter and the advisory agreement, in the case of our advisor and its affiliates, require us, subject to certain exceptions, to indemnify and advance expenses to our directors, our officers, and our advisor and its affiliates. Our charter permits us to provide such indemnification and advance for expenses to our employees and agents. Additionally, our charter limits, subject to certain exceptions, the liability of our directors and officers to us and our stockholders for monetary damages. Although our charter does not allow us to indemnify our directors or our advisor and its affiliates for any liability or loss suffered by them or hold harmless our directors or our advisor and its affiliates for any loss or liability suffered by us to a greater extent than permitted under Maryland law or the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, also known as the NASAA REIT Guidelines, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our advisor and its affiliates, than might otherwise exist under common law, which could reduce your and our recovery against them. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our advisor in some cases, which would decrease the cash otherwise available for distribution to you. See the section captioned “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents” elsewhere in this prospectus.

Risks Related to Conflicts of Interest

We will be subject to conflicts of interest arising out of our relationships with our advisor and its affiliates, including the material conflicts discussed below. The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts.

Because a number of Cole real estate programs use investment strategies that are similar to ours, our advisor and its and our executive officers will face conflicts of interest relating to the purchase and leasing of properties, and such conflicts may not be resolved in our favor.

Our sponsor may have simultaneous offerings of funds that have a substantially similar mix of fund characteristics, including targeted investment types, investment objectives and criteria, and anticipated fund terms. As a result, we may be buying properties and other real estate-related investments at the same time as one or more of the other Cole-sponsored programs managed by officers and key personnel of our advisor and/or its affiliates, and these other Cole-sponsored programs may use investment strategies and have investment objectives that are similar to ours. Our executive officers and the executive officers of our advisor also are the executive officers of other Cole-sponsored REITs and their advisors, the general partners of Cole-sponsored partnerships and/or the advisors or fiduciaries of other Cole-sponsored programs. There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another Cole-sponsored program. In the event these conflicts arise, our best interests may not be met when officers and key persons acting on behalf of our advisor and on behalf of advisors and managers of other Cole-sponsored programs decide whether to allocate any particular property to us or to another Cole-sponsored program or affiliate that has an investment strategy similar to ours. In addition, we may acquire properties in geographic areas where other Cole-sponsored programs own properties. If one of the other Cole-sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. Similar conflicts of interest may arise if we acquire properties from or sell properties to other Cole-sponsored programs, or if our advisor recommends that we make or purchase mortgage loans or participations in mortgage loans, since other Cole-sponsored programs may be competing with us for these investments. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

CRI Advisors faces conflicts of interest relating to joint ventures or other co-ownership arrangements that we enter into with other Cole-sponsored programs, which could result in a disproportionate benefit to another Cole-sponsored program.

We may enter into joint ventures with other Cole-sponsored programs for the acquisition, development or improvement of properties as well as the acquisition of real-estate related investments. Officers and key persons of our advisor also are officers and key persons of other Cole-sponsored REITs and their advisors, the general partners of other Cole-sponsored partnerships and/or the advisors or fiduciaries of other Cole-sponsored programs. These officers and key persons will face conflicts of interest in determining which Cole-sponsored program should enter into any particular joint venture or co-ownership arrangement. These persons also may have a conflict in structuring the terms of the relationship between us and the Cole-affiliated co-venturer or co-owner, as well as conflicts of interests in managing the joint venture.

In the event we enter into joint venture or other co-ownership arrangements with another Cole-sponsored program, our advisor and its affiliates may have a conflict of interest when determining when and whether to buy or sell a particular property, or to make or dispose of another real estate-related investment. In addition, if we become listed for trading on a national securities exchange, we may develop more divergent goals and objectives from a Cole-affiliated co-venturer or co-owner that is not listed for trading. In the event we enter into a joint venture or other co-ownership arrangement with a Cole-sponsored program that has a term shorter than ours, the joint venture may be required to sell its properties earlier than we may desire to sell the properties. Even if the terms of any joint venture or other co-ownership agreement between us and another Cole-sponsored program grant us the right of first refusal to buy such properties, we may not have sufficient funds or borrowing capacity to exercise our right of first refusal under these circumstances.

Since Mr. Cole and his affiliates control our advisor and other Cole-sponsored programs, agreements and transactions between or among the parties with respect to any joint venture or other co-ownership arrangement will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers or co-owners, which may result in the co-venturer or co-owner receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture.

We may participate in 1031 exchange programs with affiliates of our advisor that will not be the result of arm’s-length negotiations and will result in conflicts of interest.

Cole Capital Partners, LLC (Cole Capital Partners), an affiliate of our advisor, has developed programs to facilitate the acquisition of real estate properties in co-ownership arrangements with persons who are looking to invest proceeds from a sale of real estate in order to qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (a Section 1031 Program). Section 1031 Programs are structured as co-ownership arrangements with other investors in the property (Section 1031 Participants) who are seeking to defer taxes under Section 1031 of the Internal Revenue Code. These programs are structured either as a tenant-in-common program or by use of a Delaware Statutory Trust. When Cole Capital Partners develops such a program, it generally organizes a new entity (a Cole Exchange Entity) to acquire all or part of a property. We may participate in the program by either co-investing in the property with the Cole Exchange Entity or purchasing a co-ownership interest from the Cole Exchange Entity, generally at the Cole Exchange Entity’s cost. In that event, as a co-owner of properties, we will be subject to the risks inherent in the co-ownership arrangements with unrelated third parties. Our purchase of co-ownership interests will present conflicts of interest between us and affiliates of our advisor. The business interests of Cole Capital Partners and the Cole Exchange Entity may be adverse to, or to the detriment of, our interests. Further, any agreement that we enter into with a Cole Exchange Entity will not be negotiated in an arm’s-length transaction and, as a result of the affiliation between our advisor, Cole Capital Partners and the Cole Exchange Entity, our advisor may be reluctant to enforce the agreements against such entities.

CRI Advisors and its officers and key personnel and certain of our key personnel face competing demands relating to their time, and this may cause our operating results to suffer.

CRI Advisors and its officers and key personnel and their respective affiliates are officers, key personnel, general partners and sponsors of other real estate programs that have investment objectives, targeted assets, and legal and financial obligations similar to ours and may have other business interests as well. Due to competing demands on their time and resources, these persons may have conflicts of interest in allocating their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than is necessary or appropriate. If this occurs, the returns on our investments may suffer.

Our officers face conflicts of interest related to the positions they hold with affiliated entities, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

Each of our executive officers, including Christopher H. Cole, who also serves as the chairman of our board of directors, also are officers of our advisor, our property manager, our dealer manager and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their stockholders, members and limited partners. These additional fiduciary duties may conflict with the duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our investment strategy and our investment and leasing opportunities. Conflicts with our business and interests are most likely to arise from involvement in activities related to (i) allocation of new investments and management time and services between us and the other entities, (ii) our purchase of properties from, or sale of properties to, affiliated entities, (iii) the timing and terms of the investment in or sale of an asset, (iv) development of our properties by affiliates, (v) investments with affiliates of our advisor, (vi) compensation to our advisor, and (vii) our relationship with our dealer manager and property manager. If we do not successfully implement our investment strategy, we may be unable to generate cash needed to pay distributions to you and to maintain or increase the value of our assets.

CRI Advisors faces conflicts of interest relating to the incentive fee structure under our advisory agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Pursuant to the terms of our advisory agreement, CRI Advisors is entitled to fees that are structured in a manner intended to provide incentives to our advisor to perform in our best interests and in the best interests of our stockholders. However, because our advisor does not maintain a significant equity interest in us and is entitled to receive substantial minimum compensation regardless of performance, our advisor’s interests are not wholly aligned with those of our stockholders. In that regard, our advisor could be motivated to recommend riskier or more speculative investments in order for us to generate the specified levels of performance or sales proceeds that would entitle our advisor to fees. In addition, our advisor’s entitlement to fees upon the sale of our assets and to participate in sale proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return that would entitle the advisor to compensation relating to such sales, even if continued ownership of those investments might be in our best long-term interest. Our advisory agreement requires us to pay a performance-based termination fee to our advisor in the event that we terminate the advisor prior to the listing of our shares for trading on an exchange or, absent such listing, in respect of its participation in net sales proceeds. To avoid paying this fee, our independent directors may decide against terminating the advisory agreement prior to our listing of our shares or disposition of our investments even if, but for the termination fee, termination of the advisory agreement would be in our best interest. In addition, the requirement to pay the fee to the advisor at the termination of the advisory agreement could cause us to make different investment or disposition decisions than we would otherwise make, in order to satisfy our obligation to pay the fee to the terminated advisor. Moreover, our advisor has the right to terminate the advisory agreement upon a change of control of our company and thereby trigger the payment of the performance fee, which could have the effect of delaying, deferring or preventing the change of control.

There is no separate counsel for us and our affiliates, which could result in conflicts of interest.

Morris, Manning & Martin, LLP acts as legal counsel to us and also represents our advisor and some of its affiliates. There is a possibility in the future that the interests of the various parties may become adverse and, under the Code of Professional Responsibility of the legal profession, Morris, Manning & Martin, LLP may be precluded from representing any one or all of such parties. If any situation arises in which our interests appear to be in conflict with those of our advisor or its affiliates, additional counsel may be retained by one or more of the parties to assure that their interests are adequately protected. Moreover, should a conflict of interest not be readily apparent, Morris, Manning & Martin, LLP may inadvertently act in derogation of the interest of the parties, which could affect our ability to meet our investment objectives.

Risks Related to This Offering and Our Corporate Structure

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% in value of our outstanding stock and more than 9.8% in value or number, whichever is more restrictive, of our outstanding common stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium to the purchase price of our common stock for our stockholders. See the “Description of Shares — Restriction on Ownership and Transfer” section of this prospectus.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of common stockholders or discourage a third party from acquiring us in a manner that might result in a premium price to our stockholders.

Our charter permits our board of directors to issue up to 500,000,000 shares of stock, including 10,000,000 shares of preferred stock. In addition, our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have authority to issue. Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, if also approved by a majority of our independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have a priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. See the “Description of Shares — Preferred Stock” section of this prospectus.

Maryland law prohibits certain business combinations, which may make it more difficult for us to be acquired and may limit your ability to dispose of your shares.

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The business combination statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving our advisor or any affiliate of our advisor. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and our advisor or any affiliate of our advisor. As a result, our advisor and any affiliate of our advisor may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. For a more detailed discussion of the Maryland laws governing us and the ownership of our shares of common stock, see the section of this prospectus captioned “Description of Shares — Business Combinations.”

Maryland law also limits the ability of a third party to buy a large percentage of our outstanding shares and exercise voting control in electing directors.

Under its Control Share Acquisition Act, Maryland law also provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the corporation’s disinterested stockholders by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by interested stockholders, that is, by the acquirer, or officers of the corporation or employees of the corporation who are directors of the corporation, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock that would entitle the acquirer, except solely by virtue of a revocable proxy, to exercise voting control in electing directors within specified ranges of voting control. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares. The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions of our stock by any person. This statute could have the effect of discouraging offers from third parties to acquire us and increasing the difficulty of successfully completing this type of offer by anyone other than our advisor, its affiliates or any of their affiliates. For a more detailed discussion on the Maryland laws governing control share acquisitions, see the section of this prospectus captioned “Description of Shares — Control Share Acquisitions.”

Our charter includes an anti-takeover provision that may discourage a stockholder from launching a tender offer for our shares.

Our charter requires that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with Regulation 14D of the Exchange Act. The offering stockholder must provide our company notice of the tender offer at least ten business days before initiating the tender offer. If the offering stockholder does not comply with these requirements, we will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer. In addition, the non-complying stockholder shall be responsible for all of our expenses in connection with that stockholder’s noncompliance. This charter provision of our charter may discourage a stockholder from initiating a tender offer for our shares and prevent you from receiving a premium to your purchase price for your shares in such a transaction.

If we are required to register as an investment company under the Investment Company Act of 1940, as amended, we could not continue our business, which may significantly reduce the value of your investment.

We are not registered as an investment company under the Investment Company Act of 1940, as amended (Investment Company Act), pursuant to an exemption in Section 3(c)(5)(C) of the Investment Company Act and certain No-Action Letters from the Securities and Exchange Commission. Pursuant to this exemption, (1) at least 55% of our assets must consist of real estate fee interests or loans secured exclusively by real estate or both, (2) at least 25% of our assets must consist of loans secured primarily by real estate (this percentage will be reduced by the amount by which the percentage in (1) above is increased); and (3) up to 20% of our assets may consist of miscellaneous investments. We intend to monitor compliance with these requirements on an ongoing basis. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate, and these investments must be made within a year after the offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of the offering, we may avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. This would reduce the cash available for distribution to investors and possibly lower your returns.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

If you do not agree with the decisions of our board of directors, you only have limited control over changes in our policies and operations and may not be able to change such policies and operations.

Our board of directors determines our major policies, including our policies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under the Maryland General Corporation Law and our charter, our stockholders generally have a right to vote only on the following:

•	the election or removal of directors;

•	any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to increase or decrease the aggregate number of our shares, to increase or decrease the number of our shares of any class or series that we have the authority to issue, to change our name, to change the name or other designation or the par value of any class or series of our stock and the aggregate par value of our stock or to effect certain reverse stock splits; provided however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	our dissolution; and

•	a merger or consolidation or the sale or other disposition of all or substantially all of our assets.

All other matters are subject to the discretion of our board of directors.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders. These policies may change over time. The methods of implementing our investment policies also may vary, as new real estate development trends emerge and new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by our board of directors without the approval of our stockholders, unless otherwise provided in our organizational documents. As a result, the nature of your investment could change without your consent.

You are limited in your ability to sell your shares pursuant to our share redemption program and may have to hold your shares for an indefinite period of time.

Our board of directors may amend the terms of, terminate or suspend our share redemption program without stockholder approval upon ten days prior notice, or reject any request for redemption. In addition, the share redemption program includes numerous restrictions that would limit your ability to sell your shares. Generally, you must have held your shares for at least one year in order to participate in our share redemption program. Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year (shares requested for redemption upon the death of a stockholder will not be subject to this limitation); and (2) funding for the redemption of shares will be limited to the net proceeds we receive from the sale of shares under our distribution reinvestment plan. These limits might prevent us from accommodating all redemption requests made in any year. See the “Description of Shares — Share Redemption Program” section of this prospectus for more information about the share redemption program. These restrictions severely limit your ability to sell your shares should you require liquidity, and limit your ability to recover the value you invested or the fair market value of your shares.

We established the offering price on an arbitrary basis, therefore the actual value of your investment may be substantially less than what you pay for your shares.

Our board of directors arbitrarily determined the selling price of the shares of our common stock in this offering and such price bears no relationship to our book or asset values, or to any other established criteria for valuing issued or outstanding shares. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

The dealer manager is one of our affiliates, therefore you will not have the benefit of an independent review of the prospectus or of us that customarily is performed in underwritten offerings.

The dealer manager, Cole Capital Corporation, is one of our affiliates and will not make an independent review of us or this offering. Accordingly, you will have to rely on your own broker-dealer to make an independent review of the terms of this offering. If your broker-dealer does not conduct such a review, you will not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager is not an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker.

Your interest in us will be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares issued by us in the future. Our charter currently has authorized 500,000,000 shares of stock, of which 490,000,000 shares are designated as common stock and 10,000,000 are designated as preferred stock. Subject to any limitations set forth under Maryland law, our board of directors may increase the number of authorized shares of stock, increase or decrease the number of shares of any class or series of stock designated, or classify or reclassify any unissued shares without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of our board of directors, except that the issuance of preferred stock must also be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel. Investors purchasing shares in this offering likely will suffer dilution of their equity investment in us, in the event that we (1) sell shares in this offering or sell additional shares in the future, including those issued pursuant to our distribution reinvestment plan, (2) sell securities that are convertible into shares of our common stock, (3) issue shares of our common stock in a private offering of securities to institutional investors, (4) issue shares of our common stock upon the exercise of options granted to our independent directors, (5) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation as set forth under our advisory agreement, or (6) issue shares of our common stock to sellers of properties acquired by us in connection with an exchange of limited partnership interests of CRIT OP. In addition, the partnership agreement for CRIT OP contains provisions that would allow, under certain circumstances, other entities, including other Cole-sponsored programs, to merge into or cause the exchange or conversion of their interest for interests of CRIT OP. Because the limited partnership interests of CRIT OP may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between CRIT OP and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons described in this “Risk Factors” section, you should not expect to be able to own a significant percentage of our shares.

Payment of fees to CRI Advisors and its affiliates reduces cash available for investment and distribution.

We do not have any paid employees and we are externally advised by CRI Advisors. CRI Advisors and its affiliates perform services for us in connection with the offer and sale of the shares, the selection and acquisition of our investments, the management and leasing of our properties, the servicing of our mortgage loans, if any, and the administration of our other investments. They are paid substantial fees for these services, which reduces the amount of cash available for investment in properties or distribution to stockholders. For a more detailed discussion of the fees payable to such entities in respect of this offering, see the “Management Compensation” section of this prospectus.

We may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to our stockholders. Distributions will be based principally on cash available from our operations. The amount of cash available for distributions is affected by many factors, such as our ability to buy properties as offering proceeds become available, rental income from our properties, and our operating expense levels, as well as many other variables. Actual cash available for distributions may vary substantially from estimates. We may not be able to pay distributions to you and any distributions we do make may not increase over time. In addition, rents from our properties may not increase, the securities we may buy may not increase in value or provide constant or increased distributions over time, and our acquisitions of real properties, mortgage loans or any investments in securities may decrease our cash available for distributions to stockholders. Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rate to our stockholders. In addition, we may not have sufficient cash from operations to make a distribution required to maintain our REIT status.

Until proceeds from this offering are invested and generating operating cash flow sufficient to make distributions to our stockholders, we may make some or all of our distributions from sources other than cash flow from operations, including the proceeds of this offering, cash advanced to us by our advisor, cash resulting from a deferral of asset management fees and/or from borrowings (including borrowings secured by our assets) in anticipation of future operating cash flow, which may reduce the amount of capital we ultimately invest and negatively impact the value of your investment.

We expect that cash distributions to you generally will be paid from cash available or anticipated from the cash flow from our investments in properties, real estate securities, mortgage, bridge or mezzanine loans and other real estate-related assets. However, until proceeds from this offering are invested and generating operating cash flow sufficient to make distributions to you, we may make some or all of our distributions from the proceeds of this offering, cash advanced to us by our advisor, cash resulting from a waiver or deferral of asset management fees and/or from borrowings (including borrowings secured by our assets) in anticipation of future cash flow. In addition, to the extent our investments are in development or redevelopment projects, or in other properties that have significant capital requirements and/or delays in their ability to generate income, our ability to make distributions may be negatively impacted, especially during our early period of operation. Accordingly, the amount of distributions paid at any time may not reflect current cash flow from our operations.

To the extent distributions are paid from the proceeds of this offering, cash advanced to us by our advisor, cash resulting from a deferral of asset management fees and/or from borrowings (including borrowings secured by our assets) in anticipation of future cash flow, we will have less capital available to invest in real estate and other real estate-related investments, which may negatively impact our ability to make investments and substantially reduce current returns and capital appreciation. In that event, we may not be able to invest 87.9% of the gross proceeds raised in this offering (87.2% in a minimum offering or if no shares are sold pursuant to our distribution reinvestment plan) until such time as we have sufficient cash flows from operations to fully fund our distributions.

General Risks Related to Investments in Real Estate

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, which may prevent us from being profitable or from realizing growth in the value of our real estate properties.

Our operating results are subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	the illiquidity of real estate investments generally;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

These risk and other factors may prevent us from being profitable, or from maintaining or growing the value of our real estate properties.

Many of our retail properties will depend upon a single tenant, or a limited number of major tenants, for all or a majority of their rental income; therefore, our financial condition and ability to make distributions to you may be adversely affected by the bankruptcy or insolvency, a downturn in the business, or a lease termination of a single tenant.

We expect that many of our properties will be occupied by only one tenant or will derive a majority of their rental income from a limited number of major tenants and, therefore, the success of those properties will be materially dependent on the financial stability of such tenants. Lease payment defaults by tenants could cause us to reduce the amount of distributions we pay. A default of a tenant on its lease payments to us would cause us to lose revenue from the property and force us to find an alternative source of revenue to meet any expenses associated with the property and prevent a foreclosure if the property is subject to a mortgage. In the event of a default by a single or major tenant, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting the property. If a lease is terminated, we may not be able to lease the property for the rent previously received or sell the property without incurring a loss. A default by a tenant, the failure of a guarantor to fulfill its obligations or other premature termination of a lease, or a tenant’s election not to extend a lease upon its expiration, could have an adverse effect on our financial condition and our ability to pay distributions to you.

A high concentration of our properties in a particular geographic area, or with tenants in a similar industry, would magnify the effects of downturns in that geographic area or industry.

We expect that our properties will be diverse according to geographic area and industry of our tenants. However, in the event that we have a concentration of properties in any particular geographic area, any adverse situation that disproportionately effects that geographic area would have a magnified adverse effect on our portfolio. Similarly, if tenants of our properties are concentrated in a certain industry or industries, any adverse effect to that industry generally would have a disproportionately adverse effect on our portfolio.

If a tenant declares bankruptcy, we may be unable to collect balances due under relevant leases.

Any of our tenants, or any guarantor of one of our tenant’s lease obligations, could be subject to a bankruptcy proceeding pursuant to Title 11 of the bankruptcy laws of the United States. Such a bankruptcy filing would bar us from attempting to collect pre-bankruptcy debts from the bankrupt tenant or its properties unless we receive an enabling order from the bankruptcy court. Post-bankruptcy debts would be paid currently. If we assume a lease, all pre-bankruptcy balances owing under it must be paid in full. If a lease is rejected by a tenant in bankruptcy, we would have a general unsecured claim for damages. If a lease is rejected, it is unlikely we would receive any payments from the tenant because our claim would be capped at the rent reserved under the lease, without acceleration, for the greater of one year or 15% of the remaining term of the lease, but not greater than three years, plus rent already due but unpaid. This claim could be paid only in the event funds were available, and then only in the same percentage as that realized on other unsecured claims.

The bankruptcy of a tenant or lease guarantor could delay our efforts to collect past due balances under the relevant lease, and could ultimately preclude full collection of these sums. Such an event also could cause a decrease or cessation of current rental payments, reducing our cash flow and the amount available for distributions to you. In the event a tenant or lease guarantor declares bankruptcy, the tenant or its trustee may not assume our lease or its guaranty. If a given lease or guaranty is not assumed, our cash flow and the amounts available for distributions to you may be adversely affected.

If a sale-leaseback transaction is re-characterized in a tenant’s bankruptcy proceeding, our financial condition could be adversely affected.

We may enter into sale-leaseback transactions, whereby we would purchase a property and then lease the same property back to the person from whom we purchased it. In the event of the bankruptcy of a tenant, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our financial condition, cash flow and the amount available for distributions to you.

If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the tenant. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, our lessee and we could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee relating to the property.

Properties that have vacancies for a significant period of time could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of a tenant under its leases, the expiration of a tenant lease or early termination of a lease by a tenant. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash to be distributed to you. In addition, because a property’s market value depends principally upon the value of the property’s leases, the resale value of a property with prolonged vacancies could decline, which could further reduce your return.

We may be unable to secure funds for future tenant improvements or capital needs, which could adversely impact our ability to pay cash distributions to you.

When tenants do not renew their leases or otherwise vacate their space, it is usual that, in order to attract replacement tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops. We will use substantially all of the gross proceeds from this offering to buy real estate and real estate-related investments and to pay various fees and expenses. We intend to reserve only 0.1% of the gross proceeds from this offering for future capital needs. Accordingly, if we need additional capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates, supply and demand, and other factors that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Our inability to sell a property when we desire to do so may cause us to reduce our selling price for the property. Any delay in our receipt of proceeds, or diminishment of proceeds, from the sale of a property could adversely impact our ability to pay distributions to you.

We may not be able to sell our properties at a price equal to, or greater than, the price for which we purchased such property, which may lead to a decrease in the value of our assets.

Many of our leases will not contain rental increases over time. When that is the case, the value of the leased property to a potential purchaser may not increase over time, which may restrict our ability to sell that property, or if we are able to sell that property, may result in a sale price less than the price that we paid to purchase the property.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

A lock-out provision is a provision that prohibits the prepayment of a loan during a specified period of time. Lock-out provisions may include terms that provide strong financial disincentives for borrowers to prepay their outstanding loan balance and exist in order to protect the yield expectations of investors. We expect that many of our properties will be subject to lock-out provisions. Lock-out provisions could materially restrict us from selling or otherwise disposing of or refinancing properties when we may desire to do so. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period that could be in the best interests of our stockholders and, therefore, may have an adverse impact on the value of our shares relative to the value that would result if the lock-out provisions did not exist. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Increased operating expenses could reduce cash flow from operations and funds available to acquire investments or make distributions.

Any properties that we acquire will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, we could be required to expend funds with respect to that property for operating expenses. The properties will be subject to increases in tax rates, utility costs, insurance costs, repairs and maintenance costs, administrative costs and other operating expenses. While we expect that many of our property leases will require the tenants to pay all or a portion of these expenses, some of our leases or future leases may not be negotiated on that basis, in which event we may have to pay these costs. If we are unable to lease properties on terms that require the tenants to pay all or some of the properties’ operating expenses, if our tenants fail to pay these expenses as required or if expenses we are required to pay exceed our expectations, we could have less funds available for future acquisitions or cash available for distributions to you.

Adverse economic and geopolitical conditions may negatively affect our returns and profitability.

Our operating results may be affected by market and economic challenges, which may result from a continued or exacerbated general economic downturn experienced by the nation as a whole, by the local economies where our properties may be located, or by the real estate industry including the following:

•	poor economic conditions may result in tenant defaults under leases;

•	poor economic conditions may result in lower revenue to us from retailers who pay us a percentage of their revenues under percentage rent leases;

•	re-leasing may require concessions or reduced rental rates under the new leases;

•	constricted access to credit may result in tenant defaults or non-renewals under leases; and

•	increased insurance premiums may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Increased insurance premiums may make it difficult to increase rents to tenants on turnover, which may adversely affect our ability to increase our returns.

The length and severity of any economic slow down or downturn cannot be predicted. Our operations could be negatively affected to the extent that an economic slow down or downturn is prolonged or becomes more severe.

The United States’ armed conflict in Iraq and other parts of the world could have a further impact on our tenants. The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in higher energy costs and increased economic uncertainty in the United States or abroad. Our revenues will be dependent upon payment of rent by retailers, which may be particularly vulnerable to uncertainty in the local economy. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay distributions to you.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits.

We expect that, generally, each of our tenants will be responsible for insuring its goods and premises and, in some circumstances, may be required to reimburse us for a share of the cost of acquiring comprehensive insurance for the property, including casualty, liability, fire and extended coverage customarily obtained for similar properties in amounts that our advisor determines are sufficient to cover reasonably foreseeable losses. Tenants of single-user properties leased on a triple-net-lease basis typically are required to pay all insurance costs associated with those properties. Material losses may occur in excess of insurance proceeds with respect to any property, as insurance may not be sufficient to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases insist that commercial property owners purchase specific coverage against terrorism as a condition for providing mortgage loans. It is uncertain whether such insurance policies will be available, or available at reasonable cost, which could inhibit our ability to finance or refinance our potential properties. In these instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate, or any, coverage for such losses. The Terrorism Risk Insurance Act of 2002 is designed for a sharing of terrorism losses between insurance companies and the federal government. We cannot be certain how this act will impact us or what additional cost to us, if any, could result. If such an event damaged or destroyed one or more of our properties, we could lose both our invested capital and anticipated profits from such property.

Real estate related taxes may increase, and if these increases are not passed on to tenants, our income will be reduced.

Local real property tax assessors may reassess our properties, which may result in increased taxes. Generally, property taxes increase as property values or assessment rates change, or for other reasons deemed relevant by property tax assessors. An increase in the assessed valuation of a property for real estate tax purposes will result in an increase in the related real estate taxes on that property. Although some tenant leases may permit us to pass through such tax increases to the tenants for payment, renewal leases or future leases may not be negotiated on the same basis. Tax increases not passed through to tenants may adversely affect our income, cash available for distributions, and the amount of distributions to you.

CC&Rs may restrict our ability to operate a property.

We expect that some of our properties will be contiguous to other parcels of real property, comprising part of the same retail center. In connection with such properties, we will be subject to significant covenants, conditions and restrictions, known as “CC&Rs,” restricting the operation of such properties and any improvements on such properties, and related to granting easements on such properties. Moreover, the operation and management of the contiguous properties may impact such properties. Compliance with CC&Rs may adversely affect our operating costs and reduce the amount of funds that we have available to pay distributions to you.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

While we do not currently intend to do so, we may use proceeds from this offering to acquire properties upon which we will construct improvements. If we engage in development or construction projects, we will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builder’s ability to build in conformity with plans, specifications, budgeted costs, and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completion of construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks if we make periodic progress payments or other advances to builders before they complete construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

While we do not currently intend to do so, we may invest in unimproved real property. Returns from development of unimproved properties are also subject to risks associated with re-zoning the land for development and environmental concerns of governmental entities and/or community groups. Although we intend to limit any investment in unimproved real property to real property we intend to develop, your investment, nevertheless, is subject to the risks associated with investments in unimproved real property.

If we contract with a development company for newly developed property, our earnest money deposit made to the development company may not be fully refunded.

We may enter into one or more contracts, either directly or indirectly through joint ventures with affiliates or others, to acquire real property from an affiliate of our advisor that is engaged in construction and development of commercial real properties. Properties acquired from a development company may be either existing income-producing properties, properties to be developed or properties under development. We anticipate that we will be obligated to pay a substantial earnest money deposit at the time of contracting to acquire such properties. In the case of properties to be developed by a development company, we anticipate that we will be required to close the purchase of the property upon completion of the development of the property. At the time of contracting and the payment of the earnest money deposit by us, the development company typically will not have acquired title to any real property. Typically, the development company will only have a contract to acquire land, a development agreement to develop a building on the land and an agreement with one or more tenants to lease all or part of the property upon its completion. We may enter into such a contract with the development company even if at the time we enter into the contract, we have not yet raised sufficient proceeds in our offering to enable us to close the purchase of such property. However, we may not be required to close a purchase from the development company, and may be entitled to a refund of our earnest money, in the following circumstances:

•	the development company fails to develop the property;

•	all or a specified portion of the pre-leased tenants fail to take possession under their leases for any reason; or

•	we are unable to raise sufficient proceeds from our offering to pay the purchase price at closing.

The obligation of the development company to refund our earnest money will be unsecured, and we may not be able to obtain a refund of such earnest money deposit from it under these circumstances since the development company may be an entity without substantial assets or operations. However, if the development company is an affiliate of our advisor, its obligation to refund our earnest money deposit may be guaranteed by Cole Realty Advisors, our property manager, which will enter into contracts to provide property management and leasing services to various Cole-sponsored programs, including us, for substantial monthly fees. As of the time Cole Realty Advisors may be required to perform under any guaranty, Cole Realty Advisors may not have sufficient assets to refund all of our earnest money deposit in a lump sum payment. If we were forced to collect our earnest money deposit by enforcing the guaranty of Cole Realty Advisors, we would likely be required to accept installment payments over time payable out of the revenues of Cole Realty Advisors’ operations. We may not be able to collect the entire amount of our earnest money deposit under such circumstances.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger competitors may enjoy significant advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments as a result of competition with third parties without a corresponding increase in tenant lease rates, our profitability will be reduced, and you may experience a lower return on your investment.

Our properties face competition that may affect tenants’ ability to pay rent and the amount of rent paid to us may affect the cash available for distributions to you and the amount of distributions.

We intend to acquire properties located in developed areas. Therefore, there are and will be numerous other retail properties within the market area of each of our properties that will compete with us for tenants. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in close proximity to our properties, causing increased competition for customer traffic and creditworthy tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties that we would not have otherwise made, thus affecting cash available for distributions to you and the amount of distributions we pay.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may attempt to acquire multiple properties in a single transaction. Portfolio acquisitions are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash. We would expect the returns that we earn on such cash to be less than the ultimate returns on real property, therefore accumulating such cash could reduce our funds available for distributions to you. Any of the foregoing events may have an adverse effect on our operations.

If we set aside insufficient capital reserves, we may be required to defer necessary capital improvements.

If we do not have enough reserves for capital to supply needed funds for capital improvements throughout the life of the investment in a property and there is insufficient cash available from our operations, we may be required to defer necessary improvements to a property, which may cause that property to suffer from a greater risk of obsolescence or a decline in value, or a greater risk of decreased cash flow as a result of fewer potential tenants being attracted to the property. If this happens, we may not be able to maintain projected rental rates for affected properties, and our results of operations may be negatively impacted.

Costs of complying with environmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property or to use such property as collateral for future borrowing.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions to you and may reduce the value of your investment.

We may not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

If we sell properties by providing financing to purchasers, defaults by the purchasers would adversely affect our cash flow from operations.

If we decide to sell any of our properties, we intend to use our best efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default on its obligations under the financing, which could negatively impact cash flow from operations. Even in the absence of a purchaser default, the distribution of sale proceeds, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to pay cash distributions to you.

Our costs associated with complying with the Americans with Disabilities Act of 1990, as amended, may affect cash available for distributions.

Our properties generally will be subject to the Americans with Disabilities Act of 1990, as amended (Disabilities Act). Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the Disabilities Act. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for Disabilities Act compliance may affect cash available for distributions and the amount of distributions to you.

Risks Associated with Debt Financing

We expect to incur mortgage indebtedness and other borrowings, which may increase our business risks, hinder our ability to make distributions, and decrease the value of your investment.

We expect that in most instances, we will acquire real estate and other real estate-related investments by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties and other investments and to pay distributions to stockholders. We may borrow if we need funds to satisfy the REIT tax qualification requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders. We may also borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. There is no limitation on the amount we may borrow against any individual property or other investment. However, under our charter, we are required to limit our borrowings to 75% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing. Moreover, we expect our board of directors will adopt a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets. Our borrowings will not exceed 300% of our net assets as of the date of any borrowing, which is the maximum level of indebtedness permitted under the NASAA REIT Guidelines, however we may exceed that limit if approved by a majority of our independent directors. We expect that during the period of this offering, and during the ramp up period in particular, we will request that our independent directors approve borrowings in excess of these limitations since we will then be in the process of raising our equity capital to acquire our portfolio. As a result, we expect that our debt levels will be higher than the general limitations set forth in our charter until we have invested most of our capital. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute to you and could result in a decline in the value of your investment.

Moreover, because we may incur substantial indebtedness prior to or during our ramp up period, and would expect to repay such debt with proceeds from this offering, operating cash flow or other borrowings, we will be subject to an increased risk of default under such obligation if we fail to raise significantly more than the minimum offering amount. See the “Investment Objectives and Policies — Real Property Investments” section of this prospectus. A default under any initial indebtedness would inhibit our ability to pay distributions to you and result in a decrease in the value of your investment.

We do not intend to incur mortgage debt on a particular property unless we believe the property’s projected cash flow is sufficient to service the mortgage debt. However, if there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, the amount available for distributions to you may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds from the foreclosure. In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to you will be adversely affected, which could result in our losing our REIT status and would result in a decrease in the value of your investment.

High interest rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can make to you.

We run the risk of being unable to finance or refinance our properties on favorable terms or at all. If interest rates are higher when we desire to mortgage our properties or when existing loans come due and the properties need to be refinanced, we may not be able to finance the properties and we would be required to use cash to purchase or repay outstanding obligations. Our inability to use debt to finance or refinance our properties could reduce the number of properties we can acquire, which could reduce our operating income and the amount of cash distributions we can make to you. Higher costs of capital also could negatively impact operating income and returns on our investments.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to you.

We may incur indebtedness that bears interest at a variable rate. To the extent that we incur variable rate debt, increases in interest rates would increase our interest costs, which could reduce our cash flows and our ability to pay distributions to you. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to you.

In connection with providing us financing, a lender could impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. In general, we expect our loan agreements to restrict our ability to encumber or otherwise transfer our interest in the respective property without the prior consent of the lender. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage or replace CRI Advisors as our advisor. These or other limitations imposed by a lender may adversely affect our flexibility and our ability to achieve our investment and operating objectives, which could limit our ability to make distributions to you.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to you.

We may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

To hedge against exchange rate and interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective and may reduce the overall returns on your investment.

We may use derivative financial instruments to hedge our exposure to changes in exchange rates and interest rates on loans secured by our assets and investments in collateralized mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against exchange rate and interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. We intend to manage credit risk by dealing only with major financial institutions that have high credit ratings. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. We intend to manage basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. We intend to manage legal enforceability risks by ensuring, to the best of our ability, that we contract with reputable counterparties and that each counterparty complies with the terms and conditions of the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to pay distributions to you will be adversely affected.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to make distributions to you.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. The effect of a refinancing or sale could affect the rate of return to stockholders and the projected time of disposition of our assets. In addition, payments of principal and interest made to service our debts may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on your investment.

Risks Associated with Co-Ownership Transactions

Our participation in a co-ownership arrangement would subject us to risks that otherwise may not be present in other real estate investments.

We may enter in co-ownership arrangements with respect to a portion of the properties we acquire. Co-ownership arrangements involve risks generally not otherwise present with an investment in real estate, such as the following:

•	the risk that a co-owner may at any time have economic or business interests or goals that are or become inconsistent with our business interests or goals;

•	the risk that a co-owner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•	the possibility that an individual co-owner might become insolvent or bankrupt, or otherwise default under the applicable mortgage loan financing documents, which may constitute an event of default under all of the applicable mortgage loan financing documents or allow the bankruptcy court to reject the agreements entered into by the co-owners owning interests in the property;

•	the possibility that a co-owner might not have adequate liquid assets to make cash advances that may be required in order to fund operations, maintenance and other expenses related to the property, which could result in the loss of current or prospective tenants and may otherwise adversely affect the operation and maintenance of the property, and could cause a default under the mortgage loan financing documents applicable to the property and may result in late charges, penalties and interest, and may lead to the exercise of foreclosure and other remedies by the lender;

•	the risk that a co-owner could breach agreements related to the property, which may cause a default, or result in personal liability for, the applicable mortgage loan financing documents, violate applicable securities law, result in a foreclosure or otherwise adversely affect the property and the co-ownership arrangement;

•	the risk that a default by any co-tenant would constitute a default under the applicable mortgage loan financing documents that could result in a foreclosure and the loss of all or a substantial portion of the investment made by the co-tenants;

•	the risk that we could have limited control and rights, with management decisions made entirely by a third-party; and

•	the possibility that we will not have the right to sell the property at a time that otherwise could result in the property being sold for its maximum value.

In the event that our interests become adverse to those of the other co-owners, we may not have the contractual right to purchase the co-ownership interests from the other co-owners. Even if we are given the opportunity to purchase such co-ownership interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-ownership interests from the co-owners.

We might want to sell our co-ownership interests in a given property at a time when the other co-owners in such property do not desire to sell their interests. Therefore, because we anticipate that it will be much more difficult to find a willing buyer for our co-ownership interests in a property than it would be to find a buyer for a property we owned outright, we may not be able to sell our interest in a property at the time we would like to sell.

Risks Associated with Investments in Mortgage, Bridge and Mezzanine Loans and Real Estate-Related Securities

We do not have substantial experience investing in mortgage, bridge or mezzanine loans, which could adversely affect our return on our loan investments.

We may make or acquire mortgage, bridge or mezzanine loans, or participations in such loans, to the extent our advisor and board of directors determine that it is advantageous for us to do so. However, neither our advisor nor any of its affiliates has any substantial experience investing in mortgage, bridge or mezzanine loans. If we make or acquire mortgage, bridge or mezzanine loans or participations in them, we may not have the expertise necessary to maximize the return on our investment in these types of loans. If we make or invest in mortgage, bridge or mezzanine loans, we will be at risk of defaults on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values, interest rate changes, rezoning, and failure by the borrower to maintain the property. If there are defaults under these loans, we may not be able to repossess and sell quickly any properties securing such loans. An action to foreclose on a property securing a loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of any lawsuit brought in connection with the foreclosure if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan, which could reduce the value of our investment in the defaulted loan. In addition, investments in mezzanine loans involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure on the underlying real property by the senior lender.

We may invest in various types of real estate-related securities.

Aside from investments in real estate, we are permitted to invest in real estate-related securities, including securities issued by other real estate companies, commercial mortgage-backed securities (CMBS), mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests, and we may invest in real estate-related securities of both publicly traded and private real estate companies. We are focused, however, on acquiring interests in retail and other income-producing properties. We may not have the expertise necessary to maximize the return on our investment in real estate-related securities. If our advisor determines that it is advantageous to us to make the types of investments in which our advisor or its affiliates do not have experience, our advisor intends to employ persons, engage consultants or partner with third parties that have, in our advisor’s opinion, the relevant expertise necessary to assist our advisor in evaluating, making and administering such investments.

Investments in real estate-related securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

Our investments in real estate-related securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus, including risks relating to rising interest rates.

Real estate-related securities are often unsecured and also may be subordinated to other obligations of the issuer. As a result, investments in real estate-related securities are subject to risks of (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities, (2) substantial market price volatility resulting from changes in prevailing interest rates in the case of traded equity securities, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets, (5) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations and (6) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic slow down or downturn. These risks may adversely affect the value of outstanding real estate-related securities and the ability of the issuers thereof to repay principal and interest or make distribution payments.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to make distributions.

Prior to the commencement of this offering, we expect Morris, Manning & Martin, LLP, our legal counsel, to render an opinion to us that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2008, and that our proposed method of operations will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2008. This opinion is based upon our representations as to the manner in which we are and will be owned, invest in assets and operate, among other things. However, our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. Morris, Manning & Martin, LLP will not review our operations or compliance with the REIT qualification standards on an ongoing basis, and we may fail to satisfy the REIT requirements in the future. Also, this opinion represents Morris, Manning & Martin, LLP’s legal judgment based on the law in effect as of the date of this prospectus. Morris, Manning & Martin, LLP’s opinion is not binding on the Internal Revenue Service or the courts and we will not apply for a ruling from the Internal Revenue Service regarding our status as a REIT. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to you because of the additional tax liability. In addition, distributions to you would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. Our failure to qualify as a REIT would adversely affect the return on your investment.

Re-characterization of the Section 1031 Programs may result in a 100% tax on income from a prohibited transaction, which would diminish our cash distributions to you.

The Internal Revenue Service could re-characterize transactions under a Section 1031 Program such that CRIT OP, rather than the Section 1031 Participant, is treated as the bona fide owner, for tax purposes, of properties acquired and resold by a Section 1031 Participant in connection with the Section 1031 Program.

Such characterization could result in the fees paid to CRIT OP by a Section 1031 Participant as being deemed income from a prohibited transaction, in which event the fee income paid to us in connection with the Section 1031 Program would be subject to a 100% penalty tax. If this occurs, our ability to pay cash distributions to you will be adversely affected. We anticipate that CRIT OP will obtain a legal opinion in connection with each co-ownership program we enter into to the effect that the program will qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code. However, no such opinion is binding on the Internal Revenue Service and the Internal Revenue Service may take a position contrary to such an opinion.

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is challenged and re-characterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated, for tax purposes, as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the common stock received.

If our operating partnership fails to maintain its status as a partnership, its income may be subject to taxation, which would reduce the cash available to us for distribution to you.

We intend to maintain the status of CRIT OP, our operating partnership, as a partnership for federal income tax purposes. However, if the Internal Revenue Service were to successfully challenge the status of our operating partnership as an entity taxable as a partnership, CRIT OP would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This could also result in our losing REIT status, and becoming subject to a corporate level tax on our income. This would substantially reduce the cash available to us to make distributions to you and the return on your investment. In addition, if any of the partnerships or limited liability companies through which CRIT OP owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to our operating partnership. Such a re-characterization of an underlying property owner also could threaten our ability to maintain REIT status.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even if we qualify and maintain our status as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Internal Revenue Code) will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of CRIT OP or at the level of the other entities through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

Legislative or regulatory action could adversely affect the returns to our investors.

Changes to the tax laws are likely to occur, and such changes may adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon existing law and treasury regulations, applicable as of the date of its opinion, all of which are subject to change, either prospectively or retroactively.

Congress passed major federal tax legislation in 2003, with modifications to that legislation in 2005. One of the changes effected by that legislation generally reduced the tax rate on dividends paid by corporations to individuals to a maximum of 15% prior to 2011. REIT distributions generally do not qualify for this reduced rate. The tax changes did not, however, reduce the corporate tax rates. Therefore, the maximum corporate tax rate of 35% has not been affected. However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, and we thus expect to avoid the “double taxation” that other corporations are typically subject to.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed, for federal income tax purposes, as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Foreign purchasers of our common stock may be subject to FIRPTA tax upon the sale of their shares.

A foreign person disposing of a U.S. real property interest, including shares of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to the Foreign Investment in Real Property Tax Act of 1980, as amended, known as FIRPTA, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of our shares would be subject to FIRPTA tax, unless our shares were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. See the “Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder” section of this prospectus.

In order to avoid triggering additional taxes and/or penalties, if you intend to invest in our shares through pension or profit-sharing trusts or IRAs, you should consider additional factors.

If you are investing the assets of a pension, profit-sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that, among other things:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce UBTI for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. For a more complete discussion of the foregoing risks and other issues associated with an investment in shares by retirement plans, see the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would, “ “could, “ “should” and variations of these words and similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

You should carefully review the “Risk Factors” section of this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell the maximum offering of 250,000,000 shares of common stock pursuant to this offering. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Assuming a maximum offering, we expect that approximately 87.9% of the money that stockholders invest (87.2% in a minimum offering or if no shares are sold pursuant to our distribution reinvestment plan) will be used to purchase real estate or other real estate-related investments, while the remaining approximately 12.1% (12.8% in a minimum offering or if no shares are sold pursuant to our distribution reinvestment plan) will be used for working capital, and to pay expenses and fees including the payment of fees to CRI Advisors, our advisor, and Cole Capital Corporation, our dealer manager. Proceeds used to purchase real estate or other real estate-related investments include proceeds used to repay any indebtedness incurred in respect of such purchases.

	Minimum Offering		Maximum Offering		Maximum Offering
	(Not Including Distribution		(Including Distribution		(Not Including Distribution
	Reinvestment Plan)(1)		Reinvestment Plan)(2)		Reinvestment Plan)(3)
	Amount	Percent	Amount	Percent	Amount	Percent

Gross Offering Proceeds	$2,375,000	100%	$2,480,000,000	100%	$2,290,000,000	100%
Less Public Offering Expenses:
Selling Commissions and Dealer Manager Fee(4)	213,750	9.0%	206,100,000	8.3%	206,100,000	9.0%
Organization and Offering Expenses(5)	35,625	1.5%	37,200,000	1.5%	34,350,000	1.5%

Amount Available for Investment(6)	2,125,625	89.5%	2,236,700,000	90.2%	2,049,550,000	89.5%
Acquisition and Development:
Acquisition Fees(7)	41,435	1.7%	43,600,390	1.8%	39,952,242	1.7%
Acquisition Expenses(8)	10,359	0.4%	10,900,098	0.4%	9,988,060	0.4%
Initial Working Capital Reserve(9)	2,072	0.1%	2,180,020	0.1%	1,997,612	0.1%

Amount Invested in Assets(10)	$2,071,759	87.2%	$2,180,019,492	87.9%	$1,997,612,086	87.2%

(1)	Assumes the sale to the public of 250,000 shares at $9.50 per share pursuant to the primary offering and no shares sold pursuant to the distribution reinvestment plan.

(2)	Assumes the sale to the public of 20,000,000 shares at $9.50 per share and 210,000,000 shares at $10.00 per share pursuant to the primary offering and 20,000,000 shares at $9.50 per share pursuant to the distribution reinvestment plan.

(3)	Assumes the sale to the public of 20,000,000 shares at $9.50 per share and 210,000,000 shares at $10.00 per share pursuant to the primary offering and no shares sold pursuant to the distribution reinvestment plan.

(4)	Includes selling commissions equal to 7% of aggregate gross offering proceeds, which commissions may be reduced under certain circumstances, and a dealer manager fee equal to 2% of aggregate gross offering proceeds, both of which are payable to the dealer manager, an affiliate of our advisor. The dealer manager, in its sole discretion, may reallow selling commissions of up to 7% of gross offering proceeds to other broker-dealers participating in this offering attributable to the shares sold by them and may reallow its dealer manager fee of up to 2% of gross offering proceeds, in marketing fees and due diligence expenses to broker-dealers participating in this offering based on such factors as the participating broker-

dealer’s level of marketing support, level of due diligence review and success of its sales efforts, each as compared to those of the other participating broker-dealers. Additionally, we will not pay a selling commission or a dealer manager fee on shares purchased pursuant to our distribution reinvestment plan. The amount of selling commissions may be reduced under certain circumstances for volume discounts. See the “Plan of Distribution” section of this prospectus for a description of such provisions.

(5)	Organization and offering expenses consist of reimbursement of actual legal, accounting, printing and other accountable offering expenses, including amounts to reimburse CRI Advisors, our advisor, for marketing, salaries and direct expenses of its employees while engaged in registering and marketing the shares and other marketing and organization costs, other than selling commissions and the dealer manager fee. CRI Advisors and its affiliates are responsible for the payment of organization and offering expenses, other than selling commissions and the dealer manager fee, to the extent they exceed 1.5% of gross offering proceeds, without recourse against or reimbursement by us; provided, however, that in no event will we pay or reimburse organization and offering expenses in excess of 10% of the gross offering proceeds.

(6)	Until required in connection with the acquisition of real estate or other real estate-related investments, substantially all of the net proceeds of this offering and, thereafter, any working capital reserves we may have, may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts.

(7)	Acquisition fees are defined generally as fees and commissions paid by any party to any person in connection with identifying, reviewing, evaluating, investing in and the purchase, development or construction of properties, or the making or investing in loans or other real estate-related investments. We will pay our advisor acquisition fees up to a maximum amount of 2% of the contract purchase price of each property or asset acquired. For purposes of this table, we have assumed that the aggregate contract purchase price for our assets will be an amount equal to the estimated amount invested in assets. With respect to any loan we originate or acquire, we will pay our advisor an acquisition fee of 2% of the amount of the loan. For purposes of this table, we also have assumed that no financing is used to acquire properties or other real estate assets. We may incur additional fees, such as real estate commissions, development fees, construction fees, non-recurring management fees, loan fees, financing coordination fees or points or any fee of a similar nature. Acquisition fees do not include acquisition expenses.

(8)	Acquisition expenses include legal fees and expenses, travel expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the selection, acquisition and development of real estate properties. For purposes of this table, we have assumed average expenses of 0.5% of the estimated amount invested in assets; however, expenses on a particular acquisition may be higher. Notwithstanding the foregoing, the total of all acquisition expenses and acquisition fees, including any real estate commission, selection fee, development fees paid to an affiliate of our advisor, construction fee paid to an affiliate of our advisor, nonrecurring management fee, loan fees or point or any fee of a similar nature, payable with respect to a particular property or investment shall be reasonable, and shall not exceed an amount equal to 6% of the contract purchase price of the property, or in the case of a mortgage loan 6% of the funds advanced, unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us.

(9)	Working capital reserves typically are utilized for extraordinary expenses that are not covered by revenue generated by the property, such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of working capital reserves. Because we expect most of our leases will be “net” leases, as described elsewhere herein, we do not expect to maintain significant working capital reserves.

(10)	Includes amounts anticipated to be invested in properties net of fees, expenses and initial working capital reserves.

MANAGEMENT

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board is responsible for the management and control of our affairs. Our board expects to retain CRI Advisors to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to our board’s supervision. Prior to the effective date of this offering, our charter will be reviewed and ratified by at least a majority of our board of directors, including a majority of the independent directors. This ratification by our board of directors is required by the NASAA REIT Guidelines.

Our charter and bylaws provide that the number of directors on our board may be established by a majority of the entire board of directors, but may not be more than 15, nor, upon and after the commencement of this offering, fewer than three; provided, however, that there may be fewer than three directors at any time that we have only one stockholder of record. Our charter provides that, upon and after the commencement of this offering, a majority of the directors must be independent directors. An “independent director” is a person who is not, and within the last two years has not been, affiliated with us or any of our affiliates or with Christopher H. Cole, CRI Advisors or any of their affiliates by virtue of service as one of our officers or employees or an officer or employee of Christopher H. Cole, CRI Advisors or any of their affiliates, ownership of an interest in CRI Advisors or any affiliates of Christopher H. Cole or CRI Advisors (other than us), service as a director of CRI Advisors or any affiliates of Christopher H. Cole or CRI Advisors (other than us or any other real estate investment trust organized by Christopher H. Cole or advised by CRI Advisors), service as a director of more than three REITs organized by Christopher H. Cole or advised by CRI Advisors, performance of services other than as one of our directors, or maintenance of a material business or professional relationship with Christopher H. Cole, our advisor or any of their affiliates. There are no family relationships among any of our directors or officers, or officers of our advisor. Each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. At least one of our independent directors must have at least three years of relevant real estate experience. Prior to the commencement of this offering, we expect to have a total of three directors, including a majority of independent directors.

Each director will serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. No member of our board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest required to approve such a matter, shares owned by members of our board of directors and their respective affiliates will not be included.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time there are no directors in office, successor directors shall be elected by the stockholders. Each director will be bound by our charter and bylaws.

Our directors will not be required to devote all of their time to our business and will only be required to devote the time to our affairs as their duties require. Our directors will meet quarterly or more frequently if necessary. Consequently, in the exercise of their responsibilities, the directors will heavily rely on our advisor. Our directors will have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor. Our board of directors is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us.

Our board of directors expects to have written policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may revise those policies or establish further written policies on investments and borrowings and monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders. During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our advisor will take these suggestions into consideration when structuring transactions.

Our board of directors also will be responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of the stockholders. In addition, a majority of the directors, including a majority of the independent directors, who are not otherwise interested in the transaction, must approve all transactions with CRI Advisors or its affiliates. The independent directors also will be responsible for reviewing the performance of CRI Advisors and determining that the compensation to be paid to CRI Advisors is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fees paid to CRI Advisors in relation to the size, composition and performance of our investments;

•	the success of CRI Advisors in generating appropriate investment opportunities;

•	rates charged to other REITs, especially REITs of similar structure, and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by CRI Advisors and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by CRI Advisors and the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by CRI Advisors or its affiliates for its other clients.

Neither our advisor nor any of its affiliates will vote or consent to the voting of shares of our common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of CRI Advisors, any director or any of their respective affiliates, or (2) any transaction between us and CRI Advisors, any director or any of their respective affiliates. In determining the requisite percentage in interest required to approve such a matter, shares owned by our advisor and its affiliates will not be included.

Committees of the Board of Directors

Our entire board of directors will consider all major decisions concerning our business, including property acquisitions. However, our bylaws provide that our board of directors may establish such committees as the board believes appropriate. The board will appoint the members of the committee in the board’s discretion. Our charter and bylaws require that a majority of the members of each committee of our board of directors is comprised of independent directors.

Audit Committee

Our board of directors will establish an audit committee, which we expect will consist of our independent directors. The audit committee, by approval of at least a majority of the members, will select the independent registered public accounting firm to audit our annual financial statements, review with the independent registered public accounting firm the plans and results of the audit engagement, approve the audit and non-audit services provided by the independent registered public accounting firm, review the independence of the independent registered public accounting firm, consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. We expect our board of directors will adopt a charter for the audit committee that sets forth its specific functions and responsibilities.

Compensation Committee

Our board of directors will establish a compensation committee, which we expect will consist of our independent directors. The primary purpose of the compensation committee will be to oversee our compensation programs for our executive officers and directors. We expect our board of directors will adopt a charter for the compensation committee that sets forth its specific functions and responsibilities.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age*	Position(s)

Christopher H. Cole	54	Chairman of the Board of Directors, Chief Executive Officer and President
D. Kirk McAllaster, Jr.	41	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Independent Director 1	—	Independent Director
Independent Director 2	—	Independent Director
Independent Director 3	—	Independent Director

*	As of January 31, 2008

Christopher H. Cole has served as the chairman, chief executive officer and president of our company since our formation. He also has been the chief executive officer and president of CRI Advisors since its formation. Mr. Cole has been engaged as a general partner in the structuring and management of real estate limited partnerships since February 1979. Mr. Cole has served as the chief executive officer and treasurer of Cole Capital Partners since 2003. He also was its president from its formation until March 2007. He also is the chief executive officer and treasurer of Cole Capital Advisors, Inc. (Cole Capital Advisors), Equity Fund Advisors, Inc. (Equity Fund Advisors), Cole Realty Advisors, CCPT I Advisors and CCPT II Advisors. He has served as the President of CHC Partners since 1985. Mr. Cole has been the president and chief executive officer of Cole Equities Incorporated (Cole Equities), a consulting company since 1980. He has served as the chairman, chief executive officer and president of CCPT I since its formation in March 2004 and of CCPT II since its formation in September 2004. Mr. Cole served as the president of Cole Partnerships, Inc. from its formation to August 1995 and currently serves as the chief executive officer.

D. Kirk McAllaster, Jr. has served as our executive vice president, chief financial officer, treasurer and secretary since our formation. He also serves as the executive vice president and chief financial officer of CRI Advisors, CCPT II, CCPT I, Cole Capital Partners, CCPT I Advisors and CCPT II Advisors. Since joining the Cole organization in May 2003, Mr. McAllaster has served as director of finance and compliance and as vice president, finance and accounting for various other Cole entities. Mr. McAllaster graduated from California State Polytechnic University Pomona with a Bachelors of Science Degree in Accounting. He is a Certified Public Accountant and is a member of the American Institute of CPAs and the Arizona Society of CPAs. Prior to joining the Cole organization, Mr. McAllaster worked for six years with Deloitte & Touche LLP, most recently as audit senior manager. He has over 17 years of accounting and finance experience in public accounting and private industry.

Independent Director 1

Independent Director 2

Independent Director 3

Compensation of Directors

We will pay to each of our independent directors a retainer of $25,000 per year, plus $2,000 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $250 for each meeting the director attends by telephone. In the event there is a meeting of the board and one or more committees in a single day, the fees will be limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). In addition, we have reserved 1,000,000 shares of our common stock for future issuance upon the exercise of stock options that may be granted to our independent directors pursuant to our stock option plan (described below). We will grant each of our independent directors an option to purchase 5,000 shares of our common stock on the date such independent director is elected as a director. Such options have an exercise price equal to $9.50 per share and vest after one year from the date of grant. We expect that the independent directors will continue to receive additional 5,000-share option grants in connection with each annual re-election, each with an exercise price equal to $9.50 per share when we are offering shares to the public at $9.50 per share and at $10.00 per share when we are offering shares to the public at $10.00 per share, and thereafter at 100% of the then-current fair market value per share. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. If a director is also an employee of our company or CRI Advisors or their affiliates, we do not pay compensation for services rendered as a director. We do not compensate Mr. Cole for his service to us on the board of directors.

Director Compensation Table

The following table sets forth certain information with respect to our director compensation during the period January 22, 2008 (date of inception) to January 31, 2008:

Change In
Pension
Value and
Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards(1) ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Christopher H. Cole	$—	$—	$—	$—	$—	$—	$—

(1)	The value of option awards represents the amount of compensation cost recognized by us for financial statement purposes under SFAS 123R.

2008 Stock Option Plan for Independent Directors

We have adopted an independent directors’ stock option plan that is designed to attract and retain independent directors by providing them with the opportunity to purchase our shares. Options granted to our independent directors under the plan provide these directors an incentive to increase the value of our shares, and a stake in our future that corresponds to the stake of each of our other stockholders. A total of 1,000,000 shares have been authorized and reserved for issuance under the plan. As of the date of this prospectus, we have issued no options pursuant to this plan.

The plan is administered by our board of directors. All of our independent directors will be eligible to participate in the plan. The plan authorizes the grant of non-qualified stock options to our independent directors, subject to the absolute discretion of our board and the applicable limitations of the plan. We intend to grant options under our stock option plan to each qualifying director annually. The initial option grant generally will be made on the date the qualifying director first becomes a director. Annual grants are expected to be made in connection with each annual stockholder meeting in which the respective independent director is re-elected. We expect that the exercise price for the options granted under our independent director stock option plan during this offering will be $9.50 per share when we are offering shares to the public at $9.50 per share and at $10.00 per share when we are offering shares to the public at $10.00 per share. It is intended that the exercise price for options granted under our independent director stock option plan will be at least 100% of the fair market value of our common stock as of the date that the option is granted.

Options granted to independent directors under the plan will become exercisable on the first anniversary of the date of grant. Options granted under our stock option plan will lapse and will no longer be exercisable on the first to occur of (1) the tenth anniversary of the date they are granted or (2) immediately following the date the director ceases to be a director for cause. Options granted under the plan may be exercised by payment of cash or through the delivery of shares of our common stock with a fair market value equal to the exercise price to be paid. No options issued under our stock option plan may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code.

The term of the plan is ten years from its effective date, however, our board of directors may suspend or terminate the plan at any time. The plan will terminate and any outstanding options will be forfeited upon the earlier of our dissolution or liquidation, upon our reorganization, merger or consolidation with one or more persons as a result of which our stockholders no longer have a controlling interest, or upon the sale of all or substantially all of our properties. Alternatively, the board of directors may, in connection with any such transaction, provide for any or all of the following alternatives:

•	the assumption by the successor corporation of the options granted or the replacement of the options with options exercisable into the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	the continuance of the plan and the options by such successor corporation under the original terms; and/or

•	the payment in cash or shares of our common stock in lieu of and in complete satisfaction of such options.

Provisions Applicable to Our Stock Option Plan

In no event shall an option be granted under our stock option plan to an independent director if the shares available for purchase subject to such grant, when added to all other shares available for purchase and all other shares purchased pursuant to other issued and outstanding options, would exceed 9.8% of the issued and outstanding shares of common stock determined as of the date of grant of such option. Except as otherwise provided in an option agreement, if a change of control occurs and the agreements effectuating the change of control do not provide for the assumption or substitution of all options granted under the plan, the board in its sole and absolute discretion, may, with respect to any or all of such options, take any or all of the following actions to be effective as of the date of the change of control (or as of any other date fixed by the board occurring within the 30-day period immediately preceding the date of the change of control, but only if such action remains contingent upon the change of control):

•	accelerate the vesting and/or exercisability of any such non-assumed option;

•	unilaterally cancel any such non-assumed option that has not vested and/or that has not become exercisable;

•	unilaterally cancel any such non-assumed option in exchange for:

•	whole and/or fractional shares (or for whole shares and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the gain that could be realized by the award recipient upon the exercise of such option (taking into account vesting and/or exercisability of such option); or

•	cash or other property equal in value to the gain that could be realized upon the exercise of such option (taking into account vesting and/or exercisability of such option);

•	unilaterally cancel any such non-assumed option after providing the holder of such option with (1) an opportunity to exercise such non-assumed option to the extent vested within a specified period prior to the date of the change of control, and (2) notice of such opportunity to exercise prior to the commencement of such specified period; and/or

•	unilaterally cancel any such non-assumed option if there would be no gain realized upon the immediate exercise price of such option (taking into account vesting).

If the number of our outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization or otherwise, an appropriate adjustment will be made in the number and kind of shares that may be issued pursuant to the exercise of options granted under the plan. A corresponding adjustment to the exercise price of such options granted prior to any change will also be made. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised, but will change only the exercise price for each share.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we intend to issue options to purchase our common stock under our independent directors’ stock option plan, which is described above. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Internal Revenue Code (including amendment by the American Jobs Creation Act of 2004).

Under Section 409A, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. Stock options with an exercise price that is less than the fair market value of the underlying stock as of the date of grant would be considered as “nonqualified deferred compensation plan.”

If Section 409A applies to any of the awards issued under the plan, or if Section 409A applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and prohibition requirements of Section 409A, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed upon the recipient on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold federal income taxes on the amount deferred but includible in income due to Section 409A, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Section 409A, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A, unless such award, agreement or arrangement complies with the timing and prohibition requirements of Section 409A. It is our current belief that based upon the statute, the regulations issued under Section 409A and legislative history, the awards, agreements and arrangements that we currently intend to implement will not be subject to taxation under Section 409A because the option award, agreement or arrangement will not be considered a “nonqualified deferred compensation plan.” If this belief is not correct, we intend to either terminate or modify such option, award, agreement or arrangement (during a transitional period provided by the Internal Revenue Service extending through December 31, 2008) so that Section 409A would not apply to such option, award, agreement or arrangement, or so that such option, award, agreement or arrangement complies with

Section 409A’s timing and prohibition requirements. Nonetheless, there can be no assurances that any option award, agreement or arrangement which we have entered into will not be affected by Section 409A, or that any such option award, agreement or arrangement will not be subject to income taxation under Section 409A.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

We are permitted to limit the liability of our directors and officers, and to indemnify and advance expenses to our directors, officers and other agents, only to the extent permitted by Maryland law and the NASAA REIT Guidelines. Our charter contains a provision that eliminates directors’ and officers’ liability, requires us to indemnify and advance expenses to our directors, officers, CRI Advisors and its affiliates and permits us to indemnify and advance expenses to our employees and agents, subject to the limitations of Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful; or

•	in a proceeding by us or on our behalf, the director or officer was adjudged to be liable to us (although a court may order indemnification for expenses relating to an adverse judgment in a suit by or in the right of the corporation or a judgment of liability on the basis that personal benefit was improperly received).

In addition to the above limitations of the Maryland General Corporation Law, and as set forth in the NASAA REIT Guidelines, our charter further limits our ability to indemnify our directors, CRI Advisors and its affiliates for losses or liability suffered by them or hold harmless our directors or our advisor and its affiliates for losses or liability suffered by us by requiring that the following additional conditions are met:

•	the directors, CRI Advisors or its affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the directors, CRI Advisors or its affiliates were acting on our behalf or performing services for us;

•	in the case of non-independent directors, CRI Advisors or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the stockholders.

We have also agreed to indemnify and hold harmless CRI Advisors and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the advisory agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the advisory agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors. The Maryland General Corporation Law permits us to advance reasonable expenses to a director or officer upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met. However, indemnification does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. Indemnification of our directors, CRI Advisors or its affiliates and any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered as to indemnification for violations of securities laws.

Our charter provides that the advancement of our funds to our directors, our advisor or our advisor’s affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of us; (ii) our directors, our advisor or our advisor’s affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and (iv) our directors, our advisor or our advisor’s affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.

The Advisor

Our advisor is CRI Advisors. Our executive officers and one of our directors also are officers, key personnel and/or members of CRI Advisors. CRI Advisors has contractual responsibility to us and our stockholders pursuant to the advisory agreement. CRI Advisors is wholly-owned by Christopher H. Cole.

The officers and key personnel of our advisor are as follows:

Name	Age*	Position(s)

Christopher H. Cole	55	Chief Executive Officer, President and Treasurer
D. Kirk McAllaster, Jr.	41	Executive Vice President and Chief Financial Officer
Blair D. Koblenz	50	Vice Chairman
Mike W. Mathies	50	Senior Vice President, Capital Operations and Services
Marc T. Nemer	35	Executive Vice President, Securities and Regulatory Affairs
John M. Pons	44	Executive Vice President, Chief Administrative Officer, Secretary and General Counsel
Christopher P. Robertson	41	Chief Acquisitions Officer
Michael W. Rose	52	Executive Vice President and Head of Capital Markets
Daniel E. Weber	39	Chief Investment Officer

*	As of January 31, 2008.

The backgrounds of Messrs. Cole and McAllaster are described in the “Management — Executive Officers and Directors” section of this prospectus. Below is a brief description of the other officers and key employees of CRI Advisors.

Blair D. Koblenz has served as vice chairman of our advisor since its formation. He has been active in the structuring and financial management of commercial real estate investments for over 20 years. He previously served as president and the secretary of Cole Capital Partners, Cole Capital Advisors, Cole Realty Advisors and Equity Fund Advisors from until November 2007, as president and/or executive vice president of CCPT I Advisors and CCPT II Advisors until November 2007 as president of Cole Capital Corporation from December 2002 to January 2008, as vice president and chief financial officer of Cole Partnerships, Cole Real Estate Services, Inc., and CHC Partners until November 2007, as executive vice president and chief financial officer of Cole REIT II from September 2004 until November 2007, and as a director and executive vice president and chief financial officer of Cole REIT I from March 2004 until November 2007. Prior to joining Cole in 1994, he practiced in public accounting at Toback & Company, CPA from 1979 to 1982 with an emphasis in taxation and business planning. He then served in a financial officer capacity for real estate investment companies and operators in Arizona from 1982 to 1994. Mr. Koblenz received his B.S. degree in Accounting from Arizona State University and is a Certified Public Accountant, licensed in the State of Arizona. He holds the designation of Certified Financial Planner as authorized by the CFP Board of Standards and holds securities licenses. He is a member of the American Institute of CPAs, the Arizona Society of CPAs, the Financial Planning Association and the National Association of Real Estate Investment Trusts.

Mike W. Mathies is senior vice president, capital operations and services of Cole Capital Partners, CCPT I Advisors, CCPT II Advisors and CRI Advisors. Prior to joining Cole in June 2007, Mr. Mathies was the chief marketing officer of Old Mutual Capital (OMCAP) from July 2003 to January 2007, and was responsible for all marketing and investor communications for OMCAP’s separately managed accounts, mutual funds, and closed-end funds . Before joining OMCAP, Mr. Mathies was chief marketing officer of Transamerica Capital, Inc. and held responsibilities for all marketing requirements supporting the financial planner and wire/regional channels for the IDEX mutual funds and Transamerica variable annuities during the period from November 1999 to July 2003. From 1980 to 1999 Mr. Mathies held of number of senior level sales and marketing positions for two leading manufacturers of nationally distributed construction products. Mr. Mathies received a Bachelor of Arts Degree in Journalism from the University of Arkansas in 1980.

Marc T. Nemer is executive vice president, securities and regulatory affairs of Cole Capital Partners, CCPT I Advisors, CCPT II Advisors and CRI Advisors. Mr. Nemer also serves as president, secretary and treasurer of Cole Capital Corporation. Prior to joining CCPT I Advisors and CCPT II Advisors as vice president, legal services and compliance in February 2006, Mr. Nemer was an attorney with the international law firm Latham & Watkins LLP, where he specialized in securities offerings (public and private), corporate governance, and mergers and acquisitions, from July 2000 to February 2006. Prior to that, Mr. Nemer worked at the international law firm Skadden, Arps, Slate, Meagher & Flom LLP, where he worked as an attorney in a similar capacity from August 1998 to July 2000. Mr. Nemer earned a J.D. from Harvard Law School in 1998 and a B.A. from the University of Michigan in 1995.

John M. Pons has been executive vice president, chief administrative officer and general counsel of Cole Capital Partners, Cole Capital Advisors and Equity Fund Advisors since October 2007, and is executive vice president, chief administrative officer, secretary and general counsel of CRI Advisors, CCPT I Advisors and CCPT II Advisors. Mr. Pons also has served as secretary of CCPT II since its formation in September 2004 and as a director and secretary of CCPT I since its formation in March 2004. From December 2001 until joining Cole in September 2003, Mr. Pons was associate general counsel and assistant secretary of GE Capital Franchise Finance Corporation. Prior to December 2001, Mr. Pons was engaged in a private legal practice. Mr. Pons has over thirteen years experience in all aspects of real estate law, including the acquisition, sale, leasing, development and financing of real property. Before attending law school, Mr. Pons was a Captain in the United States Air Force where he served from 1988 until 1992. Mr. Pons received a B.S. degree in Mathematics from Colorado State University and a M.S. degree in Administration from Central Michigan University before attending the University of Denver where he earned his J.D. (Order of St. Ives) in 1995.

Christopher P. Robertson has been chief acquisitions officer for Cole Capital Partners, CCPT I Advisors, CCPT II Advisors and CRI Advisors since October 2007, and was senior vice president, acquisitions of each of those companies prior to that time. Prior to joining Cole in October 2003, Mr. Robertson worked for Shell Capital, Inc., an investment banking division of Shell Oil Company, as vice president of business development. From 1998 until joining Shell Capital in 2000, he was employed at Franchise Finance Corporation of America as its vice president of corporate finance. While at Franchise Finance Corporation, he structured numerous sale-leaseback and senior debt transactions in the restaurant, convenience store, gas station and automotive aftermarket industries. Mr. Robertson received a B.B.A. degree from Baylor University with majors in both Finance and Real Estate in 1988. In 1993, Mr. Robertson received a M.B.A. degree in Finance from Pepperdine University.

Michael W. Rose is executive vice president and head of capital markets of Cole Capital Partners and Cole Capital Advisors. Mr. Rose also serves as executive vice president, sales and marketing of Cole Capital Corporation. Prior to joining Cole in February 2007, Mr. Rose was the president of Old Mutual Capital and was responsible for all channels and all products, including Old Mutual separately managed accounts, mutual funds, and closed-end funds from August 2003 to January 2007. From July 2000 through August 2003, Mr. Rose was executive vice president, sales & marketing, for Transamerica Capital, Inc. over the Financial Planner and Wire/Regional channels for the IDEX mutual funds and Transamerica variable annuities. From December 1996 to July 2000, Mr. Rose was with GE Financial Assurance (currently Genworth) and served as national sales manager over the Bank, Financial Planner, and Wire/Regional channels for GE mutual funds, fixed and variable annuities, and variable life insurance. Mr. Rose has over 25 years of financial services experience, the past ten years of which were in executive sales and marketing management. Mr. Rose received a Bachelor of Arts Degree from Yale University in 1978.

Daniel E. Weber has been chief investment officer for Cole Capital Partners, Cole Capital Advisors, Cole Advisors, CRI Advisors and Cole Advisors II since October 2007. Prior to that time, Mr. Weber was senior vice president, acquisitions for each of those entities. Mr. Weber is responsible for identifying and acquiring inventory for the firm’s REIT offerings, as well as strategic planning. Prior to joining Cole in June 2005, Mr. Weber worked as Managing Director for DJM Asset Management, LLC (DJM), a Gordon Brothers Group company. DJM is a diversified real estate consulting and advisory firm that purchases, evaluates, restructures, and disposes of all types of real estate both nationally and internationally. Prior to that, Mr. Weber was employed as Vice President of Business Development at Shell Capital, Inc., an investment banking division of Shell Oil Company. Mr. Weber has more than $1 billion of financial and transactional experience primarily in the consumer product sector. Mr. Weber received a Bachelor of Science degree in Business Administration from the University of Northern Colorado. In 1995, Mr. Weber received a Master of Business Administration Degree in Finance from the University of Houston.

In addition to the directors and key personnel listed above, CRI Advisors employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us. As of the date of this prospectus our advisor is the sole limited partner of CRIT OP.

The Advisory Agreement

Many of the services we expect to be performed by CRI Advisors in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that we expect CRI Advisors will perform for us as our advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the advisory agreement that we expect to enter into, CRI Advisors will undertake to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, CRI Advisors, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations;

•	investigate, select, and, on our behalf, engage and conduct business with such third parties as the advisor deems necessary to the proper performance of its obligations under the advisory agreement;

•	consult with our officers and board of directors and assist the board of directors in the formulating and implementing of our financial policies;

•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	review and analyze each property’s operating and capital budget;

•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;

•	arrange, structure and negotiate financing and refinancing of properties;

•	enter into leases of property and service contracts for assets and, to the extent necessary, perform all other operational functions for the maintenance and administration of such assets, including the servicing of mortgages; and

•	prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies.

The advisory agreement will have a one-year term ending           , 2009, and may be renewed for an unlimited number of successive one-year periods. Additionally, either party may terminate the advisory agreement without penalty immediately upon a change of control of us, or upon 60 days’ written notice without penalty. If we elect to terminate the agreement, we must obtain the approval of a majority of our independent directors. In the event of the termination of our advisory agreement, our advisor is required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.

We will pay CRI Advisors a monthly asset management fee equal to one-twelfth of 0.50% of the aggregate asset value of our assets. We also will pay CRI Advisors acquisition fees equal to 2% of the contract purchase price of each property or asset that we acquire, along with reimbursement of acquisition expenses. With respect to any loan we originate or acquire, the acquisition fee will equal 2% of the amount of the loan, along with reimbursement of actual and customary expenses associated with originating or acquiring the loan. Any portion of the acquisition fee may be deferred and paid in a subsequent year. We also will pay CRI Advisors a finance coordination fee equal to 1% of the amount available and/or outstanding under any debt financing that we obtain and use for the acquisition of properties and other investments or that is assumed, directly or indirectly, in connection with the acquisition of properties. We also will pay to CRI Advisors a development fee that is usual and customary for corporate services rendered for similar projects in the geographic market where the services are provided. Additionally, we are required to pay to CRI Advisors fees based on a percentage of proceeds or stock value upon our sale of assets or the listing of our common stock on a national securities exchange, but only if, in the case of our sale of assets, our investors have received a return of their net capital invested and a 7% annual cumulative, non-compounded return or, in the case of the listing of our common stock, the market value of our common stock plus the distributions paid to our investors exceeds the sum of the total amount of capital raised from investors plus the amount of cash flow necessary to generate a 7% annual cumulative, non-compounded return to investors. Upon termination of the advisory agreement, we may be required to pay to CRI Advisors a similar performance fee if CRI Advisors would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination.

Officers, employees and affiliates of CRI Advisors engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, CRI Advisors will be required to devote sufficient resources to our administration to discharge its obligations. CRI Advisors currently has no paid employees; however, as of January 31, 2008, its affiliates had approximately 150 full-time employees, each of whom may dedicate a portion of his or her time providing services to our advisor. Our advisor will be responsible for a pro rata portion of each employee’s compensation based upon the approximate percentage of time the employee dedicates to our advisor. CRI Advisors may assign the advisory agreement to an affiliate upon approval of a majority of our independent directors. We may assign or transfer the advisory agreement to a successor entity; provided that at least a majority of our independent directors determines that any such successor advisor possesses sufficient qualifications to perform the advisory function and to justify the compensation payable to the advisor. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.

The fees payable to CRI Advisors under the advisory agreement are described in further detail in the “Management Compensation” section of this prospectus. We also describe in that section our obligation to reimburse CRI Advisors for organization and offering expenses, administrative and management services, and payments made by CRI Advisors to third parties in connection with potential acquisitions.

Affiliated Companies

Property Manager

Our properties will be managed and leased initially by Cole Realty Advisors, our property manager. Cole Capital Advisors is the sole shareholder of Cole Realty Advisors, and Cole Holdings Corporation is the sole owner of Cole Capital Advisors. Christopher H. Cole is the sole owner of Cole Holdings Corporation. The backgrounds of the officers of Cole Realty Advisors are described in the “Management — Executive Officers and Directors” and “— The Advisor” sections of this prospectus.

Cole Realty Advisors was organized in 2002 and leases and manages properties that we or our affiliated entities acquire. In accordance with the form of property management and leasing agreement that we expect to enter into, we will pay Cole Realty Advisors a property management fee of up to 2% of gross revenues from our single-tenant properties and up to 4% of gross revenues from our multi-tenant properties. In addition, we will pay leasing commissions to Cole Realty Advisors based upon the customary leasing commission applicable to the geographic location of the property; provided however, that the aggregate of all property management and leasing fees paid to the property manager plus all payments to third parties may not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. Cole Realty Advisors may subcontract its duties for a fee that may be less than the fee provided for in the property management agreement. In addition, we may pay the property manager an oversight fee of up to 1% of gross revenues from the property; however, in no event will we pay both a property management and an oversight fee to Cole Realty Advisors with respect to the same property. Cole Realty Advisors derives substantially all of its income from the property management and leasing services it performs for Cole-sponsored programs.

In the event that Cole Realty Advisors assists with planning and coordinating the construction of any tenant improvements or capital improvements, a separate fee may be charged to, and payable by, us. This fee will not exceed 5% of the cost of such improvements. The property manager will only provide these services if it does not cause any of our income from the applicable property to be treated as other than rents from real property for purposes of the applicable REIT requirements described under the “Federal Income Tax Considerations” section of this prospectus.

Our property management agreement with Cole Realty Advisors will have a one-year term ending           , 2009, and will be subject to successive one-year renewals unless Cole Realty Advisors provides written notice of its intent to terminate 30 days’ prior to the expiration of the initial or renewal term. We also will have the right to terminate the agreement upon 30 days’ prior written notice in the event of gross negligence or willful misconduct by the property manager. We and our operating partnership may assign our rights under the property management agreement as to any particular property to a lender or lenders pursuant to the terms of any loan or loans we obtain related to our assets.

Cole Realty Advisors will hire, direct and establish policies for employees who will have direct responsibility for the operations of each property we acquire, which may include, but is not limited to, on-site managers and building and maintenance personnel. Certain employees of the property manager may be employed on a part-time basis and also may be employed by our advisor or certain companies affiliated with it.

The property manager also will direct the purchase of equipment and supplies, and supervise all maintenance activity, for our properties. The management fees paid to the property manager will cover, without additional expense to us, all of the property manager’s general overhead costs. The principal office of the property manager is located at 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

Dealer Manager

Cole Capital Corporation, our dealer manager, is a member firm of FINRA. Cole Capital Corporation was organized in December 1992 for the purpose of participating in and facilitating the distribution of securities of real estate programs sponsored by Cole Holdings Corporation, its affiliates and its predecessors.

Cole Capital Corporation will provide certain wholesaling, sales, promotional and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell a limited number of shares at the retail level. The compensation we will pay to Cole Capital Corporation in connection with this offering is described in the section of this prospectus captioned “Management Compensation.” See also “Plan of Distribution — Compensation We Will Pay for the Sale of Our Shares.”

Cole Capital Corporation is wholly-owned by Cole Capital Advisors, which is wholly-owned by Cole Holdings Corporation. Christopher H. Cole is the sole stockholder of Cole Holdings Corporation. Cole Capital Corporation is an affiliate of both our advisor and our property manager. The backgrounds of the officers of Cole Capital Corporation are described in the “Management — Executive Officers and Directors” and “— The Advisor” sections of this prospectus.

Investment Decisions

The primary responsibility for the investment decisions of CRI Advisors and its affiliates, the negotiation for these investments, and the management of our assets resides with Christopher H. Cole and the other executive officers and key personnel of our advisor. The backgrounds of the officers of CRI Advisors are described in the “Management — Executive Officers and Directors” and “— The Advisor” sections of this prospectus. Our board of directors, including a majority of our independent directors, must approve all of our investments.

MANAGEMENT COMPENSATION

We have no paid employees. CRI Advisors, our advisor, and its affiliates manages our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to CRI Advisors and its affiliates, including amounts to reimburse their costs in providing services. The selling commissions may vary for different categories of purchasers. See the “Plan of Distribution” section of this prospectus. This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fee.

Estimated Amount for
Minimum Offering/
Type of Compensation(1)	Determination of Amount	Maximum Offering(2)

Offering Stage

Selling Commissions — Cole Capital Corporation(3)	We will pay to Cole Capital Corporation 7% of the gross offering proceeds before reallowance of commissions earned by participating broker-dealers, except that no selling commission will be payable with respect to shares sold under our distribution reinvestment plan. Cole Capital Corporation, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$166,250/$160,300,000
Dealer Manager Fee — Cole Capital Corporation(3)	We will pay to Cole Capital Corporation 2% of the gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee will be payable with respect to shares sold under our distribution reinvestment plan. Cole Capital Corporation may reallow all or a portion of its dealer manager fee to participating broker-dealers.	$47,500/$45,800,000
Reimbursement of Other Organization and Offering Expenses — CRI Advisors(4)	We will reimburse CRI Advisors up to 1.5% of our gross offering proceeds. CRI Advisors will incur or pay our organization and offering expenses (excluding selling commissions and the dealer manager fee). We will then reimburse CRI Advisors for these amounts up to 1.5% of aggregate gross offering proceeds.	$35,625/$37,200,000
Acquisition and Operations Stage

Acquisition Fees — CRI Advisors(5)(6)	We will pay to CRI Advisors 2% of the contract purchase price of each property or asset, or with respect to any loan we originate or acquire, 2% of the amount of the purchase price of the loan.	$41,435/$43,600,390

Estimated Amount for
Minimum Offering/
Type of Compensation(1)	Determination of Amount	Maximum Offering(2)

Acquisition Expenses — CRI Advisors	We will reimburse our advisor for acquisition expenses incurred in the process of acquiring property or in the origination or acquisition of a loan. We expect these expenses will be approximately 0.5% of the purchase price of each property or of the amount of each loan.	$10,359/$10,900,098
Asset Management Fee — CRI Advisors(7)	We will pay to CRI Advisors a monthly fee equal to 0.0417%, which is one-twelfth of 0.5%, of the aggregate asset value, plus costs and expenses incurred by the advisor in providing asset management services. For any loan acquired or originated by us, the asset value of such loan shall be the outstanding loan balance as of the last day of the immediately preceding month.	Actual amounts are dependent upon the aggregate asset value of our assets and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of aggregate asset value, there is no limit on the aggregate amount of these fees.
Property Management Fees — Cole Realty Advisors(8)	We will pay to Cole Realty Advisors up to (i) 2% of the gross revenues from our single-tenant properties and (ii) 4% of the gross revenues from our multi-tenant properties, plus reimbursement of Cole Realty Advisors’ costs of managing the properties. Cole Realty Advisors may subcontract its duties for a fee that may be less than the property management fee described herein. In addition, in the event that we contract directly with a third-party property manager in respect of a property, we may pay Cole Realty Advisors an oversight fee of up to 1% of gross revenues of the property managed; however, in no event will we pay both a property management fee and an oversight fee to Cole Realty Advisors with respect to the same property.	Actual amounts are dependent upon the gross revenues from properties and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of the gross revenue and/or market rates, there is no limit on the aggregate amount of these fees.
Leasing Commissions — Cole Realty Advisors(8)	We will pay to Cole Realty Advisors leasing commissions based upon prevailing market rates applicable to the geographic location of the property. We also may pay Cole Realty Advisors a fee for the initial leasing of properties, which generally would equal one month’s rent.	Actual amounts are dependent upon prevailing market rates in the geographic regions in which we acquire property and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these commissions.

Estimated Amount for
Minimum Offering/
Type of Compensation(1)	Determination of Amount	Maximum Offering(2)

Financing Coordination Fee — CRI Advisors(6)	For services in connection with the origination or refinancing of any debt financing we obtain and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay our advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing; provided, however, that our advisor will not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which our advisor received such a fee. Financing coordination fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire and/or assume such permanent financing.	Actual amounts are dependent on the amount of any debt financing or refinancing and, therefore, cannot be determined at the present time. Because the fee is based on a fixed percentage of any debt financing, there is no limit on the aggregate amount of these fees.
Development Fee — CRI Advisors/ Cole Realty Advisors(6)	Our advisor, our property manager or their affiliates will provide development related services, and we will pay the respective party a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; provided, however, that we will not pay a development fee to our advisor, our property manager or their affiliates, if the advisor elects to receive an acquisition fee based on the cost of such development. In the event that Cole Realty Advisors assists with planning and coordinating the construction of any tenant improvements or capital improvements, Cole Realty Advisors may be paid up to 5% of the cost of such improvements.

Estimated Amount for
Minimum Offering/
Type of Compensation(1)	Determination of Amount	Maximum Offering(2)

Operating Expenses — CRI Advisors(9)	We will reimburse the expenses incurred by CRI Advisors in connection with its provision of administrative services, including related personnel costs, subject to the limitation that we will not reimburse our advisor for any amount by which the operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debt or other similar non-cash reserves and excluding any gain from the sale of assets for that period.	Actual amounts are dependent upon the expenses incurred and, therefore, cannot be determined at the present time.
Liquidation/Listing Stage
Real Estate Commissions — CRI Advisors or its Affiliates(10)	For substantial assistance in connection with the sale of properties, we will pay our advisor or its affiliates an amount equal to up to one-half of the brokerage commission paid on the sale of property, not to exceed 3% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to our advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price.	Actual amounts are dependent upon the contract price of properties sold and, therefore, cannot be determined at the present time. Because the commission is based on a fixed percentage of the contract price for a sold property, there is no limit on the aggregate amount of these commissions.
Subordinated Participation in Net Sale Proceeds — CRI Advisors(11)	After investors have received a return of their net capital invested and a 7% annual cumulative, non-compounded return, then CRI Advisors will be entitled to receive 15% of the remaining net sale proceeds.	Actual amounts are dependent upon results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of these payments.
Subordinated Incentive Listing Distribution — CRI Advisors (11)(12)	Upon listing our common stock on a national securities exchange, our advisor will be entitled to a distribution from CRIT OP equal to 15% of the amount, if any, by which (1) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate a 7% annual cumulative, non-compounded return to investors.	Actual amounts are dependent upon total equity and debt capital we raise and results of operations and, therefore, cannot be determined at the present time. There is no limit on the aggregate amount of this fee.

(1)	We will pay all fees, commissions and expenses in cash, other than the subordinated participation in net sales proceeds and the subordinated incentive listing distribution, which we may pay in cash, common stock, a promissory note or any combination of the foregoing, as we may determine in our discretion.

(2)	The estimated minimum dollar amounts are based on the sale to the public of 250,000 shares at $9.50 per share pursuant to the primary offering and no shares pursuant to our distribution reinvestment plan. The estimated maximum dollar amounts are based on the sale to the public of 20,000,000 shares at $9.50 per share, 210,000,000 shares at $10.00 per share and 20,000,000 shares at $9.50 per share pursuant to our distribution reinvestment plan.

(3)	Selling commissions and, in some cases, the dealer manager fee, will not be charged with regard to shares sold to or for the account of certain categories of purchasers. See the “Plan of Distribution” section of this prospectus. Selling commissions and the dealer manager fee will not be paid with respect to shares sold pursuant to our distribution reinvestment plan.

(4)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow agent, amounts to reimburse our advisor for the portion of the salaries paid to employees of its affiliates that are attributed to services rendered to our advisor in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Our advisor will be responsible for the payment of all such organization and offering expenses to the extent such expenses exceed 1.5% of the aggregate gross proceeds of this offering.

(5)	This estimate assumes the contract purchase price for our assets will be an amount equal to the estimated amount invested in assets in a minimum and a maximum offering, and we have assumed that no financing is used to acquire assets. However, as disclosed throughout this prospectus, we do expect to use leverage, which would result in higher fees paid to our advisor and its affiliates. Any portion of this fee may be deferred and paid in a subsequent year.

(6)	No acquisition fees will be paid on loan proceeds from any line of credit until such time as all net offering proceeds have been invested. Our board’s investment policies limit our ability to purchase a property if the total of all acquisition fees and expenses relating to the purchase, including fees and expenses paid to third parties, exceeds 6% of the contract purchase price unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve fees and expenses in excess of this limit and determine the transaction to be commercially competitive, fair and reasonable to us. Included in the computation of such fees will be any real estate commission, acquisition fee, financing coordination fee, development fee to an affiliate of our advisor, construction fee to an affiliate of our advisor, non-recurring management fee, loan fees, financing coordination fees or points or any fee of a similar nature.

(7)	Aggregate asset value will equal the aggregate value of our assets (other than investments in bank accounts, money market funds or other current assets) at cost before deducting depreciation, bad debts or other similar non-cash reserves and without reduction for any debt relating to such assets at the date of measurement, except that during such periods in which our board of directors is determining on a regular basis the current value of our net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, aggregate asset value will equal the greater of (i) the amount determined pursuant to the foregoing or (ii) our assets’ aggregate valuation most recently established by our board without reduction for depreciation, bad debts or other similar non-cash reserves and without reduction for any debt secured by or relating to such assets. Any portion of this fee may be deferred and paid in a subsequent year.

(8)	The property management fees and leasing commissions payable to Cole Realty Advisors will be subject to the limitation that the aggregate of all property management fees and leasing commissions paid to Cole Realty Advisors and its affiliates plus all payments to third parties for property management and leasing services may not exceed the amount that other non-affiliated property management and leasing companies generally charge for similar services in the same geographic location. Additionally, all property management fees and leasing commissions, including those paid to Cole Realty Advisors and third parties, are subject to the limit on total operating expenses as described in the table above. Cole Realty Advisors may subcontract its duties for a fee that may be less than the fee provided for in our property management agreement with Cole Realty Advisors.

(9)	We may reimburse our advisor for operating expenses in excess of that limit in the event that a majority of our independent directors determine, based on unusual and non-recurring factors, that a higher level of expense is justified. In such an event, we will send notice to each of our stockholders within 60 days after the end of the fiscal quarter for which such determination was made, along with an explanation of the factors our independent directors considered in making such determination. We will reimburse our advisor for the portion of the salaries paid to employees of its affiliates that are attributed to services rendered to our advisor in connection with our operations including non-offering related legal and accounting services. We will not reimburse our advisor for personnel costs in connection with services for which the advisor receives acquisition fees or real estate commissions.

We lease our office space from an affiliate of our advisor and share the space with other Cole-related entities. The amount we will pay under the lease will be determined on a monthly basis based upon on the allocation of the overall lease cost to the approximate percentage of time, size of the area that we utilize and other resources allocated to us.

(10)	Although we are most likely to pay real estate commissions to CRI Advisors or an affiliate in the event of our liquidation, these fees also may be earned during our operational stage if we sell a property prior to our liquidation.

(11)	Upon termination of the advisory agreement, CRI Advisors may be entitled to a similar performance fee if CRI Advisors would have been entitled to a subordinated participation in net sale proceeds or a subordinated incentive listing distribution had the portfolio been liquidated (based on an independent appraised value of the portfolio) or had our shares of common stock listed on a national exchange on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in these fees would have to be reasonable. Our charter provides that these subordinated fees are “presumptively reasonable” if they do not exceed 15% of the balance of such net proceeds or such net market value remaining after investors have received a return of their net capital contributions and a 7% per year cumulative, non-compounded return.

CRI Advisors cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing distribution. The subordinated participation in net sale proceeds or the subordinated listing fee, as the case may be, likely will be paid in the form of an interest bearing promissory note that will be repaid from the net sale proceeds of each sale after the date of the termination or listing, although we may pay this fee with cash or shares of our common stock, or any combination of the foregoing. At the time of such sale, we may, however, at our discretion, pay all or a portion of such promissory note with shares of our common stock. If shares are used for payment, we do not anticipate that they will be registered under the Securities Act and, therefore, will be subject to restrictions on transferability. Any portion of the subordinated participation in net sale proceeds that CRI Advisors receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing distribution. In no event will the amount paid to CRI Advisors under the promissory note, if any, including interest thereon, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines. Any subordinated participation in net sale proceeds that are not paid at the date of sale because investors have not received their required minimum distribution will be deferred and paid at such time as the subordination conditions have been satisfied.

(12)	If at any time the shares become listed on a national securities exchange, we will negotiate in good faith with CRI Advisors a fee structure appropriate for an entity with a perpetual life or seek to internalize the advisory functions performed by CRI Advisors. Our independent directors will be required to approve any new fee structure negotiated with CRI Advisors. The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed. We have the option to cause CRIT OP to pay the subordinated incentive listing distribution in the form of stock, cash, a promissory note or any combination thereof. In the event the subordinated incentive listing distribution is earned by CRI Advisors, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing distribution, and we will not be required to pay CRI Advisors any further subordinated participation in net sale proceeds.

At least a majority of our independent directors must determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, net assets, net income and the fees and expenses of other comparable unaffiliated REITs. Each such determination will be reflected in the minutes of our board of directors. The total operating expenses (as defined in the NASAA REIT Guidelines) of the company will not exceed, in any fiscal year, the greater of 2% of the Average Invested Assets (as defined in the NASAA REIT Guidelines) or 25% of Net Income (as defined in the NASAA REIT Guidelines), unless our independent directors find that, based on unusual and non-recurring factors, a higher level of expense is justified for that year. Our independent directors shall also supervise the performance of our advisor and the compensation that we pay to it to determine that the provisions of our advisory agreement are being carried out.

Each such determination will be recorded in the minutes of our board of directors and based on the factors set forth below and other factors that the independent directors deem relevant:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of CRI Advisors in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by CRI Advisors through its relationship with us;

•	the quality and extent of service and advice furnished by CRI Advisors;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by CRI Advisors for the account of other clients.

Since CRI Advisors and its affiliates are entitled to differing levels of compensation for undertaking different transactions on our behalf, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions. However, CRI Advisors is obligated to exercise good faith and integrity in all its dealings with respect to our affairs pursuant to the advisory agreement. See the “Management — The Advisory Agreement” section of this prospectus.

STOCK OWNERSHIP

The following table shows, as of the date of this prospectus, the amount of our common stock beneficially owned by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding shares, (2) members of our board of directors and proposed directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Common Stock
	Beneficially Owned(2)
	Number of Shares	Percentage
Name of Beneficial Owner(1)	of Common Stock	of Class

Christopher H. Cole, Chairman of the Board of Directors, Chief Executive Officer and President(3)	20,000	100%
D. Kirk McAllaster, Jr., Executive Vice President, Chief Financial Officer, Treasurer and Secretary	—	—

All directors and executive officers as a group (two persons)(2)	20,000	100%

(1)	Address of each beneficial owner listed is 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016.

(2)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (a) 20,000 shares outstanding as of the date of this prospectus, and (b) shares issuable pursuant to options held by the respective person or group that may be exercised within 60 days following the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(3)	Includes 20,000 shares owned by Cole Holdings Corporation. Mr. Cole is the sole stockholder of Cole Holdings Corporation and controls the voting and disposition decisions of Cole Holdings Corporation.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with CRI Advisors, our advisor, and its affiliates, including conflicts related to the arrangements pursuant to which we will compensate CRI Advisors and its affiliates. Our agreements and compensation arrangements with our advisor and its affiliates will not be determined by arm’s-length negotiations. See the “Management Compensation” section of this prospectus. Some of the potential conflicts of interest in our transactions with our advisor and its affiliates, and certain conflict resolution procedures set forth in our charter, are described below.

Our officers and affiliates of our advisor will try to balance our interests with the interests of other Cole-sponsored programs to whom they owe duties. However, to the extent that these persons take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a description of some of the risks related to these conflicts of interest, see the “Risk Factors — Risks Related to Conflicts of Interest” section of this prospectus.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act on behalf of our stockholders.

Interests in Other Real Estate Programs

Affiliates of our advisor act as an advisor to, and our executive officers and one of our directors act as officers and directors of, CCPT I and CCPT II, real estate investment trusts that have investment objectives and targeted assets similar to ours. In addition, as of December 31, 2006, an affiliate of our advisor has issued approximately $112.3 million of debt pursuant to four private offerings, the proceeds of which were used to acquire single-tenant properties in various states. In addition, as of December 31, 2006, Cole Capital Partners, an affiliate of our advisor, had sponsored 49 currently operating tenant-in-common and Delaware statutory trust real estate programs. Affiliates of our advisor and of our executive officers also act as officers and directors of general partners of seven other currently operating limited partnerships that have invested in unimproved and improved real properties located in various states, including Cole Credit Property Fund Limited Partnership (Cole Credit LP I) and Cole Credit Property Fund II Limited Partnership (Cole Credit LP II). See the “Prior Performance Summary” section of this prospectus. Affiliates of our executive officers and entities owned or managed by such affiliates also may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, affiliates of our executive officers and entities owned or managed by such affiliates intend to form additional real estate investment entities in the future, whether public or private, which can be expected to have the same or similar investment objectives and targeted assets as we have, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Our advisor, its affiliates and affiliates of our executive officers are not obligated to present to us any particular investment opportunity that comes to their attention, even if such opportunity is of a character that might be suitable for investment by us. Our advisor and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other Cole-sponsored real estate programs.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of our assets. We will seek to achieve any operating efficiencies or similar savings that may result from affiliated management of competitive assets. However, to the extent that affiliates own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our advisor or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our advisor, any of its affiliates or another Cole-sponsored real estate program.

Other Activities of CRI Advisors and its Affiliates

We rely on CRI Advisors for the day-to-day operation of our business. As a result of the interests of members of its management in other Cole-sponsored programs and the fact that they also are engaged, and will continue to engage, in other business activities, CRI Advisors and its officers, key persons and respective affiliates have conflicts of interest in allocating their time between us and other Cole-sponsored programs and other activities in which they are involved. However, CRI Advisors believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Cole-sponsored programs and other ventures in which they are involved.

In addition, each of our executive officers, including Christopher H. Cole, who also serves as the chairman of our board of directors, also serves as an officer of our advisor, our property manager, our dealer manager and/or other affiliated entities. As a result, Mr. Cole owes fiduciary duties to these other entities, which may conflict with the fiduciary duties that he owes to us and our stockholders.

We may purchase real estate or other real estate-related investments from affiliates of CRI Advisors. The prices we pay to affiliates of our advisor for these assets will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties. However, our charter provides that the purchase price of any asset acquired from an affiliate may not exceed its fair market value as determined by an independent expert selected by a majority of our independent directors. In addition, the price must be approved by a majority of our directors who have no financial interest in the transaction, including a majority of our independent directors. If the price to us exceeds the cost paid by our affiliate, our board of directors must determine that there is substantial justification for the excess cost before we may purchase the real estate or other real estate-related investment.

Competition in Acquiring, Leasing and Reselling of Properties

The officers of our property manager are also officers of our advisor. There is a risk that a potential investment would be suitable for one or more Cole-sponsored programs, in which case the officers of our advisor will have a conflict of interest allocating the investment opportunity to us or another program. There is a risk that our advisor will choose a property that provides lower returns to us than a property purchased by another Cole-sponsored program. Additionally, our property manager may cause a prospective tenant to enter into a lease for property owned by another Cole-sponsored program. In the event that these conflicts arise, our best interests may not be met when persons acting on our behalf and on behalf of other Cole-sponsored programs decide whether to allocate any particular property to us or to another Cole-sponsored program.

Conflicts of interest will exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by other Cole-sponsored programs are located. In such a case, a conflict could arise in the acquisition or leasing of properties in the event that we and another Cole-sponsored program were to compete for the same properties or tenants, or a conflict could arise in connection with the resale of properties in the event that we and another Cole-sponsored program were to attempt to sell similar properties at the same time including in particular in the event another Cole-sponsored program liquidates at approximately the same time as us. Conflicts of interest may also exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. CRI Advisors will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, CRI Advisors will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Affiliated Dealer Manager

Since Cole Capital Corporation, our dealer manager, is an affiliate of CRI Advisors, we will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with the offering of securities. See the “Plan of Distribution” section of this prospectus.

Affiliated Property Manager

We expect that all of our properties will be managed and leased by our affiliated property manager, Cole Realty Advisors, pursuant to a property management and leasing agreement. Our agreement with Cole Realty Advisors will have a one-year term, which may be renewed for an unlimited number of successive one-year terms upon the mutual consent of the parties. Each such renewal shall be for a term of no more than one year. It is the duty of our board of directors to evaluate the performance of the property manager annually before renewing the agreement. We may terminate the property management agreement in the event of gross negligence or willful misconduct on the part of Cole Realty Advisors. Cole Realty Advisors also serves as property manager for properties owned by other Cole-sponsored real estate programs, some of which may be in competition with our properties. Management fees to be paid to our property manager are based on a percentage of the rental income received by the managed properties. For a more detailed discussion of the anticipated fees to be paid for property management services, see the “Management Compensation” section of this prospectus.

Lack of Separate Representation

Morris, Manning & Martin, LLP acts, and may in the future act, as counsel to us, CRI Advisors, Cole Capital Corporation and their affiliates in connection with this offering and otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Morris, Manning & Martin, LLP may be precluded from representing any one or all of such parties. In the event that a dispute were to arise between us, CRI Advisors, Cole Capital Corporation or any of their affiliates, separate counsel for such matters will be retained as and the respective affiliate when appropriate.

Joint Venture and Co-ownership Arrangements with Affiliates of CRI Advisors

We may enter into joint ventures or other co-ownership arrangements with other Cole-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties and other investments. See the “Investment Objectives and Policies — Acquisition and Investment Policies — Joint Venture Investments” section of this prospectus. CRI Advisors and its affiliates may have conflicts of interest in determining which Cole-sponsored program should enter into any particular joint venture or co-ownership agreement. The co-venturer or co-owner may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, CRI Advisors may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer or co-owner, and in managing the joint venture or other co-ownership arrangement. Since CRI Advisors and its affiliates will negotiate the terms of any agreements or transactions between us and a Cole-sponsored co-venturer or co-owner, we will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers or co-owners.

Receipt of Fees and Other Compensation by CRI Advisors and Its Affiliates

A transaction involving the purchase, leasing or sale of properties, or the purchase or sale of any other real estate-related investment will likely result in the receipt of commissions, fees and other compensation by CRI Advisors and its affiliates, including acquisition fees, property management and leasing fees, and real estate brokerage commissions. In addition, the sale of our shares of common stock in this offering will result in dealer manager fees to an affiliate of our advisor. Subject to oversight by our board of directors, CRI Advisors will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. Therefore, CRI Advisors may have conflicts of interest concerning certain actions taken on our behalf, particularly due to the fact that such fees will generally be payable to CRI Advisors and its affiliates regardless of the quality of the properties acquired or the services provided to us. See the “Management Compensation” section of this prospectus.

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, our charter contains a number of restrictions relating to (1) transactions we enter into with CRI Advisors and its affiliates, (2) certain future offerings, and (3) allocation of investment opportunities among affiliated entities. These restrictions include, among others, the following:

•	We will not purchase or lease properties in which CRI Advisors, any of our directors or any of their respective affiliates, has an interest unless a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction determines that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any property at an amount in excess of its appraised value. We will not sell or lease properties to CRI Advisors, any of our directors or any of their respective affiliates unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction, determines that the transaction is fair and reasonable to us.

•	We will not make any loans to CRI Advisors, any of our directors or any of their respective affiliates, except that we may make or invest in mortgage loans involving CRI Advisors, our directors or their respective affiliates, provided that an appraisal of the underlying property is obtained from an independent appraiser and the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, CRI Advisors, any of our directors and any of their respective affiliates will not make loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•	CRI Advisors and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner; provided, however, CRI Advisors must reimburse us for the amount, if any, by which our total operating expenses, including the advisor asset management fee, paid during the previous fiscal year exceeded the greater of: (i) 2% of our average invested assets for that fiscal year, or (ii) 25% of our net income, before any additions to reserves for depreciation, bad debts or other similar non-cash reserves and before any gain from the sale of our assets, for that fiscal year.

•	In the event that an investment opportunity becomes available that is suitable, under all of the factors considered by CRI Advisors, for both us and one or more other Cole-sponsored program, and for which more than one of such entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. It will be the duty of our board of directors, including the independent directors, to insure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, CRI Advisors, subject to approval by our board of directors, shall examine, among others, the following factors:

•	the anticipated cash flow of the property to be acquired and the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of property, geographic area and tenant concentration;

•	the policy of each program relating to leverage of properties;

•	the income tax effects of the purchase to each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of CRI Advisors, to be more appropriate for a program other than the program that committed to make the investment, CRI Advisors may determine that another program affiliated with CRI Advisors or its affiliates will make the investment. Our board of directors has a duty to ensure that the method used by CRI Advisors for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.

•	We will not enter into any other transaction with CRI Advisors or its affiliates, including the acceptance of goods or services from CRI Advisors or its affiliates, unless a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

(1)	Cole Holdings Corporation currently owns 20,000 shares of our common stock. After this offering, Cole Holdings Corporation will own between 7.4% of our common stock, assuming a minimum offering, and 0.01% of our common stock, assuming a maximum offering, including the sale of 20,000,000 shares pursuant to our distribution reinvestment plan.

(2)	Cole Retail Income Advisors, LLC currently owns a 0.1% limited partner interest in our operating partnership. After we begin admitting investors in this offering, that limited partner interest will be reduced.

INVESTMENT OBJECTIVES AND POLICIES

General

We intend to invest in commercial real estate and other real estate-related investments. Our primary investment objectives are:

•	to provide current income for you through the payment of cash distributions; and

•	to preserve, protect and return your capital contributions.

We also seek capital gain from our investments. We may not attain any of these objectives. See the “Risk Factors” section of this prospectus.

We will seek to list our shares of common stock for trading on a national securities exchange only if a majority of our independent directors believe listing would be in the best interest of our stockholders. We do not intend to list our shares at this time. We do not anticipate that there will be any market for our common stock until our shares are listed. You may be able to obtain a return on all or a portion of your capital contribution in connection with the sale of your shares if we list our shares on an exchange. In making the decision to apply for listing of our shares or provide other forms of liquidity, such as selling our properties and other assets either on a portfolio basis or individually or engaging in a business combination transaction, our board of directors will evaluate whether listing the shares, liquidating or another transaction would result in greater value for our stockholders. It cannot be determined at this time the circumstances, if any, under which the board of directors would determine to list our shares. If we do not list our shares of common stock on a national securities exchange by the tenth anniversary of the termination of our initial offering, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval to adopt a plan of liquidation and dissolution of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our plan of liquidation and dissolution. If we sought and failed to obtain stockholder approval of our plan of liquidation and dissolution, our charter would not require us to list or liquidate, and we would continue to operate as before. In such event, there will be no public market for shares of our common stock and you may be required to hold the shares indefinitely. If we sought and obtained stockholder approval of our plan of liquidation and dissolution, we would begin an orderly sale of our assets and distribute our net proceeds to our stockholders.

Our board of directors may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders. Our independent directors will review our investment policies at least annually to determine that our policies are in the best interest of our stockholders.

Acquisition and Investment Policies

Types of Investments

We intend to invest primarily in retail and other income producing commercial properties located throughout the United States, including U.S. protectorates. We expect that our retail properties primarily will be net leased to regional or national brand name, creditworthy tenants. We plan to acquire a diversified portfolio comprised primarily of a large number of single-tenant multi-tenant retail properties. We expect that most of our retail properties will be subject to long-term net leases. Our investments may be direct investments in properties or in other entities that own or invest in, directly or indirectly, interests in such properties. We also may acquire single-tenant and multi-tenant office, industrial and industrial-flex, hospitality and mini-storage and self-storage properties. In addition, we expect to further diversify our portfolio by making and investing in mortgage and other loans secured by the same types of properties which we may acquire directly or indirectly. We may acquire properties under development or that require substantial refurbishment or renovation. We may also acquire majority or minority interests in other entities (or business units of such entities) with investment objectives similar to ours or with management, investment or development capabilities that our board of directors deems desirable or advantageous to acquire.

Many of our properties will be leased to tenants in the chain or franchise retail industry, including but not limited to convenience stores, drug stores and restaurant properties. Other properties will be leased to large, national “big box” retailers, either standing alone or as part of so-called “power centers” which are comprised of big box national, regional and local retailers. We also may acquire multi-tenant retail properties, including grocery anchored centers and retail strip centers. Our advisor will monitor industry trends and identify properties on our behalf that serve to provide a favorable return balanced with risk. Our management will primarily target regional or national name brand retail businesses with established track records.

We believe that our general focus on the acquisition of a large number of single-tenant and multi-tenant retail properties net leased to creditworthy tenants presents lower investment risks and greater stability than other sectors of today’s commercial real estate market. By acquiring a large number of single-tenant and multi-tenant retail properties, we believe that lower than expected results of operations from one or a few investments will not necessarily preclude our ability to realize our investment objectives of cash flow and preservation of capital from our overall portfolio. We believe this approach can result in less risk to investors than an investment approach that targets other asset classes, such as office or multi-family properties. In addition, we believe that retail properties, as compared to other asset classes, offer a distinct investment advantage since these properties generally require less management and operating capital, have less recurring tenant turnover and, with respect to single-tenant properties, often offer superior locations that are less dependent on the financial stability of adjoining tenants. In addition, since we intend to acquire properties that are geographically diverse, we expect to minimize the potential adverse impact of economic slow downs or downturns in local markets. Our management believes that a portfolio consisting of both freestanding, single-tenant retail properties and multi-tenant retail properties anchored by national big box retailers will enhance our liquidity opportunities for investors by making the sale of individual properties, multiple properties or our investment portfolio as a whole attractive to institutional investors and by making a possible listing of our shares attractive to the public investment community.

To the extent feasible, we will seek to achieve a well-balanced portfolio diversified by geographic location, age and lease maturities of the various properties. We will pursue properties leased to tenants representing a variety of industries to avoid concentration in any one industry. We expect these industries to include all types of retail establishments, such as big box retailers, convenience stores, drug stores and restaurant properties. We expect that tenants of our properties will also be diversified between national, regional and local brands. We generally will target properties with lease terms in excess of ten years. We may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable attributes. We expect that these investments will provide long-term value by virtue of their size, location, quality and condition, and lease characteristics. We currently expect all of our acquisitions will be in the United States, including U.S. protectorates.

Many retail companies today are entering into sale-leaseback arrangements as a strategy for applying capital that would otherwise be applied to their real estate holdings to their core operating businesses. We believe that our investment strategy will enable us to take advantage of the increased emphasis on retailers’ core business operations in today’s competitive corporate environment as many retailers attempt to divest from real estate assets.

There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net proceeds of this offering that may be invested in a single property. The number and mix of properties comprising our portfolio will depend upon real estate market conditions and other circumstances existing at the time we acquire properties, and the amount of proceeds raised in this offering. We are not restricted to investments in retail properties. See “— Other Possible Investments” below for a description of other types of real estate and real estate-related investments we may make.

We intend to incur debt to acquire properties where our board determines that incurring such debt is in our best interest. In addition, from time to time, we may acquire some properties without financing and later incur mortgage debt secured by one or more of such properties if favorable financing terms are available. We will use the proceeds from these loans to acquire additional properties. See “— Borrowing Policies” below for a more detailed description of our borrowing intentions and limitations.

Creditworthy Tenants

In evaluating potential property acquisitions consistent with our investment objectives, we will apply credit underwriting criteria to the tenants of existing properties. Similarly, we will apply credit underwriting criteria to possible new tenants when we are re-leasing properties in our portfolio. We expect many of the tenants of our properties will be national or regional name brand retail chains that are creditworthy entities having high net worth and operating income. Generally, these tenants must be experienced multi-unit operators with a proven track record in order to meet the credit tests applied by our advisor.

Tenants will be considered creditworthy if they have financial profiles that our advisor believes meet our investment objectives. In evaluating the creditworthiness of a tenant or prospective tenant, our advisor will not use specific quantifiable standards, but will consider many factors, including, but not limited to, the proposed terms of the property acquisition, the financial condition of the tenant and/or guarantor, the operating history of the property with the tenant or tenants, the tenant’s or tenants’ market share and track record within its industry segment, the general health and outlook of the tenant’s or tenants’ industry segment, and the lease length and terms at the time of the property acquisition.

A tenant also will be considered creditworthy when the tenant has an “investment grade” debt rating by Moody’s of Baa3 or better or credit rating by Standard & Poor’s of BBB- or better, or its payments are guaranteed by a company with such rating. Changes in tenant credit ratings, coupled with future acquisition and disposition activity, may increase or decrease our concentration of creditworthy tenants in the future.

Moody’s ratings are opinions of future relative creditworthiness based on an evaluation of franchise value, financial statement analysis and management quality. The rating given to a debt obligation describes the level of risk associated with receiving full and timely payment of principal and interest on that specific debt obligation and how that risk compares with that of all other debt obligations. The rating, therefore, measures the ability of a company to generate cash in the future.

A Moody’s debt rating of Baa3, which is the lowest investment grade rating given by Moody’s, is assigned to companies with adequate financial security. However, certain protective elements may be lacking or may be unreliable over any given period of time. A Moody’s debt rating of AAA, which is the highest investment grade rating given by Moody’s, is assigned to companies with exceptional financial security. Thus, investment grade tenants will be judged by Moody’s to have at least adequate financial security, and will in some cases have exceptional financial security.

Standard & Poor’s assigns a credit rating to companies and to each issuance or class of debt issued by a rated company. A Standard & Poor’s credit rating of BBB-, which is the lowest investment grade rating given by Standard & Poor’s, is assigned to companies that exhibit adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the company to meet its financial commitments. A Standard & Poor’s credit rating of AAA+, which is the highest investment grade rating given by Standard & Poor’s, is assigned to companies with extremely strong capacities to meet their financial commitments. Thus, investment grade tenants will be judged by Standard & Poor’s to have at least adequate protection parameters, and will in some cases have extremely strong financial positions.

Description of Leases

We expect, in most instances, to acquire tenant properties with existing leases. When spaces in a property become vacant, existing leases expire, or we acquire properties under development or requiring substantial refurbishment or renovation, we anticipate entering into “net” leases. “Net” leases means leases that typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, insurance and building repairs related to the property, in addition to the lease payments. There are various forms of net leases, typically classified as triple net or double net. Triple net leases typically require the tenant to pay all costs associated with a property in addition to the base rent and percentage rent, if any. Double net leases typically hold the landlord responsible for the roof and structure, or other aspects of the property, while the tenant is responsible for all remaining expenses associated with the property. In respect of multi-tenant properties, we expect to have a variety of lease arrangements with the tenants of these properties. Since each lease is an individually negotiated contract between two or more parties, each lease will have different obligations of both the landlord and tenant. Many large national tenants have standard lease forms that generally do not vary from property to property. We will have limited ability to revise the terms of leases to those tenants. We expect that office space will be subject to “gross” leases. “Gross” leases means leases that typically require the tenant to pay a flat rental amount and we would pay for all property charges regularly incurred by our ownership or the office.

We anticipate that a majority of our acquisitions will have lease terms of ten years or more at the time of the property acquisition. We may acquire properties under which the lease term has partially expired. We also may acquire properties with shorter lease terms if the property is in an attractive location, if the property is difficult to replace, or if the property has other significant favorable real estate attributes. Under most commercial leases, tenants are obligated to pay a predetermined annual base rent. Some of the leases also will contain provisions that increase the amount of base rent payable at points during the lease term and/or that require the tenant to pay rent based upon a percentage of the tenant’s revenues. Percentage rent can be calculated based upon a number of factors. Under triple and double net leases, the tenants are generally required to pay the real estate taxes, insurance, utilities and common area maintenance charges associated with the properties. Generally, the leases require each tenant to procure, at its own expense, commercial general liability insurance, as well as property insurance covering the building for the full replacement value and naming the ownership entity and the lender, if applicable, as the additional insured on the policy. As a precautionary measure, we may obtain, to the extent available, secondary liability insurance, as well as loss of rents insurance that covers one year of annual rent in the event of a rental loss.

Some of our leases may require that we procure insurance for both commercial general liability and property damage; however, we expect that those leases will provide that the premiums will be fully reimbursable from the tenant. In such instances, the policy will list us as the named insured and the tenant as the additional insured.

Tenants will be required to provide proof of insurance by furnishing a certificate of insurance to our advisor on an annual basis. The insurance certificates will be tracked and reviewed for compliance by our advisor’s property management department.

In general, we will not permit leases to be assigned or subleased without our prior written consent. If we do consent to an assignment or sublease, generally the original tenant will remain fully liable under the lease unless we release that tenant from its obligations under the lease.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease” and so that we will be treated as the owner of the property for federal income tax purposes, the Internal Revenue Service could challenge this characterization. In the event that any sale-leaseback transaction is re-characterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. See the “Federal Income Tax Considerations — Sale-Leaseback Transactions” section of this prospectus.

Environmental Matters

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. State and federal laws in this area are constantly evolving, and we intend to take commercially reasonable steps to protect ourselves from the impact of these laws, including obtaining environmental assessments of most properties that we acquire. See the section of this prospectus captioned “— Conditions to Closing Our Acquisitions” below for a description of the steps we may take to ensure environmental compliance in the properties we acquire.

Other Possible Investments

Although we expect to invest primarily in single-tenant and multi-tenant retail properties, we may make other investments. For example, we may invest in other income producing commercial properties such as office buildings, industrial and industrial-flex properties including manufacturing facilities and warehouse and distribution facilities and mini-storage and self-storage properties. We may also acquire majority or minority interests in other entities (or business units of such entities) with investment objectives similar to ours or with management, investment or development capabilities, in order to enhance overall portfolio returns or reduce overall portfolio risks, if our board of directors determines that it would be advantageous to do so. We also may make or invest in mortgage, bridge or mezzanine loans, or in participations in such loans, secured directly or indirectly by the same types of commercial properties that we may acquire directly, and we may invest in other real estate-related securities. Our board of directors has broad discretion to change our investment policies in order for us to achieve our investment objectives.

Investment Decisions

CRI Advisors will have substantial discretion with respect to the selection of our specific investments, subject to the approval of our board of directors. In pursuing our investment objectives and making investment decisions on our behalf, CRI Advisors will evaluate the proposed terms of the investment against all aspects of the transaction, including the condition and financial performance of the asset, the terms of existing leases and the creditworthiness of the tenant, and property location and characteristics. Because the factors considered, including the specific weight we place on each factor, will vary for each potential investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

In addition to procuring and reviewing an independent valuation estimate on the proposed investment, our advisor also will, to the extent such information is available, consider the following:

•	tenant rolls and tenant creditworthiness;

•	a property condition report;

•	unit level store performance;

•	property location, visibility and access;

•	age of the property, physical condition and curb appeal;

•	neighboring property uses;

•	local market conditions, including vacancy rates;

•	area demographics, including trade area population and average household income;

•	neighborhood growth patterns and economic conditions;

•	presence of nearby properties that may positively or negatively impact store sales at the subject property; and

•	lease terms, including length of lease term, scope of landlord responsibilities, presence and frequency of contractual rental increases, renewal option provisions, exclusive and permitted use provisions, co-tenancy requirements and termination options.

Our advisor will review the terms of each existing lease by considering various factors, including:

•	rent escalations;

•	remaining lease term;

•	renewal option terms;

•	tenant purchase options;

•	termination options;

•	scope of the landlord’s maintenance, repair and replacement requirements;

•	projected net cash flow yield; and

•	projected internal rates of return.

Conditions to Closing Our Acquisitions

Generally, we intend to condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to CRI Advisors;

•	financial statements covering recent operations of properties having operating histories;

•	title and liability insurance policies; and

•	tenant estoppel certificates.

We generally will not purchase any property unless and until we also obtain what is generally referred to as a “Phase I” environmental site assessment and are generally satisfied with the environmental status of the property. However, we may purchase a property without obtaining such assessment if our advisor determines the assessment is not necessary under the circumstances. A Phase I environmental site assessment basically consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, visually observing neighboring properties to asses surface conditions or activities that may have an adverse environmental impact on the property, and contacting local governmental agency personnel who perform a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, ground water or building materials from the property and may not reveal all environmental hazards on a property.

We may enter into purchase and sale arrangements with a seller or developer of a suitable property under development or construction. In such cases, we will be obligated to purchase the property at the completion of construction, provided that the construction conforms to definitive plans, specifications, and costs approved by us in advance. In such cases, prior to our acquiring the property, we generally would receive a certificate of an architect, engineer or other appropriate party, stating that the property complies with all plans and specifications. If renovation or remodeling is required prior to the purchase of a property, we expect to pay a negotiated maximum amount to the seller upon completion. We do not currently intend to construct or develop properties or to render any services in connection with such development or construction but we may do so in the future.

In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, normally is surrendered if the property is not purchased and normally is credited against the purchase price if the property is purchased.

In the purchasing, leasing and developing properties, we will be subject to risks generally incident to the ownership of real estate. See the “Risk Factors — General Risks Related to Investments in Real Estate” section of this prospectus.

Ownership Structure

Our investment in real estate is expected to generally take the form of holding fee title or a long-term leasehold estate. We expect to acquire such interests either directly through our operating partnership or indirectly through limited liability companies, limited partnerships or other entities owned and/or controlled by our operating partnership. We may also acquire properties through investments in joint ventures, partnerships, co-tenancies or other co-ownership arrangements with third parties, including the developers of the properties or affiliates of CRI Advisors. See the section captioned “Our Operating Partnership Agreement” in this prospectus and the “— Joint Venture Investments” section below.

Joint Venture Investments

We may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements with affiliated entities of our advisors, including other real estate programs sponsored by affiliates of our advisor, and other third parties for the acquisition, development or improvement of properties or the acquisition of other real estate-related investments. We may also enter into such arrangements with real estate developers, owners and other unaffiliated third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, CRI Advisors will evaluate the underlying real property or other real estate-related investment using the same criteria described above in “— Investment Decisions” for the selection of our real property investments. CRI Advisors also will evaluate the joint venture or co-ownership partner and the proposed terms of the joint venture or a co-ownership arrangement.

Our general policy will be to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell all or a portion of the interests held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one asset, the interest in each such asset may be specially allocated between us and the joint venture partner based upon the respective proportion of funds deemed invested by each co-venturer in each such asset.

CRI Advisors’ officers and key persons may have conflicts of interest in determining which Cole-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, CRI Advisors’ officers and key persons may face a conflict in structuring the terms of the relationship between our interests and the interest of the affiliated co-venturer and in managing the joint venture. Since some or all of CRI Advisors’ officers and key persons will also advise the affiliated co-venturer, agreements and transactions between us and any other Cole-sponsored co-venturer will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers, which may result in the co-venturer receiving benefits greater than the benefits that we receive. In addition, we may assume liabilities related to the joint venture that exceed the percentage of our investment in the joint venture.

We may enter into joint ventures with other Cole real estate programs only if a majority of our directors not otherwise interested in the transaction and a majority of our independent directors approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those received by unaffiliated joint venturers.

Borrowing Policies

Our advisor believes that utilizing borrowing is consistent with our investment objective of maximizing the return to investors. By operating on a leveraged basis, we will have more funds available for investment in properties. This will allow us to make more investments than would otherwise be possible, resulting in a more diversified portfolio. Our advisor also believes that it would be advantageous to our stockholders, particularly those who invest in shares of our common stock during our ramp up period, for us to borrow capital to enable us to acquire an initial portfolio of investments during our ramp up period. In anticipation of this offering, an affiliate of our advisor may seek to arrange on our behalf up to $50 million of debt financing for that purpose. As of the date of this prospectus, no debt financing has been identified, arranged or entered into by us or our operating partnership.

There is no limitation on the amount we may borrow against any single improved property. However, pursuant to our charter, we are required to limit our aggregate borrowings to 75% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing. Moreover, we expect our board of directors will adopt a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets. We expect that during the period of this offering, including during our ramp up period, we will request that our independent directors approve borrowings in excess of this limitation since we will then be in the process of raising our equity capital to acquire our portfolio. If we do seek and obtain Ramp Up Period Financing, we may have debt financing equal to approximately 95% loan to value. However, we anticipate that our overall leverage following our offering stage will be within our charter limit.

Our advisor will use its best efforts to obtain financing on the most favorable terms available to us. All of our financing arrangements must be approved by a majority of our board members, including a majority of our independent directors. Lenders may have recourse to assets not securing the repayment of the indebtedness. Our advisor may refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and an increase in property ownership if some refinancing proceeds are reinvested in real estate.

Our ability to increase our diversification through borrowing may be adversely impacted if banks and other lending institutions reduce the amount of funds available for loans secured by real estate. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted and we may not be able to adequately diversify our portfolio.

We may not borrow money from any of our directors or from our advisor or its affiliates unless such loan is approved by a majority of the directors not otherwise interested in the transaction (including a majority of the independent directors) as fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties.

For services in connection with the origination or refinancing of any debt financing we obtain and use to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, we will pay to our advisor a debt financing fee equal to 1% of the amount available and/or outstanding under such financing. Debt financing fees payable from loan proceeds from permanent financing will be paid to our advisor as we acquire such permanent financing. In the event our advisor subcontracts with a third party for the provision of financing coordination services with respect to a particular financing or financings, the advisor will compensate the third party through the debt financing fee.

Investing in and Originating Loans

Our criteria for making or investing in loans will be substantially the same as those involved in our investment in properties. We do not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. However, unlike our property investments which we expect to hold for eight to ten years in general, we expect that the average duration of loans will typically be one to five years. We are not limited as to the amount of gross offering proceeds that we may apply to mortgage loan investments; however, we expect that our board of directors will adopt a policy limiting the amount of gross offering proceeds that we may apply to mortgage loan investments.

We do not expect to make or invest in loans that are not directly or indirectly secured by real estate. We will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loan, would exceed an amount equal to 85% of the appraised value of the property, as determined by an independent third party appraiser, unless we find substantial justification due to other underwriting criteria. We may find such justification in connection with the purchase of loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. We will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of our independent directors so determine and in the event the transaction is with our advisor, any of our directors or their respective affiliates, the appraisal will be obtained from a certified independent appraiser to support its determination of fair market value.

We may invest in first, second and third mortgage loans, mezzanine loans, bridge loans, wraparound mortgage loans, construction mortgage loans on real property, and loans on leasehold interest mortgages. However, we will not make or invest in any loans that are subordinate to any mortgage or equity interest of our advisor or any of its or our affiliates. We also may invest in participations in mortgage loans. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing, can be obtained. Second mortgage and wraparound loans are secured by second or wraparound deeds of trust on real property that is already subject to prior mortgage indebtedness. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans. Third mortgage loans are secured by third deeds of trust on real property that is already subject to prior first and second mortgage indebtedness. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of from six months to 15 years. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders.

In evaluating prospective loan investments, our advisor will consider factors such as the following:

•	the ratio of the investment amount to the underlying property’s value;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	the condition and use of the property;

•	current and projected cash flow of the property;

•	potential for rent increases;

•	the degree of liquidity of the investment;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower;

•	general economic conditions in the area where the property is located;

•	in the case of mezzanine loans, the ability to acquire the underlying real property; and

•	other factors that our advisor believes are relevant.

In addition, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. Because the factors considered, including the specific weight we place on each factor, will vary for each prospective loan investment, we do not, and are not able to, assign a specific weight or level of importance to any particular factor.

We may originate loans from mortgage brokers or personal solicitations of suitable borrowers, or may purchase existing loans that were originated by other lenders. We may purchase existing loans from affiliates, and we may make or invest in loans in which the borrower is an affiliate. Our advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Most loans that we will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that we will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. We will not originate loans with negative amortization provisions.

We do not have any policies directing the portion of our assets that may be invested in construction loans, mezzanine loans, bridge loans, loans secured by leasehold interests and second, third and wraparound mortgage loans. However, we recognize that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple properties, and we expect to minimize the amount of these types of loans in our portfolio, to the extent that that we make or invest in loans at all. Our advisor will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. We do not have any policy that limits the amount that we may invest in any single loan or the amount we may invest in loans to any one borrower. We are not limited as to the amount of gross offering proceeds that we may use to invest in or originate loans.

Our loan investments may be subject to regulation by federal, state and local authorities and subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our proposed investments in loans. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which the regulatory authority determines that we have not complied in all material respects with applicable requirements.

Investment in Other Real Estate-Related Securities

If approved by a majority of directors (including a majority of independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable, we may invest in common and preferred real estate-related equity securities of both publicly traded and private real estate companies. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.

We may also make investments in CMBS. CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. CMBS are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade CMBS classes.

Development and Construction of Properties

We may invest in properties on which improvements are to be constructed or completed or which require substantial renovation or refurbishment, provided that we will not invest more than 10% of our total assets in unimproved properties or in mortgage loans secured by such properties. We will consider a property to be an unimproved property if it was not acquired for the purpose of producing rental or other operating income, has no development or construction in process at the time of acquisition and no development or construction is planned to commence within one year of the acquisition.

To help ensure performance by the builders of properties that are under construction, completion of such properties will be guaranteed at the contracted price by a completion guaranty, completion bond or performance bond. Our advisor will enter into contracts on our behalf with contractors or developers for such construction services on terms and conditions approved by our board of directors. If we contract with an affiliate of our advisor for such services, we also will obtain the approval of a majority of our independent directors that the contract is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements showing a substantial net worth provided by an affiliate of the person entering into the construction or development contract as an alternative to a completion bond or performance bond. Development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. See the “Risk Factors — General Risks Related to Investments in Real Estate” section of this prospectus.

Additionally, we may engage our advisor or an affiliate of our advisor to provide development related services for all or some of the properties that we acquire for development or refurbishment. In those cases, we will pay our advisor or its affiliate a development fee that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided if a majority of our independent directors determines that such development fees are fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties. However, we will not pay a development fee to our advisor or its affiliate if the advisor or any of its affiliates elects to receive an acquisition fee based on the cost of such development. In the event that our advisor assists with planning and coordinating the construction of any tenant improvements or capital improvements, our advisor may be paid up to 5% of the cost of such improvements.

We may make periodic progress payments or other cash advances to developers and builders of our properties prior to completion of construction only upon receipt of an architect’s certification as to the percentage of the project then completed and as to the dollar amount of the construction then completed. We intend to use such additional controls on disbursements to builders and developers as we deem necessary or prudent. We may directly employ one or more project managers, including our advisor or an affiliate of our advisor, to plan, supervise and implement the development of any unimproved properties that we may acquire. Such persons would be compensated directly by us or through an affiliate of our advisor and reimbursed by us.

Acquisition of Properties from Affiliates of our Advisor

We may acquire properties or interests in properties from or in co-ownership arrangements with entities affiliated with our advisor, including any affiliated entity engaged in construction and development of commercial real properties. We will not acquire any property from an affiliate of our advisor unless a majority of our directors not otherwise interested in the transaction and a majority of our independent directors determine that the transaction is fair and reasonable to us. The purchase price that we will pay for any property we acquire from an affiliate of our advisor, including property developed by the affiliate as well as property held by the affiliate that has already been developed, will not exceed the current appraised value of the property. In addition, the price of the property we acquire from an affiliate of our advisor may not exceed the cost of the property to the affiliate, unless a majority of our directors and a majority of our independent directors determine that substantial justification for the excess exists and the excess is reasonable.

In the case of properties we acquire from an affiliate of our advisor that have not been constructed at the time of contracting, the affiliate generally will be required to obtain an independent “as built” appraisal for the property prior to our contracting for the property, in which case the purchase price we will pay under the purchase contract will not exceed the anticipated fair market value of the developed property as determined by the appraisal. Our contract with any affiliate of our advisor engaged in development of properties for sale to us will require the affiliate to deliver to us at closing title to the property, as well as an assignment of leases.

In the case of properties to be developed by any affiliates of our advisor and sold to us, if any, we anticipate that the development company affiliate will:

•	acquire a parcel of land;

•	enter into contracts for the construction and development of a commercial building thereon;

•	enter into an agreement with one or more tenants to lease all or a majority of the property upon its completion;

•	secure an earnest money deposit from us, which may be used for acquisition and development expenses;

•	secure a financing commitment from a commercial bank or other institutional lender to finance the remaining acquisition and development expenses;

•	complete the development and allow the tenant or tenants to take possession of the property; and

•	provide for the acquisition of the property by us.

We will be required to pay a substantial sum to the development company affiliate at the time of entering into the contract as a refundable earnest money deposit to be credited against the purchase price at closing, which will be applied to the cost of acquiring the land and initial development costs. We expect that the earnest money deposit will represent approximately 20% to 30% of the purchase price of the developed property set forth in the purchase contract.

We may enter into a contract to acquire property from an affiliate of our advisor engaged in property development even if we have not yet raised sufficient proceeds to enable us to pay the full amount of the purchase price at closing. We may also elect to close a purchase before the development of the property has been completed, in which case we would obtain an assignment of the construction and development contracts from the affiliate of our advisor and would complete the construction either directly or through a joint venture with the affiliate. Any contract between us, directly or indirectly through a joint venture, and an affiliate of our advisor for the purchase of property to be developed will provide that we will be obligated to purchase the property only if:

•	the affiliated development company completes the improvements, which generally will include the completion of the development, in accordance with the specifications of the contract;

•	one or more approved tenants takes possession of the building under a lease satisfactory to our advisor; and

•	we have sufficient proceeds available for investment at closing to pay the balance of the purchase price remaining after payment of the earnest money deposit.

Our advisor will not cause us to enter into a contract to acquire property from an affiliated development company if it does not reasonably anticipate that funds will be available to purchase the property at the time of closing. If we enter into a contract to acquire property from a development company affiliated with our advisor and, at the time for closing, are unable to purchase the property because we do not have sufficient proceeds available for investment, we will not be required to close the purchase of the property and will be entitled to a refund of our earnest money deposit from the affiliated development company. Because the affiliated development company may be an entity without substantial assets or operations, our board of directors may require that the affiliated development company’s obligation to refund our earnest money deposit be guaranteed by another entity, such as Cole Realty Advisors, our affiliated property manager, which provides property management and leasing services to various Cole programs, including us, for substantial monthly fees. As of the time Cole Realty Advisors or any other guarantor may be required to perform under any guaranty, such guarantor may not have sufficient assets to refund all of our earnest money deposit in a lump sum payment. In such a case, we would be required to accept installment payments over time payable out of the revenues of the guarantor’s operations. We may not be able to collect the entire amount of our earnest money deposit under such circumstances. See the “Risk Factors — General Risks Related to Investments in Real Estate” section of this prospectus.

Section 1031 Program

Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code. Cole Capital Partners, an affiliate of our advisor, has developed a number of private co-ownership programs to facilitate these transactions, which are referred to as “like-kind exchanges.” For each Section 1031 Program, Cole Capital Partners or another Cole affiliate will create a single member limited liability company or a Delaware statutory trust (each of which we refer to as a Cole Exchange Entity). A Cole Exchange Entity typically will acquire all or part of a real estate property to be owned in co-ownership arrangements with persons wishing to engage in like-kind exchanges (which we refer to as Section 1031 Participants). Generally, a Cole Exchange Entity will acquire the subject property and prepare and, through a registered broker-dealer, market a private placement memorandum for the sale of co-ownership interests in that property. In many instances, affiliates of our advisor will sell or contribute a property to a Cole Exchange Entity for the purpose of selling off the property. Properties acquired in connection with the co-ownership program, if any, initially may be partially or entirely financed with debt. Typically, multiple investors will acquire co-ownership interests in a single property. In a substantial majority of these transactions, the underlying property serves as collateral for the mortgage loan used to finance the purchase of the property. To the extent the loan is not repaid in full as part of the co-ownership program, the loan remains outstanding after the sale of the co-ownership interests to the Section 1031 Participants. These loans generally are non-recourse and are secured by the real property. However, Cole Capital Partners or another Cole affiliate, as well as the investors in tenant-in-common offerings, typically are required to indemnify and become liable to the lender for customary carve-outs under the loan financing documents, including but not limited to fraud or intentional misrepresentation, physical waste of the property, misapplication or misappropriation of insurance proceeds and failure to pay taxes.

Although we do not presently intend to participate in any Cole-sponsored Section 1031 Program, we may do so if our board of directors, including a majority of our independent directors, determines that our participation is in the best interest of our stockholders. In the event that our board of directors determines that it is in our best interest to participate in a Section 1031 Program, we may co-invest in the property with the Cole Exchange Entity or purchase a co-ownership interest from, or in, as applicable, the Cole Exchange Entity. In that event, as an owner of co-ownership interests in properties, we will be subject to the risks that co-ownership of properties with unrelated third parties entails. For further discussion of those risks, see the “Risk Factors-Risks Associated with Co-Ownership Transactions” section of this prospectus.

We may co-invest with or purchase co-ownership interests from, or in, as applicable, a Cole Exchange Entity only if a majority of our directors not otherwise interested in the transaction and a majority of our independent directors approves of the transaction as being fair, competitive and commercially reasonable to us. We anticipate that in the event we participate in a Section 1031 Program, generally we will purchase the interest at the Cole Exchange Entity’s cost (before offering expenses and fees). However, if the price to us is in excess of the cost of the asset paid by our affiliate, a majority of our directors not otherwise interested in the transaction and a majority of our independent directors must determine that substantial justification for such excess exists and that such excess is reasonable. In no event shall the cost of such asset to us exceed the current appraised value for the property interest performed by an independent appraiser.

Although the Cole Exchange Entity will charge fees and expenses to Section 1031 Participants and/or will sell the co-ownership interests at a price above the price it paid for the property, if we participate in the co-ownership program we will not pay any fees or expenses to the Cole Exchange Entity. We will, however, pay our advisor any applicable acquisition fee and we will reimburse the advisor for its expenses as described under the “Management Compensation” section of this prospectus to the same extent as with other types of property acquisitions.

Cole Capital Partners or its affiliates receive substantial fees in connection with each Cole-sponsored Section 1031 Program. Although we would not be required to pay such fees, our participation in such a transaction likely would facilitate a successful consummation of the transaction. Our advisor may face conflicts of interests in structuring the terms of the relationship between our interests and the interest of Cole Capital Partners or the Cole Exchange Entity. As a result, agreements and transactions between the parties with respect to any Section 1031 Program will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated parties.

Disposition Policies

We intend to hold each property we acquire for an extended period, generally eight to ten years. Holding periods for other real estate-related investments may vary. Regardless of intended holding periods, circumstances might arise that could cause us to determine to sell an asset before the end of the expected holding period if we believe the sale of the asset would be in the best interests of our stockholders. The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, current tenant rolls and tenant creditworthiness, whether we could apply the proceeds from the sale of the asset to make other investments, whether disposition of the asset would increase cash flow, and whether the sale of the asset would be a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale.

Investment Limitations

Our charter and investment policies place numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. These limitations cannot be changed unless our charter is amended, which requires approval of our stockholders, or we otherwise change our investment policies. Unless our charter is amended, or we revise our investment policies, we will not:

•	borrow in excess of 75% of the greater of the aggregate cost (before deducting depreciation or other non-cash reserves) or fair market value of all assets owned by us, unless approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the justification for such excess borrowing (although we expect our board of directors will adopt a policy to reduce this limit from 75% to 60%);

•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	invest in indebtedness secured by a mortgage on real property that is subordinate to the lien or other indebtedness of our advisor, any director, our sponsor or any of our affiliates;

•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are unreasonable or exceed 6% of the purchase price of the property or, in the case of a mortgage loan, 6% of the funds advanced; provided that the investment may be made if a majority of our independent directors determines that the transaction is commercially competitive, fair and reasonable to us;

•	invest in equity securities unless a majority of our independent directors approves such investment as being fair, competitive and commercially reasonable;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;

•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests;

•	issue options or warrants to our advisor, our directors, our sponsor or any of their respective affiliates except on the same terms as such options or warrants are sold to the general public and provided that such options or warrants do not exceed ten percent of our outstanding shares on the date of grant; or

•	make any investment that we believe will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests.

In addition, our charter includes many other investment limitations in connection with transactions with affiliated entities or persons, which limitations are described above under the “Conflicts of Interest” section of this prospectus. Our charter also includes restrictions on roll-up transactions, which are described under the “Description of Shares” section of this prospectus.

Investment Limitations to Avoid Registration as an Investment Company

We do not intend to register as an investment company under the Investment Company Act. In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate, mortgages and other liens on or interests in real estate. Our advisor, CRI Advisors, will continually review our investment activity to attempt to ensure that we will not be regulated as an investment company. Among other things, our advisor will attempt to monitor the proportion of our portfolio that is placed in various investments. The position of the SEC staff generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests in order for us to maintain our exemption. To constitute a qualifying real estate interest under this 55% requirement, a real estate interest must meet various criteria. In addition, mortgaged-backed securities may or may not constitute qualifying real estate assets, depending on the characteristics of the mortgage-backed securities, including whether the securities are subject to risk of loss and the rights that we have with respect to the underlying loans. Our ownership of mortgage-backed securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

Change in Investment Policies

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we follow are in the best interests of our stockholders. Each determination and the basis therefor shall be set forth in the minutes of the meetings of our board of directors. The methods of implementing our investment policies also may vary as new real estate development trends emerge and new investment techniques are developed. The methods of implementing our investment policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of the independent directors, without the approval of our stockholders.

Real Property Investments

In anticipation of this offering, an affiliate of our advisor may seek to arrange on our behalf up to $50 million of debt financing to enable us to acquire an initial portfolio of investments to be held by our operating partnership. It is expected that this Ramp Up Period Financing would be in the form of one or more lines of credit, secured by all of the assets of our operating partnership and may be up to approximately 95% loan to value. It is further expected that the Ramp Up Period Financing would be provided or guaranteed by an affiliate of our advisor. We would not be required to pay our advisor any debt financing fee in respect of the Ramp Up Period Financing if this debt financing is provided by an affiliate of our advisor. If our advisor is able to arrange this financing, we expect that we would repay the indebtedness with proceeds from this offering, operating cash flow or other indebtedness. As of the date of this prospectus, no debt financing has been identified, arranged or entered into by us or our operating partnership.

If our advisor seeks, and is able to arrange debt financing during the ramp up period, we would use the proceeds of the financing to make investments during the ramp up period beginning on the date this offering commences, which is expected to be immediately upon SEC effectiveness of this offering, and ending on the maturity date of the debt financing, which is expected to be the earlier of our receipt of $250 million in gross offering proceeds or one year from the effective date of the debt financing.

If we acquire an initial portfolio of assets during the ramp up period, initial investors in our common stock would be able to acquire an interest in a diversified portfolio of income-producing assets more rapidly than they might if we were to use solely the proceeds from this offering to provide us with the capital necessary to begin our investment activities. As a result, early investors in this offering would receive distributions of operating cash flow more rapidly than if we were to use solely the proceeds from this offering to begin our investment activities. This strategy would require us to exceed the debt limitations set forth in our charter. Thus, no initial debt financing would be incurred by us unless it is approved by a majority of our disinterested directors, including a majority of our independent directors, as required under our charter. See the “Risk Factors — Risks Associated with Debt Financing” section of this prospectus.

Upon reaching an agreement with any prospective lender, we will supplement or amend this prospectus to disclose the name of the lender, the amount of the debt financing, any relationship or affiliation between us and/or our advisor and the lender, any fees payable by us in respect of the debt financing (including any fees payable to any affiliates of ours or of our advisor) and the other material terms of the agreement.

We will not sell any shares of our common stock to the public unless we sell a minimum of 250,000 shares to the public by          , 2009, which is one year from the effective date of this offering. Thus, the period of time in which we will be receiving subscriptions for investments but have not yet broken escrow and admitted investors will coincide with the early phase of the ramp up period.

As of the date of this prospectus, we have not acquired or contracted to acquire any specific real properties or other real estate-related investments. CRI Advisors, our advisor, is continually evaluating various potential property investments and engaging in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties. While this offering is pending, if we believe that a reasonable probability exists that we will acquire a specific property, this prospectus will be supplemented to disclose the negotiations and pending acquisition of such property. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific property, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. A supplement to this prospectus will describe any improvements proposed to be constructed upon the respective real property and other information that we consider appropriate for an understanding of the transaction. Further data will be made available after any pending acquisition is consummated, also by means of a supplement to this prospectus, if appropriate. YOU SHOULD UNDERSTAND THAT THE DISCLOSURE OF ANY PROPOSED ACQUISITION CANNOT BE RELIED UPON AS AN ASSURANCE THAT WE WILL ULTIMATELY CONSUMMATE SUCH ACQUISITION OR THAT THE INFORMATION PROVIDED CONCERNING THE PROPOSED ACQUISITION WILL NOT CHANGE PRIOR TO ANY ACTUAL PURCHASE.

We intend to obtain adequate insurance coverage for all properties that we acquire.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and notes thereto.

Overview

We were formed on January 22, 2008 to acquire and operate a diverse portfolio of commercial real estate investments primarily consisting of retail and other income producing commercial properties located throughout the United States, including U.S. protectorates. We are in the development stage and have not begun operations. The net proceeds of this offering will provide funds to enable us to purchase real estate and other real estate-related investments. As of the date of this prospectus, we have not yet commenced operations or entered into any arrangements to acquire any specific investments. The number of assets we acquire will depend upon the number of shares sold in this offering and the resulting amount of the net proceeds available for investment, as well as our ability to arrange debt financing. See the “Risk Factors” section of this prospectus.

Critical Accounting Policies

Our accounting policies have been established to conform with generally accepted accounting principles (GAAP). The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

Below is a discussion of the accounting policies that management believes will be critical once we commence operations. We consider these policies critical because they involve difficult management judgments and assumptions, require estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses. Our most sensitive estimates will involve the allocation of the purchase price of acquired properties and evaluating our real estate-related investments for impairment.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments, which are based on estimates, have a direct impact on net income. We expect the estimated useful lives of our assets by class will be generally as follows:

Building	40 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lesser of useful life or lease term

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it will be our policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values. We will utilize independent appraisals to determine the fair values of the tangible assets of an acquired property (which includes land and building).

The fair values of above-market and below-market in-place lease values will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) an estimate of fair market lease rates for the corresponding in-place leases, which is generally obtained from independent appraisals, measured over a period equal to the remaining non-cancelable term of the lease. The above-market and below-market lease values will be capitalized as intangible lease assets or liabilities and amortized as an adjustment of rental income over the remaining terms of the respective leases.

The fair values of in-place leases will include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals which are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on independent appraisals and management’s consideration of current market costs to execute a similar lease. These direct costs will be included in intangible lease assets in the accompanying consolidated balance sheet and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs will be calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships will be valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These intangibles will be amortized to expense over the remaining term of the respective leases.

The determination of the fair values of the assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which could impact the amount of our reported net income.

Valuation of Real Estate Assets

We intend to continually monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the assets will be recovered through the undiscounted future operating cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the real estate and related intangible assets to the fair value and recognize an impairment loss.

Projections of expected future cash flows require us to estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flow and fair value and could result in the overstatement of the carrying value of our real estate and related intangible assets and net income.

Revenue Recognition

Upon the acquisition of real estate, we expect certain properties will have leases where minimum rent payments increase during the term of the lease. We will record rental revenue for the full term of each lease on a straight-line basis. Accordingly, we will record a receivable from tenants that we expect to collect over the remaining lease term rather than currently, which we will record as rents receivable. When we acquire a property, the term of existing leases will be considered to commence as of the acquisition date for the purposes of this calculation. In accordance with Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements, we will defer the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Cost recoveries from tenants will be included in tenant reimbursement income in the period the related costs are incurred.

Income Taxes

We intend to make an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT, beginning with the taxable year ending December 31, 2008. If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we make an election to be taxed as a REIT and later fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income. However, we believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes during the year ending December 31, 2008, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes.

Results of Operations

As of the date of this prospectus, we have not commenced any significant operations because we are in our development stage. We will not commence any significant operations until we have issued at least 250,000 shares pursuant to this offering. Our management is not aware of any material trends or uncertainties, other than national economic conditions affecting real estate and the debt markets generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition and operation of real properties and real estate-related investments, other than those referred to in this prospectus.

Liquidity and Capital Resources

We will not commence any significant operations until we have issued at least 250,000 shares pursuant to this offering. Our principal demands for funds will be for real estate and real estate-related investments, for the payment of operating expenses and distributions, and for the payment of interest on our outstanding indebtedness. Generally, we expect to meet cash needs for items other than acquisitions from our cash flow from operations, and we expect to meet cash needs for acquisitions from the net proceeds of this offering and from financings.

There may be a delay between the sale of our shares and the purchase of properties or other investments, which could result in a delay in our ability to make distributions to our stockholders. Some or all of our distributions will be paid from other sources, such as from the proceeds of this offering, cash advances to us by our advisor, cash resulting from a waiver of asset management fees and borrowings secured by our assets in anticipation of future operating cash flow until such time as we have sufficient cash flow from operations to fund fully the payment of distributions. We expect to have little, if any, cash flow from operations available for distribution until we make substantial investments and currently have no plans regarding when distributions will commence. In addition, to the extent our investments are in development or redevelopment projects or in other properties that have significant capital requirements and/or delays in their ability to generate income, our ability to make distributions may be negatively impacted, especially during our early periods of operation.

We intend to borrow money to acquire properties and make other investments. There is no limitation on the amount we may borrow against any single improved property. However, under our charter, we are required to limit our borrowings to 75% (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless excess borrowing is approved by a majority of the independent directors and disclosed to our stockholders in our next quarterly report, along with a justification for such excess borrowing. Our borrowings will not exceed 300% of our net assets as of the date of any borrowing, which is the maximum level of indebtedness permitted under the NASAA REIT Guidelines, however we may exceed that limit if approved by a majority of our independent directors. We expect that during the period of this offering we will request that our independent directors approve borrowings in excess of these limitations since we will then be in the process of raising our equity capital to acquire our portfolio. In addition, we may seek and obtain Ramp Up Period Financing, which would require approval of a majority of our disinterested directors, including a majority of our independent directors, as it would cause us to exceed our debt limitations. As a result, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

Our advisor may, but is not required to, establish capital reserves from gross offering proceeds, out of cash flow generated by operating properties and other investments or out of non-liquidating net sale proceeds from the sale of our properties and other investments. Capital reserves are typically utilized for non-operating expenses such as tenant improvements, leasing commissions and major capital expenditures. Alternatively, a lender may require its own formula for escrow of capital reserves.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of assets and undistributed funds from operations. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.

Contractual Obligations

We had no contractual obligations as of January 31, 2008.

Related-Party Transactions and Agreements

We have entered into agreements with CRI Advisors and its affiliates, whereby we agree to pay certain fees to, or reimburse certain expenses of, CRI Advisors or its affiliates for acquisition fees and expenses, organization and offering costs, sales commissions, dealer manager fees, asset and property management fees and reimbursement of operating costs. See the “Management Compensation” section in this prospectus for a discussion of the various related-party transactions, agreements and fees.

Quantitative and Qualitative Disclosures about Market Risks

We will be exposed to interest rate changes primarily as a result of long-term debt used to acquire properties and make loans and other permitted investments. We intend to manage our interest rate risk by limiting the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve these objectives, we expect to borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. With regard to variable rate financing, we will assess interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs

The information presented in this section represents the historical experience of certain real estate programs managed over the last ten years by Cole Capital Advisors, Cole Capital Partners and other affiliates of our advisor, including certain officers and directors of our advisor. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

During the period from January 1, 1997 to December 31, 2006, affiliates of our advisor sponsored 71 privately offered prior programs, including 16 limited partnerships, a privately offered real estate investment trust (CCPT I), a publicly offered real estate investment trust (CCPT II), four debt offerings, 24 Delaware Statutory Trusts and 25 tenant-in-common programs. As of December 31, 2006, such prior programs have raised approximately $882.8 million from approximately 14,000 investors. Each of the 16 limited partnerships, the two real estate investment trusts, four of the debt offerings 24 Delaware Statutory Trusts and the 25 tenant-in-common programs have investment objectives and policies similar to those of this program. See Tables I and II of the Prior Performance Tables for more detailed information about the experience of our affiliates in raising and investing funds for offerings initiated over the last four years and compensation paid to the sponsors of these programs.

We intend to conduct this offering in conjunction with future offerings by one or more public and private real estate entities sponsored by Cole Capital Advisors, Cole Capital Partners and their affiliates. To the extent that such entities have the same or similar objectives as ours or involve similar or nearby properties, such entities may be in competition with the properties acquired by us. See the “Conflicts of Interest” section of this prospectus for additional information.

The information in this section and in the Prior Performance Tables attached to this prospectus as Appendix A provides relevant summary information concerning real estate programs sponsored by our affiliates. The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to (1) experience in raising and investing funds (Table I); (2) compensation to the sponsor and its affiliates (Table II); (3) annual operating results of prior real estate programs (Table III); (4) results of completed programs (Table IV); and (5) results of sales or disposals of properties (Table V). Additionally, Table VI, which is contained in Part II of the registration statement for this offering and which is not part of the prospectus, contains certain additional information relating to properties acquired by the prior real estate programs. We will furnish copies of such table to any prospective investor upon request and without charge. The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K or Form 10-KSB filed with the SEC by any public program sponsored by our advisor or its affiliates that has reported to the SEC within the last 24 months. For a reasonable fee, those programs will provide copies of any exhibits to such Form 10-K or Form 10-KSB.

Summary Information

During the period from January 1, 1997 to December 31, 2006, affiliates of our advisor have been general partners in 16 limited partnerships with similar investment objectives to our program, involving the sale of limited partnership interests to 2,700 investors, raising approximately $119.9 million of capital. The foregoing partnerships have purchased in the aggregate 39 properties for an approximate acquisition cost of $238.5 million, of which approximately 49.2% is attributable to 23 single-tenant commercial properties, 48.5% is attributable to 13 shopping centers, 1.2% is attributable to one data center and 1% is attributable to two unimproved or partially-improved land parcels intended for high-rise/data center development. Thirteen of the properties are located in the Phoenix metropolitan area, one is located in northern Arizona and 25 are located in the following states: three in Tennessee; three in Oklahoma; two in California; two in Florida; two in Ohio; and one each in Alabama, Indiana, Iowa, Kentucky, Michigan, Mississippi, Nevada, New Mexico, New York, South Carolina, Texas, Virginia and Washington. The properties have been purchased on terms varying from all cash to market rate financing. To date, 15 of the properties have been sold.

Of the above, two real estate investment programs that acquired retail shopping centers and two limited partnerships that acquired single-tenant commercial properties, have been sponsored since January 1, 2002. Cole Capital Partners, through wholly owned subsidiaries, serves as the general partner of Cole Credit LP I and Cole Credit LP II. As of December 31, 2006, Cole Credit LP I had raised $25 million and acquired 14 single-tenant commercial properties or an interest therein in 12 states across the U.S. for an aggregate acquisition cost of approximately $56.1 million. As of December 31, 2006, Cole Credit LP II had raised approximately $24.5 million and had acquired ten single-tenant commercial properties or an interest therein (including one property co-owned with Cole Credit LP I) in seven states for an aggregate acquisition cost of approximately $61.3 million. All of the properties acquired by Cole Credit LP I and Cole Credit LP II were net leased to investment grade tenants, which are companies that have a debt rating by Moody’s of Baa3 or better or a credit rating by Standard & Poor’s of BBB- or better, or are guaranteed by a company with such rating, at the time of acquisition. Subsequent to the acquisition by Cole Credit LP I, the tenants at two properties representing less than 7.5% of the fund’s invested equity have been downgraded below investment grade, one of which has filed for Chapter 11 bankruptcy protection and Cole Credit LP I wrote off its approximately $1.5 million investment in such property.

In addition to the partnerships described above, as of December 31, 2006, affiliates of our advisor had issued an aggregate of approximately $112.2 million in collateralized senior notes through four debt offerings and had acquired an aggregate of 130 single-tenant retail properties and two multi-tenant properties in 33 states for an aggregate acquisition cost of approximately $786.5 million. As of December 31, 2006, 119 of the properties had been sold, of which 52 were sold as part of Cole Capital Partners’ tenant-in-common program, eight were sold to CCPT I and 16 were sold to CCPT II. On April 28, 2006, an affiliate of our advisor redeemed at par all of the approximately $28 million in collateralized senior notes issued under the first debt offering.

In addition, as of December 31, 2006, CCPT I had raised approximately $101 million from 1,463 investors, and had acquired 41 single-tenant retail properties in an aggregate of 19 states for an aggregate acquisition cost of approximately $195.5 million.

In addition, as of December 31, 2006, CCPT II had raised approximately $306.5 million from 7,625 investors and had acquired 83 single-tenant retail properties, four single-tenant commercial properties, and four multi-tenant retail properties in an aggregate of 26 states for an aggregate acquisition cost of approximately $450.6 million.

In addition, the Cole Exchange Entities offered properties to Section 1031 exchange investors in the form of the sale of tenant-in-common ownership interests in such properties. As of December 31, 2006, aggregate ownership interests of $155.5 million had been sold in 25 private offerings of properties located in 14 states. In addition, the Cole Exchange Entities offer properties through a Delaware statutory trust program whereby beneficial interests are offered in trusts that acquire real property. As of December 31, 2006, aggregate ownership interests of approximately $87.6 had been sold in 24 private offerings of properties located in 14 states. See the Prior Performance Tables attached to this memorandum as Appendix A for additional information regarding these programs.

The following table shows a breakdown of the aggregate amount of the acquisition and development costs of the properties purchased by the prior real estate programs of our affiliates as of December 31, 2006:

Type of Property	New	Used	Construction

Retail	7.3%	92.7%	—
Office buildings	—	100%	—
Land	—	100%	—
Data Center	—	—	100%

As of December 31, 2006, these programs had sold 111 of the total of 280 properties, or 39.6% of such properties. The original purchase price of the properties that were sold was $486.2 million, and the aggregate sales price of such properties was $552 million. See Tables III, IV and V of the Prior Performance Tables for more detailed information as to the operating results of such programs whose offerings closed in the last five years, results of such programs that have completed their operations over the last five years and the sales or other disposals of properties with investment objectives similar to ours over the last three years.

An entity affiliated with the officers of Cole Partnerships, Inc. has raised $5 million in a debt offering for general corporate purposes, including investments in joint ventures with affiliates, which has been repaid.

The prior programs sponsored by our affiliates have occasionally been adversely affected by the cyclical nature of the real estate market. They have experienced, and may in the future experience, decreases in net income when economic conditions decline. For example, one of these programs, Cole Santa Fe Investors, LP owns an approximately 263,000 square foot shopping center property, of which approximately 50,000 square feet (approximately 19% of the leasable space) is vacant due to a tenant bankruptcy. Distributions to investors in that program have been suspended indefinitely beginning with the quarter ending December 31, 2003. In addition, Cole Southwest Opportunity Fund, LP completed development of a data facility in Phoenix, Arizona in August 2001 through a joint venture and was unable to lease the facility as a result of the severe downturn in the telecommunications industry. On April 6, 2005, the Phoenix facility was sold for $16.3 million, which along with the previous sale of vacant land parcels in Las Vegas, Nevada formerly owned by a wholly owned subsidiary of Cole Southwest Opportunity Fund, LP, resulted in a return to investors of approximately 83% of their original investment upon liquidation of the limited partnership. A continued vacancy in the property owned by Cole Santa Fe Investors, LP could adversely affect the ultimate performance of this prior program. See Table III of the Prior Performance Tables for additional information.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material federal income tax considerations associated with an investment in shares of our common stock. This summary does not address all possible tax considerations that may be material to an investor and does not constitute tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, tax-exempt organizations or financial institutions or broker-dealers.

The Internal Revenue Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Internal Revenue Code provisions, treasury regulations promulgated thereunder (Treasury Regulations) and administrative and judicial interpretations thereof.

We urge you, as a prospective investor, to consult your own tax advisor regarding the specific tax consequences to you of a purchase of shares, ownership and sale of the shares and of our election to be taxed as a REIT. These consequences include the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election.

Opinion of Counsel

Morris, Manning & Martin, LLP acts as our counsel, has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations addressed that are material to our stockholders. It is also the opinion of our counsel that we will qualify to be taxed as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2008, provided that we have operated and will continue to operate in accordance with various assumptions and the factual representations we made to counsel concerning our business, assets and operations. We must emphasize that all opinions issued by Morris, Manning & Martin, LLP are based on various assumptions and are conditioned upon the assumptions and representations we made concerning certain factual matters related to our business and properties. Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Morris, Manning & Martin, LLP. Accordingly, we cannot assure you that the actual results of our operations for any one taxable year will satisfy these requirements. See the “Risk Factors — Federal Income Tax Risks” section of this prospectus. The statements made in this section of the prospectus and in the opinion of Morris, Manning & Martin, LLP are based upon existing law and Treasury Regulations, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinion. Moreover, an opinion of counsel is not binding on the Internal Revenue Service, and we cannot assure you that the Internal Revenue Service will not successfully challenge our status as a REIT.

Taxation of the Company

We plan to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our taxable year ending December 31, 2008. We believe that, commencing with such taxable year, we will be organized and will operate in such manner to qualify for taxation as a REIT under the Internal Revenue Code, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest. This authority includes the ability to elect not to qualify as a REIT for federal income tax purposes or, after qualifying as a REIT, to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to pursue or preserve our status as a REIT.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the ability, under certain circumstances, to elect not to qualify us as a REIT or, after we have qualified as a REIT, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation.

Even if we qualify for taxation as a REIT, we are subject to federal income taxation as follows:

•	we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains;

•	under some circumstances, we will be subject to alternative minimum tax;

•	if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income;

•	if we have net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), our income from such prohibited transaction will be subject to a 100% tax;

•	if we fail to satisfy either of the 75% or 95% gross income tests (discussed below) but have nonetheless maintained our qualification as a REIT because applicable conditions have been met, we will be subject to a 100% tax on an amount equal to the greater of the amount by which we fail the 75% or 95% test multiplied by a fraction calculated to reflect our profitability;

•	if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed; and

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to corporate-level tax) in a carryover-basis transaction and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service.

Requirements for Qualification as a REIT

In order for us to qualify as a REIT, we must meet, and we must continue to meet, the requirements discussed below relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.

Organizational Requirements

In order to qualify for taxation as a REIT under the Internal Revenue Code, we must:

•	be a domestic corporation;

•	elect to be taxed as a REIT and satisfy relevant filing and other administrative requirements;

•	be managed by one or more trustees or directors;

•	have transferable shares;

•	not be a financial institution or an insurance company;

•	use a calendar year for federal income tax purposes;

•	have at least 100 stockholders for at least 335 days of each taxable year of twelve months; and

•	not be closely held.

As a Maryland corporation, we satisfy the first requirement, and we intend to file an election to be taxed as a REIT with the Internal Revenue Service. In addition, we are managed by a board of directors, we have transferable shares and we do not intend to operate as a financial institution or insurance company. We utilize the calendar year for federal income tax purposes. We would be treated as closely held only if five or fewer individuals or certain tax-exempt entities own, directly or indirectly, more than 50% (by value) of our shares at any time during the last half of our taxable year. For purposes of the closely held test, the Internal Revenue Code generally permits a look-through for pension funds and certain other tax-exempt entities to the beneficiaries of the entity to determine if the REIT is closely held. We do not currently meet the requirement of having more than 100 stockholders and we are closely held. However, these requirements do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We anticipate issuing sufficient shares with sufficient diversity of ownership pursuant to this offering to allow us to satisfy these requirements after our 2008 taxable year. In addition, our charter provides for restrictions regarding transfer of shares that are intended to assist us in continuing to satisfy these share ownership requirements. Such transfer restrictions are described in the “Description of Shares — Restrictions on Ownership and Transfer” section of this prospectus. These provisions permit us to refuse to recognize certain transfers of shares that would tend to violate these REIT provisions. We can offer no assurance that our refusal to recognize a transfer will be effective. However, based on the foregoing, we expect, for the year ending December 31, 2008, to satisfy the organizational requirements, including the share ownership requirements, required for qualifying as a REIT under the Internal Revenue Code. Notwithstanding compliance with the share ownership requirements outlined above, tax-exempt stockholders may be required to treat all or a portion of their distributions from us as UBTI if tax-exempt stockholders, in the aggregate, exceed certain ownership thresholds set forth in the Internal Revenue Code. See the “— Treatment of Tax-Exempt Stockholders” section of this prospectus.

Ownership of Interests in Partnerships and Qualified REIT Subsidiaries

In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share, based on its interest in partnership capital, of the assets of the partnership and is deemed to have earned its allocable share of partnership income. Also, if a REIT owns a qualified REIT subsidiary, which is defined as a corporation wholly-owned by a REIT that does not elect to be taxed as a taxable REIT subsidiary under the Internal Revenue Code, the REIT will be deemed to own all of the subsidiary’s assets and liabilities and it will be deemed to be entitled to treat the income of that subsidiary as its own. In addition, the character of the assets and gross income of the partnership or qualified REIT subsidiary shall retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and asset tests set forth in the Internal Revenue Code.

Operational Requirements — Gross Income Tests

If we qualify for taxation as a REIT, to maintain our qualification as a REIT, we must, on an annual basis, satisfy the following gross income requirements:

•	At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property. Gross income includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. Such dispositions are referred to as “prohibited transactions.” This is known as the 75% Income Test.

•	At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and from distributions, interest and gains from the sale or disposition of stock or securities or from any combination of the foregoing. This is known as the 95% Income Test.

The rents we receive, or that we are deemed to receive, qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•	the amount of rent received from a tenant generally must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•	rents received from a tenant will not qualify as “rents from real property” if an owner of 10% or more of the REIT directly or constructively owns 10% or more of the tenant or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•	if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as “rents from real property”; and

•	the REIT must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated and from whom the REIT does not derive any income. However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Even if the services with respect to a property are impermissible tenant services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed 1% of all amounts received or accrued with respect to that property. Additionally, a REIT may, under certain circumstances, furnish or render services to tenants that are not usually or customarily rendered through a taxable REIT subsidiary.

We will be paid interest on the mortgage loans that we make or acquire. All interest qualifies under the 95% gross income test. If a mortgage loan is secured exclusively by real property, all of such interest will also qualify for the 75% Income Test. If both real property and other property secure the mortgage loan, then all of the interest on such mortgage loan will also qualify for the 75% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment.

If we acquire ownership of property by reason of the default of a borrower on a loan or possession of property by reason of a tenant default, if the property qualifies and we elect to treat it as foreclosure property, the income from the property will qualify under the 75% Income Test and the 95% Income Test notwithstanding its failure to satisfy these requirements for three years, or if extended for good cause, up to a total of six years. In that event, we must satisfy a number of complex rules, one of which is a requirement that we operate the property through an independent contractor. We will be subject to tax on that portion of our net income from foreclosure property that does not otherwise qualify under the 75% Income Test.

Prior to investing the offering proceeds in properties, we may satisfy the 75% Income Test and the 95% Income Test by investing in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% Income Test only for one year from the receipt of proceeds. Accordingly, to the extent that offering proceeds have not been invested in properties prior to the expiration of this one-year period, in order to satisfy the 75% Income Test, we may invest the offering proceeds in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares in other REITs. We expect to receive proceeds from the offering in a series of closings and to trace those proceeds for purposes of determining the one-year period for “new capital investments.” No rulings or regulations have been issued under the provisions of the Internal Revenue Code governing “new capital investments,” however, so there can be no assurance that the Internal Revenue Service will agree with this method of calculation.

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above, however, we can give no assurance in this regard. Notwithstanding our failure to satisfy one or both of the 75% Income Test and the 95% Income Test for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Internal Revenue Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of our income sources to our federal income tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally earn exceeds the limits on this income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “— Taxation of the Company,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Asset Tests

At the close of each quarter of our taxable year, we also must satisfy the following three tests relating to the nature and diversification of our assets:

•	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs and a proportionate share of any real estate assets owned by a partnership in which we are a partner or of any qualified REIT subsidiary of ours.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of any one issuer’s outstanding voting securities.

The 5% test must generally be met for any quarter in which we acquire securities. Further, if we meet the asset tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the asset tests at the end of a later quarter if such failure occurs solely because of changes in asset values. If our failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of nonqualifying assets within 30 days after the close of that quarter. We will maintain adequate records of the value of our assets to ensure compliance with the asset tests and will take other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income, which is computed without regard to the distributions paid deduction and our capital gain and subject to certain other potential adjustments.

While we must generally make distributions in the taxable year to which they relate, we may also pay distributions in the following taxable year if (1) they are declared before we timely file our federal income tax return for the taxable year in question, and (2) they are made on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions made to stockholders.

In addition, we will be subject to a 4% excise tax on the excess of the amount of such required distributions over amounts actually distributed during such year if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income that we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (1) the actual receipt of cash and payment of deductible expenses, and (2) the recognition of income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale.

In such circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on certain undistributed income. We may find it necessary in such circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet our distribution requirements, or we may pay taxable stock distributions to meet the distribution requirement.

If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency distributions” in a later year and include such distributions in our deductions for distributions paid for the earlier year. In such event, we may be able to avoid being taxed on amounts distributed as deficiency distributions, but we would be required in such circumstances to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency distributions for the earlier year.

We may also elect to retain, rather than distribute, our net long-term capital gains. The effect of such an election would be as follows:

•	we would be required to pay the tax on these gains;

•	our stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by us; and

•	the basis of a stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing our REIT taxable income, we will use the accrual method of accounting and depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions. Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to CRI Advisors or its affiliates. If the Internal Revenue Service successfully challenges our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT unless we were permitted to pay a deficiency distribution to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Internal Revenue Code. A deficiency distribution cannot be used to satisfy the distribution requirement, however, if the failure to meet the requirement is not due to a later adjustment to our income by the Internal Revenue Service.

Operational Requirements — Recordkeeping

In order to continue to qualify as a REIT, we must maintain records as specified in applicable Treasury Regulations. Further, we must request, on an annual basis, information designed to disclose the ownership of our outstanding shares. We intend to comply with such requirements.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we fail to qualify as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. See the “Risk Factors — Federal Income Tax Risks” section of this prospectus.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.

The Internal Revenue Service may take the position that a specific sale-leaseback transaction that we treat as a true lease is not a true lease for federal income tax purposes but is, instead, a financing arrangement or loan. We may also structure some sale-leaseback transactions as loans. In this event, for purposes of the asset tests and the 75% Income Test, each such loan likely would be viewed as secured by real property to the extent of the fair market value of the underlying property. We expect that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset tests or the income tests and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Taxation of U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of shares of our common stock that for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

•	is an estate or trust, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to U.S. stockholders will be taxed as described below.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute distributions up to the amount of our current or accumulated earnings and profits and will be taxable to the stockholders as ordinary income. Individuals receiving “qualified dividends,” distributions from domestic and certain qualifying foreign subchapter C corporations, may be entitled to lower rates on distributions (at rates applicable to long-term capital gains, currently at a maximum rate of 15%) provided certain holding period requirements are met. However, because we will be taxed as a REIT, individuals receiving distributions from us generally will not be eligible for the lower rates on distributions except with respect to the portion of any distribution that (a) represents distributions being passed through to us from a corporation in which we own shares (but only if such distributions would be eligible for the lower rates on distributions if paid by the corporation to its individual stockholders), (b) is equal to our REIT taxable income (taking into account the distributions paid deduction available to us) less any taxes paid by us on these items during our previous taxable year, or (c) is attributable to built-in gains realized and recognized by us from disposition of properties acquired by us in non-recognition transaction, less any taxes paid by us on these items during our previous taxable year. These distributions are not eligible for the distributions received deduction generally available to corporations. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in each U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the distribution during January of the following calendar year. U.S. stockholders may not include any of our losses on their own federal income tax returns.

We will be treated as having sufficient earnings and profits to treat as a distribution any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held his or her shares.

Passive Activity Loss and Investment Interest Limitations

Our distributions and any gain you realize from a disposition of shares will not be treated as passive activity income, and stockholders may not be able to utilize any of their “passive losses” to offset this income on their personal tax returns. Our distributions (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the limitations on the deduction of investment interest. Net capital gain from a disposition of shares and capital gain distributions generally will be included in investment income for purposes of the investment interest deduction limitations only if, and to the extent, you so elect, in which case any such capital gains will be taxed as ordinary income.

Certain Dispositions of the Shares

In general, any gain or loss realized upon a taxable disposition of shares by a U.S. stockholder who is not a dealer in securities, including any disposition pursuant to our proposed share redemption program, will be treated as long-term capital gain or loss if the shares have been held for more than twelve months and as short-term capital gain or loss if the shares have been held for twelve months or less. If, however, a U.S. stockholder has received any capital gains distributions with respect to his shares, any loss realized upon a taxable disposition of shares held for six months or less, to the extent of the capital gains distributions received with respect to his shares, will be treated as long-term capital loss. Also, the Internal Revenue Service is authorized to issue Treasury Regulations that would subject a portion of the capital gain a U.S. stockholder recognizes from selling his shares or from a capital gain distribution to a tax at a 25% rate, to the extent the capital gain is attributable to depreciation previously deducted.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

Under some circumstances, U.S. stockholders may be subject to backup withholding at a rate of 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our shares. Backup withholding will apply only if the stockholder:

•	fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number;

•	furnishes an incorrect tax identification number;

•	is notified by the Internal Revenue Service that he or she has failed to properly report payments of interest and distributions or is otherwise subject to backup withholding; or

•	under some circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct tax identification number and that (a) he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding for failure to report interest and distribution payments or (b) he or she has been notified by the Internal Revenue Service that he or she is no longer subject to backup withholding.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities such as employee pension benefit trusts, individual retirement accounts and charitable remainder trusts generally are exempt from federal income taxation. Such entities are subject to taxation, however, on any UBTI. Our payment of distributions to a tax-exempt employee pension benefit trust or other domestic tax-exempt stockholder generally will not constitute UBTI to such stockholder unless such stockholder has borrowed to acquire or carry its shares.

In the event that we were deemed to be “predominately held” by qualified employee pension benefit trusts that each hold more than 10% (in value) of our shares, such trusts would be required to treat a certain percentage of the distributions paid to them as UBTI. We would be deemed to be “predominately held” by such trusts if either (i) one employee pension benefit trust owns more than 25% in value of our shares, or (ii) any group of employee pension benefit trusts, each owning more than 10% in value of our shares, holds in the aggregate more than 50% in value of our shares. If either of these ownership thresholds were ever exceeded, any qualified employee pension benefit trust holding more than 10% in value of our shares would be subject to tax on that portion of our distributions made to it which is equal to the percentage of our income that would be UBTI if we were a qualified trust, rather than a REIT. We will attempt to monitor the concentration of ownership of employee pension benefit trusts in our shares, and we do not expect our shares to be deemed to be “predominately held” by qualified employee pension benefit trusts, as defined in the Internal Revenue Code, to the extent required to trigger the treatment of our income as to such trusts.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute UBTI unless the stockholder in question is able to deduct amounts “set aside” or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these “set aside” and reserve requirements.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (non-U.S. stockholders) are complex. The following discussion is intended only as a summary of these rules. Non-U.S. stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in our shares, including any reporting requirements.

Income Effectively Connected with a U.S. Trade or Business

In general, non-U.S. stockholders will be subject to regular U.S. federal income taxation with respect to their investment in our shares if the income derived therefrom is “effectively connected” with the non-U.S. stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to a branch profits tax under Section 884 of the Internal Revenue Code, which is payable in addition to the regular U.S. federal corporate income tax.

The following discussion will apply to non-U.S. stockholders whose income derived from ownership of our shares is deemed to be not “effectively connected” with a U.S. trade or business.

Distributions Not Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

A distribution to a non-U.S. stockholder that is not attributable to gain realized by us from the sale or exchange of a “United States real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (FIRPTA), and that we do not designate as a capital gain distribution will be treated as an ordinary income distribution to the extent that it is made out of current or accumulated earnings and profits. Generally, any ordinary income distribution will be subject to a U.S. federal income tax equal to 30% of the gross amount of the distribution unless this tax is reduced by the provisions of an applicable tax treaty. Any such distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce each non-U.S. stockholder’s basis in its shares (but not below zero) and then as gain from the disposition of those shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

Distributions Attributable to Gain from the Sale or Exchange of a United States Real Property Interest

Distributions to a non-U.S. stockholder that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. stockholder under Internal Revenue Code provisions enacted by FIRPTA. Under FIRPTA, such distributions are taxed to a non-U.S. stockholder as if the distributions were gains “effectively connected” with a U.S. trade or business. Accordingly, a non-U.S. stockholder will be taxed at the normal capital gain rates applicable to a U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption. Capital gain distributions generally will be treated as subject to FIRPTA.

Withholding Obligations With Respect to Distributions to Non-U.S. Stockholders

Although tax treaties may reduce our withholding obligations, based on current law, we will generally be required to withhold from distributions to non-U.S. stockholders, and remit to the Internal Revenue Service:

•	35% of designated capital gain distributions or, if greater, 35% of the amount of any distributions that could be designated as capital gain distributions; and

•	30% of ordinary income distributions (i.e., distributions paid out of our earnings and profits).

In addition, if we designate prior distributions as capital gain distributions, subsequent distributions, up to the amount of the prior distributions, will be treated as capital gain distributions for purposes of withholding. A distribution in excess of our earnings and profits will be subject to 30% withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. If the amount of tax we withhold with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s U.S. tax liability with respect to that distribution, the non-U.S. stockholder may file a claim with the Internal Revenue Service for a refund of the excess.

Sale of Our Shares by a Non-U.S. Stockholder

A sale of our shares by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless our shares constitute a United States real property interest. Our shares will not constitute a United States real property interest if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT that at all times during a specified testing period has less than 50% in value of its shares held directly or indirectly by non-U.S. stockholders. We currently anticipate that we will be a domestically controlled REIT. Therefore, sales of our shares should not be subject to taxation under FIRPTA. However, we do expect to sell our shares to non-U.S. stockholders and we cannot assure you that we will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a non-U.S. stockholder’s sale of our shares would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether our shares were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us. Our shares currently are not “regularly traded” on an established securities market.

If the gain on the sale of shares were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, distributions that are treated as gain from the disposition of shares and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. stockholder that is not entitled to a treaty exemption. Under FIRPTA, the purchaser of our shares may be required to withhold 10% of the purchase price and remit this amount to the Internal Revenue Service.

Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Additional issues may arise for information reporting and backup withholding for non-U.S. stockholders. Non-U.S. stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Internal Revenue Code.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file, our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

State and Local Taxation

We and any operating subsidiaries that we may form may be subject to state and local tax in states and localities in which they or we do business or own property. The tax treatment of us, CRIT OP, any operating subsidiaries we may form and the holders of our shares in local jurisdictions may differ from the federal income tax treatment described above.

Tax Aspects of Our Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in CRIT OP, our operating partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of CRIT OP’s income and to deduct our distributive share of CRIT OP’s losses only if CRIT OP is classified for federal income tax purposes as a partnership, rather than as an association taxable as a corporation. Under applicable Treasury Regulations known as Check-the-Box-Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. CRIT OP intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though CRIT OP will be treated as a partnership for federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. However, even if the foregoing requirements are met, a publicly traded partnership will not be treated as a corporation for federal income tax purposes if at least 90% of such partnership’s gross income for a taxable year consists of “qualifying income” under Section 7704(d) of the Internal Revenue Code. Qualifying income generally includes any income that is qualifying income for purposes of the 95% Income Test applicable to REITs (90% Passive-Type Income Exception). See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” above.

Under applicable Treasury Regulations known as the PTP Regulations, limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the Private Placement Exclusion), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity, such as a partnership, grantor trust or S corporation, that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner’s interest in the flow-through is attributable to the flow-through entity’s interest, direct or indirect, in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. CRIT OP qualifies for the Private

Placement Exclusion. Moreover, even if CRIT OP were considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, we believe CRIT OP should not be treated as a corporation because it is eligible for the 90% Passive-Type Income Exception described above.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that CRIT OP will be classified as a partnership for federal income tax purposes. Morris, Manning & Martin, LLP is of the opinion, however, that based on certain factual assumptions and representations, CRIT OP will be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation, or as a publicly traded partnership. Unlike a tax ruling, however, an opinion of counsel is not binding upon the Internal Revenue Service, and we can offer no assurance that the Internal Revenue Service will not challenge the status of CRIT OP as a partnership for federal income tax purposes. If such challenge were sustained by a court, CRIT OP would be treated as a corporation for federal income tax purposes, as described below. In addition, the opinion of Morris, Manning & Martin, LLP is based on existing law, which is to a great extent the result of administrative and judicial interpretation. No assurance can be given that administrative or judicial changes would not modify the conclusions expressed in the opinion.

If for any reason CRIT OP were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “— Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” and “— Operational Requirements — Asset Tests” above. In addition, any change in CRIT OP’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of CRIT OP would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, CRIT OP would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would not be deductible in computing CRIT OP’s taxable income.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not a Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in CRIT OP, we will be required to take into account our allocable share of CRIT OP’s income, gains, losses, deductions and credits for any taxable year of CRIT OP ending within or with our taxable year, without regard to whether we have received or will receive any distribution from CRIT OP.

Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. CRIT OP’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a “reasonable method” for allocating items subject to Section 704(c) of the Internal Revenue Code, and several reasonable allocation methods are described therein.

Under the partnership agreement for CRIT OP, depreciation or amortization deductions of CRIT OP generally will be allocated among the partners in accordance with their respective interests in CRIT OP, except to the extent that CRIT OP is required under Section 704(c) of the Internal Revenue Code to use a method for allocating depreciation deductions attributable to its properties that results in us receiving a disproportionately large share of such deductions. We may possibly be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining which portion of our distributions is taxable as a distribution. If we acquire properties in exchange for units of CRIT OP, the allocations described in this paragraph may result in a higher portion of our distributions being taxed as a distribution than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of our partnership interest in CRIT OP generally is equal to (1) the amount of cash and the basis of any other property contributed to CRIT OP by us, (2) increased by (a) our allocable share of CRIT OP’s income and (b) our allocable share of indebtedness of CRIT OP, and (3) reduced, but not below zero, by (a) our allocable share of CRIT OP’s loss and (b) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of CRIT OP.

If the allocation of our distributive share of CRIT OP’s loss would reduce the adjusted tax basis of our partnership interest in CRIT OP below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. If a distribution from CRIT OP or a reduction in our share of CRIT OP’s liabilities (which is treated as a constructive distribution for tax purposes) would reduce our adjusted tax basis below zero, any such distribution, including a constructive distribution, would constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in CRIT OP has been held for longer than the required long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership

CRIT OP will use a portion of contributions made by us from offering proceeds to acquire interests in properties. To the extent that CRIT OP acquires properties for cash, CRIT OP’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by CRIT OP. CRIT OP plans to depreciate each such depreciable property for federal income tax purposes under the alternative depreciation system of depreciation. Under this system, CRIT OP generally will depreciate such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a twelve-year recovery period. To the extent that CRIT OP acquires properties in exchange for units of CRIT OP, CRIT OP’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of acquisition by CRIT OP. Although the law is not entirely clear, CRIT OP generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property

Generally, any gain realized by CRIT OP on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by CRIT OP upon the disposition of a property acquired by CRIT OP for cash will be allocated among the partners in accordance with their respective interests in CRIT OP.

Our share of any gain realized by CRIT OP on the sale of any property held by CRIT OP as inventory or other property held primarily for sale to customers in the ordinary course of CRIT OP’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. We, however, do not currently intend to acquire or hold or allow CRIT OP to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or CRIT OP’s trade or business.

Tenant-In-Common Program

Each of the properties (Section 1031 Program properties) that are the subject of the Section 1031 Program will initially be purchased by a single member limited liability company or Delaware statutory trust, referred to in this prospectus as a Cole Exchange Entity. Each Cole Exchange Entity will initially be owned by our affiliate, Cole Capital Partners or its affiliate. Cole Capital Partners will then market co-ownership interests in these properties to those Section 1031 Participants who wish to re-invest proceeds arising from dispositions of their real estate assets owned by the Section 1031 Participants. The Section 1031 Participants will be able to defer the recognition of taxable gain arising from the sale of their real estate assets by investing proceeds into the co-ownership interests that qualify for purposes of Section 1031 of the Internal Revenue Code as replacement real estate assets. We anticipate that the Cole Exchange Entity will obtain a legal opinion in connection with each Section 1031 Program to the effect that the program will qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code. However, the Internal Revenue Service may take a position contrary to such an opinion.

As Cole Capital Partners successfully markets co-ownership interests in the Section 1031 Program properties, these will be sold to the Section 1031 Participants. Cole Capital Partners will recognize gain or loss arising from such sales measured by the difference between the sum of its cost basis and costs of closing and the price at which it sells such interests to the Section 1031 Participants. Cole Capital Partners will be responsible for reporting such income to the extent of any net gains and will be liable for any resulting tax. This will have no impact on our tax liability.

If CRIT OP purchases interests in the Section 1031 Program properties, the tax treatment will be the same as it would be with respect to other acquisitions of real property. CRIT OP will become the owner of an interest in real estate, it will have a basis in the real estate equal to its cost, and its holding period for such real estate will begin on the day of the acquisition. Upon subsequent sale of such interest, it will recognize gain or loss in the same fashion it would with any other real estate investments. Any fees that a Cole Exchange Entity pays to CRIT OP for participating in a Section 1031 Program will be taxable as ordinary income to CRIT OP.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

The following is a summary of some non-tax considerations associated with an investment in our shares by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) of ERISA, annuities described in Section 403(a) or (b) of the Internal Revenue Code, an individual retirement account or annuity described in Sections 408 or 408A of the Internal Revenue Code, an Archer MSA described in Section 220(d) of the Internal Revenue Code, a health savings account described in Section 223(d) of the Internal Revenue Code, or a Coverdell education savings account described in Section 530 of the Internal Revenue Code, which are referred to as Plans and IRAs, as applicable. This summary is based on provisions of ERISA and the Internal Revenue Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the Internal Revenue Service through the date of this prospectus. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Internal Revenue Code and ERISA. While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;

•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;

•	whether the investment will result in UBTI to the Plan or IRA (see “Federal Income Tax Considerations — Treatment of Tax-Exempt Stockholders”);

•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum and other distribution requirements under the Internal Revenue Code and the liquidity needs of such Plan or IRA, after taking this investment into account;

•	the need to value the assets of the Plan or IRA annually or more frequently; and

•	whether the investment would constitute or give rise to a prohibited transaction under ERISA and/or the Internal Revenue Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust, and that the trustee, or a duly authorized named fiduciary or investment manager, must have authority and discretion to manage and control the assets of an employee benefit plan.

Minimum and Other Distribution Requirements — Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Internal Revenue Code, if applicable, and as it relates to other distributions (such as, for example, cash out distributions) that may be required under the terms of the Plan or IRA from time to time. If the shares are held in an IRA or Plan and, before we sell our properties, mandatory or other distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Internal Revenue Code, then this would require that a distribution of the shares be made in kind to such participant or beneficiary or that a rollover of such shares be made to an IRA or other plan, which may not be permissible under the terms and provisions of the IRA or Plan making the distribution or rollover or the IRA or Plan receiving the rollover. Even if permissible, a distribution of shares in kind to a participant or beneficiary of an IRA or Plan must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See “Risk Factors — Federal Income Tax Risks.” The fair market value of any such distribution-in-kind can be only an estimated value per share because no public market for our shares exists or is likely to develop. See “Annual Valuation Requirement” below. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Internal Revenue Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares. There may also be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual or More Frequent Valuation Requirements

Fiduciaries of Plans may be required to determine the fair market value of the assets of such Plans on at least an annual basis and, sometimes, as frequently as quarterly. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an IRA must provide an IRA participant and the Internal Revenue Service with a statement of the value of the IRA each year. However, currently, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined for this purpose.

Unless and until our shares are listed on a national securities exchange, we do not expect that a public market for our shares will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Until two full fiscal years after the termination of this offering or the termination of any subsequent offering of our shares, we intend to use the offering price of shares in our most recent offering as the per share value (unless we have made a special distribution to stockholders of net sales proceeds from the sale of one or more properties prior to the date of determination of the per share value, in which case we will use the offering price less the per share amount of the special distribution). Beginning two full fiscal years after the last offering of our shares, our board of directors will determine the value of our properties and other assets based on such information as our board determines appropriate, which may include independent valuations of our properties or of our enterprise as a whole.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;

•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or

•	that the value, or method used to establish value, would comply with ERISA or Internal Revenue Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan incurs duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between a Plan or an IRA and a “party-in-interest” or a “disqualified person” with respect to such Plan or IRA are prohibited by ERISA and/or the Internal Revenue Code. ERISA also requires generally that the assets of Plans be held in trust and that the trustee, or a duly authorized investment manager, have exclusive authority and discretion to manage and control the assets of the Plan.

In the event that our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “plan assets,” our directors would, and employees of our affiliates might, be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us, and the requirement that Plan Assets be held in trust could be deemed to be violated.

Plan Assets — Definition

Pursuant to Section 3(42) of the Pension Protection Act of 2006 (PPA), ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, as modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets. Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the Securities and Exchange Commission;

•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be Plan Assets under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be easily met. Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held,” the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is ’freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct,” it is common practice to insure that an investment is made either (i) “directly” into real estate, (ii) through wholly-owned subsidiaries, or (iii) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the Internal Revenue Service for classification as a partnership for federal tax purposes. We have structured ourselves, and our operating partnership, in this manner in order to enable us to meet the real estate operating company exception. To the extent interests in our operating partnership are obtained by third-party investors, it is possible that the real estate operating company exception will cease to apply to us. However, in such an event we believe that we are structured in a manner which would allow us to meet the venture capital operating company exception because our investment in our operating partnership, an entity investing directly in real estate over which we maintain substantially all of the control over the management and development activities, would constitute a venture capital investment.

Notwithstanding the foregoing, 50% of our, or our operating partnership’s, investment, as the case may be, must be in real estate over which we maintain the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity will likely qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “real estate operating company” exception.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. As modified by the PPA, a “benefit plan investor” is now defined to mean an employee benefit plan subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Internal Revenue Code applies and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. In the event we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

In the event that our underlying assets were treated by the Department of Labor as Plan Assets, our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be Plan Assets, an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of Plan Assets with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Internal Revenue Code prohibit Plans and IRAs from engaging in certain transactions involving Plan Assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, Plan Assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Internal Revenue Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to Plan Assets or provides investment advice for a fee with respect to Plan Assets. Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs. Thus, if we are deemed to hold Plan Assets, our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Internal Revenue Code with respect to investing Plans and IRAs. Whether or not we are deemed to hold Plan Assets, if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

ERISA forbids Plans from engaging in prohibited transactions. Fiduciaries of a Plan that allow a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the Department of Labor or the Internal Revenue Service that a prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. Additionally, the Internal Revenue Code requires that a disqualified person involved with a prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage generally is 15%, but is increased to 100% if the prohibited transaction is not corrected promptly. For IRAs, if an IRA engages in a prohibited transaction, the tax-exempt status of the IRA may be lost.

DESCRIPTION OF SHARES

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and bylaws. The following summary of the terms of our common stock is only a summary, and you should refer to the Maryland General Corporation Law and our charter and bylaws for a full description. The following summary is qualified in its entirety by the more detailed information contained in our charter and bylaws. Copies of our charter and bylaws are available upon request.

Our charter authorizes us to issue up to 500,000,000 shares of stock, of which 490,000,000 shares are designated as common stock at $0.01 par value per share and 10,000,000 shares are designated as preferred stock at $0.01 par value per share. As of the date of this prospectus, 20,000 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. Our board of directors may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue without any action by our stockholders.

Our charter also contains a provision permitting our board of directors, without any action by our stockholders, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See the “Risk Factors — Risks Related to an Investment in CRIT” section of this prospectus.

To the extent that our board of directors determines that the Maryland General Corporation Law conflicts with the provisions set forth in the NASAA REIT Guidelines, the NASAA REIT Guidelines will control, unless the provisions of the Maryland General Corporation Law are mandatory under Maryland law.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of common stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Upon issuance for full payment in accordance with the terms of this offering, all common stock issued in the offering will be fully paid and non-assessable. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shares of our common stock have equal distribution, liquidation and other rights.

Preferred Stock

Our charter authorizes our board of directors to issue one or more classes or series of preferred stock without stockholder approval (provided that the issuance of preferred stock must also be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel) and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, offer, or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management.

Also, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the holders of shares of our common stock.

We currently have no preferred stock issued or outstanding. Our board of directors has no present plans to issue shares of preferred stock, but it may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

Subject to our charter restrictions on transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of a majority of the votes entitled to be cast.

However, under the Maryland General Corporation Law and our charter, the following events do not require stockholder approval:

•	stock exchanges in which we are the successor; and

•	transfers of less than substantially all of our assets.

Also, because our operating assets are held by our subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report to our stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of the independent directors, the president, the chief executive officer or upon the written request of stockholders holding at least 10% of our outstanding shares. Upon receipt of a written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast stating the purpose of the special meeting, our secretary will provide all of our stockholders written notice of the meeting and the purpose of such meeting. The meeting must be held not less than 15 nor more than 60 days after the distribution of the notice of meeting. The presence, either in person or by proxy, of stockholders entitled to cast at least 50% of all the votes entitled to be cast at a meeting on any matter will constitute a quorum.

Our stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number, if available, and the number of shares owned by each stockholder, and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Stockholders and their representatives will also be given access to our corporate records at reasonable times. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

If we do not list our shares of common stock on a national securities exchange by the tenth anniversary of the termination of our initial public offering, our charter requires that we either (i) seek stockholder approval of an extension or amendment of this listing deadline, or (ii) seek stockholder approval of the liquidation and dissolution of the corporation. If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation and dissolution. If we sought and failed to obtain stockholder approval of our liquidation and dissolution, our charter would not require us to list or liquidate and we could continue to operate as before. In such event, there will be no public market for shares of our common stock and you may be required to hold the shares indefinitely. If we sought and obtained stockholder approval of our liquidation and dissolution, we would begin an orderly sale of our assets and distribute our net proceeds to you. In the event that the listing of our stock on a national securities exchange occurs on or before the tenth anniversary of the termination of our initial public offering, the corporation will continue perpetually unless dissolved pursuant to any applicable provision of the Maryland General Corporation Law.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	five or fewer individuals (as defined in the Internal Revenue Code to include certain tax exempt organizations and trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

See the “Federal Income Tax Considerations” section of this prospectus for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Internal Revenue Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other reasons, our charter provides (subject to certain exceptions) that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of our outstanding shares of stock or more than 9.8% of the number or value (in either case as determined in good faith by our board of directors) of any class or series of our outstanding shares of common stock. The 9.8% common stock ownership limit must be measured in terms of the more restrictive of value or number of shares. Our board of directors, in its sole discretion, may waive this ownership limit if evidence satisfactory to our directors is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT.

Additionally, our charter further prohibits the transfer or issuance of our stock if such transfer or issuance:

•	with respect to transfers only, results in our common stock being owned by fewer than 100 persons;

•	results in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•	results in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

•	otherwise results in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) our being “closely held” under Section 856(h) of the Internal Revenue Code, (iii) our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as Excess Securities. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities.

The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would violate the 9.8% ownership limit or the other restrictions on transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities, or (ii) the current market price, until the Excess Securities are sold by the trustee of the beneficial trust. An intended transferee must pay, upon demand, to the trustee of the beneficial trust (for the benefit of the beneficial trust) the amount of any distribution we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the charter. If any legal decision, statute, rule, or regulation deems or declares the transfer restrictions included in our charter to be void or invalid, then we may, at our option, deem the intended transferee of any Excess Securities to have acted as an agent on our behalf in acquiring such Excess Securities and to hold such Excess Securities on our behalf.

Any person who (i) acquires or attempts to acquire shares in violation of the foregoing ownership restriction, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a charitable trust, or (ii) proposes or attempts any of the transactions in clause (i), is required to give us 15 days written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT.

The ownership restriction does not apply to the underwriter in a public offering of shares or to a person or persons so exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Distribution Policy and Distributions

We intend to pay regular monthly distributions to our stockholders. We intend to calculate our monthly distributions on a daily record and declaration date. Therefore, new investors could be entitled to distributions immediately upon the purchase of their shares. Because substantially all of our operations will be performed indirectly through CRIT OP, our operating partnership, our ability to pay distributions depends in large part on CRIT OP’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from this offering. We cannot predict when we will begin making distributions to our stockholders.

Distributions to stockholders are characterized for federal income tax purposes as ordinary income, capital gains, non-taxable return of capital or a combination of the three. Distributions that exceed our current and accumulated earnings and profits (calculated for tax purposes) constitute a return of capital for tax purposes rather than a distribution and reduce the stockholders’ basis in our common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, it will generally be treated as a capital gain. We will annually notify stockholders of the taxability of distributions paid during the preceding year.

Although we intend to pay regular monthly distributions, our results of operations, our general financial condition, general economic conditions, or other factors may inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Internal Revenue Code. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses;

•	the ability of tenants to meet their obligations under the leases associated with our properties;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Internal Revenue Code. This requirement is described in greater detail in the “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirements” section of this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the “Federal Income Tax Considerations — Requirements for Qualification as a REIT” section of this prospectus.

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination with CRI Advisors or any affiliate of CRI Advisors. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and CRI Advisors or any affiliate of CRI Advisors. As a result, CRI Advisors or any affiliate of CRI Advisors may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by our officers; and

•	owned by our employees who are also directors.

“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or bylaws.

As permitted by Maryland General Corporation Law, our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock by any person.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

Tender Offers by Stockholders

Our charter provides that any tender offer made by a stockholder, including any “mini-tender” offer, must comply with Regulation 14D of the Exchange Act, including the notice and disclosure requirements. The offering stockholder must provide our company notice of such tender offer at least ten business days before initiating the tender offer. If the offering stockholder does not comply with the provisions set forth above, our company will have the right to redeem that stockholder’s shares and any shares acquired in such tender offer. In addition, the non-complying stockholder will be responsible for all of our company’s expenses in connection with that stockholder’s noncompliance.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

Share Redemption Program

Our board of directors has adopted a share redemption program that enables our stockholders to sell their shares to us in limited circumstances. Our share redemption program permits you to sell your shares back to us after you have held them for at least one year, subject to the significant conditions and limitations described below.

Our common stock is currently not listed on a national securities exchange and we will not seek to list our stock unless and until such time as our independent directors believe that the listing of our stock would be in the best interest of our stockholders. In order to provide stockholders with the benefit of interim liquidity, stockholders who have held their shares for at least one year may present all or a portion of the holder’s shares to us for redemption at any time in accordance with the procedures outlined below. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption. We will not pay to our board of directors, advisor or its affiliates any fees to complete any transactions under our share redemption program.

During the term of this offering and any subsequent public offering of our shares, the redemption price per share will depend on the length of time you have held such shares as follows: after one year from the purchase date, 95% of the amount you paid for each share; after two years from the purchase date, 97.5% of the amount you paid for each share; and after three years from the purchase date, 100% of the amount you paid for each share (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). At any time we are engaged in an offering of shares, the per share price for shares purchased under our redemption plan will always be equal to or lower than the applicable per share offering price. Thereafter, the per share redemption price will be based on the then-current net asset value of the shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock). Our board of directors will announce any redemption price adjustment and the time period of its effectiveness as a part of its regular communications with our stockholders. At any time the redemption price is determined by any method other than the net asset value of the shares, if we have sold property and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share redemption price will be reduced by the net sale proceeds per share distributed to investors prior to the redemption date.

Our board of directors will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board of directors does not have specific criteria for determining a special distribution, we expect that a special distribution will only occur upon the sale of a property and the subsequent distribution of the net sale proceeds. Upon receipt of a request for redemption, we will conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. We will not redeem any shares subject to a lien. Any costs in conducting the Uniform Commercial Code search will be borne by us.

We may waive the one-year holding period requirement upon request due to a stockholder’s death or bankruptcy or other exigent circumstances. In the event of the death of a stockholder, we must receive notice from the stockholder’s estate within 270 days after the stockholder’s death. In addition, in the event that you redeem all of your shares, any shares that you purchased pursuant to our distribution reinvestment plan may be excluded from the one-year holding requirement, in the discretion of our board of directors. Also, for purposes of the one-year-holding period, limited partners of CRIT OP who exchanged their limited partnership units for shares of our common stock will be deemed to have owned their shares as of the date the CRIT OP units were issued. Shares redeemed in connection with the death of a stockholder will be redeemed at a purchase price equal to the price actually paid for the shares.

We will not redeem in excess of 5% of the weighted average number of shares outstanding during the trailing twelve-month period prior to the redemption date; provided, however, that shares subject to a redemption requested upon the death of a stockholder will not be subject to this cap. The cash available for redemption will be limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

We will redeem our shares on the last business day of the calendar month. Requests for redemption would have to be received on or prior to the end of the calendar month in order for us to repurchase the shares as of the end of the next month. You may withdraw your request to have your shares redeemed at any time prior to the last business day of the applicable calendar month in which you submitted your request.

If we can not purchase all shares presented for redemption in any calendar month, based upon insufficient cash available and/or the limit on the number of shares we may redeem during any twelve-month period, we will attempt to honor redemption requests on a pro rata basis; provided, however, that we may give priority to the redemption of a deceased stockholder’s shares. We will treat the unsatisfied portion of the redemption request as a request for redemption the following calendar month if sufficient funds are available at that time, unless you withdraw your request for redemption. Such pending requests will generally be honored on a pro rata basis. We will determine whether we have sufficient funds available as soon as practicable after the end of each calendar month, but in any event prior to the applicable payment date.

Our board of directors may choose to amend, suspend or terminate our share redemption program at any time upon ten days prior notice to our stockholders. Additionally, we will be required to discontinue sales of shares under the distribution reinvestment plan on the earlier of          , 2010, which is two years from the effective date of this offering, unless the distribution reinvestment plan offering is extended, or the date we sell all of the shares registered for sale under the distribution reinvestment plan, unless we file a new registration statement with the Securities and Exchange Commission and applicable states. Because the redemption of shares will be funded with the net proceeds we receive from the sale of shares under the distribution reinvestment plan, the discontinuance or termination of the distribution reinvestment plan will adversely affect our ability to redeem shares under the share redemption program. We would notify you of such developments

(i) in our annual or quarterly reports or (ii) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act. During this offering, we would also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under federal securities laws.

Our share redemption program is only intended to provide our stockholders with limited interim liquidity for their shares until a liquidity event occurs, such as listing of the shares on a national securities exchange or our merger with a listed company. The share redemption program will be terminated if the shares become listed on a national securities exchange. We cannot guarantee that a liquidity event will occur.

The shares we redeem under our share redemption program will be cancelled and will return to the status of authorized but unissued shares. We do not intend to resell such shares to the public unless they are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

Restrictions on Roll-up Transactions

A Roll-up Transaction is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity (Roll-up Entity) that is created or would survive after the successful completion of a Roll-up Transaction. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or

•	a transaction involving our conversion to trust or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to CRI Advisors or our investment objectives.

In connection with any Roll-up Transaction involving the issuance of securities of a Roll-up Entity, an appraisal of all of our assets will be obtained from a competent independent appraiser. Our assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for the benefit of us and our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to our stockholders in connection with any proposed Roll-up Transaction.

In connection with a proposed Roll-up Transaction, the sponsor of the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1) accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2) one of the following:

(a) remaining as holders of our common stock and preserving their interests therein on the same terms and conditions as existed previously, or

(b) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any Roll-up Transaction:

•	that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•	in which our investor’s rights to access records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “— Meetings and Special Voting Requirements” above; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by the stockholders.

SUMMARY OF DISTRIBUTION REINVESTMENT PLAN

Prior to the commencement of this offering we will adopt a distribution reinvestment plan. The distribution reinvestment plan will allow you to have distributions otherwise payable to you in cash reinvested in additional shares of our common stock. We are offering up to 20,000,000 shares for sale purchase to our distribution reinvestment plan at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of our common stock. Following is a summary of our distribution reinvestment plan. A complete copy of our distribution reinvestment plan is included in this prospectus as Appendix D.

Investment of Distributions

Our distribution reinvestment plan will allow our stockholders, and, subject to certain conditions set forth in the plan, any stockholder or partner of any other publicly offered limited partnership, real estate investment trust or other Cole-sponsored real estate program, to elect to purchase shares of our common stock with our distributions or distributions from such other programs. We have the discretion to extend the offering period for the shares being offered pursuant to this prospectus under our distribution reinvestment plan beyond the termination of this offering until we have sold all of the shares allocated to the plan through the reinvestment of distributions. We may also offer shares pursuant to a new registration statement.

No dealer manager fees or sales commissions will be paid with respect to shares purchased pursuant to the distribution reinvestment plan; therefore, we will retain all of the proceeds from the reinvestment of distributions. Accordingly, substantially all the economic benefits resulting from distribution reinvestment purchases by stockholders from the elimination of the dealer manager fee and selling commissions will inure to the benefit of the participant.

Pursuant to the terms of our distribution reinvestment plan, the reinvestment agent, which currently is us, will act on behalf of participants to reinvest the cash distributions they receive from us. Stockholders participating in the distribution reinvestment plan may purchase fractional shares. If sufficient shares are not available for issuance under our distribution reinvestment plan, the reinvestment agent will remit excess cash distributions to the participants. Participants purchasing shares pursuant to our distribution reinvestment plan will have the same rights as stockholders with respect to shares purchased under the plan and will be treated in the same manner as if such shares were issued pursuant to our offering.

After the termination of the offering of our shares registered for sale pursuant to the distribution reinvestment plan under this prospectus and any subsequent offering, we may determine to allow participants to reinvest cash distributions from us in shares issued by another Cole-sponsored program only if all of the following conditions are satisfied:

•	prior to the time of such reinvestment, the participant has received the final prospectus and any supplements thereto offering interests in the subsequent Cole-sponsored program and such prospectus allows investments pursuant to a distribution reinvestment plan;

•	a registration statement covering the interests in the subsequent Cole-sponsored program has been declared effective under the Securities Act;

•	the offer and sale of such interests are qualified for sale under applicable state securities laws;

•	the participant executes the subscription agreement included with the prospectus for the subsequent Cole-sponsored program; and

•	the participant qualifies under applicable investor suitability standards as contained in the prospectus for the subsequent Cole-sponsored program.

Stockholders who invest in subsequent Cole-sponsored programs pursuant to our distribution reinvestment plan will become investors in such subsequent Cole-sponsored program and, as such, will receive the same reports as other investors in the subsequent Cole-sponsored program.

Election to Participate or Terminate Participation

A stockholder may participate in our distribution reinvestment plan by making a written election to participate on his or her subscription agreement at the time he or she subscribes for shares. Any stockholder who has not previously elected to participate in the distribution reinvestment plan may so elect at any time by delivering to the reinvestment agent a completed enrollment form or other written authorization required by the reinvestment agent. Participation in our distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received at least ten days prior to the last day of the fiscal quarter, month or other period to which the distribution relates.

Some brokers may determine not to offer their clients the opportunity to participate in our distribution reinvestment plan. Any prospective investor who wishes to participate in our distribution reinvestment plan should consult with his or her broker as to the broker’s position regarding participation in the distribution reinvestment plan.

We reserve the right to prohibit qualified retirement plans from participating in our distribution reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of qualified retirement plans. See the “Investment by Tax-Exempt Entities and ERISA Considerations” section of this prospectus.

Each stockholder electing to participate in our distribution reinvestment plan agrees that, if at any time he or she fails to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current prospectus or subscription agreement relating to such investment, he or she will promptly notify the reinvestment agent in writing of that fact.

Subscribers should note that affirmative action in the form of written notice to the reinvestment agent must be taken to withdraw from participation in our distribution reinvestment plan. A withdrawal from participation in our distribution reinvestment plan will be effective with respect to distributions for a quarterly, monthly or other distribution period, as applicable, only if written notice of termination is received at least ten days prior to the end of such distribution period. In addition, a transfer of shares prior to the date our shares are listed for trading on a national securities exchange, which we have no intent to do at this time and which may never occur, will terminate participation in the distribution reinvestment plan with respect to such transferred shares as of the first day of the distribution period in which the transfer is effective, unless the transferee demonstrates to the reinvestment agent that the transferee meets the requirements for participation in the plan and affirmatively elects to participate in the plan by providing to the reinvestment agent an executed enrollment form or other written authorization required by the reinvestment agent.

Offers and sales of shares pursuant to the distribution reinvestment plan must be registered in every state in which such offers and sales are made, or otherwise exempt from such registration requirements. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares pursuant to the distribution reinvestment plan in any states in which our registration is not renewed or extended.

Reports to Participants

Within 90 days after the end of each calendar year, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received, the number of shares purchased, the purchase price for such shares, the total shares purchased on behalf of the participant during the prior year pursuant to our distribution reinvestment plan and the information regarding the participant’s participation in the plan.

Excluded Distributions

Our board of directors may designate that certain cash or other distributions attributable to net sales proceeds will be excluded from distributions that may be reinvested in shares under our distribution reinvestment plan. Accordingly, in the event that proceeds attributable to the sale of an asset are distributed to stockholders as an excluded distribution, such amounts may not be reinvested in our shares pursuant to our distribution reinvestment plan. The determination of whether all or part of a distribution will be deemed to be an excluded distribution is separate and unrelated to our requirement to distribute 90% of our taxable REIT income. In its initial determination of whether to make a distribution and the amount of the distribution, our board of directors will consider, among other factors, our cash position and our distribution requirements as a REIT. Once our board of directors determines to make the distribution, it will then consider whether all or part of the distribution will be deemed to be an excluded distribution. In most instances, we expect that our board of directors would not deem any of the distribution to be an excluded distribution. In that event, the amount distributed to participants in our distribution reinvestment plan will be reinvested in additional shares of our common stock. If all or a portion of the distribution is deemed to be an excluded distribution, the distribution will be made to all stockholders; however, the excluded portion will not be reinvested. We currently do not have any planned excluded distributions, which will only be made, if at all, in addition to, not in lieu of, regular distributions.

Federal Income Tax Considerations

Taxable participants will incur tax liability for income allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested under our distribution reinvestment plan. In addition, to the extent you purchase shares through our distribution reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. At least until our offering stage is complete, we expect that (i) we will sell shares under the distribution reinvestment plan at $9.50 per share, (ii) no secondary trading market for our shares will develop and (iii) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until our offering stage is complete, participants in our distribution reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our distribution reinvestment plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gains dividend.

Amendment and Termination

We reserve the right to amend any aspect of our distribution reinvestment plan upon ten days’ prior written notice to participants. The reinvestment agent also reserves the right to terminate a participant’s individual participation in the plan, and we reserve the right to terminate our distribution reinvestment plan itself in our sole discretion at any time, by sending ten days’ prior written notice of termination to the terminated participant or, upon termination of the plan, to all participants.

OUR OPERATING PARTNERSHIP AGREEMENT

General

CRIT OP was formed in January 2008 to acquire, own and operate properties on our behalf. It is structured as an UPREIT, which we may utilize to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT, such as CRIT OP, are deemed to be assets and income of the REIT.

A property owner may contribute property to an UPREIT in exchange for limited partnership units on a tax-free basis. In addition, CRIT OP is structured to ultimately make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner in CRIT OP may later exchange his or her limited partnership units in CRIT OP for shares of our common stock in a taxable transaction.

The partnership agreement for CRIT OP contains provisions that would allow, under certain circumstances, other entities, including other Cole-sponsored programs, to merge into or cause the exchange or conversion of their interests for interests of CRIT OP. In the event of such a merger, exchange or conversion, CRIT OP would issue additional limited partnership interests, which would be entitled to the same exchange rights as other limited partnership interests of CRIT OP. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders.

We will hold substantially all of our assets through CRIT OP. We are the sole general partner of CRIT OP, and our advisor, CRI Advisors, currently is the only limited partner of CRIT OP. As the sole general partner of CRIT OP, we have the exclusive power to manage and conduct the business of CRIT OP.

The following is a summary of certain provisions of the partnership agreement of CRIT OP. This summary is not complete and is qualified by the specific language in the partnership agreement. For more detail, you should refer to the partnership agreement, itself, which we have filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part.

Capital Contributions

As we accept subscriptions for shares, we will transfer the net proceeds of the offering to CRIT OP as a capital contribution. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. CRIT OP will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If CRIT OP requires additional funds at any time in excess of capital contributions made by our advisor and us (which are minimal in amount), or from borrowings, we may borrow funds from a financial institution or other lender and lend such funds to CRIT OP on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause CRIT OP to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interests of CRIT OP and us.

Operations

The partnership agreement requires that CRIT OP be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that CRIT OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in CRIT OP being taxed as a corporation, rather than as a partnership. See the “Risk Factors — Federal Income Tax Risks” and the “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership — Classification as a Partnership” sections of this prospectus.

The partnership agreement provides that CRIT OP will distribute cash flow from operations as follows:

•	first, to us until we have received aggregate distributions with respect to the current fiscal year equal to the minimum amount necessary for us to distribute to our stockholders to enable us to maintain our status as a REIT under the Internal Revenue Code with respect to such fiscal year;

•	next, to the limited partners until our limited partners have received aggregate distributions equal to the amount that would have been distributed to them with respect to all prior fiscal years had all CRIT OP income for all such prior fiscal years been allocated to us, each limited partner held a number of our common shares equal to the number of CRIT OP units that it holds and the REIT had distributed all such amounts to our stockholders (including the limited partners);

•	next, to us and to the limited partners until each partner has received aggregate distributions with respect to the current fiscal year and all fiscal years had all CRIT OP income for the current fiscal year and all such prior fiscal years been allocated to us, our income with respect to the current fiscal year and each such prior fiscal year equaled the minimum amount necessary to maintain our status as a REIT under the Internal Revenue Code, each limited partner held a number of common shares equal to the number of CRIT OP units that we hold and we had distributed all such amounts to our stockholders (including the limited partners); and

•	finally, to us and the limited partners in accordance with the partners’ percentage interests in CRIT OP.

Similarly, the partnership agreement of CRIT OP provides that taxable income is allocated to the limited partners of CRIT OP in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in CRIT OP will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, generally will be allocated among the partners in accordance with their respective percentage interests in CRIT OP.

Upon the liquidation of CRIT OP, after payment of debts and obligations, any remaining assets of CRIT OP will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances. If we were to have a negative balance in our capital account following a liquidation, we would be obligated to contribute cash to CRIT OP equal to such negative balance for distribution to other partners, if any, having positive balances in such capital accounts.

In addition to the administrative and operating costs and expenses incurred by CRIT OP in acquiring and operating real properties, CRIT OP will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of CRIT OP. Such expenses will include:

•	all expenses relating to the formation and continuity of our existence;

•	all expenses relating to the public offering and registration of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations;

•	all expenses associated with compliance by us with applicable laws, rules and regulations;

•	all costs and expenses relating to any issuance or redemption of partnership interests or shares of our common stock; and

•	all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of CRIT OP.

All claims between the partners of CRIT OP arising out of the partnership agreement are subject to binding arbitration.

Exchange Rights

The limited partners of CRIT OP, including CRI Advisors, have the right to cause their limited partnership units to be redeemed by CRIT OP or purchased by us for cash. In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis. Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (4) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

Subject to the foregoing, limited partners of CRIT OP may exercise their exchange rights at any time after one year following the date of issuance of their limited partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units, in which case he must exercise his exchange right for all of his units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of CRIT OP in exchange for their limited partnership units. Rather, in the event a limited partner of CRIT OP exercises its exchange rights and we elect to purchase the limited partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction.

Amendments to the Partnership Agreement

Our consent, as the general partner of CRIT OP, is required for any amendment to the partnership agreement. We, as the general partner of CRIT OP, and without the consent of any limited partner, may amend the partnership agreement in any manner, provided, however, that the consent of limited partners holding more than 50% of the interests of the limited partners is required for the following:

•	any amendment affecting the conversion factor or the exchange right in a manner adverse to the limited partners;

•	any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them pursuant to the partnership agreement (other than the issuance of additional limited partnership interests);

•	any amendment that would alter the allocations of CRIT OP’s profit and loss to the limited partners (other than the issuance of additional limited partnership interests);

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to CRIT OP; and

•	any amendment pursuant to a plan of merger, plan of exchange or plan of conversion, unless the partnership agreement of the surviving limited partnership does not materially differ from the partnership agreement of CRIT OP immediately before the transaction.

Termination of the Partnership

CRIT OP will have perpetual duration, unless it is dissolved earlier upon the first to occur of the following:

•	we declare for bankruptcy or withdraw from the partnership, provided however, that the remaining partners may decide to continue the business;

•	ninety days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the exchange of all limited partnership interests (other than such interests we, or our affiliates, hold); or

•	we elect, as the general partner, to dissolve the partnership.

Transferability of Interests

We may not (1) voluntarily withdraw as the general partner of CRIT OP, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in CRIT OP (except to a wholly-owned subsidiary), unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to CRIT OP in return for an interest in CRIT OP and agrees to assume all obligations of the general partner of CRIT OP. We may also enter into a business combination or transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of CRIT OP, other than CRI Advisors and other affiliates of Christopher H. Cole. With certain exceptions, a limited partner may not transfer its interests in CRIT OP, in whole or in part, without our written consent as general partner.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of 250,000,000 shares of our common stock to the public through Cole Capital Corporation, our dealer manager, a registered broker-dealer affiliated with our advisor. Of this amount, we are offering 20,000,000 shares in our primary offering at $9.50 per share. Once we sell all of these shares, we are offering up to 210,000,000 shares in our primary offering at a price of $10.00 per share, except as provided below. The shares are being offered on a “best efforts” basis, which generally means that the dealer manager is required to use only its best efforts to sell the shares and it has no firm commitment or obligation to purchase any of the shares. We also are offering up to 20,000,000 shares for sale pursuant to our distribution reinvestment plan. The purchase price for shares sold under our distribution reinvestment plan will be equal to the higher of 95% of the estimated value of a share of common stock, as estimated by our board of directors, and $9.50 per share. The reduced purchase price for shares purchased pursuant to our distribution reinvestment plan reflects that there will be no fees, commissions or expenses paid with respect to these shares. We reserve the right to reallocate the shares of our common stock we are offering between the primary offering and our distribution reinvestment plan. The offering of shares of our common stock will terminate on or before          , 2010, which is two years after the effective date of this offering; provided, however, that our board of directors may extend the primary offering an additional year, as permitted under applicable law. If we decide to extend the primary offering beyond          , 2010, we will provide that information in a prospectus supplement. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. This offering must be registered, or exempt from registration, in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Cole Capital Corporation

Cole Capital Corporation, our dealer manager, was organized in 1992 for the purpose of participating in and facilitating the distribution of securities in programs sponsored by Cole Capital Partners, its affiliates and its predecessors. For additional information about Cole Capital Corporation, including information relating to Cole Capital Corporation’s affiliation with us, see the “Management — Affiliated Companies — Dealer Manager” section of this prospectus.

Compensation We Will Pay for the Sale of Our Shares

Except as provided below, we will pay our dealer manager selling commissions of 7% of the gross offering proceeds. We also will pay the dealer manager a fee in the amount of 2% of the gross offering proceeds as compensation for acting as the dealer manager and for expenses incurred in connection with marketing and due diligence expense reimbursement. No sales commissions or dealer manager fees will be paid with respect to shares purchased pursuant to our distribution reinvestment plan. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. See the “Summary of Distribution Reinvestment Plan — Investment of Distributions” section of this prospectus.

We expect our dealer manager to utilize two distribution channels to sell our shares, FINRA-registered broker-dealers and non-registered investment advisory representatives that are affiliated with FINRA-registered broker-dealers, which have different selling commissions, and consequently, a different purchase price for the additional shares. Selling commissions and dealer manager fees generally will be paid in connection with such sales. In the event of the sale of shares in our primary offering by other broker-dealers that are members of FINRA, the purchase price will be $9.50 per share for the first 20,000,000 shares and $10.00 per share for up to 210,000,000 additional shares. Selling commissions and dealer manager fees generally will be paid in connection with such sales. In the event of the sale of shares in our primary offering through an investment advisory representative, the purchase price for such shares will be $8.835 per share for the first 20,000,000 shares and $9.30 per share for up to 210,000,000 additional shares, reflecting the fact that our dealer manager will waive the 7% selling commission on such shares.

We will not pay selling commissions or a dealer manager fee in connection with the sale of shares under our distribution reinvestment plan. The dealer manager may reallow to each of the participating broker-dealers a portion of its dealer manager fee earned on the proceeds raised by the participating broker-dealer. This reallowance would be in the form of a non-accountable marketing allowance and due diligence expense reimbursement. The amount of the reallowance will be determined by the dealer manager based upon factors including the participating broker-dealer’s level of marketing support, level of due diligence review and success of its sales efforts, each as compared to those of the other participating broker-dealers.

	Per Share(1)	Total Minimum(1)	Total Maximum(2)

Primary Offering
Price to Public up to 20,000,000 shares	$9.50	$2,375,000	$190,000,000
Selling Commissions up to 20,000,000 shares	0.665	166,250	13,300,000
Dealer Manager Fees up to 20,000,000 shares	0.19	47,500	3,800,000

Proceeds to Cole Retail Income Trust, Inc.	$8.645	$2,161,250	$172,900,000

Price to Public above 20,000,000 shares	$10.00		$2,100,000,000
Selling Commissions above 20,000,000 shares	0.70		147,000,000
Dealer Manager Fees above 20,000 shares	0.20		42,000,000

Proceeds to Cole Retail Income Trust, Inc.	$9.10		$1,911,000,000

Distribution Reinvestment Plan
Price to Public	$9.50		$190,000,000
Distribution Selling Commissions	—		—
Dealer Manager Fees	—		—

Proceeds to Cole Retail Income Trust, Inc.	$9.50		$190,000,000

(1)	The offering price per shares for the first 20,000,000 shares sold in the offering will be $9.50 per share. Once we have sold 20,000,000 shares, the offering price will be increased to $10.00 per share. The sales commission is 7% of the purchase price and the dealer manager fee is 2% of the purchase price. Therefore, after we sell 20,000,000 shares the selling commissions will increase from $0.665 per share to $0.70 per share and the dealer manager fee will increase from $0.19 to $0.20 per share.

(2)	These include amounts only for shares above 20,000,000 shares.

We may sell shares in our primary offering to retirement plans of broker-dealers participating in the offering, to broker-dealers in their individual capacities, to IRAs and qualified plans of their registered representatives or to any one of their registered representatives in their individual capacities (and their spouses, parents and minor children) at a discount. The purchase price for such shares will be $8.835 per share for the first 20,000,000 shares and $9.30 per share up to 210,000,000 additional shares, reflecting the fact that selling commissions in the amount of $0.665 and $0.70 per share, respectively, will not be payable in connection with such sales. The net proceeds to us from such sales will not be affected by such sales of shares at a discount.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, such as golf shirts, fruit baskets, cakes, chocolates, a bottle of wine, a gift certificate (provided it cannot be redeemed for cash) or tickets to a sporting event. In no event shall such items exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering.

We have agreed to indemnify the participating broker-dealers, including our dealer manager and selected registered investment advisors, against certain liabilities arising under the Securities Act. However, the Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

In addition to the compensation described above, our sponsor may pay certain costs associated with the sale and distribution of our shares. We will not reimburse our sponsor for such payments. Nonetheless, such payments will be deemed to be “underwriting compensation” by FINRA. In accordance with the rules of FINRA, the table below sets forth the nature and estimated amount of all items that will be viewed as “underwriting compensation” by FINRA that are anticipated to be paid by us and our sponsor in connection with the offering. The amounts shown assume we sell all of the shares offered hereby and that all shares are sold in our primary offering through participating broker-dealers, which is the distribution channel with the highest possible selling commissions and dealer manager fees.

Total Maximum

Selling commissions	$160,300,000
Dealer manager fee reallowance to participating broker-dealers	17,175,000
Dealer manager wholesaling compensation	35,295,000
Expense reimbursements for wholesaling travel and expenses	7,700,000
Broker-dealer conference fees and training and education meetings	4,920,000
Due diligence allowance	320,000
Legal fees of the dealer manager	240,000

Total(1)	$225,950,000

(1)	Of this amount, $160,300,000 and $45,800,000 will be paid by us from the proceeds of this offering in the form of selling commissions and dealer manager fees, respectively. The remaining $19,850,000 will be paid by our sponsor without reimbursement by us.

The total amount of underwriting compensation, including selling commissions, dealer manager fees and other expenses paid or reimbursed by us, our sponsor or any other source in connection with the offering, will not exceed 10% of the gross proceeds of this offering, plus up to an additional 0.5% of gross proceeds for reimbursement of bona fide due diligence expenses.

Shares Purchased by Affiliates

Our executive officers and directors, as well as officers and employees of CRI Advisors and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates, may purchase shares offered in this offering at a discount. The purchase price for such shares will be $8.645 per share for the first 20,000,000 shares and $9.10 per share for up to 210,000,000 additional shares, reflecting the fact that the 7% selling commission and the 2% dealer manager fee will not be payable in connection with such sales. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Our executive officers, directors and other affiliates will be expected to hold their shares purchased as stockholders for investment and not with a view towards resale. In addition, shares purchased by CRI Advisors or its affiliates will not be entitled to vote on any matter presented to the stockholders for a vote. With the exception of the 20,000 shares initially sold to Cole Holdings Corporation in connection with our organization, no director, officer, advisor or any affiliate may own more than 9.8% in value or number of our outstanding common stock.

Volume Discounts

Volume discounts based on reduced sales commissions are available for “purchasers” of certain minimum numbers of shares, as defined below. In such event, any such reduction will be credited to the investor by reducing the purchase price per share. The following table illustrates the various discount levels available, assuming a $10.00 per share purchase price:

			Purchase Price Per	Dealer
	Sales		Incremental Share	Manager	Net
Dollar Volume	Commission	Per	in Volume	Fees	Proceeds
Shares Purchased	Percent	Share	Discount Range	per Share	per Share

$500,000 or less	7.0%	$0.70	$10.00	$0.20	$9.10
$500,001-$1,000,000	6.0%	0.60	$9.90	0.20	9.10
$1,000,001-$2,000,000	5.0%	0.50	$9.80	0.20	9.10
$2,000,001-$3,000,000	4.0%	0.40	$9.70	0.20	9.10
$3,000,001-$5,000,000	3.0%	0.30	$9.60	0.20	9.10
$5,000,001-$10,000,000	2.0%	0.20	$9.50	0.20	9.10
Over $10,000,000	1.0%	0.10	$9.40	0.20	9.10

For example, if an investor purchases 120,000 shares, the investor would pay (1) $500,000 for the first 50,000 shares, (2) $495,000 for the next 50,000 shares ($9.90 per share), and (3) $196,000 for the next 20,000 shares ($9.80 per share), for a total purchase price of $1,191,000 (approximately $9.925 per share) rather than $1,200,000 for the shares. After the payment of sales commissions of $75,000 (approximately $0.625 per share) and payment of the dealer manager fee, we would receive net proceeds of $1,092,000 ($9.10 per share). The net proceeds to us will not be affected by volume discounts. All investors will be deemed to have contributed the same amount per share to us for purposes of declaring and paying distributions. Therefore, an investor who has received a volume discount will realize a better return on his or her investment in our shares than investors who do not qualify for a discount.

Subscriptions may be combined for the purpose of determining the volume discounts in the case of subscriptions made by any “purchaser,” as that term is defined below, provided all such shares are purchased through the same broker-dealer (unless agreed to in writing by us and the respective broker-dealers). The volume discount is prorated among the separate subscribers considered to be a single “purchaser.” Any request to combine more than one subscription must be made in writing, submitted simultaneously with the subscription for shares, and must set forth the basis for such request. Any request for volume discounts will be subject to our verification that all of the combined subscriptions were made by a single “purchaser.”

For the purposes of such volume discounts, the term “purchaser” includes:

•	an individual, his or her spouse and their children under the age of 21 who purchase the shares for his, her or their own account;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code; and

•	all commingled trust funds maintained by a given bank.

In addition, investors may request in writing to aggregate simultaneous subscriptions in us and/or in other Cole-sponsored publicly offered programs as part of a combined order for purposes of determining the number of shares purchased, provided that any aggregate group of subscriptions must be received from the same broker-dealer (unless agreed to in writing by us and the respective broker-dealers).

We may, in our sole discretion, agree to pay annual registered investment advisor fees upon request, to an affiliated broker-dealer of the registered investment advisor. All fees will be subject to all applicable rules and regulations and will be considered underwriting compensation for purposes of the relevant FINRA rules.

In order to encourage purchases of over 1,000,000 shares, a potential purchaser who proposes to purchase over 1,000,000 shares may agree with CRI Advisors and Cole Capital Corporation to have the dealer manager fee with respect to the sale of such shares reduced or eliminated, and, with the agreement of the participating broker, to have the selling commission payable with respect to the sale of such shares reduced or eliminated. Assuming a $10.00 per share purchase price, the aggregate fees payable with respect to the sale of such shares would be reduced by as much as $0.90 per share, assuming we are offering shares at $10.00 per share, resulting in a purchase price of $9.10 per share. In addition or in the alternative, with respect to a potential purchaser who proposes to purchase over 1,000,000 shares, Cole Holdings Corporation may agree to fund to us on behalf of such purchaser, or reimburse to such purchaser, the organization and offering expense reimbursement or out-of-pocket costs applicable to such investment. Other accommodations may be agreed to by Cole Holdings Corporation with respect to a purchase of over 1,000,000 shares.

Because all investors will be deemed to have contributed the same amount per share to us for purposes of declaring and paying distributions, investors who pay a reduced or no commission will receive a higher return on their investment than investors who do not qualify for such discount.

Subscription Process

To purchase shares in this offering, you must complete and sign a subscription agreement similar to the one contained in this prospectus as Appendix B. After you become a stockholder, you may purchase additional shares by completing and signing an additional investment subscription agreement similar to the one contained in this prospectus as Appendix C. You should pay for your shares by delivering a check for the full purchase price of the shares, payable to “          , f/b/o Cole Retail Income Trust, Inc.” or alternatively, “          , f/b/o CRIT” You should exercise care to ensure that the applicable subscription agreement is filled out correctly and completely. By executing the subscription agreement, you will attest that you meet the suitability standards described in this prospectus and agree to be bound by all of the terms of the subscription agreement.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive this prospectus. Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager and/or the broker-dealers participating in the offering will promptly submit a subscriber’s check on the business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the suitability review procedures are more lengthy than customary, a subscriber’s check will be promptly deposited in compliance with Exchange Act Rule 15c2-4. The proceeds from your subscription will be deposited in a segregated escrow account and will be held in trust for your benefit, pending our acceptance of your subscription.

We accept or reject subscriptions within 35 days after we receive them. If your subscription agreement is rejected, your funds, without interest or reductions for offering expenses, commissions or fees, will be returned to you within ten business days after the date of such rejection. If your subscription is accepted, we will send you a confirmation of your purchase after you have been admitted as an investor. We admit new investors at least monthly and we may admit new investors more frequently.

Minimum Offering

Subscription proceeds will be placed in escrow until such time as subscriptions aggregating at least the minimum offering of 250,000 shares of our common stock have been received and accepted by us. Any shares purchased by our advisor or its affiliates will not be counted in calculating the minimum offering. Funds in escrow will be invested in short-term investments, which may include obligations of, or obligations guaranteed by, the U.S. government or bank money-market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation (including certificates of deposit of any bank acting as a depository or custodian for any such funds) that mature on or before the termination of the offering or that can be readily sold or otherwise disposed of for cash by such date without any dissipation of the offering proceeds. Subscribers may not withdraw funds from the escrow account.

If subscriptions for at least the minimum offering have not been received and accepted by          , 2009, which is one year after the effective date of this offering, our escrow agent will promptly so notify us and this offering will be terminated. Your funds and subscription agreement will be returned to you within ten days after the date of such termination. Interest will accrue on funds in the escrow account as applicable to the short-term investments in which such funds are invested. During any period in which subscription proceeds are held in escrow for more than 35 days, interest earned thereon will be allocated among subscribers on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. Such interest will be paid to subscribers upon the termination of the escrow period, subject to withholding for taxes pursuant to applicable Treasury Regulations. We will bear all expenses of the escrow and, as such, any interest to be paid to any subscriber will not be reduced for such expense.

Special Notice to Pennsylvania Investors

Subscription proceeds received from residents of Pennsylvania will be placed in a separate interest-bearing escrow account with the escrow agent until subscriptions for shares aggregating at least $124,000,000 have been received and accepted by us. If we have not raised a minimum of $124,000,000 in gross offering proceeds (including sales made to residents of other jurisdictions) by the end of each 120-day escrow period (with the initial 120-day escrow period commencing upon the effectiveness of this offering), we will notify Pennsylvania investors in writing by certified mail within ten calendar days after the end of each 120-day escrow period that they have a right to have their investments returned to them. If a Pennsylvania investor requests the return of his or her subscription funds within ten calendar days after receipt of the notification, we must return those funds to the investor, together with any interest earned on the funds for the time those funds remain in escrow subsequent to the initial 120-day escrow period, within ten calendar days after receipt of the investor’s request.

Investments by IRAs and Qualified Plans

           has agreed to act as an IRA custodian for purchasers of our common stock who desire to establish an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts.           has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate. Further information as to custodial services is available through your broker or may be requested from us.

HOW TO SUBSCRIBE

Investors who meet the applicable suitability standards and minimum purchase requirements described in the “Suitability Standards” section of this prospectus may purchase shares of common stock. If you want to purchase shares, you must proceed as follows:

(1) Read the entire prospectus and the current supplement(s), if any, accompanying this prospectus.

(2) Complete the execution copy of the applicable subscription agreement. A specimen copy of the subscription agreement, including instructions for completing it for new investors, is included in this prospectus as Appendix B. A specimen copy of the subscription agreement for current stockholders is included in this prospectus as Appendix C.

(3) Deliver a check to Cole Capital Corporation, or its designated agent, for the full purchase price of the shares being subscribed for, payable to “          , f/b/o Cole Retail Income Trust, Inc.” or alternatively, “          , f/b/o CRIT”, along with the completed subscription agreement. Certain dealers who have “net capital,” as defined in the applicable federal securities regulations, of $250,000 or more may instruct their customers to make their checks payable directly to the dealer. In such case, the dealer will issue a check made payable to us for the purchase price of your subscription. The name of the dealer appears on the subscription agreement.

(4) By executing the subscription agreement and paying the full purchase price for the shares subscribed for, you will attest that you meet the applicable suitability standards as provided in the “Suitability Standards” section of this prospectus and as stated in the subscription agreement and agree to be bound by the terms of the subscription agreement.

An approved trustee must process through us and forward us subscriptions made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. If you want to purchase shares through an IRA, SEP or other tax-deferred account,            has agreed to serve as IRA custodian for such purpose.            has agreed to provide this service to our stockholders with annual maintenance fees charged at a discounted rate.

SUPPLEMENTAL SALES MATERIAL

In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering, the past performance of CRI Advisors, our advisor, and its affiliates, property brochures and articles and publications concerning real estate. In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.

The offering of shares is made only by means of this prospectus. Although the information contained in our supplemental sales material will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, will pass upon the legality of the common stock and Morris, Manning & Martin, LLP, Atlanta, Georgia, will pass upon legal matters in connection with our status as a REIT for federal income tax purposes. Morris, Manning & Martin, LLP will rely on the opinion of Venable LLP as to all matters of Maryland law. Neither Venable LLP nor Morris, Manning & Martin, LLP purport to represent our stockholders or potential investors, who should consult their own counsel. Morris, Manning & Martin, LLP also provides legal services to CRI Advisors, our advisor, as well as affiliates of CRI Advisors, and may continue to do so in the future.

EXPERTS

The financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the Company being in the development stage), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the Securities and Exchange Commission with respect to the shares of our common stock to be issued in this offering. After the commencement of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Cole Retail Income Trust, Inc.
Attn: Investor Relations
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
Tel: (    )

One of our affiliates maintains an Internet site at http://www.colecapital.com, at which there is additional information about us. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

This prospectus, as permitted under the rules of the Securities and Exchange Commission, does not contain all of the information set forth in the registration statement and the exhibits related thereto. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document are necessarily summaries of such contract or document and in each instance, if we have filed the contract or document as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

You can read our registration statement and the exhibits thereto and our future Securities and Exchange Commission filings over the Internet at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference room at 100 F Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.W., Washington, D.C. 20549. Please contact the Securities and Exchange Commission at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov for further information about the public reference room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

Cole Retail Income Trust, Inc.
Phoenix, Arizona

We have audited the accompanying consolidated balance sheet of Cole Retail Income Trust, Inc. (a development stage company) and subsidiary (the “Company”) as of January 31, 2008, and the related consolidated statements of stockholder’s equity, and cash flows for the period January 22, 2008 (date of inception) to January 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cole Retail Income Trust, Inc. and subsidiary as of January 31, 2008, and their cash flows for the period January 22, 2008 (date of inception) to January 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The Company is in the development stage for the period January 22, 2008 (date of inception) to January 31, 2008 and has not commenced its planned principal operations.

/s/  Deloitte & Touche LLP

Phoenix, Arizona

February 15, 2008

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
As of January 31, 2008

ASSETS
Cash and cash equivalents	$200,000

Total Assets	$200,000

STOCKHOLDER’S EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued and outstanding	$—
Common stock, $.01 par value; 490,000,000 shares authorized, 20,000 shares issued and outstanding	200
Capital in excess of par value	199,800

Total Stockholder’s Equity	$200,000

See accompanying notes to consolidated financial statements.

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
For the Period January 22, 2008 (Date of Inception) to January 31, 2008

	Common Stock		Capital in	Total
	Number of		Excess of	Stockholder’s
	Shares	Par Value	Par Value	Equity

Balance, January 22, 2008 (Date of Inception)	—	$—	$—	$—
Cash received from sale of common stock to Cole Holdings Corporation	20,000	200	199,800	200,000

Balance at January 31, 2008	20,000	$200	$199,800	$200,000

See accompanying notes to consolidated financial statements.

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Period January 22, 2008 (Date of Inception) to January 31, 2008

CASH FLOWS FROM FINANCING ACTIVITIES —
Proceeds from issuance of common stock	$200,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	200,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	-0-

CASH AND CASH EQUIVALENTS, END OF PERIOD	200,000

See accompanying notes to consolidated financial statements.

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Period from January 22, 2008 (Date of Inception) to January 31, 2008

1.	Organization:

Cole Retail Income Trust, Inc. (the “Company”) was formed on January 22, 2008 and is a Maryland corporation that intends to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is the sole general partner of and owns a 99.9% partnership interest in CRIT Operating Partnership, LP (“CRIT OP”). Cole Retail Income Advisors, LLC (“Advisor”), the affiliated advisor to the Company, is the sole limited partner and owner of 0.1% (minority interest) of the partnership interests in CRIT OP. Substantially all of the Company’s business will be conducted through CRIT OP. At January 31, 2008, CRIT OP had no assets, liabilities or equity. The Company intends to file a registration statement on Form S-11 with the Securities and Exchange Commission with respect to a public offering (the “Offering”) of 250,000,000 shares of common stock.

A maximum of 230,000,000 shares may be sold to the public. In addition, the Company plans to register an additional 20,000,000 shares that will be available only to stockholders who elect to participate in the Company’s distribution reinvestment plan under which our stockholders may elect to have their distributions reinvested in additional shares of our Company’s common stock at $9.50 per share or 95% of the estimated value of a share of our common stock.

The Company intends to use substantially all of the net proceeds from this offering to acquire and operate a diversified portfolio of commercial real estate investments primarily consisting of retail and other income producing commercial properties located throughout the United States, including U.S. protectorates.

The Company is in the development stage and has not begun its principal operations. The consolidated statements include the accounts of the Company and its majority-owned subsidiary.

The Company’s stock is not currently listed on a national securities exchange. The Company may seek to list its stock for trading on a national securities exchange only if a majority of its independent directors believe listing would be in the best interest of its stockholders. The Company does not intend to list its shares at this time. The Company does not anticipate that there would be any market for its common stock until its shares are listed or quoted. In the event it does not obtain listing prior to the tenth anniversary of the completion or termination of the Offering, its charter requires that it either: (1) seek stockholder approval of an extension or amendment of this listing deadline; or (2) seek stockholder approval to adopt a plan of liquidation of the corporation.

2.	Capitalization:

At January 31, 2008, the Company was authorized to issue 490,000,000 shares of common stock and 10,000,000 shares of preferred stock. All shares of such stock have a par value of $.01 per share. On January 22, 2008, the Company sold 20,000 shares of common stock, at $10 per share, to Cole Holdings Corporation, the indirect owner of limited liability company interests of the Company’s advisor and manager. The Company’s Board of Directors may authorize additional shares of capital stock and amend their terms without obtaining shareholder approval.

3.	Critical Accounting Policies:

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its majority owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period from January 22, 2008 (Date of Inception) to January 31, 2008

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturities when purchased of three months or less to be cash equivalents.

Organization and Offering Expenses

The Company’s advisor funds all of the organization and offering costs on the Company’s behalf and may be reimbursed for such costs up to 1.5% of the cumulative capital raised by the Company in the Offering. These costs are not included in the financial statements of the Company because such costs are not a liability of the Company until the subscriptions for the minimum number of shares of common stock are received and accepted by the Company. When recorded by the Company, organization costs will be expensed as incurred. Offering costs include items such as legal and accounting fees, marketing, promotional and printing costs. All offering costs will be recorded as a reduction of capital in excess of par value.

Income Taxes

The Company intends to make an election to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ending December 31, 2008. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Concentration of Credit Risk

At January 31, 2008, the Company had cash on deposit in one financial institution in excess of federally insured levels; however, the Company has not experienced any losses in such account. The Company limits investment of cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48,“Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109 ” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 became effective for the Company on January 22, 2008 and its adoption did not have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period from January 22, 2008 (Date of Inception) to January 31, 2008

those fiscal years. The Company has determined that SFAS 157 had no impact on its consolidated financial statements.

In June 2007, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 07-1, “Clarification of the Scope of the Audit and Accounting Guide ‘Investment Companies’ and Accounting for Parent Companies and Equity Method Investors for Investments in Investment Companies”. This SOP provides guidance for determining whether an entity is within the scope of the AICPA Audit and Accounting Guide Investment Companies (the “Guide”). Entities that are within the scope of the Guide are required, among other things, to carry their investments at fair value, with changes in fair value included in earnings. In October 2007, the FASB indefinitely deferred the provisions of this SOP.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB 51” (“SFAS No. 160”). This statement amends ARB 51 and revises accounting and reporting requirements for noncontrolling interests (formerly minority interests) in a subsidiary and for the deconsolidation of a subsidiary. Upon its adoption, January 1, 2009 for the Company, noncontrolling interests will be classified as equity, and income attributed to the noncontrolling interest will be included in the Company’s income. The provisions of this standard are applied retrospectively upon adoption. The Company does not expect it to have a material impact on the consolidated results.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”, (“SFAS No. 141(R)”). SFAS No. 141(R) clarifies and amends the accounting guidance for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree. The provisions of SFAS No. 141(R) are effective for the Company for any business combinations occurring on or after January 1, 2009.

4.	Related Party Arrangements:

Certain affiliates of the Company will receive fees and compensation in connection with the Offering, and the acquisition, management and sale of the assets of the Company. Cole Capital Corporation (“Cole Capital”), the affiliated dealer-manager, will receive a commission of up to 7% of gross offering proceeds before reallowance of commissions earned by participating broker-dealers. Cole Capital intends to reallow 100% of commissions earned to participating broker-dealers. In addition, up to 2% of gross proceeds before reallowance to participating broker-dealers, will be paid to Cole Capital as a dealer-manager fee. Cole Capital in its sole discretion, may reallow all or a portion of its dealer-manager fee to such participating broker-dealers as a marketing and due diligence expense reimbursement.

The Advisor, or its affiliates, may receive up to 1.5% of gross offering proceeds for reimbursement of organization and offering expenses upon the execution of the advisory agreement. All organization and offering expenses (excluding selling commissions and the dealer-manager fee) are being paid for by the Advisor or its affiliates and could be reimbursed by the Company up to 1.5% of gross offering proceeds. The Advisor or its affiliates also will receive acquisition and advisory fees of up to 2% of the contract purchase price of each asset for the acquisition, development or construction of real property.

If the Advisor provides services, as determined by the independent directors, in connection with the origination or refinancing of any debt financing obtained by the Company that is used to acquire properties or to make other permitted investments, or that is assumed, directly or indirectly, in connection with the acquisition of properties, the Company will pay the Advisor a financing coordination fee equal to 1% of the amount available and/or outstanding under such financing; provided, however, that the Advisor shall not be entitled to a financing coordination fee in connection with the refinancing of any loan secured by any particular property that was previously subject to a refinancing in which the Advisor received such a fee.

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period from January 22, 2008 (Date of Inception) to January 31, 2008

Financing coordination fees payable from loan proceeds from permanent financing will be paid to the Advisor as the Company acquires such permanent financing. However, no acquisition fees will be paid on loan proceeds from any line of credit until such time as all net offering proceeds have been invested by the Company.

The Company expects to pay Cole Realty Advisors, Inc. (“Cole Realty”), its property manager, fees for the management and leasing of the Company’s properties. Such fees are expected to equal 2% of gross revenues from single-tenant properties and 4% from multi-tenant properties plus leasing commissions at prevailing market rates; provided however, that the aggregate of all property management and leasing fees paid to affiliates plus all payments to third parties will not exceed the amount that other nonaffiliated management and leasing companies generally charge for similar services in the same geographic location. Cole Realty may subcontract its duties for a fee that may be less than the fee provided for in the Property Management Agreement.

The Company will pay the Advisor an annual advisor asset management fee of 0.5% of aggregate asset value plus costs and expenses incurred by the Advisor in providing asset management services. The fee will be payable monthly in an amount equal to 0.04167% of aggregate asset value as of the last day of the immediately preceding month.

If the Advisor or its affiliates provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of one or more properties, the Company will pay the Advisor up to one-half of the brokerage commission paid, but in no event to exceed an amount equal to 3% of the sales price of each property sold. In no event will the combined real estate commission paid to the Advisor, its affiliates and unaffiliated third parties exceed 6% of the contract sales price. In addition, after investors have received a return on their net capital contributions and a 7% annual cumulative, non-compounded return, then the Advisor is entitled to receive 15% of remaining net sale proceeds.

Upon listing of the Company’s common stock on a national securities exchange, a fee equal to 15% of the amount by which the market value of the Company’s outstanding stock plus all distributions paid by the Company prior to listing, exceeds the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate a 7% annual cumulative, non-compounded return to investors will be paid to the Advisor (the “Subordinated Incentive Listing Fee”).

Upon termination of the Advisory Agreement with the Advisor, other than termination by the Company because of a material breach of the Advisory Agreement by the Advisor, a performance fee of 15% of the amount, if any, by which (i) the appraised asset value at the time of such termination less the amount of all indebtedness secured by the assets, plus total dividends paid to stockholders through the termination date exceeds (ii) the aggregate capital contribution contributed by investors less distributions from sale proceeds plus payment to investors of a 7% annual, cumulative, non-compounded return on capital. No subordinated performance fee will be paid if the Company has already paid or become obligated to pay the Advisor a Subordinated Incentive Listing Fee.

The Company will reimburse the Advisor for all expenses it paid or incurred in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse for any amount by which it’s operating expenses (including the Asset Management Fee) at the end of the four preceding fiscal quarters exceeds the greater of (i) 2% of average invested assets, or (ii) 25% of net income other than any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse for personnel costs in connection with services for which the Advisor receives acquisition fees or real estate commissions.

There were no real estate transactions from January 22, 2008 (date of inception) to January 31, 2008.

COLE RETAIL INCOME TRUST, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Period from January 22, 2008 (Date of Inception) to January 31, 2008

5.	2008 Stock Option Plan for Independent Directors:

The Company has a stock option plan (the “IDSOP”), which authorizes the grant of non-qualified stock options to our independent directors, subject to the absolute discretion of the board and the applicable limitations of the plan. The Company intends to grant options under the IDSOP to each qualifying director annually. The exercise price for the options granted under the IDSOP initially will be $10.00 per share. It is intended that the exercise price for future options granted under our independent director stock option plan will be at least 100% of the fair market value of our common stock as of the date that the option is granted. As of January 31, 2008, no options had been granted under the IDSOP. A total of 1,000,000 shares have been authorized and reserved for issuance under the IDSOP.

6.	Commitments and Contingencies:

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There is no material pending legal proceedings known to be contemplated against us.

7.	Economic Dependency:

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies were unable to provide the Company with the respective services, the Company would be required to find alternative providers of these services.

APPENDIX A

PRIOR PERFORMANCE TABLES

The prior performance tables that follow present certain information regarding private real estate programs previously sponsored by related entities. 16 related partnerships formed from January 1, 1997 to December 31, 2006 have or had similar investment objectives to ours and purchased an aggregate of 13 retail centers, with an aggregate of approximately 1,531,000 rentable square feet, one data center building with an aggregate of approximately 135,000 rentable square feet and 23 single-tenant retail properties with an aggregate of approximately 544,000 rentable square feet. One partnership purchased two land parcels for development with an aggregate of approximately 452,000 square feet. The prior performance tables also include the activity of Cole REIT I, Cole REIT II, Cole Collateralized Senior Notes, LLC, Cole Collateralized Senior Notes II, LLC, Cole Collateralized Senior Notes III, LLC, Cole Collateralized Senior Notes IV, and the various offerings related to Cole Capital Partners’ Tenants in Common and Delaware Statutory Trust (DST) programs.

As of December 31, 2005, CCPT had raised approximately $101.0 million and had acquired 41 single-tenant commercial properties, with an aggregate of approximately 1.0 million square feet.

As of December 31, 2006, CCPT II had raised approximately $306.5 million from 7,625 investors and had acquired 83 single-tenant retail properties, four single-tenant commercial properties, and four multi-tenant retail properties in 26 states, for an aggregate acquisition cost of approximately $450.6 million.

As of December 31, 2006, affiliates of our advisor had issued an aggregate of approximately $112.3 million in collateralized senior notes through four debt offerings and had acquired an aggregate of 130 single-tenant retail properties and two multi-tenant retail properties in 33 states for an aggregate acquisition cost of approximately $786.5 million. As of December 31, 2006, 119 of the properties had been sold, of which 52 were sold as part of Cole Capital Partners’ tenant-in-common program, eight were sold to Cole REIT I and 16 were sold to Cole REIT II. On April 28, 2006, an affiliate of our advisor redeemed at par all of the approximately $28.0 million in collateralized senior notes issued under the first debt offering.

Cole Partnerships, Inc., an entity affiliated with the officers of Cole Capital Advisors, has raised $5 million in a debt offering for general corporate purposes, including investments in joint ventures with affiliates, which has been repaid. This program is not considered to have similar investment objectives to this offering.

In addition, the Cole Exchange Entities offer properties to Section 1031 exchange investors in the form of the sale of tenant-in-common ownership interests in such properties. As of December 31, 2006, aggregate ownership interests of $155.5 million had been sold in 25 private offerings of properties located in 14 states. In addition, the Cole Exchange Entities offer properties through the DST Program whereby beneficial interests are offered in trusts that acquire real property. As of December 31, 2006, aggregate ownership interests of approximately $87.6 had been sold in 24 private offerings of properties located in 14 states.

The investment objectives of previous private real estate programs formed from 1979 through 1992 are not similar to the investment objectives of the above programs due to the fact that those properties have been held for capital appreciation in the value of the underlying property.

These tables contain information that may aid a potential investor in evaluating the program presented. However, the information contained in these tables does not relate to the properties held or to be held by us, and the purchase of shares will not create any ownership interest in the programs included in these tables.

These tables are presented on a tax basis rather than on a GAAP basis. Tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year. Income may be understated in the tables, as GAAP accounting would require certain amortization or leveling of rental revenue, the amount of which is undetermined at this time. Expenses may be understated by monthly operating expenses, which typically are paid in arrears.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K or Form 10-KSB filed with the SEC by any public program sponsored by our advisor or its affiliates that has reported to the SEC within the last 24 months. For a reasonable fee, those programs will provide copies of any exhibits to such Form 10-K or Form 10-KSB.

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This table provides a summary of the experience of the sponsors of Prior Real Estate Programs for which offerings have been initiated since January 1, 2004. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of December 31, 2006.

	Cole Credit	Cole	Cole
	Property	Collateralized Senior	Collateralized Senior
	Fund II LP	Notes, LLC(6)	Notes II, LLC(6)

Dollar amount offered	$25,000,000	$28,750,000 (1)	$28,750,000 (1)
Dollar amount raised	24,494,500	28,038,500	28,750,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	1,961,560	1,401,925	1,437,500
Organizational expenses(4)	449,873	660,585	645,882
Other	—	—	—
Reserves	451,175	5,668,960	3,784,574
Percent available for investment	90%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	213,578	537,738	501,369
Cash down payment	20,273,063	22,306,921	19,485,354
Acquisition fees(5)	1,137,801	1,317,486	1,716,968
Other	—	—	—

Total acquisition cost	$21,624,442	$24,162,145	$21,703,691
Percent leverage	65%	65%	50%
Date offering began	07/01/03	09/15/03	02/01/04
Length of offering (in months)	9	9	12
Months to invest 90% of amount available for investment	15	5	7

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Cole	Cole
	Collateralized Senior	Collateralized Senior	Cole Credit
	Notes III, LLC(6)	Notes IV, LLC(6)	Property Trust, Inc.

Dollar amount offered	$28,750,000 (1)	$28,750,000 (1)	$110,000,000 (8)
Dollar amount raised	28,658,500	28,724,110	100,972,510
Less offering expenses:
Selling commissions and discounts retained by affiliates	1,432,925	1,508,081	6,402,966
Organizational expenses(4)	600,234	589,638	3,309,792
Other	—	—	—
Reserves	7,781,946	8,967,274	1,063,092
Percent available for investment	93%	93%	90%
Acquisition costs:
Prepaid items and fees related to purchase of property	495,855	12,120	1,274,741
Cash down payment	14,706,851	4,475,000	82,198,983
Acquisition fees(5)	1,574,807	89,500	4,437,000
Other	—	—	—

Total acquisition cost	$16,777,513	$4,576,620	$87,910,724
Percent leverage	68%	0%	58%
Date offering began	01/03/05	05/20/05	04/06/04
Length of offering (in months)	7	8	17
Months to invest 90% of amount available for investment	7	7	18

	Cole Credit	Staples in	Mimi’s Café in
	Property Trust II, Inc.	Tulsa, OK(2)(3)	Lone Tree, CO(2)(3)

Dollar amount offered	$500,000,000	$4,136,000	$2,446,000
Dollar amount raised	306,340,928	4,136,000	2,446,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	21,082,793	248,160	146,760
Organizational expenses(4)	8,298,207	41,360	24,460
Other	—	—	—
Reserves	37,566,490	26,957	14,698
Percent available for investment	90%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	288,085	30,000	60,280
Cash down payment	232,515,672	3,760,640	2,150,000
Acquisition fees(5)	1,681,002	55,840	64,500
Other	—	—	—

Total acquisition cost	$234,484,759	$3,846,480	$2,274,780
Percent leverage	48%	0%	0%
Date offering began	06/27/05	02/13/04	04/20/04
Length of offering (in months)	Ongoing	7	4
Months to invest 90% of amount available for investment	N/A	4	3

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Windsor, CO(2)(3)	Goldsboro, NC(2)(3)	Hamilton, OH(2)(3)

Dollar amount offered	$2,669,000	$2,570,000	$2,966,000
Dollar amount raised	2,669,000	2,570,000	2,966,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	160,140	154,200	177,960
Organizational expenses(4)	26,690	25,700	29,660
Other	—	—	—
Reserves	40,667	18,589	29,573
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	60,000	60,000	60,000
Cash down payment	2,393,460	2,303,985	2,668,047
Acquisition fees(5)	—	—	—
Other	28,710	26,115	30,333

Total acquisition cost	$2,482,170	$2,390,100	$2,758,380
Percent leverage	52%	50%	51%
Date offering began	06/03/04	06/30/04	07/01/04
Length of offering (in months)	3	3	4
Months to invest 90% of amount available for investment	3	3	3

	Walgreens in	Walgreens in	Walgreens in
	Carlsbad, NM(2)(3)	Willimantic, CN(2)(3)	Edgewood, NM(2)(3)

Dollar amount offered	$2,289,739	$2,746,000	$2,134,000
Dollar amount raised	2,289,739	2,746,000	2,134,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	137,384	164,760	128,040
Organizational expenses(4)	22,898	27,460	21,340
Other	—	—	—
Reserves	24,005	37,601	19,940
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	60,000	60,000	60,000
Cash down payment	2,046,107	2,466,690	1,903,340
Acquisition fees(5)	—	—	—
Other	23,350	27,090	21,280

Total acquisition cost	$2,129,457	$2,553,780	$1,984,620
Percent leverage	50%	50%	50%
Date offering began	07/13/04	09/15/04	09/15/04
Length of offering (in months)	5	2	4
Months to invest 90% of amount available for investment	3	2	3

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Fairborn, OH(2)(3)	Slidell, LA(2)(3)	Westheimer, TX(2)(3)

Dollar amount offered	$2,644,000	$2,212,000	$3,900,000
Dollar amount raised	2,644,000	2,212,000	3,900,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	158,640	132,720	234,000
Organizational expenses(4)	26,440	22,120	39,000
Other	—	—	—
Reserves	26,668	19,900	34,827
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	60,000	60,000	60,000
Cash down payment	2,372,750	1,975,240	3,526,680
Acquisition fees(5)	—	—	—
Other	26,170	21,920	40,320

Total acquisition cost	$2,458,920	$2,057,160	$3,627,000
Percent leverage	50%	50%	51%
Date offering began	09/30/04	11/02/04	10/15/04
Length of offering (in months)	2	8	3
Months to invest 90% of amount available for investment	2	7	2

	Walgreens in	Home Depot in	Walgreens in
	Richmond, OH(2)(3)	Spokane, WA(2)(3)	Covington, TN(2)(3)

Dollar amount offered	$3,388,000	$11,532,000	$2,141,000
Dollar amount raised	3,388,000	11,532,000	2,141,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	203,280	691,920	128,460
Organizational expenses(4)	33,880	115,320	21,410
Other	—	—	—
Reserves	28,405	91,832	23,283
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	60,000	430,050	60,000
Cash down payment	3,056,970	10,283,250	1,910,170
Acquisition fees(5)	—	—	—
Other	33,870	11,460	20,960

Total acquisition cost	$3,150,840	$10,724,760	$1,991,130
Percent leverage	50%	50%	50%
Date offering began	10/26/04	11/09/04	11/19/04
Length of offering (in months)	11	7	6
Months to invest 90% of amount available for investment	2	6	6

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Orlando, FL(2)(3)	Glen Burnie, MD(2)(3)	Garfield Heights, OH(2)(3)

Dollar amount offered	$2,486,000	$3,485,000	$2,930,000
Dollar amount raised	2,486,000	3,485,000	2,930,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	149,160	209,100	175,800
Organizational expenses(4)	24,860	34,850	29,300
Other	—	—	—
Reserves	20,555	28,974	36,623
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	92,000	200,685	60,000
Cash down payment	2,195,810	3,006,675	2,664,900
Acquisition fees(5)	—	—	—
Other	24,170	33,690	—

Total acquisition cost	$2,311,980	$3,241,050	$2,724,900
Percent leverage	50%	50%	52%
Date offering began	11/30/04	12/01/04	12/09/04
Length of offering (in months)	6	9	8
Months to invest 90% of amount available for investment	6	6	8

	Walgreens in	Home Depot in	Walgreens in
	Ponca City, OK(2)(3)	Tacoma, WA(2)(3)	Pineville, LA(3)(7)

Dollar amount offered	$2,327,000	$12,175,000	$2,092,000
Dollar amount raised	2,327,000	12,175,000	2,092,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	116,350	730,521	125,520
Organizational expenses(4)	23,270	121,754	20,920
Other	—	—	—
Reserves	29,641	56,380	—
Percent available for investment	94%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	30,000	585,000	45,000
Cash down payment	2,132,950	10,564,495	1,871,330
Acquisition fees(5)	—	—	—
Other	24,430	173,230	29,230

Total acquisition cost	$2,187,380	$11,322,725	$1,945,560
Percent leverage	51%	59%	58%
Date offering began	12/10/04	02/08/05	04/27/05
Length of offering (in months)	8	4	2
Months to invest 90% of amount available for investment	8	4	2

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Bartlett, TN(3)(7)	Sidney, OH(3)(7)	Wichita Falls, TX(3)(7)

Dollar amount offered	$2,022,000	$1,975,000	$2,020,000
Dollar amount raised	2,022,000	1,975,000	2,020,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	121,320	118,500	121,200
Organizational expenses(4)	20,220	19,750	20,200
Other	—	—	—
Reserves	—	18,245	18,827
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	45,000	53,920	55,000
Cash down payment	1,805,960	1,619,749	1,794,010
Acquisition fees(5)	—	—	—
Other	29,500	28,990	29,590

Total acquisition cost	$1,880,460	$1,702,659	$1,878,600
Percent leverage	59%	59%	59%
Date offering began	04/20/05	04/29/05	05/05/05
Length of offering (in months)	2	4	3
Months to invest 90% of amount available for investment	2	3	3

	Walgreens in	Walgreens in	Walgreens in
	Chicago, IL(3)(7)	Southington, CT(3)(7)	Nashville, TN(3)(7)

Dollar amount offered	$3,235,000	$2,836,000	$2,544,000
Dollar amount raised	3,235,000	2,836,000	2,544,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	194,100	170,160	152,640
Organizational expenses(4)	32,350	28,360	25,440
Other	—	—	—
Reserves	30,140	25,823	23,787
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	116,000	147,063	45,000
Cash down payment	2,846,300	2,450,608	2,284,000
Acquisition fees(5)	—	—	—
Other	46,250	39,810	36,920

Total acquisition cost	$3,008,550	$2,637,481	$2,365,920
Percent leverage	59%	58%	59%
Date offering began	05/27/05	06/01/05	06/09/05
Length of offering (in months)	3	4	3
Months to invest 90% of amount available for investment	3	3	3

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Gander Mountain in	Walgreens in
	Derby, KS(3)(7)	Spring, TX(2)(3)	Blue Springs, MO(3)(7)

Dollar amount offered	$2,341,000	$13,150,000	$1,891,000
Dollar amount raised	2,341,000	13,150,000	1,891,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	140,460	789,000	113,460
Organizational expenses(4)	23,410	131,500	18,910
Other	—	—	—
Reserves	23,122	83,019	15,758
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	45,000	60,000	45,000
Cash down payment	2,098,910	12,169,500	1,686,830
Acquisition fees(5)	—	—	—
Other	33,220	—	26,800

Total acquisition cost	$2,177,130	$12,229,500	$1,758,630
Percent leverage	59%	0%	59%
Date offering began	06/13/05	06/15/05	06/15/05
Length of offering (in months)	4	3	4
Months to invest 90% of amount available for investment	4	3	4

	Walgreens in	Walgreens in	Walgreens in
	Garden City, KS(3)(7)	Pittsburg, KS (3)(7)	Gladstone, MO(3)(7)

Dollar amount offered	$2,259,000	$2,016,000	$2,530,000
Dollar amount raised	2,259,000	2,016,000	2,530,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	135,540	120,960	151,800
Organizational expenses(4)	22,590	20,160	25,300
Other	—	—	—
Reserves	20,396	30,006	35,544
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	45,000	45,000	45,000
Cash down payment	2,023,760	1,801,540	2,269,960
Acquisition fees(5)	—	—	—
Other	32,110	28,340	37,940

Total acquisition cost	$2,100,870	$1,874,880	$2,352,900
Percent leverage	59%	58%	60%
Date offering began	06/17/05	06/20/05	06/21/05
Length of offering (in months)	3	3	4
Months to invest 90% of amount available for investment	3	3	4

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Salt Lake City, UT(3)(7)	Sandy, UT(2)(3)	Midvale, UT(3)(7)

Dollar amount offered	$3,207,000	$3,203,000	$2,325,000
Dollar amount raised	3,207,000	3,203,000	2,325,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	192,420	192,180	139,500
Organizational expenses(4)	32,070	32,030	23,250
Other	—	—	—
Reserves	13,831	11,071	7,637
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	45,000	45,000	45,000
Cash down payment	2,889,420	2,886,440	2,083,520
Acquisition fees(5)	—	—	—
Other	48,090	47,350	33,730

Total acquisition cost	$2,982,510	$2,978,790	$2,162,250
Percent leverage	60%	60%	59%
Date offering began	07/22/05	07/28/05	08/03/05
Length of offering (in months)	3	3	5
Months to invest 90% of amount available for investment	3	3	3

			Gander Mountain in
	Walgreens in	Wal-Mart in	Hermantown,
	Metairie, LA(3)(7)	Hazard, KY(3)(7)	Minnesota, MN(2)(3)

Dollar amount offered	$3,694,000	$12,649,000	$11,723,000
Dollar amount raised	3,694,000	12,649,000	11,723,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	221,640	758,940	703,380
Organizational expenses(4)	36,940	126,490	117,230
Other	—	—	—
Reserves	35,763	278,219	79,550
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	45,000	55,000	83,670
Cash down payment	3,336,420	11,511,420	10,818,720
Acquisition fees(5)	—	—	—
Other	54,000	197,150	—

Total acquisition cost	$3,435,420	$11,763,570	$10,902,390
Percent leverage	59%	61%	0%
Date offering began	08/09/05	09/15/05	09/22/05
Length of offering (in months)	6	3	4
Months to invest 90% of amount available for investment	6	3	2

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Best Buy in	Walgreens in	Kohls in
	Baytown, Texas(2)(3)	Natchitoches, LA(3)(7)	Lakewood, CO(3)(7)

Dollar amount offered	$8,323,000	$1,763,000	$7,461,000
Dollar amount raised	8,323,000	1,763,000	7,461,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	499,380	105,780	447,660
Organizational expenses(4)	83,230	17,630	74,610
Other	—	—	—
Reserves	41,012	22,323	70,098
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	45,000	45,000	45,000
Cash down payment	7,695,390	1,569,480	6,865,130
Acquisition fees(5)			—
Other	—	25,110	28,600

Total acquisition cost	$7,740,390	$1,639,590	$6,938,730
Percent leverage	0%	59%	61%
Date offering began	10/27/05	11/18/05	11/30/05
Length of offering (in months)	6	3	3
Months to invest 90% of amount available for investment	5	3	3

	The Shoppes at
	North Village - St.	Walgreens in	Kohls in
	Joseph, MO(2)(3)	Sumter, SC(3)(7)	St. Joseph, MO(3)(7)

Dollar amount offered	$20,430,000	$2,152,000	$4,117,000
Dollar amount raised	20,430,000	2,152,000	4,117,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	1,225,800	129,120	247,020
Organizational expenses(4)	204,300	21,520	41,170
Other	—	—	—
Reserves	454,851	47,994	32,826
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	195,000	45,000	45,000
Cash down payment	18,716,330	1,924,830	3,721,860
Acquisition fees(5)	—	—	—
Other	88,570	31,530	61,950

Total acquisition cost	$18,999,900	$2,001,360	$3,828,810
Percent leverage	60%	59%	60%
Date offering began	12/22/05	01/06/06	02/01/06
Length of offering (in months)	7	3	6
Months to invest 90% of amount available for investment	7	3	6

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

	Home Depot in	Cole Net Lease	Cole Net Lease
	Bellingham, WA(2)(3)	Portfolio I(3)(7)	Portfolio II(3)(7)

Dollar amount offered	$24,706,000	$9,592,000	$10,011,000
Dollar amount raised	24,696,680	9,592,000	10,011,000
Less offering expenses:
Selling commissions and discounts retained by affiliates	1,481,801	575,520	600,660
Organizational expenses(4)	246,966	95,920	100,110
Other	—	—	—
Reserves	130,404	77,529	98,215
Percent available for investment	93%	93%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	134,949	180,000	180,000
Cash down payment	24,696,680	8,601,750	8,984,830
Acquisition fees(5)	—	—	—
Other	378,997	138,810	145,400

Total acquisition cost	$25,210,626	$8,920,560	$9,310,230
Percent leverage	0%	59%	59%
Date offering began	04/12/06	05/31/06	06/23/06
Length of offering (in months)	Ongoing	6	5
Months to invest 90% of amount available for investment	6	5	5

	Barrywoods Crossing in	Cole Net Lease
	KansasCity, MO(2)	Portfolio III(3)(7)

Dollar amount offered	$20,400,000	$15,449,000
Dollar amount raised	13,759,800	1,911,814
Less offering expenses:
Selling commissions and discounts retained by affiliates	963,186	114,709
Organizational expenses(4)	137,598	19,118
Other	—	—
Reserves	198,987	—
Percent available for investment	92%	93%
Acquisition costs:
Prepaid items and fees related to purchase of property	348,719	22,275
Cash down payment	12,119,583	1,704,818
Acquisition fees(5)	—	—
Other	190,715	28,914

Total acquisition cost	$12,659,017	$1,756,007
Percent leverage	58%	60%
Date offering began	07/19/06	11/7/06
Length of offering (in months)	Ongoing	Ongoing
Months to invest 90% of amount available for investment	N/A	N/A

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) — (Continued)

NOTES TO TABLE I

(1) Amount includes an over allotment of $3,750,000 available under the offering.

(2)	The Offering is a Tenant-in-Common Program sponsored by Cole Capital Partners which consists of the sale of tenant-in-common interests in properties owned by subsidiaries of Cole Collateralized Senior Notes, LLC, Cole Collateralized Senior Notes II, LLC, Cole Collateralized Notes III, LLC, or Cole Collateralized Senior Notes IV, LLC.
(3)	Acquisition cost amounts represent the costs paid by the tenant-in-common or Delaware statutory trust investors to acquire interest in the properties.
(4)	Organizational expenses include legal, accounting, printing, escrow, filing, recording and other related expenses associated with the formation and original organization of the Program and also includes fees paid to the sponsor and to affiliates.
(5)	Acquisition fees include fee paid to the sponsor or affiliates based upon the terms of the memorandum.
(6)	Amounts herein relate to initial investments of capital raised and do not include any properties acquired through reinvested amounts.
(7)	The Offering is a Delaware Statutory Trust program sponsored by Cole Capital Partners which consists of the sale of Delaware statutory trust interests in properties owned by subsidiaries of Cole Collateralized Senior Notes, LLC, Cole Collateralized Senior Notes II, LLC, Cole Collateralized Notes III, LLC, or Cole Collateralized Senior Notes IV, LLC.
(8)	The amount includes an over allotment of $10,000,000 available under the offering.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED)

This table sets forth the compensation paid to the sponsor and its affiliates during the three years ended December 31, 2006. Prior Real Estate programs whose offerings have closed since January 1, 2004 are shown separately and all other programs have been aggregated. The table includes compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Real Estate Programs. Each of the Prior Real Estate Programs for which information is presented below has similar or identical investment objectives to this program. All amounts are as of December 31, 2006.

	Cole Credit	Cole Collateralized	Cole Collateralized
	Property Fund II, LP	Senior Notes, LLC	Senior Notes II, LLC

Date offering commenced	07/01/03	09/15/03	02/01/04
Dollar amount raised	$24,494,500	$28,038,500	$28,750,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	163,043	858,483	877,866
Acquisition fees(1)			—
Real estate commissions	1,137,801	6,774,651	6,546,278
Advisory fees	—	—	—
Other(2)	—	—	—
Dollar amount of cash generated from operations		—	—
before deducting payments to sponsor	7,262,345	69,777	(2,175,966)
Amount paid to sponsor from operations:
Property management fees	202,556	391,689	296,052
Partnership management fees	—	—	—
Reimbursements	207	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Credit
	Senior Notes III, LLC	Senior Notes IV, LLC	Property Trust, Inc.

Date offering commenced	01/03/05	05/20/05	04/06/04
Dollar amount raised	$28,658,500	$28,724,110	$100,972,510
Amount paid to sponsor from proceeds of offering:
Underwriting fees	384,075	255,465	1,927,311
Acquisition fees(1)
Real estate commissions	3,140,656	584,000	4,730,912
Advisory fees	—	—	—
Other(2)	—	—	1,654,463
Dollar amount of cash generated from operations before deducting payments to sponsor	(1,183,357)	(2,376,264)	13,627,830
Amount paid to sponsor from operations:
Property management fees	167,713	48,049	786,889
Partnership management fees	—	—	995,034
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	Cole Credit	Staples in	Mimi’s in
	Property Trust II, Inc.	Tulsa, OK	Lone Tree, CO

Date offering commenced	06/27/05	02/13/04	04/20/04
Dollar amount raised	$306,340,928	$4,136,000	$2,446,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	4,541,549	41,360	24,460
Acquisition fees(1)
Real estate commissions	7,496,569	55,840	64,500
Advisory fees	—	—	—
Other(2)	2,145,882	—	—
Dollar amount of cash generated from operations before deducting payments to sponsor	8,893,943	788,078	459,076
Amount paid to sponsor from operations:
Property management fees	362,886	—	—
Partnership management fees	608,875	6,579	9,100
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Windsor, CO	Goldsboro, NC	Hamilton, OH

Date offering commenced	06/03/04	06/30/04	07/01/04
Dollar amount raised	$2,669,000	$2,570,000	$2,966,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	26,690	25,700	29,660
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	28,710	26,115	30,333
Dollar amount of cash generated from operations before deducting payments to sponsor	461,865	430,052	510,421
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	8,584	8,310	19,204
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	Walgreens in	Walgreens in	Walgreens in
	Carlsbad, NM	Willimantic, CT	Edgewood, NM

Date offering commenced	07/13/04	09/15/04	09/15/04
Dollar amount raised	$2,289,739	$2,746,000	$2,134,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	22,898	27,460	21,340
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	23,350	27,090	21,280
Dollar amount of cash generated from operations before deducting payments to sponsor	374,367	443,280	333,266
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	20,812	34,920	25,233
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Fairborn, OH	Slidell, LA	Westheimer, TX

Date offering commenced	09/30/04	11/02/04	10/15/04
Dollar amount raised	$2,644,000	$2,212,000	$3,900,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	26,440	22,120	39,000
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	26,170	21,920	40,320
Dollar amount of cash generated from operations before deducting payments to sponsor	416,950	297,464	565,059
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	37,850	19,435	37,953
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	Walgreens in	Home Depot in	Walgreens in
	Richmond, OH	Spokane, WA	Covington, TN

Date offering commenced	10/26/04	11/09/04	11/19/04
Dollar amount raised	$3,388,000	$11,532,000	$2,141,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	33,880	115,320	21,410
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	33,870	11,460	20,960
Dollar amount of cash generated from operations before deducting payments to sponsor	484,843	1,376,681	291,740
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	31,928	10,629	18,725
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Orlando, FL	Glen Burnie, MD	Garfield Heights, OH

Date offering commenced	11/30/04	12/01/04	12/09/04
Dollar amount raised	$2,486,000	$3,485,000	$2,930,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	24,860	34,850	175,800
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	24,170	33,690	—
Dollar amount of cash generated from operations before deducting payments to sponsor	313,756	436,271	304,250
Amount paid to sponsor from operations:
Property management fees	—	—	3,999
Partnership management fees	20,048	27,342	—
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	Walgreens in	Home Depot in	Walgreens in
	Ponca City, OK	Tacoma, WA	Pineville, LA

Date offering commenced	12/10/04	02/08/05	04/27/05
Dollar amount raised	$2,327,000	$12,175,000	$2,092,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	116,350	121,754	20,920
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	24,430	173,230	29,230
Dollar amount of cash generated from operations before deducting payments to sponsor	245,687	1,451,224	244,033
Amount paid to sponsor from operations:
Property management fees	3,166	—	6,951
Partnership management fees	—	43,579	—
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Bartlett, TN	Sidney, OH	Wichita Falls, TX

Date offering commenced	04/20/05	04/29/05	05/05/05
Dollar amount raised	$2,022,000	$1,975,000	$2,020,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	20,220	19,750	20,200
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	29,500	28,990	29,590
Dollar amount of cash generated from operations before deducting payments to sponsor	232,456	232,301	237,642
Amount paid to sponsor from operations:
Property management fees	4,208	—	—
Partnership management fees	—	6,800	6,951
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	Walgreens in	Walgreens in	Walgreens in
	Chicago, IL	Southington, CT	Nashville, TN

Date offering commenced	05/27/05	06/01/05	06/09/05
Dollar amount raised	$3,235,000	$2,836,000	$2,544,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	32,350	28,360	25,440
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	46,250	39,810	36,920
Dollar amount of cash generated from operations before deducting payments to sponsor	370,764	324,796	280,717
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	10,813	9,183	8,217
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Walgreens in	Gander Mountain	Walgreens in
	Derby, KS	in Spring, TX	Blue Springs, MO

Date offering commenced	06/13/05	06/15/05	06/15/05
Dollar amount raised	$2,341,000	$13,150,000	$1,891,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	23,410	131,500	18,910
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	33,220	—	26,800
Dollar amount of cash generated from operations before deducting payments to sponsor	249,529	1,342,380	200,594
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	14,593	11,223	11,630
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—
	Walgreens in	Walgreens in	Walgreens in
	Garden City, KS	Pittsburg, KS	Gladstone, MO

Date offering commenced	06/17/05	06/20/05	06/21/05
Dollar amount raised	$2,259,000	$2,016,000	$2,530,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	22,590	20,160	25,300
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	32,110	28,340	37,940
Dollar amount of cash generated from operations
before deducting payments to sponsor	240,528	214,641	272,162
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	14,148	12,145	20,308
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Walgreens in	Walgreens in	Walgreens in
	Salt Lake City, UT	Sandy, UT	Midvale, UT

Date offering commenced	07/22/05	07/28/05	08/03/05
Dollar amount raised	$3,207,000	$3,203,000	$2,325,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	32,070	32,030	23,250
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	48,090	47,350	33,730
Dollar amount of cash generated from operations before deducting payments to sponsor	317,955	310,179	227,373
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	19,338	19,083	13,613
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	Walgreens in	Wal-Mart in	Gander Mountain in
	Metairie, LA	Hazard, KY	Hermantown, MN

Date offering commenced	08/09/05	09/15/05	09/22/05
Dollar amount raised	$3,694,000	$12,649,000	$11,723,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	36,940	126,490	117,230
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	54,000	197,150	—
Dollar amount of cash generated from operations before deducting payments to sponsor	281,642	1,001,952	979,756
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	10,786	36,133	29,665
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Best Buy in	Walgreens in	Kohls in
	Baytown, TX	Natchitoches, FL	Lakewood, CO

Date offering commenced	10/27/05	11/18/05	11/30/05
Dollar amount raised	$8,323,000	$1,763,000	$7,461,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	83,230	17,630	74,610
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	—	25,110	28,600
Dollar amount of cash generated from operations before deducting payments to sponsor	594,108	121,266	474,428
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	4,256	5,694	16,986
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	The Shoppes at	Walgreens in	Kohls in
	North Village	Sumter, SC	St. Joseph, MO

Date offering commenced	10/27/05	01/06/06	02/01/06
Dollar amount raised	$20,430,000	$2,152,000	$4,117,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	204,300	21,520	41,170
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	88,570	31,530	61,950
Dollar amount of cash generated from operations before deducting payments to sponsor	1,019,010	151,722	223,446
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	161,292	9,489	9,027
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

	Home Depot in	Cole Net Lease	Cole Net Lease
	Bellingham, WA	Portfolio I	Portfolio II

Date offering commenced	04/12/06	05/31/06	06/23/06
Dollar amount raised	$24,696,680	$9,592,000	$10,011,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	246,966	95,920	100,110
Acquisition fees(1)
Real estate commissions	—	—	—
Advisory fees	—	—	—
Other(2)	378,997	138,810	145,400
Dollar amount of cash generated from operations before deducting payments to sponsor	602,776	300,304	180,012
Amount paid to sponsor from operations:
Property management fees	—	—	—
Partnership management fees	8,713	8,989	4,731
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other(3)	—	—	—
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other(4)	—	—	—

	Barrywoods Crossing in	Cole Net Lease	11 Other
	Kansas City, MO (2)	Portfolio III	Programs(5)

Date offering commenced	07/19/06	12/07/06
Dollar amount raised	$13,759,800	$1,911,814	$—
Amount paid to sponsor from proceeds of offering:
Underwriting fees	137,598	19,118	—
Acquisition fees(1)
Real estate commissions	—	—	3,509
Advisory fees	—	—	—
Other(2)	190,715	28,914	—
Dollar amount of cash generated from operations before deducting payments to sponsor	225,617	—	946,068
Amount paid to sponsor from operations:
Property management fees	—	—	291,417
Partnership management fees	24,583	—	815,979
Reimbursements	—	—	76,312
Leasing commissions	—	—	24,516
Other(3)	—	—	90,394
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	35,997,640
Notes	—	—	—
Amount paid to sponsor from property sales and refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	1,554,700
Other(4)	—	—	—

Past performance is not necessarily indicative of future results.

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES (UNAUDITED) — (Continued)

NOTES TO TABLE II

(1)	Properties are acquired with a combination of funds from offering proceeds and debt. The acquisition and development fees and the leasing commissions reported in this table include the total amount of fees paid to the sponsor or its affiliates regardless of the funding source for these costs.

(2)	Amounts primarily relate to loan coordination fees, a development fee, and reimbursement of certain offering costs paid by the sponsor.

(3)	Amounts primarily relate to construction management fees.

(4)	Amounts primarily relate to asset management fees.

(5)	The offerings of the prior programs aggregated herein were not closed within the past three years and therefore do not include any amounts raised or underwriting fees. The programs have similar investment objectives to this program.

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored by affiliates of the sponsor of this program, the offerings of which have been closed since January 1, 2002. The information relates only to programs with investment objectives similar to this program. All amounts are as of December 31 of the year indicated, except as noted.

	Cole Blvd. Sq. Investors LP — (Sold) May 2002
	2002	2003	2004	2005	2006

Gross revenues	$1,885,886	$4,404,802	$3,444,830	$165,124	$129,679
Profit (loss) on sale of properties	—	—	8,521,296	—	—
Less:
Operating expenses(4)	686,067	1,511,374	1,204,787	34,079	19,746
Interest expense	912,735	2,028,457	1,390,517	—	—
Depreciation and amortization(3)	486,358	1,354,613	1,236,383	—	—

Net income (loss) — Tax basis(6)	$(199,274)	$(489,642)	$8,134,439	$131,045	$109,933

Taxable income
— from operations	$(199,274)	$(489,642)	$(386,857)	$131,045	$109,933
— from gain on sale	—	—	8,521,296	—	—
Cash generated
— from operations(5)	287,084	864,971	849,526	131,045	109,933
— from sales	—	—	14,423,979	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	287,084	864,971	15,273,505	131,045	109,933
Less: Cash distributions to investors
— from operating cash flow	102,209	844,489	850,000	—	—
— from sales and refinancing	—	—	12,837,500	420,000	111,000
— from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	184,875	20,482	1,586,005	(288,955)	(1,067)
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$184,875	$20,482	$1,586,005	$(288,955)	$(1,067)

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$(19.93)	$(48.96)	$(38.69)	$13.10	$10.99
— from recapture	—	—	246.21	—	—
Capital gain (loss)	—	—	605.92	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	10.22	84.45	85.00	—	—
— return of capital	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	1,283.75	42.00	11.10
— refinancing	—	—	—	—	—
— operations	10.22	84.45	85.00	—	—
— other	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					0%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Cole Santa Fe Investors LP September 2002
	2002	2003	2004	2005	2006

Gross revenues	$1,293,152	$2,545,914	$2,252,104	$2,380,191	$1,888,819
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses(4)	431,161	883,118	839,177	939,120	890,625
Interest expense	581,968	1,144,762	1,142,336	1,123,891	1,111,509
Depreciation and amortization(3)	247,530	895,291	758,595	475,149	634,960

Net income (loss) — Tax basis(6)	$32,493	$(377,257)	$(488,004)	$(157,969)	$(748,275)

Taxable income
— from operations	$32,493	$(377,257)	$(488,004)	$(157,969)	$(748,275)
— from gain on sale	—	—	—	—	—
Cash generated
— from operations(5)	280,023	518,034	270,591	317,180	(113,315)
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales
and refinancing	280,023	518,034	270,591	317,180	(113,315)
Less: Cash distributions to investors
— from operating cash flow	6,253	568,574	—	—	—
— from sales and refinancing	—	—	—	—	—
— from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	273,770	(50,540)	270,591	317,180	(113,315)
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$273,770	$(50,540)	$270,591	$317,180	$(113,315)

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$5.26	$(61.04)	$(78.97)	$(25.56)	$(121.08)
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	1.01	92.00	—	—	—
— return of capital	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	1.01	92.00	—	—	—
— other	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Cole Credit Property Fund LP November 2002
	2002	2003	2004	2005	2006

Gross revenues	$—	$3,360,284	$4,457,358	$5,127,208	$3,983,240
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses(4)	762	222,734	289,925	214,973	2,305,251
Interest expense	—	849,115	1,470,906	1,554,842	1,355,239
Depreciation and amortization(3)	—	1,351,646	1,805,318	1,503,075	1,165,025

Net income (loss) — Tax basis(6)	$(762)	$936,789	$891,209	$1,854,318	$(842,275)

Taxable income
— from operations	$(762)	$936,789	$891,209	$1,854,318	$(842,275)
— from gain on sale	—	—	—	—	—
Cash generated
— from operations(5)	(762)	2,288,435	2,696,527	3,357,393	322,750
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	(762)	2,288,435	2,696,527	3,357,393	322,750
Less: Cash distributions to investors
— from operating cash flow	—	1,400,125	2,187,497	2,124,998	2,000,012
— from sales and refinancing	—	—	—	—	—
— from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	(762)	888,310	509,030	1,232,395	(1,677,262)
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$(762)	$888,310	$509,030	$1,232,395	$(1,677,262)

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$(0.47)	$37.47	$35.65	$74.17	$(33.69)
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	56.01	87.50	85.00	80.00
— return of capital	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	56.01	87.50	85.00	80.00
— other	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Cole Credit Property Fund II LP July 2003
	2003	2004	2005	2006

Gross revenues	$128,655	$3,758,639	$5,073,379	$5,152,330
Profit (loss) on sale of properties	—	—	—	—
Less:
Operating expenses(4)	8,574	165,315	346,715	412,563
Interest expense	6,438	1,345,798	1,908,834	1,938,864
Depreciation and amortization(3)	21,234	1,667,189	1,527,717	1,369,651

Net income (loss) — Tax basis(6)	$92,409	$580,337	$1,290,113	$1,431,252

Taxable income
— from operations	$92,409	$580,337	$1,290,113	$1,431,252
— from gain on sale	—	—	—	—
Cash generated
— from operations(5)	113,643	2,247,526	2,817,830	2,800,903
— from sales	—	—	—	—
— from refinancing	—	—	—	—

Cash generated from operations, sales and refinancing	113,643	2,247,526	2,817,830	2,800,903
Less: Cash distributions to investors
— from operating cash flow	18,795	1,567,247	2,398,417	2,082,029
— from sales and refinancing	—	—	—	—
— from other	—	—	—	—

Cash generated (deficiency) after cash distributions	94,848	680,279	419,413	718,874
Less: Special items (not including sales and refinancing)	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$94,848	$680,279	$419,413	$718,874

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$6.56	$23.69	$52.67	$58.43
— from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	1.33	63.98	97.92	85.00
— return of capital	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—
— refinancing	—	—	—	—
— operations	1.33	63.98	97.92	85.00
— other	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table				100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Cole Collateralized Senior Notes, LLC September 2003
	2003	2004	2005	2006

Gross revenues	$162,409	$5,087,274	$3,784,381		$1,341,850
Profit (loss) on sale of properties	—	6,332,735	1,768,269		1,547,193
Less:
Operating expenses(4)	7,327	304,377	438,007		57,254
Interest expense	248,806	4,128,321	4,275,923		1,426,798
Depreciation and amortization(3)	52,656	1,574,516	1,092,368		(131,509)

Net income (loss) — Tax basis(6)	$(146,380)	$5,412,795	$(253,648)		$1,536,500

Taxable income
— from operations	$(146,380)	$(919,940)	$(2,021,917)		$(10,693)
— from gain on sale	—	6,332,735	1,768,269		1,547,193
Cash generated
— from operations(5)	(93,724)	654,576	(929,549)		(142,202)
— from sales	—	25,913,341	52,237,261		9,413,734
— from refinancing	—	—	—		—

Cash generated from operations, sales and refinancing	(93,724)	26,567,917	51,307,712		9,271,532
Less: Cash distributions to investors
— from operating cash flow	—	—	—		—(2)
— from sales and refinancing	—	—	—		—
— from other	—	—	—		—

Cash generated (deficiency) after cash distributions	(93,724)	26,567,917	51,307,712		9,271,532
Less: Special items (not including sales and refinancing)	—	—	—		—

Cash generated (deficiency) after cash distributions and special items	$(93,724)	$26,567,917	$51,307,712		$9,271,532

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$—	$	—(2)
— from recapture	—	—	—		—
Capital gain (loss)	—	—	—		—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	—	—		—(2)
— return of capital	—	—	—		—
Source (on a cash basis)
— sales	—	—	—		—
— refinancing	—	—	—		—
— operations	—	—	—		—
— other	—	—	—		—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					0%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Cole Collateralized				Cole Collateralized
	Senior Notes II, LLC				Senior Notes III, LLC
	February 2004				January 2005
	2004	2005		2006	2005		2006

Gross revenues	$1,822,545		$3,323,749	$2,957,169		$1,810,020	$3,300,297
Profit (loss) on sale of properties	—		1,433,092	186,386		289,643	3,124,045
Less:
Operating expenses(4)	98,921		238,585	121,582		120,231	169,907
Interest expense	2,095,747		4,407,598	3,613,049		2,568,620	3,606,300
Depreciation and amortization(3)	379,572		932,584	718,486		410,037	1,693,225

Net income (loss) — Tax basis(6)	$(751,695)		$(821,926)	$(1,309,561)		$(999,225)	$954,910

Taxable income
— from operations	$(751,695)		$(2,401,433)	$(1,495,947)		$(1,288,867)	$(2,169,135)
— from gain on sale	—		1,433,092	186,386		289,643	3,124,045
Cash generated
— from operations(5)	(372,123)		(1,447,071)	(777,461)		(875,830)	(475,910)
— from sales	16,927,937		47,905,072	24,378,796		17,740,380	19,046,303
— from refinancing	—		—	—		—	—

Cash generated from operations, sales and refinancing	16,555,814		46,458,001	23,601,335		16,864,550	18,570,393
Less: Cash distributions to investors
— from operating cash flow	—		—(2)	—		—(2)	—
— from sales and refinancing	—		—	—		—	—
— from other	—		—	—		—	—

Cash generated (deficiency) after cash distributions	16,555,814		46,458,001	23,601,335		16,861,550	18,570,393
Less: Special items (not including sales and refinancing)	—		—	—		—	—

Cash generated (deficiency) after cash distributions and special items	$16,555,814		$46,458,001	$23,601,335		$16,861,550	$18,570,393

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$	—(2)	$—	$	—(2)	$—
— from recapture	—		—	—		—	—
Capital gain (loss)	—		—	—		—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—		—(2)	—		—(2)	—
— return of capital	—		—	—		—	—
Source (on a cash basis)
— sales	—		—	—		—	—
— refinancing	—		—	—		—	—
— operations	—		—	—		—	—
— other	—		—	—		—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%				100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Cole Collateralized
	Senior Notes IV, LLC
	May 2005			Cole Credit Property Trust, Inc.
	2005		2006	2004	2005		2006

Gross revenues	$91,908		$2,070,894	$951,220	$10,987,553		$16,149,526
Profit (loss) on sale of properties	—		—	—	—		—
Less:
Operating expenses(4)	88,074		1,131,745	169,619	1,357,842		2,030,411
Interest expense	538,378		2,908,292	322,238	4,664,223		7,698,059
Depreciation and amortization(3)	79,634		426,629	296,514	3,638,794		5,394,072

Net income (loss) — Tax basis(6)	$(614,178)		$(2,395,772)	$162,849	$1,326,694	(1)	$1,026,984 (1)

Taxable income
— from operations	$(614,178)		$(2,395,772)	$162,849	$1,326,694		$1,026,984
— from gain on sale	—		—	—	—		—
Cash generated
— from operations(5)	(534,544)		(1,969,143)	459,363	4,965,488		6,421,056
— from sales	1,975,851		61,566,541	—	—		—
— from refinancing	—		—	—	—		—

Cash generated from operations, sales and refinancing	1,441,307		59,597,398	459,363	4,965,488		6,421,056
Less: Cash distributions to investors
— from operating cash flow	—	(2)	—	132,344	4,751,612		7,070,390
— from sales and refinancing	—		—	—	—		—
— from other	—		—	—	—		—

Cash generated (deficiency) after cash distributions	1,441,307		59,597,398	327,019	213,876		(649,334)
Less: Special items (not including sales and refinancing)	—		—	—	—		—

Cash generated (deficiency) after cash distributions and special items	$1,441,307		$59,597,398	$327,019	$213,876		$(649,334)

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	(2)	$—	$5.73	$13.14		$10.17
— from recapture	—		—	—	—		—
Capital gain (loss)	—		—	—	—		—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	(2)	—	4.66	47.06		70.02
— return of capital	—		—	—	—		—
Source (on a cash basis)
— sales	—		—	—	—		—
— refinancing	—		—	—	—		—
— operations	—		—	4.66	47.06		70.02
— other	—		—	—	—		—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%				100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Cole Credit Property				Staples-
	Trust II, Inc.				Tulsa, OK
	June 2005				February 2004
	2005		2006		2004	2005	2006

Gross revenues	$741,669		$20,022,986		$189,058	$324,241	$275,709
Profit (loss) on sale of properties	—		—		—	—	—
Less:
Operating expenses(4)	195,020		3,306,511		1,579	3,080	2,850
Interest expense	439,829		8,901,113		—	—	—
Depreciation and amortization(3)	221,411		6,469,366		—	—	—

Net income (loss) — Tax basis(6)	$(114,591	)(1)	$1,345,996	(1)	$187,479	$321,161	$272,859

Taxable income
— from operations	$(114,591)		$1,345,996		$187,479	$321,161	$272,859
— from gain on sale	—		—		—	—	—
Cash generated
— from operations(5)	106,820		7,815,362		187,479	321,161	272,859
— from sales	—		—		—	—	—
— from refinancing	—		—		—	—	—

Cash generated from operations, sales and refinancing	106,820		7,815,362		187,479	321,161	272,859
Less: Cash distributions to investors
— from operating cash flow	—		3,554,073		158,709	289,515	289,512
— from sales and refinancing	—		—		—	—	—
— from other	—		—		—	—	—

Cash generated (deficiency) after cash distributions	106,820		4,261,289		28,770	31,646	(16,653)
Less: Special items (not including sales and refinancing)	—		—		—	—	—

Cash generated (deficiency) after cash distributions and special items	$106,820		$4,261,289		$28,770	$31,646	$(16,653)

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$(4.08)		4.39		$45.33	$77.65	$65.97
— from recapture	—		—		—	—	—
Capital gain (loss)	—		—		—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—		11.60		38.37	70.00	70.00
— return of capital	—		—		—	—	—
Source (on a cash basis)
— sales	—		—		—	—	—
— refinancing	—		—		—	—	—
— operations	—		11.60		38.37	70.00	70.00
— other	—		—		—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%				100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Mimi’s Café-			Walgreens-
	Lone Tree, CO			Windsor, CO
	April 2004			June 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$92,614	$185,632	$181,170	$135,696	$353,024	$354,194
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	1,900	3,654	3,886	1,684	6,339	5,389
Interest expense	—	—	—	53,114	161,554	161,554
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$90,714	$181,978	$177,284	$80,898	$185,131	$187,252

Taxable income
— from operations	$90,714	$181,978	$177,284	$80,898	$185,131	$187,252
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	90,714	181,978	177,284	80,898	185,131	187,252
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	90,714	181,978	177,284	80,898	185,131	187,252
Less: Cash distributions to investors
— from operating cash flow	76,045	171,252	171,252	56,436	186,840	186,840
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	14,669	10,726	6,032	24,462	(1,709)	412
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$14,669	$10,726	$6,032	$24,462	$(1,709)	$412

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$37.09	$74.40	$72.48	$30.31	$69.36	$70.16
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	31.09	70.01	70.01	21.14	70.00	70.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	31.09	70.01	70.01	21.14	70.00	70.00
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Walgreens-
	Goldsboro, NC			Hamilton, OH
	June 2004			July 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$101,750	$330,000	$330,613	$126,522	$386,000	$386,836
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	1,416	5,920	5,323	3,060	10,773	10,139
Interest expense	36,706	145,628	145,628	45,878	169,146	169,146
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$63,628	$178,452	$179,662	$77,584	$206,081	$207,552

Taxable income
— from operations	$63,628	$178,452	$179,662	$77,584	$206,081	$207,552
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	63,628	178,452	179,662	77,584	206,081	207,552
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	63,628	178,452	179,662	77,584	206,081	207,552
Less: Cash distributions to investors
— from operating cash flow	40,334	179,892	179,892	34,958	207,624	207,624
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	23,294	(1,440)	(230)	42,626	(1,543)	(72)
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$23,294	$(1,440)	$(230)	$42,626	$(1,543)	$(72)

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$24.76	$69.44	$69.91	$26.16	$69.48	$69.98
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	15.69	70.00	70.00	11.79	70.00	70.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	15.69	70.00	70.00	11.79	70.00	70.00
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Walgreens-
	Carlsbad, NM			Willimantic, CT
	July 2004			September 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$73,750	$295,000	$295,645	$55,160	$354,600	$355,245
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	2,537	11,550	11,007	2,660	19,487	17,470
Interest expense	25,328	130,209	130,209	14,900	151,064	151,064
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$45,885	$153,241	$154,429	$37,600	$184,049	$186,711

Taxable income
— from operations	$45,885	$153,241	$154,429	$37,600	$184,049	$186,711
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	45,885	153,241	154,429	37,600	184,049	186,711
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	45,885	153,241	154,429	37,600	184,049	186,711
Less: Cash distributions to investors
— from operating cash flow	26,006	154,559	154,560	—	185,376	185,376
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	19,879	(1,318)	(131)	37,600	(1,327)	1,335
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$19,879	$(1,318)	$(131)	$37,600	$(1,327)	$1,335

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$20.04	$66.93	$67.44	$13.69	$67.02	$67.99
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	11.36	67.50	67.50	—	67.51	67.51
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	11.36	67.50	67.50	—	67.51	67.51
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Walgreens-
	Egewood, NM			Fairborn, OH
	September 2004			September 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$28,330	$275,640	$276,137	$30,209	$344,500	$345,145
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	1,326	14,191	13,699	1,943	20,365	19,781
Interest expense	5,527	118,666	118,666	6,797	145,934	145,934
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$21,477	$142,783	$143,773	$21,469	$178,201	$179,430

Taxable income
— from operations	$21,477	$142,783	$143,773	$21,469	$178,201	$179,430
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	21,477	142,783	143,773	21,469	178,201	179,430
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	21,477	142,783	143,773	21,469	178,201	179,430
Less: Cash distributions to investors
— from operating cash flow	—	144,070	144,072	—	178,488	178,488
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	21,477	(1,287)	(299)	21,469	(287)	942
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$21,477	$(1,287)	$(299)	$21,469	$(287)	$942

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$11.64	$66.91	$67.37	$8.12	$67.40	$67.86
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	67.51	67.51	—	67.51	67.51
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	—	67.51	67.51	—	67.51	67.51
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Walgreens-
	Slidell, LA			Westheimer, TX
	November 2004			October 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$—	$243,899	$275,516	$14,637	$495,000	$495,990
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	—	11,336	12,445	580	21,003	21,476
Interest expense	—	98,704	118,901	—	214,710	220,752
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$—	133,859	144,170	$14,057	$259,287	$253,762

Taxable income
— from operations	$—	$133,859	$144,170	$14,057	$259,287	$253,762
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	—	133,859	144,170	14,057	259,287	253,762
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	133,859	144,170	14,057	259,287	253,762
Less: Cash distributions to investors
— from operating cash flow	—	114,918	143,772	—	240,014	253,500
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	18,941	398	14,057	19,273	262
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$—	$18,941	$398	$14,057	$19,273	$262

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$60.51	$65.18	$4.11	$66.48	$65.07
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	51.95	65.00	—	61.54	65.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	—	51.95	65.00	—	61.54	65.00
— other	—	—	—	—	—	—
Amount (in percentage terms)
remaining invested in program
properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Home Depot-
	Richmond Heights, OH			Spokane, WA
	October 2004			November 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$—	$423,387	$420,807	$—	$1,014,839	$1,323,040
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	—	18,416	17,830	—	12,592	12,670
Interest expense	—	173,029	182,004	—	394,654	551,910
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)
	$—	$231,942	$220,973	$—	$607,593	$758,459

Taxable income
— from operations	$—	$231,942	$220,973	$—	$607,593	$758,459
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	—	231,942	220,973	—	607,593	758,459
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	231,942	220,973	—	607,593	758,459
Less: Cash distributions to investors
— from operating cash flow	—	203,676	220,220	—	514,099	749,580
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	28,266	753	—	93,494	8,879
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$—	$28,266	$753	$—	$93,494	$8,879

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$68.46	$65.22	$—	$52.69	$65.77
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	60.12	65.00	—	44.58	65.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	—	60.12	65.00	—	44.58	65.00
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Walgreens-
	Orlando, FL			Glen Burnie, MD
	November 2004			November 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$—	$232,208	$300,483	$—	$312,387	$416,142
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	—	10,463	13,562	—	13,428	17,695
Interest expense	—	90,054	124,904	—	119,319	169,158
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)
	$—	$131,691	$162,017	$—	$179,640	$229,289

Taxable income
— from operations	$—	$131,691	$162,017	$—	$179,640	$229,289
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	—	131,691	162,017	—	179,640	229,289
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	131,691	162,017	—	179,640	229,289
Less: Cash distributions to investors
— from operating cash flow	—	111,711	161,592	—	151,637	226,524
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	19,980	425	—	28,003	2,765
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$—	$19,980	$425	$—	$28,003	$2,765
Tax and Distribution Data Per $1,000

Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$52.97	$65.17	$—	$51.55	$65.79
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	44.94	65.00	—	43.51	65.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	—	44.94	65.00	—	43.51	65.00
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Walgreens-
	Covington, TN			Garfield Heights, OH
	December 2004			December 2004
	2004	2005	2006	2004	2005	2006

Gross revenues	$—	$237,696	$261,606	$—	$145,569	$385,036
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	—	10,629	11,782	—	1,893	3,936
Interest expense	—	93,795	110,081	—	54,853	169,672
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$—	133,272	139,743	$—	$88,823	$211,428

Taxable income
— from operations	$—	133,272	139,743	$—	$88,823	$211,428
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	—	133,272	139,743	—	88,823	211,428
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	133,272	139,743	—	88,823	211,428
Less: Cash distributions to investors
— from operating cash flow	—	114,287	139,165	—	62,999	212,424
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	18,985	578	—	25,824	(996)
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$—	$18,985	$578	$—	$25,824	$(996)

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$62.25	$65.27	$—	$30.32	$72.16
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	53.38	65.00	—	21.50	72.50
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	—	53.38	65.00	—	21.50	72.50
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%			100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-			Home Depot-
	Ponca City, OK			Tacoma, WA
	December 2004			February 2005
	2004	2005	2006	2005	2006

Gross revenues	$—	$118,085	$312,409	$1,051,101	$1,750,475
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses(4)	—	1,477	3,272	35,286	53,645
Interest expense	—	44,763	138,460	461,947	843,053
Depreciation and amortization(3)	—	—	—	—	—

Net income (loss) — Tax basis(6)	$—	$71,845	$170,676	$553,868	$853,777

Taxable income
— from operations	$—	$71,845	$170,676	$553,868	$853,777
— from gain on sale	—	—	—	—	—
Cash generated
— from operations(5)	—	71,845	170,676	553,868	853,777
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	71,845	170,676	553,868	853,777
Less: Cash distributions to investors
— from operating cash flow	—	50,034	168,708	426,665	821,808
— from sales and refinancing	—	—	—	—	—
— from other	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	21,811	1,968	127,203	31,969
Less: Special items (not including sales and refinancing)	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$—	$21,811	$1,968	$127,203	$31,969

Tax and Distribution Data Per $1,000 Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$30.87	$73.35	$45.49	$70.13
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	—	21.50	72.50	35.04	67.50
— return of capital	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	21.50	72.50	35.04	67.50
— other	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table			100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens-		Walgreens-		Walgreens-
	Pineville, LA		Bartlett, TN		Sidney, OH
	April 2005		April 2005		April 2005
	2005	2006	2005	2006	2005	2006

Gross revenues	$155,136	$304,247	$148,334	$295,747	$150,793	$295,791
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	5,636	7,168	4,352	5,575	4,562	7,030
Interest expense	65,763	143,734	63,835	142,071	65,761	143,730
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$83,737	$153,345	$80,147	$148,101	$80,470	$145,031

Taxable income
— from operations	$83,737	$153,345	$80,147	$148,101	$80,470	$145,031
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	83,737	153,345	80,147	148,101	80,470	145,031
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	83,737	153,345	80,147	148,101	80,470	145,031
Less: Cash distributions to investors
— from operating cash flow	64,858	151,670	61,482	146,592	61,230	143,184
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	18,879	1,675	18,665	1,509	19,240	1,847
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$18,879	$1,675	$18,665	$1,509	$19,240	$1,847

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$40.03	$73.30	$39.64	$73.24	$40.74	$73.43
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	31.00	72.50	30.41	72.50	31.00	72.50
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	31.00	72.50	30.41	72.50	31.00	72.50
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens -		Walgreens -		Walgreens -
	Wichita Falls, TX		Chicago, IL		Southington, CT
	May 2005		May 2005		June 2005
	2005	2006	2005	2006	2005	2006

Gross revenues	$153,348	$300,722	$228,585	$476,231	$198,989	$414,555
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:	—	—	—	—	—	—
Operating expenses(4)	4,352	6,949	7,058	9,830	6,140	8,643
Interest expense	66,573	145,505	98,204	229,773	84,966	198,182
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$82,423	$148,268	$123,323	$236,628	$107,883	$207,730

Taxable income
— from operations	$82,423	$148,268	$123,323	$236,628	$107,883	$207,730
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	82,423	148,268	123,323	236,628	107,883	207,730
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	82,423	148,268	123,323	236,628	107,883	207,730
Less: Cash distributions to investors	—	—	—	—	—	—
— from operating cash flow	62,626	146,448	93,600	234,540	82,056	205,608
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	19,797	1,820	29,723	2,088	25,827	2,122
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$19,797	$1,820	$29,723	$2,088	$25,827	$2,122

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$40.80	$73.40	$38.12	$73.15	$38.04	$73.25
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	31.00	72.50	28.93	72.50	28.93	72.50
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	31.00	72.50	28.93	72.50	28.93	72.50
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens -		Walgreens -		Gander Mountain -
	Nashville, TN		Derby, KS		Spring, TX
	June 2005		June 2005		June 2005
	2005	2006	2005	2006	2005	2006

Gross revenues	$158,605	$381,569	$134,493	$345,824	$335,027	$1,008,049
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:	—	—	—	—	—	—
Operating expenses(4)	5,122	8,211	6,648	15,835	3,429	8,490
Interest expense	67,551	186,790	55,839	167,060	—	—
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$85,932	$186,568	$72,006	$162,930	$331,598	$999,559

Taxable income
— from operations	$85,932	$186,568	$72,006	$162,930	$331,598	$999,559
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	85,932	186,568	72,006	162,930	331,598	999,559
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	85,932	186,568	72,006	162,930	331,598	999,559
Less: Cash distributions to investors	—	—	—	—	—	—
— from operating cash flow	61,775	184,440	50,396	163,872	249,273	986,268
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	24,157	2,128	21,610	(942)	82,325	13,291
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$24,157	$2,128	$21,610	$(942)	$82,325	$13,291

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$33.78	$73.34	$30.76	$69.60	$25.22	$76.01
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	24.28	72.50	21.53	70.00	18.96	75.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	24.28	72.50	21.53	70.00	18.96	75.00
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens -		Walgreens -		Walgreens -
	Blue Springs, MO		Garden City, KS		Pittsburg, KS
	June 2005		June 2005		June 2005
	2005	2006	2005	2006	2005	2006

Gross revenues	$102,520	$278,833	$129,075	$334,224	$102,883	$295,304
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	5,767	10,823	6,489	15,421	5,512	13,895
Interest expense	46,108	129,690	53,531	161,478	35,488	140,795
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$50,645	$138,319	$69,055	$157,325	$61,883	$140,613

Taxable income
— from operations	$50,645	$138,319	$69,055	$157,325	$61,883	$140,613
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	50,645	138,319	69,055	157,325	61,883	140,613
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	50,645	138,319	69,055	157,325	61,883	140,613
Less: Cash distributions to investors
— from operating cash flow	37,809	132,384	48,197	158,136	37,600	141,120
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	12,836	5,935	20,858	(811)	24,283	(507)
Less: Special items (not including
sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$12,836	$5,935	$20,858	$(811)	$24,283	$(507)

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$26.78	$73.15	$30.57	$69.64	$30.70	$69.75
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	19.99	70.01	21.34	70.00	18.65	70.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	19.99	70.01	21.34	70.00	18.65	70.00
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens -		Walgreens -		Walgreens -
	Gladstone, MO		Salt Lake City, UT		Sandy, UT
	June 2005		July 2005		July 2005
	2005	2006	2005	2006	2005	2006

Gross revenues	$132,411	$395,426	$124,866	$511,918	$122,931	$503,524
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	7,731	17,633	7,013	17,712	7,049	17,501
Interest expense	45,975	204,644	63,197	250,246	64,034	246,775
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$78,705	$173,149	$54,656	$243,961	$51,848	$239,248

Taxable income
— from operations	$78,705	$173,149	$54,656	$243,961	$51,848	$239,248
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	78,705	173,149	54,656	243,961	51,848	239,248
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	78,705	173,149	54,656	243,961	51,848	239,248
Less: Cash distributions to investors
— from operating cash flow	55,486	158,450	40,825	216,492	40,776	216,228
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	23,219	14,699	13,831	27,469	11,072	23,020
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$23,219	$14,699	$13,831	$27,469	$11,072	$23,020

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$31.11	$68.44	$17.04	$76.07	$16.19	$74.70
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	21.93	62.63	12.73	67.51	12.73	67.51
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	21.93	62.63	12.73	67.51	12.73	67.51
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Walgreens -		Walgreens -		Wal-Mart -
	Midvale, UT		Metairie, LA		Hazard, KY
	August 2005		August 2005		September 2005
	2005	2006	2005	2006	2005	2006

Gross revenues	$87,586	$359,001	$4,355	$541,345	$319,334	$1,891,356
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	5,676	13,095	—	16,665	11,436	41,686
Interest expense	44,677	169,379	—	258,179	120,349	1,071,401
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$37,233	$176,527	$4,355	$266,501	$187,549	$778,270

Taxable income
— from operations	$37,233	$176,527	$4,355	$266,501	$187,549	$778,270
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	37,233	176,527	4,355	266,501	187,549	778,270
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	37,233	176,527	4,355	266,501	187,549	778,270
Less: Cash distributions to investors
— from operating cash flow	29,597	156,937	—	230,617	66,413	771,588
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	7,636	19,590	4,355	35,884	121,136	6,682
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$7,636	$19,590	$4,355	$35,884	$121,136	$6,682

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$16.24	$75.93	$3.02	$73.03	$14.83	$61.53
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	12.91	67.50	—	63.20	5.25	61.00
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	12.91	67.50	—	63.20	5.25	61.00
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

					Walgreens	Kohl’s
	Gander Mountain - Hermantown, MN		Best Buy - Baytown, TX		Natchitoches, LA	Lakewood, CO
	September 2005		October 2005		November 2005	November 2005
	2005	2006	2005	2006	2006	2006

Gross revenues	$94,643	$885,140	$109,094	$489,624	$242,647	$1,009,577
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	2,765	26,926	1,021	7,846	10,747	27,941
Interest expense	—	—	—	—	116,328	524,194
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$91,878	$858,213	$108,073	$481,779	$115,573	$457,443

Taxable income
— from operations	$91,878	$858,213	$108,073	$481,779	$115,573	$457,443
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	91,878	858,213	108,073	481,779	115,573	457,443
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	91,878	858,213	108,073	481,779	115,573	457,443
Less: Cash distributions to investors
— from operating cash flow	18,885	861,636	—	445,785	99,268	387,805
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions	72,993	(3,423)	108,073	35,993	16,305	69,638
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$72,993	$(3,423)	$108,073	$35,993	$16,305	$69,638

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$8.23	$73.21	$94.06	$57.89	$65.55	$61.31
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	1.69	73.50	—	53.56	56.31	51.98
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	1.69	73.50	—	53.56	56.31	51.98
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	The Shoppes at
	North Village - St.	Walgreens	Kohl’s	Home Depot -	Cole Net Lease	Cole Net Lease
	Joseph, MO	Sumter, SC	St. Joseph, MO	Bellingham, WA	Portfolio I	Portfolio II
	December 2005	January 2006	February 2006	April 2006	May 2006	June 2006
	2006	2006	2006	2006	2006	2006

Gross revenues	$2,824,347	$314,624	$564,619	$608,739	$583,357	$313,447
Profit (loss) on sale of properties	—	—	—	—	—	—
Less:
Operating expenses(4)	871,927	14,066	159,442	14,676	26,130	4,849
Interest expense	1,094,702	158,325	190,758	—	265,912	133,317
Depreciation and amortization(3)	—	—	—	—	—	—

Net income (loss) — Tax basis(6)	$857,718	$142,232	$214,419	$594,063	$291,315	$175,281

Taxable income
— from operations	$857,718	$142,232	$214,419	$594,063	$291,315	$175,281
— from gain on sale	—	—	—	—	—	—
Cash generated
— from operations(5)	857,718	142,232	214,419	594,063	291,315	175,281
— from sales	—	—	—	—	—	—
— from refinancing	—	—	—	—	—	—

Cash generated from operations, sales and refinancing	857,718	142,232	214,419	594,063	291,315	175,281
Less: Cash distributions to investors
— from operating cash flow	808,917	121,169	132,308	463,771	203,698	77,402
— from sales and refinancing	—	—	—	—	—	—
— from other	—	—	—	—	—	—
Cash generated (deficiency) after cash distributions	48,801	21,063	82,111	130,292	87,617	97,879
Less: Special items (not including sales and refinancing)	—	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	$48,801	$21,063	$82,111	$130,292	$87,617	$97,879

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$41.98	$66.09	$52.08	$24.05	$30.37	$17.51
— from recapture	—	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	39.59	56.31	32.14	18.78	21.24	7.73
— return of capital	—	—	—	—	—	—
Source (on a cash basis)
— sales	—	—	—	—	—	—
— refinancing	—	—	—	—	—	—
— operations	39.59	56.31	32.14	18.78	21.24	7.73
— other	—	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table		100%		100%		100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

	Barrywoods Crossing	Cole Net Lease
	Kansas City, MO	Portfolio III
	July 2006	December 2006
	2006	2006

Gross revenues	$969,929	$—
Profit (loss) on sale of properties	—	—
Less:
Operating expenses(4)	642,129	—
Interest expense	126,766	—
Depreciation and amortization(3)	—	—

Net income (loss) — Tax basis(6)	$201,034	$—

Taxable income
— from operations	$201,034	$—
— from gain on sale	—	—
Cash generated
— from operations(5)	201,034	—
— from sales	—	—
— from refinancing	—	—

Cash generated from operations, sales and refinancing	201,034	—
Less: Cash distributions to investors
— from operating cash flow	58,685	—
— from sales and refinancing	—	—
— from other	—	—
Cash generated (deficiency) after cash distributions	142,349	—
Less: Special items (not including sales and refinancing)	—	—

Cash generated (deficiency) after cash distributions and special items	$142,349	$—

Tax and Distribution Data Per $1,000
Invested
Federal income tax results:
Ordinary income (loss)
— from operations	$14.61	$—
— from recapture	—	—
Capital gain (loss)	—	—
Cash distributions to investors:
Source (on a tax basis)
— investment income	4.26	—
— return of capital	—	—
Source (on a cash basis)
— sales	—	—
— refinancing	—	—
— operations	4.26	—
— other	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table	100%	100%

Past performance is not necessarily indicative of future results.

TABLE III

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE
PROGRAMS (UNAUDITED) — (Continued)

NOTES TO TABLE III

(1)	Cole Credit Property Trust, Inc. and Cole Credit Property Trust II, Inc. maintain their books on a GAAP basis of accounting rather than a tax basis.

(2)	Investors in this program receive interest at a specified rate per annum, which is included in interest expense. Therefore, tax and cash distribution data per $1,000 invested is not applicable.

(3)	Amortization of organizational costs is computed over a period of 60 months. Depreciation of commercial real property is determined on the straight-line method over an estimated useful life of 39 years. Leasehold interest are amortized over the life of the lease.

(4)	Operating expenses include management fees paid to affiliates for such services as accounting, property supervision, etc.

(5)	Cash generated from operations generally includes net income plus depreciation and amortization plus any decreases in accounts receivable and accrued rental income or increases in accounts payable minus any increases in accounts receivable and accrued rental income or decreases in accounts payable. In addition, cash generated from operations is reduced for any property costs related to development projects and is increased by proceeds when the project is sold (usually in less than twelve months).

(6)	The partnerships maintain their books on a tax basis of accounting rather than a GAAP basis. There are several potential differences in tax and GAAP basis, including, among others; (a) tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year, (b) rental income is recorded on a tax basis, as it is received where it is accrued on a straight-line basis over the life of the lease for GAAP, and (c) all properties are recorded at cost and depreciated over their estimated useful life on a tax basis even if they qualify as a direct financing lease for GAAP purposes. These differences generally result in timing differences between fiscal years but total operating income over the life of the partnership will not be significantly different between the two basis of accounting.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED)

The following table presents summary information on the results of Prior Real Estate Programs that completed operations since January 1, 2002 and that had similar or identical investment objectives to those of this program. All amounts are from the inception of the program to the date the program was completed.

					McCormick
	Alta Mesa	Thunderbird	McRay		Ranch Office	Cole Arizona
	Retail Income	Plaza Value	Plaza	Fiesta Palms	Income	Retail Income
Program Name	Investors LP	Enhancement LP	Investors LP	Investors LP	Investors LP	Investors LP

Dollar amount raised	$2,575,000	$3,025,000	$2,275,000	$700,000	$735,000	$3,200,000
Number of properties purchased	1	1	1	1	1	2
Date of closing of offering	02/25/97	11/24/97	03/13/96	01/05/95	12/16/94	09/02/97
Date of first sale of property	02/06/01	03/28/01	04/11/01	06/12/01	06/29/01	03/23/01
Date of final sale of property	02/06/01	03/28/01	04/11/01	06/12/01	06/29/01	07/11/01
Tax and Distribution Data Per $1,000 Investment Through 12/31/06
Federal income tax results:
Ordinary income (loss)
— from operations	301	193	496	(229)	337	261
— from recapture	68	132	237	347	279	63
Capital gain (loss)	233	478	438	782	1,981	493
Deferred gain
— Capital	—	—	—	—	—	—
— Ordinary	—	—	—	—	—	—
Cash distributions to investors:
Source (on Tax Basis)(1)
— Investment income	1,223,459	1,927,417	2,140,048	660,604	1,464,634	1,973,564
— Return of capital	2,575,000	3,025,000	2,275,000	700,000	735,000	3,200,000
Source (on cash basis)
— Sales	2,720,301	2,817,910	3,074,119	856,030	1,636,551	4,014,352
— Refinancing	—	1,650,000	—	—	—	—
— Operations	1,078,158	484,507	1,340,929	504,574	563,083	1,159,212
— Other	—	—	—	—	—	—
Receivable on net purchase money financing	—	—	—	—	—	—

Past performance is not necessarily indicative of future results.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)

	Sun City			Regal Square
	Grand Retail	3001 East	Mesa Retail	Value	Scottsdale	Santa Fe
	Income	Camelback	Income	Enhancement	Retail Income	Square
Program Name	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP

Dollar amount raised	$2,750,000	$600,000	$1,100,000	$2,300,000	$6,500,000	$10,800,000
Number of properties purchased	1	1	1	1	1	1
Date of closing of offering	01/15/98	11/04/94	04/26/96	05/19/97	01/07/97	06/14/00
Date of first sale of property	01/29/02	02/05/02	05/31/02	06/19/02	07/12/02	02/14/02
Date of final sale of property	01/29/02	02/05/02	05/31/02	06/19/02	07/12/02	09/26/02
Tax and Distribution Data Per $1,000 Investment Through 12/31/06
Federal income tax results:
Ordinary income (loss)
— from operations	325	(162)	366	419	379	230
— from recapture	71	420	102	90	105	69
Capital gain (loss)	309	1,284	504	485	221	445
Deferred gain
— Capital	—	—	—	—	—	—
— Ordinary	—	—	—	—	—	—
Cash distributions to investors:
Source (on Tax Basis)(1)
— Investment income	1,495,964	786,060	874,280	1,788,779	3,868,802	5,363,615
— Return of capital	2,750,000	600,000	1,100,000	2,300,000	6,500,000	10,800,000
Source (on cash basis)
— Sales	3,164,836	1,021,266	1,246,616	2,873,330	6,500,000	13,502,268
— Refinancing	—	—	—	—	—	—
— Operations	1,081,128	364,794	727,664	1,215,449	3,868,802	2,661,347
— Other	—	—	—	—	—	—
Receivable on net purchase money financing	—	—	—	—	—	—

Past performance is not necessarily indicative of future results.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)

	Sun Valley		Grand	North Phoenix	Arden Square
	Value	Dobson	Canyon	Value	Value	Cole Desert
	Enhancement	Square	Office	Enhancement	Enhancement	Palms Power
Program Name	Investors LP	Investors LP	Investors LP	Investors LP	Investors LP	Center LP

Dollar amount raised	$2,500,000	$1,800,000	$1,070,000	$2,050,000	$2,000,000	$7,500,000
Number of properties purchased	1	1	1	1	1	1
Date of closing of offering	01/11/99	09/25/95	10/12/95	02/28/97	08/25/97	12/31/01
Date of first sale of property	10/25/02	12/24/02	04/28/03	04/30/03	12/16/02	12/30/03
Date of final sale of property	12/30/02	12/24/02	04/28/03	04/30/03	12/16/02	12/30/03
Tax and Distribution Data Per $1,000 Investment Through 12/31/06
Federal income tax results:
Ordinary income (loss)
— from operations	136	781	161	617	272	(64)
— from recapture	59	136	338	103	106	216
Capital gain (loss)	480	851	1,454	381	370	414
Deferred gain
— Capital	—	—	—	—	—	—
— Ordinary	—	—	—	—	—	—
Cash distributions to investors:
Source (on Tax Basis)(1)
— Investment income	1,186,350	2,261,340	1,682,452	1,900,289	1,222,229	2,448,137
— Return of capital	2,500,000	1,800,000	1,070,000	2,050,000	2,000,000	7,000,000
Source (on cash basis)
— Sales	3,167,600	2,592,864	2,088,640	2,409,980	2,189,600	8,082,375
— Refinancing	—	—	—	—	—	—
— Operations	518,750	1,468,476	663,812	1,540,309	1,032,629	1,365,762
— Other	—	—	—	—	—	—
Receivable on net purchase money financing	—	—	—	—	—	—

Past performance is not necessarily indicative of future results.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)

		Cole	Cole
	Siete Square	Boulevard	Southwest	Cole Collateralized
	Retail Income	Square	Opportunity	Senior Notes,
Program Name	Investors LP	Investors LP	Fund LP	LLC

Dollar amount raised	$1,875,000	$10,000,000	$13,905,850	$28,038,500
Number of properties purchased	1	1	2	45
Date of closing of offering	09/14/98	11/25/02	08/12/01	06/03/04
Date of first sale of property	02/20/04	09/10/04	06/01/02	11/6/2003
Date of final sale of property	02/20/04	09/10/04	04/06/05	04/26/06
Tax and Distribution Data Per $1,000 Investment Through 12/31/06
Federal income tax results:
Ordinary income (loss)
— from operations	(154)	(108)	(344)	—	(2)
— from recapture	1,313	246	247	—	(2)
Capital gain (loss)	(578)	606	80	—	(2)
Deferred gain
— Capital	—	—	—	—
— Ordinary	—	—	—	—
Cash distributions to investors:
Source (on Tax Basis)(1)
— Investment income	837,544	5,054,198	—	—	(2)
— Return of capital	1,875,000	10,000,000	11,886,633	28,038,500
Source (on cash basis)
— Sales	1,899,975	13,257,500	11,870,035	87,564,336
— Refinancing	—	—	—	—
— Operations	812,569	1,796,698	16,598	(510,899)
— Other	—	—	—	—
Receivable on net purchase money financing	—	—	—	—

NOTES TO TABLE IV

(1)	The partnerships maintain their books on a tax basis of accounting rather than on a GAAP basis. There are potential differences in accounting for cash distributions on a tax basis and GAAP basis, the most significant of which is that partnership syndication costs, which includes securities commissions and other costs, would be recorded as a reduction of capital for GAAP purposes, which would result in lower return of capital and higher investment income amounts on a GAAP basis than on a tax basis.

(2)	Investors in this program receive interest at a specified rate per annum, which is included in interest expense. Therefore, tax and cash distribution data per $1,000 invested is not applicable.

Past performance is not necessarily indicative of future results.

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)

This table provides summary information on the results of sales or disposals of properties since January 1, 2004 by Prior Real Estate Programs having similar investment objectives to those of this program. All amounts are through December 31, 2006.

			Selling Price, Net of Closing Costs and GAAP Adjustments
						Adjustments
			Cash Received	Mortgage	Purchase Money	Resulting from
	Date	Date	Net of Closing	Balance at	Mortgage Taken	Application of
Property	Acquired	of Sale	Costs	Time of Sale	Back by Program	GAAP(4)	Total(1)

Cole Southwest Opportunity Fund LP - Las Vegas Telecom Land Sale	11/00	1/04	$702,856	$—	$—	$—	$702,856	(5)
Siete Square Retail Income Investors LP	7/98	2/04	2,825,034	1,632,235	—	—	4,457,269
Cole Boulevard Square Investors LP	7/02	9/04	14,423,979	27,205,776	—	—	41,629,755
Cole Southwest Opportunity Fund LP - Las Vegas Telecom Land Sale	11/00	10/04	508,690	—	—	—	508,690	(10)
Cole Southwest Opportunity Fund LP - Phoenix Switch X	8/00	4/05	10,880,860	1,500,000	—	—	12,380,860
Walgreens Marion, IL	2/05	6/05	1,743,425	2,665,000	—	—	4,408,425
Walgreens Columbus, OH	12/04	6/05	2,665,670	2,868,000	—	—	5,533,670
Walgreens Jacksonville, AR	11/04	8/05	2,277,370	2,431,000	—	—	4,708,370
Walgreens Spring, TX	12/04	8/05	1,817,910	1,973,000	—	—	3,790,910
Wendy’s Hardeeville, SC	7/04	9/05	1,248,825	—	—	—	1,248,825
Walgreens Warrensburg, MO	4/05	8/05	1,975,851	2,870,000	—	—	4,845,851
Walgreens St. Joseph, MO	7/05	11/05	2,172,792	3,350,000	—	—	5,522,792
CVS Winterhaven, FL	8/05	12/05	2,319,149	3,424,000	—	—	5,743,149
La-Z-Boy Flagstaff, AZ	10/05	12/05	1,617,097	2,561,178	—	—	4,178,275
Walgreens Twin Oaks, MO	12/05	4/06	2,548,604	3,742,000	—	—	6,290,604
Walgreens East Ridge, TN	11/05	7/06	1,949,062	2,937,000	—	—	4,886,062
Walgreens Asheboro, NC	2/06	10/06	2,202,129	3,350,000	—	—	5,552,129
Cingular Wireless Perinton, NY	11/03	6/06	1,508,494	3,207,400	—	—	4,715,894
BJ’s Wholesale Homestead, FL	12/05	9/06	7,896,280	12,362,000	—	—	20,258,280
CVS Mobile, AL(13)	5/06	11/06	2,761,361	4,277,000	—	—	7,038,361
Walgreens Great Bend, KS	4/05	03/06	1,963,552	2,773,000	—	—	4,736,552
Walgreens Aldine, TX	4/05	04/06	1,497,899	2,055,000	—	—	3,552,899
Walgreens Lee’s Summit, MO	9/06	12/06	1,155,602	3,536,000	—	—	4,691,602
CVS Chandler, AZ(13)	6/06	11/06	2,160,893	3,206,000	—	—	5,366,893
Walgreens Penn Hills, PA(13)	7/06	9/06	1,474,566	4,267,000	—	—	5,741,566

Past performance is not necessarily indicative of future results.

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)

	Cost of Properties Including Closing and Soft Costs			Excess (Deficiency) of
	Original	Total Acquisition Cost,		Property Operating Cash Receipts
	Mortgage	Capital Improvements,		Over Cash
Property	Financing	Closing and Soft Costs (2)	Total	Expenditures

Cole Southwest Opportunity Fund LP - Las Vegas Telecom Land sale	$—	$554,072	$554,072	$(11,742)
Siete Square Retail Income Investors LP	1,800,000	1,659,816	3,459,816	410,455
Cole Boulevard Square Investors LP	27,720,000	7,984,871	35,704,871	2,001,581
Cole Southwest Opportunity Fund LP - Las Vegas Telecom Land sale	—	400,973	400,973	7,668
Cole Southwest Opportunity Fund LP - Phoenix Switch X	—	14,307,533	14,307,533	(1,338,079)
Walgreens Marion, IL	3,690,000	676,256	4,366,256	104,923
Walgreens Columbus, OH	4,135,018	1,245,096	5,380,114	265,670
Walgreens Jacksonville, AR	3,600,000	1,005,294	4,605,294	219,970
Walgreens Spring, TX	2,880,000	851,174	3,731,174	152,146
Wendy’s Hardeeville, SC	—	1,107,562	1,107,562	21,524
Walgreens Warrensburg, MO	3,973,000	719,004	4,692,004	199,382
Walgreens St. Joseph, MO	4,123,000	1,308,345	5,431,345	46,272
CVS Winterhaven, FL	4,214,000	1,294,321	5,508,321	24,412
La-Z-Boy Flagstaff, AZ	2,540,510	1,525,880	4,066,390	17,356
Walgreens Twin Oaks, MO	4,606,000	1,470,505	6,076,505	50,950
Walgreens East Ridge, TN	3,614,000	1,173,112	4,787,112	88,519
Walgreens Asheboro, NC	4,123,000	1,313,929	5,436,929	82,097
Cingular Wireless Perinton, NY	—	4,036,029	4,036,029	(903,910)
BJ’s Wholesale Homestead, FL	15,215,000	4,779,678	19,994,678	427,516
CVS Mobile, AL(13)	5,264,000	1,614,647	6,878,647	103,749
Walgreens in Great Bend, KS	3,840,000	698,169	4,538,169	113,126
Walgreens Aldine, TX	2,846,000	529,210	3,375,210	97,959
Walgreens Lee’s Summit, MO	3,536,000	1,014,365	4,550,365	10,562
CVS Chandler, AZ(13)	3,946,000	1,230,390	5,176,390	48,424
Walgreens Penn Hills, PA(13)	4,267,000	1,339,286	5,606,286	25,780

Past performance is not necessarily indicative of future results.

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)

			Selling Price, Net of Closing Costs and GAAP Adjustments
					Purchase Money	Adjustments
			Cash	Mortgage	Mortgage Taken	Resulting from
	Date	Date	Received Net	Balance at	Back by	Application of
Property	Acquired	of Sale	of Closing Costs	Time of Sale	Program	GAAP (4)	Total(1)

Cole Collateralized Senior Notes, LLC

— Restaurant sales(3)	12/03	6/04-6/05	$28,111,983	$11,600,067	$—	$—	$39,712,050	(6)

— TIC interests in Staples in Tulsa, OK	12/03	6/04	773,335	2,800,000	—	—	3,573,335	(7)

— TIC interests in Mimi’s Café Lone Tree, CO	12/03	6/04	278,141	1,361,168	—	—	1,639,309	(7)

— TIC interests in Walgreens Westheimer, TX	10/04	12/04	3,526,680	4,032,000	—	—	7,558,680	(7)

— TIC interests in Walgreens Slidell, LA	10/04	5/05	1,975,240	2,192,000	—	—	4,167,240	(7)

— TIC interests in Home Depot Spokane, WA	10/04	5/05	10,283,250	11,460,000	—	—	21,743,250	(7)

— TIC interests in Walgreens Covington, TN	10/04	5/05	1,910,170	2,096,000	—	—	4,006,170	(7)

— TIC interests in Walgreens Glen Burnie, MD	11/04	5/05	3,006,675	3,369,000	—	—	6,375,675	(7)

— TIC interests in Walgreens Ponca City, OK	11/04	8/05	2,132,950	2,443,000	—	—	4,575,950	(7)

— DST interests in Walgreens Chicago, IL	3/05	7/05	2,846,300	4,625,000	—	—	7,471,300	(12)

— DST interests in Walgreens Southington, CT	4/05	7/05	2,450,608	3,981,000	—	—	6,431,608	(12)

— TIC interests in Gander Mountain Spring, TX	5/05	8/05	12,169,500	—	—	—	12,169,500	(7)

— TIC interests in Gander Mountain Hermantown, MN	8/05	1/06	10,818,720	—	—	—	10,818,720	(7)

— DST interests in Kohl’s Lakewood, CO	10/05	3/06	6,865,130	11,440,000	—	—	18,305,130	(12)

Cole Collateralized Senior Notes II, LLC

— TIC interests in Walgreens Windsor, CO	6/04	9/04	2,393,460	2,871,000	—	—	5,264,460	(7)

— TIC interests in Walgreens Goldsboro, NC	6/04	11/04	2,303,985	2,611,510	—	—	4,915,495	(7)

— TIC interests in Walgreens Hamilton, OH	7/04	10/04	2,668,047	3,033,250	—	—	5,701,297	(7)

— TIC interests in Walgreens Carlsbad, NM	7/04	12/04	2,046,107	2,335,000	—	—	4,381,107	(7)

— TIC interests in Walgreens Willimantic, CT	9/04	11/04	2,466,690	2,709,000	—	—	5,175,690	(7)

— TIC interests in Walgreens Fairborn, OH	9/04	11/04	2,372,750	2,617,000	—	—	4,989,750	(7)

— TIC interests in Walgreens Edgewood, NM	9/04	11/04	1,903,340	2,128,000	—	—	4,031,340	(7)

— TIC interests in Walgreens Richmond, OH	10/04	5/05	3,056,970	3,387,000	—	—	6,443,970	(7)

— TIC interests in Walgreens Orlando, FL	10/04	5/05	2,195,810	2,417,000	—	—	4,612,810	(7)

— TIC interests in Walgreens Garfield Heights, OH	11/04	8/05	2,664,900	3,128,000	—	—	5,792,900	(7)

— TIC interests in Home Depot Tacoma, WA	1/05	6/05	10,564,495	17,323,000	—	—	27,887,495	(7)

— DST interests in Walgreens Pineville, LA	1/05	6/05	1,871,330	2,923,000	—	—	4,794,330	(12)

— DST interests in Walgreens Bartlett, TN	1/05	6/05	1,805,960	2,950,000	—	—	4,755,960	(12)

— DST interests in Walgreens Sidney, OH	1/05	6/05	1,753,840	2,899,000	—	—	4,652,840	(12)

— DST interests in Walgreens Wichita Falls, TX	2/05	6/05	1,794,010	2,959,000	—	—	4,753,010	(12)

— DST interests in Walgreens Nashville, TN	5/05	8/05	2,284,000	3,692,000	—	—	5,976,000	(12)

— DST interests in Walgreens Metairie, LA	7/05	1/06	3,336,420	5,400,000	—	—	8,736,420	(12)

— DST interests in Wal-Mart Hazard, KY	9/05	10/05	11,511,420	19,715,000	—	—	31,226,420	(12)

— DST interests of Walgreens in Sumter, SC	11/05	3/06	1,924,830	3,153,000	—	—	5,077,830	(12)

— DST interests in Home Depot Bellingham, WA(8)	12/05	4/06	22,453,966	—	—	—	22,453,966	(12)

Past performance is not necessarily indicate of future results.

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)

			Selling Price, Net of Closing Costs and GAAP Adjustments
			Cash		Purchase Money	Adjustments
			Received Net	Mortgage	Mortgage Taken	Resulting from
	Date	Date	of Closing	Balance at	Back by	Application of
Property	Acquired	of Sale	Costs	Time of Sale	Program	GAAP (4)	Total(1)

Cole Collateralized Senior Notes III, LLC
— DST interests in Walgreens Derby, KS	4/05	8/05	$2,098,910	$3,322,000	$—	$—	$5,420,910	(12)
— DST interests in Walgreens Blue Springs, MO	4/05	8/05	1,686,830	2,680,000	—	—	4,366,830	(12)
— DST interests in Walgreens Garden City, KS	4/05	8/05	2,023,760	3,211,000	—	—	5,234,760	(12)
— DST interests in Walgreens Pittsburg, KS	4/05	8/05	1,801,540	2,834,000	—	—	4,635,540	(12)
— DST interests in Walgreens Gladstone, MO	4/05	10/05	2,269,960	3,794,000	—	—	6,063,960	(12)
— DST interests in Walgreens Salt Lake City, UT	6/05	10/05	2,889,420	4,809,000	—	—	7,698,420	(12)
— DST interests in Walgreens Sandy, UT	6/05	11/05	2,886,440	4,735,000	—	—	7,621,440	(12)
— DST interests in Walgreens Midvale, UT	6/05	1/06	2,083,520	3,373,000	—	—	5,456,520	(12)
— DST interests in Walgreens Natchitoches, LA	10/05	2/06	1,569,480	2,511,000	—	—	4,080,480	(12)
Cole Collateralized Senior Notes IV, LLC
— TIC interests in Best Buy Baytown, TX	10/05	4/06	7,695,390	—	—	—	7,695,390	(7)
— DST interests in Kohl’s St. Joseph, MO	11/05	7/06	3,721,860	6,195,000	—	—	9,916,860	(12)
— TIC interests in Shoppes at North Village St. Joseph, MO(11)	11/05	7/06	18,716,330	30,856,000	—	—	49,572,330	(7)
— DST interests in Barrywood’s Crossing Kansas City, MO	6/06	12/06	12,119,583	19,071,488	—	—	31,191,071	(14)
Cole Net Lease Portfolio I — DST Interests in Various Properties	Various	11/06	8,601,750	13,881,000	—	—	22,482,750	(15)
Cole Net Lease Portfolio II — DST Interests in Various Properties	Various	11/06	8,984,830	14,540,000	—	—	23,524,830	(15)
Cole Net Lease Portfolio III — DST Interests in Various Properties(9)	Various	12/06	1,726,798	2,891,420	—	—	4,618,218	(15)

Past performance is not necessarily indicate of future results.

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)

	Cost of Properties			Excess (Deficiency)
	Including Closing and Soft Costs			of Property
		Total		Operating Cash
	Original	Acquisition Cost,		Receipts
	Mortgage	Capital Improvements,		Over Cash
Property	Financing	Closing and Soft Costs(2)	Total	Expenditures

Cole Collateralized Senior Notes, LLC
— Restaurant sales(3)	$21,627,215	$10,312,634	$31,939,849	$1,689,803
— TIC interests in Staples in Tulsa, OK	2,800,000	773,335	3,573,335	87,156
— TIC interests in Mimi’s Café Lone Tree, CO	1,361,168	278,141	1,639,309	56,390
— TIC interests in Walgreens Westheimer, TX	5,800,000	1,758,679	7,558,679	(2,136)
— TIC interests in Walgreens Slidell, LA	3,200,000	967,240	4,167,240	23,507
— TIC interests in Home Depot Spokane, WA	16,760,000	4,983,250	21,743,250	121,196
— TIC interests in Walgreens Covington, TN	3,064,000	942,170	4,006,170	40,574
— TIC interests in Walgreens Glen Burnie, MD	3,369,000	3,006,675	6,375,675	68,054
— DST interests in Walgreens Chicago, IL	6,404,000	1,067,300	7,471,300	62,699
— DST interests in Walgreens Southington, CT	5,513,000	918,607	6,431,607	39,300
— TIC interests in Gander Mountain Spring, TX	7,052,400	5,117,100	12,169,500	162,315
— TIC interests in Gander Mountain Hermantown, MN	6,291,600	4,527,120	10,818,720	98,418
— TIC interests in Kohl’s Lakewood, CO	13,520,000	4,785,130	18,305,130	92,705
Cole Collateralized Senior Notes II, LLC
— TIC interests in Walgreens Windsor, CO	3,900,000	1,364,460	5,264,460	48,793
— TIC interests in Walgreens Goldsboro, NC	3,691,000	1,224,495	4,915,495	41,197
— TIC interests in Walgreens Hamilton, OH	4,321,000	1,380,298	5,701,298	49,394
— TIC interests in Walgreens Carlsbad, NM	3,298,000	1,083,107	4,381,107	39,608
— TIC interests in Walgreens Willimantic, CN	4,000,000	1,175,689	5,175,689	35,170
— TIC interests in Walgreens Fairborn, OH	3,944,000	1,045,750	4,989,750	37,949
— TIC interests in Walgreens Edgewood, NM	3,200,000	831,340	4,031,340	36,744
— TIC interests in Walgreens Richmond, OH	4,800,000	1,643,970	6,443,970	15,139
— TIC interests in Walgreens Orlando, FL	3,490,709	1,122,101	4,612,810	51,187
— TIC interests in Walgreens Garfield Heights, OH	3,128,000	2,664,900	5,792,900	158,491
— TIC interests in Home Depot Tacoma, WA	21,320,000	6,567,495	27,887,495	367,279
— DST interests in Walgreens Pineville, LA	4,047,000	747,330	4,794,330	64,220
— DST interests in Walgreens Bartlett, TN	4,084,000	671,961	4,755,961	58,721
— DST interests in Walgreens Sidney, OH	4,014,000	638,840	4,652,840	53,334
— DST interests in Walgreens Wichita Falls, TX	4,097,000	656,010	4,753,010	41,590
— DST interests in Walgreens Nashville, TN	5,112,000	864,000	5,976,000	45,014
— DST interests in Walgreens Metairie, LA	6,646,000	2,090,420	8,736,420	101,106
— DST interests in Wal-Mart Hazard, KY	24,264,000	6,962,420	31,226,420	103,174
— DST interests in Walgreens Sumter, SC	3,880,000	1,197,830	5,077,830	23,647
— DST interests in Home Depot Bellingham, WA(8)	17,040,000	5,413,966	22,453,966	641,950
Cole Collateralized Senior Notes III, LLC
— DST interests in Walgreens Derby, KS	4,600,000	820,910	5,420,910	35,171
— DST interests in Walgreens Blue Springs, MO	3,711,000	655,829	4,366,829	29,473
— DST interests in Walgreens Garden City, KS	4,445,000	789,760	5,234,760	36,290
— DST interests in Walgreens Pittsburg, KS	3,925,000	710,539	4,635,539	37,866
— DST interests in Walgreens Gladstone, MO	5,253,000	810,960	6,063,960	47,512
— DST interests in Walgreens Salt Lake City, UT	6,615,000	1,083,420	7,698,420	68,428
— DST interests in Walgreens Sandy, UT	6,556,000	1,065,440	7,621,440	68,824
— DST interests in Walgreens Midvale, UT	4,671,000	785,520	5,456,520	36,972
— DST interests in Walgreens Natchitoches, LA	3,091,000	989,480	4,080,480	20,459
Cole Collateralized Senior Notes IV, LLC
— TIC interests in Best Buy Baytown, TX	—	7,695,390	7,695,390	190,589
— DST interests in Kohl’s St. Joseph, MO	7,624,000	2,292,860	9,916,860	160,290
— TIC interests in Shoppes at North Village St. Joseph, MO(11)	37,976,000	11,596,330	49,572,330	592,214
— DST interests in Barrywood’s Crossing Kansas City, MO	25,769,720	5,421,351	31,191,071	445,582
Cole Net Lease Portfolio I — DST Interests in Various Properties	17,084,000	5,398,750	22,482,750	123,093
Cole Net Lease Portfolio II — DST Interests in Various Properties	10,533,000	12,991,830	23,524,830	276,999
Cole Net Lease Portfolio III — DST Interests in Various Properties(9)	3,518,148	1,100,070	4,618,218	284,936

Past performance is not necessarily indicative of future results.

TABLE V

RESULTS OF SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)

NOTES TO TABLE V

(1)	None of the amounts are being reported for tax purposes on the installment basis. See Table IV for allocation of the taxable gains between ordinary and capital income for all sales except as noted in footnotes (5), (6), and (10).

(2)	The amounts shown do not include a pro rata share of the original offering costs. There were no carried interests received in lieu of commissions in connection with the acquisition of the property.

(3)	Amounts represent the combined amounts of twenty-two restaurants sold in separate transactions.

(4)	As the financial statements are prepared on an income tax basis, there are no GAAP adjustments included herein.

(5)	The sale resulted in no ordinary income and a capital gain of approximately $291,000.

(6)	The sales resulted in no ordinary income and capital gains totaling approximately $6,333,000.

(7)	Amounts herein relate to the sale of tenant-in-common interests in a single-tenant commercial property. There was no gain or loss related to the sales as the interests in the property were sold at cost, with each purchaser acquiring their interest with cash and the assumption of a pro-rata portion of any existing loan on the property.

(8)	Amounts relate to the sale of an aggregate 99% interest in the property to various Delaware Statutory Trust investors through the Cole Capital Partners Delaware Statutory Trust Program.

(9)	Amounts relate to the sale of an aggregate 12% interest in the property to various Delaware statutory trust investors through the Cole Capital Partners Delaware Statutory Trust Program.

(10)	The sale resulted in no ordinary income and a capital gain of approximately $107,000.

(11)	Amounts relate to the sale of an aggregate 67% interest in the property to various tenant-in-common investors through the Cole Capital Partners Tenant In Common Program.

(12)	Amounts herein relate to the sale of Delaware Statutory Trust interests in a single-tenant commercial property. There was no gain or loss related to the sales as the interests in the property were sold at cost, with each purchaser acquiring their interest with cash and the assumption of a pro-rata portion of any existing loan on the property.

(13)	This Property was acquired by a joint venture between Cole Collateralized Senior Notes, LLC, Cole Collateralized Senior Notes II, LLC, Cole Collateralized Senior Notes III, LLC, and Cole Collateralized Senior Notes IV, LLC.

(14)	Amounts herein relate to the sale of Delaware Statutory Trust interests in a multi-tenant commercial property. There was no gain or loss related to the sales as the interests in the property were sold at cost, with each purchaser acquiring their interest with cash and the assumption of a pro-rata portion of any existing loan on the property.

(15)	Amounts herein relate to the sale of Delaware Statutory Trust interests in a portfolio of single-tenant commercial properties. There was no gain or loss related to the sales as the interests in the properties were sold at cost, with each purchaser acquiring their interest with cash and the assumption of a pro-rata portion of any existing loan on the properties.

APPENDIX B

◆ COLE ◆ RETAIL INCOME TRUST, INC.	For Prospectus dated , 2008
Subscription Agreement for the Purchase of Common Stock of Cole Retail Income Trust, Inc.
Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing.

A - INVESTMENT

Purchase of Cole Credit Property Trust II, Inc. Shares $ = × $10 Total $ Invested = # of Shares × $10	☐ Initial Subscription (Minimum 250 shares)
☐ Additional Subscription (Minimum 100 shares)
☐ REGISTERED REPRESENTATIVE PURCHASE
☐ RIA-See Section G
A completed Subscription Agreement is required for
each initial and additional investment.	☐ Check Enclosed for Subscription Amount ☐ Subscription Amount Wired ☐ Check sent separately

B - TYPE OF OWNERSHIP

NON-CUSTODIAL OWNERSHIP (Make Check Payable To: “          , f/b/o Cole Retail Income Trust, Inc.”; or “          , f/b/o CRIT”)

☐ Individual Ownership ☐ Joint Tenants with Right of Survivorship ☐ Community Property ☐ Tenants-in-Common ☐ Other (specify) ☐ Trust (Specify, i.e., Family, Living, Revocable, etc.)	☐ Corporate Ownership ☐ Partnership Ownership ☐ LLC Ownership ☐ TOD (Fill out TOD Form to effect designation) ☐ Other (specify)	☐ Uniform Gifts to Minors Act: State of Custodian for ☐ Pension or Profit Sharing Plan ☐ Taxable ☐ Exempt under §501A ☐ Name of Trustee/Other Administrator
☐ Taxable ☐ Grantor A or B Date Trust Established Name of Trustee/Other
Administrator

CUSTODIAL OWNERSHIP (Make check payable to the custodian listed and send ALL paperwork directly to the custodian.)
  ☐ Traditional IRA
  ☐ Roth IRA
  ☐ Simplified Employee Pension/Trust (S.E.P.)
  ☐ KEOGH
  ☐ Pension or Profit Sharing Plan
☐ Taxable  ☐ Exempt under §501A
Name of Trustee/Other Administrator
  ☐ Other (specify)
CUSTODIAN INFORMATION
☐           (set up fee waived and annual fees discounted)
or
☐ Name of Custodian or Trustee  Mailing Address  City                  State         Zip
Investor’s Custodian Account # ☐ ☐ ☐ ☐  ☐ ☐ ☐ ☐ ☐  ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
Custodian Telephone No. ☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐

C - SUBSCRIBER INFORMATION

Subscriber Name	☐ Mr.	☐ Mrs.	☐ Ms.
Social Security # or Taxpayer ID # ☐ ☐ ☐ - ☐  ☐ - ☐ ☐ ☐ ☐
Date of Birth/Date of Incorporation ☐ ☐ - ☐ ☐  - ☐ ☐ ☐ ☐
Mailing Address

City	State	Zip
Home Telephone No. ☐ ☐ ☐ - ☐  ☐ ☐ - ☐ ☐ ☐ ☐
Business Telephone No. ☐ ☐ ☐ - ☐  ☐ ☐ - ☐ ☐ ☐ ☐

Co- Subscriber	☐ Mr.	☐ Mrs.	☐ Ms.
Social Security #☐ ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐ (Co-Subscriber)
Date of Birth ☐ ☐ - ☐ ☐ - ☐ ☐ ☐ ☐ (Co-Subscriber)
Residence Address (if different from mailing address)

City	State	Zip
E-mail Address

Please Indicate Citizenship Status:	☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien ☐ Employee or Affiliate

INTERESTED PARTY (Optional)
If you would like a duplicate copy of all communications the Company sends to you to be sent to an additional party (such as your accountant or financial advisor), please complete the following.

Name of Interested Party Street Address or P.O. Box City State Zip E-mail Address (optional)	Name of Firm Business Telephone No. ☐ ☐ ☐ - ☐ ☐ ☐ - ☐ ☐ ☐ ☐ Facsimile Telephone No. ☐ ☐ ☐ - ☐ o ☐ - ☐ ☐ ☐ ☐

◆ COLE ◆ RETAIL INCOME TRUST, INC.	Mail to: Cole Retail Income Trust, Inc.
© 2008 Cole Companies	c/o

Phone
(CONTINUED ON REVERSE SIDE)

D — DISTRIBUTION OPTIONS: NON-CUSTODIAL OWNERSHIP ACCOUNTS
☐ Mail to Address of Record

☐	Distribution Reinvestment Plan: Subscriber elects to participate in the Distribution Reinvestment Plan described in the Prospectus.
☐	Distributions directed to:

☐	Via Mail (complete information below)
☐	Via Electronic Deposit (ACH — complete information below)

☐	Checking ☐ Savings
Name of Bank or Individual
Mailing Address

City	State	Zip
Bank ABA # (for ACH only)
Account # (MUST BE FILLED IN)

DISTRIBUTION OPTIONS: CUSTODIAL OWNERSHIP ACCOUNTS
☐ Mail to Custodial Account

☐ Distribution Reinvestment Plan: Subscriber elects to participate in the Distribution Reinvestment Plan described in the Prospectus.

I (we) hereby authorize Cole Retail Income Trust, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the Company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled to receive until the erroneously deposited amounts are recovered by the Company.

This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

Investor’s Signature
E — SUBSCRIBER SIGNATURES

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:			Owner	Joint Owner
a.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.	a.	Initials	Initials

b.	I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.	b.	Initials	Initials

c.	For residents of Kansas only: I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.	c.	Initials	Initials

d.	For residents of Ohio or Pennsylvania only: My liquid net worth is at least ten times my maximum investment in the Company.	d.	Initials	Initials
e.	I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).	e.	Initials	Initials

f.	I acknowledge that the shares are not liquid.	f.	Initials	Initials

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

Signature of Investor	Signature of Co-Investor, if applicable	Authorized Signature (Custodian or Trustee, if applicable)	Date

F —	BROKER/DEALER and REGISTERED REPRESENTATIVE Broker/Dealer data -To be completed by selling Registered Representative (please use representative’s address — not home office)
☐ Mr. ☐ Mrs. ☐ Ms.
Name of Registered Representative
Mailing Address

City	State	Zip
Home Office Mailing Address

City	State	Zip
Broker/Dealer Representative ID #

Registered Representative’s Telephone No.	-	-

Registered Representative’s E-Mail
Have You Changed Broker/Dealer (since last purchase)? ☐ Yes ☐ No
Signature — Registered Representative
Signature — Broker/Dealer (if applicable)
G — REGISTERED INVESTMENT ADVISOR (RIA)
REGISTERED INVESTMENT ADVISOR (RIA) - NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS.

☐	Check only if subscription is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services.
ELECTRONIC DELIVERY (OPTIONAL)

Instead of receiving paper copies of the prospectus, prospectus supplements, annual reports, proxy statements and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cole Retail Income Trust, Inc. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole Retail Income Trust, Inc. that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole Retail Income Trust, Inc. send a paper copy of a particular stockholder communication to me. Cole Retail Income Trust, Inc. has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

Signature	Date	E-mail Address

APPENDIX C

◆ COLE ◆ RETAIL INCOME TRUST, INC.

Additional Investment Subscription Agreement
This form may be used by any current Investor (the “Investor”) in Cole Retail Income Trust, Inc. (the “Company”), who desires to purchase additional shares of the Company’s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company. Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Retail Income Trust, Inc. Subscription Agreement.
Minimum Additional Investment: 100 shares

$
Total $ Invested	Total Shares
Total shares may vary if this is a non-commission sale or if volume discounts apply.

SUBSCRIBER INFORMATION

Subscriber Name    ☐ Mr. ☐ Mrs. ☐ Ms.
Social Security # or Taxpayer ID # ☐ ☐ ☐ - ☐  ☐ - ☐ ☐ ☐ ☐
Mailing Address
Home Telephone No. ☐ ☐ ☐ - ☐  ☐ ☐ - ☐ ☐ ☐ ☐
Existing CCPTII Account #
Date of Birth or Date of Incorporation ☐ ☐ - ☐ ☐  - ☐ ☐ ☐ ☐

City	State	ZIP
Business Telephone No. ☐ ☐ ☐ - ☐  ☐ ☐ - ☐ ☐ ☐ ☐
SUBSCRIBER SIGNATURES

I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:			Owner	Joint Owner
a.	I have received the prospectus as supplemented to date relating to the shares, wherein the terms and conditions of the offering of the shares are described.	a.	Initials	Initials

b.	I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.	b.	Initials	Initials

c.	For residents of Kansas only: I acknowledge that it is recommended that I should invest no more than 10% of my liquid net worth in the shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalent and readily marketable securities.	c.	Initials.	Initials

d.	For residents of Ohio or Pennsylvania only: My maximum investment in the Company and its affiliates will not exceed 10% of my net worth.	d.	Initials	Initials

e.	I am purchasing the shares for my own account or I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Additional Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).	e.	Initials	Initials

f.	I acknowledge that the shares are not liquid.	f.	Initials	Initials

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE PROSPECTUS.

Signature of Investor	Signature of Co-Investor, if applicable	Authorized Signature (Custodian or Trustee, if applicable)	Date

◆ COLE ◆ RETAIL INCOME TRUST, INC.	Mail to: Cole Retail Income Trust, Inc.
c/o

C-1

APPENDIX D

DISTRIBUTION REINVESTMENT PLAN
COLE RETAIL INCOME TRUST, INC.
EFFECTIVE AS OF          , 2008

Cole Retail Income Trust, Inc., a Maryland corporation (the “Company”), expects to adopt this Distribution Reinvestment Plan (the “Plan”), to be administered by the Company or an unaffiliated third party (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1. Election to Participate.  Any purchaser of shares of common stock of the Company, par value $.01 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s subscription agreement at the time of subscription for Shares. Any stockholder who has not previously elected to participate in the Plan, and subject to Section 8(b) herein, any participant in any previous or subsequent publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or its affiliates (an “Affiliated Program”), may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Shares or shares of stock or units of limited partnership interest of an Affiliated Program (collectively “Securities”) owned by them reinvested pursuant to the Plan. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Securities to be subject to participation in the Plan.

2. Distribution Reinvestment.  The Administrator will receive all cash distributions (other than Excluded Distributions) paid by the Company or an Affiliated Participant with respect to Securities of Participants (collectively, the “Distributions”). Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten (10) days prior to the last day of the period to which such Distribution relates. Subject to the preceding sentence, regardless of the date of such election, a holder of Securities will become a Participant in the Plan effective on the first day of the period following such election, and the election will apply to all Distributions attributable to such period and to all periods thereafter. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Board of the Company or the board or general partner of an Affiliated Program, as applicable.

3. General Terms of Plan Investments.

(a) The Company intends to offer Shares pursuant to the Plan at the higher of 95% of the estimated value of one share as estimated by the Company’s board of directors or $9.50 per share, regardless of the price per Security paid by the Participant for the Securities in respect of which the Distributions are paid. A stockholder may not participate in the Plan through distribution channels that would be eligible to purchase shares in the public offering of shares pursuant to the Company’s prospectus outside of the Plan at prices below $9.50 per share.

(b) Selling commissions will not be paid for the Shares purchased pursuant to the Plan.

(c) Dealer manager fees will not be paid for the Shares purchased pursuant to the Plan.

(d) For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant. A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(e) Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan. If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator and, in any event, by the end of the fiscal quarter in which they are received, will be distributed to Participants. Any interest earned on such accounts will be paid to the Company and will become property of the Company.

(f) Participants may acquire fractional Shares so that 100% of the Distributions will be used to acquire Shares. The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

4. Absence of Liability.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares or any change in the value of the Shares acquired for the Participant’s account. Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.

5. Suitability.  Each Participant shall notify the Administrator in the event that, at any time during his participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares. A material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s prospectus for the Participant’s initial purchase of Shares.

6. Reports to Participants.  Within ninety (90) days after the end of each calendar year, the Administrator will mail to each Participant a statement of account describing, as to such Participant, the Distributions received, the number of Shares purchased and the per Share purchase price for such Shares pursuant to the Plan during the prior year. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Securities becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

7. Taxes.  Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Shares under the Plan.

8. Reinvestment in Subsequent Programs.

(a) After the termination of the Company’s initial public offering of Shares pursuant to the Company’s prospectus dated          , 2008 (the “Initial Offering”), the Company may determine, in its sole discretion, to cause the Administrator to provide to each Participant notice of the opportunity to have some or all of such Participant’s Distributions (at the discretion of the Administrator and, if applicable, the Participant) invested through the Plan in any publicly offered limited partnership, real estate investment trust or other real estate program sponsored by the Company or an Affiliated Program (a “Subsequent Program”). If the Company makes such an election, Participants may invest Distributions in equity securities issued by such Subsequent Program through the Plan only if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

(b) The Company may determine, in its sole discretion, to cause the Administrator to allow one or more participants of an Affiliated Program to become a “Participant.” If the Company makes such an election, such Participants may invest distributions received from the Affiliated Program in Shares through this Plan, if the following conditions are satisfied:

(i) prior to the time of such reinvestment, the Participant has received the final prospectus and any supplements thereto offering interests in the Subsequent Program and such prospectus allows investment pursuant to a distribution reinvestment plan;

(ii) a registration statement covering the interests in the Subsequent Program has been declared effective under the Securities Act of 1933, as amended;

(iii) the offering and sale of such interests are qualified for sale under the applicable state securities laws;

(iv) the Participant executes the subscription agreement included with the prospectus for the Subsequent Program; and

(v) the Participant qualifies under applicable investor suitability standards as contained in the prospectus for the Subsequent Program.

9. Termination.

(a) A Participant may terminate or modify his participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten (10) days prior to the last day of the Distribution Period to which it relates.

(b) Prior to the listing of the Shares on a national securities exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

10. State Regulatory Restrictions.  The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan, including, without limitation, any general prohibition on the payment of broker-dealer commissions for purchases under the Plan.

11. Amendment or Termination by Company.

(a) The terms and conditions of this Plan may be amended by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing an appropriate notice at least ten (10) days prior to the effective date thereof to each Participant.

(b) The Administrator may terminate a Participant’s individual participation in the Plan and the Company may terminate the Plan itself, at any time by providing ten (10) days’ prior written notice to a Participant, or to all Participants, as the case may be.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participation’s account that have not been invested in Shares. Any future Distributions with respect to such former

Participant’s Shares made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

12. Participation by Limited Partners of CRIT Operating Partnership, LP.  For purposes of this Plan, “stockholders” shall be deemed to include limited partners of CRIT Operating Partnership, LP (the “Partnership”), “Participants” shall be deemed to include limited partners of the Partnership that elect to participate in the Plan, and “Distribution,” when used with respect to a limited partner of the Partnership, shall mean cash distributions on limited partnership interests held by such limited partner.

13. Governing Law.  This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Maryland.

14. Notice.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Investor Services Department, 2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.

Cole Retail Income Trust, Inc.

Prospectus
Up to 250,000,000 Shares of Common Stock
Offered to the Public

ALPHABETICAL INDEX	Page

Cautionary Note Regarding Forward-Looking Statements	48
Conflicts of Interest	73
Description of Shares	123
Estimated Use of Proceeds	49
Experts	148
Federal Income Tax Considerations	102
Financial Information	F-1
How to Subscribe	147
Investment by Tax-Exempt Entities and ERISA Considerations	117
Investment Objectives and Policies	78
Legal Matters	146
Management	51
Management Compensation	65
Management’s Discussion and Analysis of Financial Conditions and Results of Operations	95
Our Operating Partnership Agreement	137
Plan of Distribution	141
Prior Performance Summary	99
Prior Performance Tables	A-1
Prospectus Summary	6
Questions and Answers About This Offering	1
Risk Factors	18
Stock Ownership	72
Suitability Standards	i
Summary of Amended and Restated Distribution Reinvestment Plan	134
Supplemental Sales Material	147
Where You Can Find More Information	148

Until          , 2008 (90 days after the effective date of this offering), all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of a dealers to deliver a prospectus when acting as a soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Cole Capital Corporation

, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.	Quantitative and Qualitative Disclosures about Market Risk

As a result of our expected use of debt, primarily to acquire properties, we will be exposed to interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flow primarily through a moderate level of overall borrowings. We will manage our ratio of fixed to floating rate debt with the objective of achieving a mix that we believe is appropriate. Our floating rate debt is based on variable interest rates in order to provide the necessary financing flexibility; however, we are closely monitoring interest rates and will continue to consider the sources and terms of our borrowing facilities to determine whether we have appropriately guarded ourselves against the risk of increasing interest rates in future periods.

As of the date of this Registration Statement, since our date of incorporation, we have had no debt.

We do not have any foreign operations or assets. As a result, we are not exposed to fluctuations in foreign currently rates.

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than selling commissions, to be paid by us while issuing and distributing the common stock being registered. All amounts are estimates and assume the sale of 250,000,000 shares except the registration fee and the FINRA filing fee.

SEC Registration Fee	$97,464
FINRA Filing Fee	75,500
Printing Expenses	7,786,000
Legal Fees and Expenses	1,770,000
Accounting Fees and Expenses	1,062,000
Blue Sky Fees and Expenses	212,400
Bona Fide Due Diligence Expenses	916,000
Advertising and Sales Literature	7,190,600
Advertising and Sales Expenses	7,877,600
Miscellaneous	4,122,000

Total expenses	$31,109,564

Item 32.	Sales to Special Parties

The Company’s executive officers and directors, as well as officers and employees of CRI Advisors and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates, may purchase shares offered in this offering at a discount. The purchase price for such shares will be $8.645 per share for the first 20,000,000 shares and $9.10 per share for up to 210,000,000 additional shares, reflecting the fact that the 7% selling commission and the 2% dealer manager fee will not be payable in connection with such sales. The net offering proceeds the Company receives will not be affected by such sales of shares at a discount.

Item 33.	Recent Sales of Unregistered Securities

In connection with our incorporation, we issued 20,000 shares of our common stock to Cole Holdings Corporation for $10.00 per share in a private offering on January 22, 2008. Such offering was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

Item 34.	Indemnification of the Officers and Directors

The Maryland General Corporation Law, as amended (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Our charter provides that we shall indemnify and hold harmless a director, officer, employee, agent, advisor or affiliate against any and all losses or liabilities reasonably incurred by such director, officer, employee, agent, advisor or affiliate in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.

However, under our charter, we shall not indemnify the directors, officers, employees, agents, advisor or any affiliate for any liability or loss suffered by the directors, officers, employees, agents, advisors or affiliates, nor shall we provide that the directors, officers, employees, agents, advisors or affiliates be held harmless for any loss or liability suffered by us, unless all of the following conditions are met: (i) the directors, officers, employees, agents, advisor or affiliates have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the directors, officers, employees, agents, advisor or affiliates were acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct by the directors, excluding the independent directors, officers, employees, agents, advisors or affiliates; or (B) gross negligence or willful misconduct by the independent directors; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from stockholders. Notwithstanding the foregoing, the directors, officers, employees, agents, advisors or affiliates and any persons acting as a broker-dealer shall not be indemnified by us for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Our charter provides that the advancement of funds to our directors, officers, employees, agents, advisors or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the directors, officers, employees, agents, advisor or affiliates undertake to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such directors, officers, employees, agents, advisor or affiliates are found not to be entitled to indemnification.

We also have purchased and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 35.	Treatment of Proceeds from Stock Being Registered

Not Applicable.

Item 36.	Financial Statements and Exhibits

(a) Financial Statements:

The list of the financial statements filed as a part of the registration statement is set forth in the Index to Consolidated Financial Statements included in the prospectus beginning on page F-1.

(b) Exhibits.

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37.	Undertakings

(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The Registrant undertakes (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Securities and Exchange Commission in effect at the time such post-effective amendments are filed, and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The Registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(d) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(e) The Registrant undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment ( i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(f) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration Statement or made in a document incorporated or deemed incorporated by reference into the registration Statement or prospectus that is part of the registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration Statement or prospectus that was part of the registration Statement or made in any such document immediately prior to such date of first use.

(g) For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(h) The Registrant undertakes to provide to the stockholders the financial statements as required by Form 10-K for the first full fiscal year of the Registrant’s operations.

(i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS

Table VI presents summary information on properties acquired in the three years ended December 31, 2006 by Prior Real Estate Programs with similar investment objectives. This table provides information regarding the general type and location of the properties and the manner in which the properties were acquired.

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Fund II LP	Fund II LP	Fund II LP

Name, location, type of property	TJ Maxx Stauton, VA Retail	AT&T Wireless Santa Clara, CA Office	Walgreens Tulsa, OK Drugstore
Gross leasable square footage	78,823	33,257	13,500
Date of purchase	2/6/04	3/8/04	3/22/04
Mortgage financing at date of purchase	$—	$7,048,000	$—
Cash down payment	4,794,000	2,232,300	2,962,750

Contract purchase price plus
acquisition fee	4,794,000	9,280,300	2,962,750
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	7,070	12,958	15,183

Total acquisition cost	$4,801,070	$9,293,258	$2,977,933

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Fund II LP	Fund II LP	Fund II LP

Name, location, type of property	Walgreens Crossville, TN Drugstore	CVS Pharmacy Columbia, TN Drugstore	CVS Pharmacy Columbia, TN Drugstore
Gross leasable square footage	15,070	10,722	10,722
Date of purchase	3/23/04	5/28/04	5/28/04
Mortgage financing at date of purchase	$3,362,981	$1,860,000	$1,840,000
Cash down payment	873,079	503,850	554,750

Contract purchase price plus acquisition fee	4,236,060	2,363,850	2,394,750
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	23,808	23,365	23,480

Total acquisition cost	$4,259,868	$2,387,215	$2,418,230

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Fund II LP	Trust, Inc.	Trust, Inc.

Name, location, type of property	Walgreens Newton, IA Drugstore	WaWa Clifton Heights, PA Convenience Store	WaWa Newark, DE Convenience Stores
Gross leasable square footage	15,120	4,694	5,599
Date of purchase	10/1/04	7/30/04	7/30/04
Mortgage financing at date of purchase	$2,393,000	$2,270,297	$2,708,008
Cash down payment	2,087,500	1,839,646	1,837,106

Contract purchase price plus acquisition fee	4,480,500	4,109,943	4,545,114
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,868	102,445	113,292

Total acquisition cost	$4,500,368	$4,212,388	$4,658,406

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	WaWa Vineland, NJ Convenience Stores	Walgreens Houston, TX Drugstore	Walgreens Lawrence, KS Drugstore
Gross leasable square footage	5,603	12,851	12,885
Date of purchase	7/30/04	8/20/04	9/24/04
Mortgage financing at date of purchase	$2,709,943	$—	$1,357,185
Cash down payment	1,400,000	2,260,850	1,418,235

Contract purchase price plus acquisition fee	4,109,943	2,260,850	2,775,420
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	102,445	11,076	16,208

Total acquisition cost	$4,212,388	$2,271,926	$2,791,628

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Rite Aid Memphis, TN Drugstore	Rite Aid Warren, OH Drugstore	CarMax Merriam, KS Motor Vehicle Dealership
Gross leasable square footage	11,064	11,267	55,466
Date of purchase	10/20/04	10/28/04	11/15/04
Mortgage financing at date of purchase	$—	$—	$14,175,000
Cash down payment	3,502,000	3,255,000	4,725,500

Contract purchase price plus acquisition fee	3,502,000	3,255,000	18,900,500
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	29,434	112,226	53,171

Total acquisition cost	$3,531,434	$3,367,226	$18,953,671

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Walgreens Cahokia, IL Drugstore	Walgreens Cleveland, OH Drugstore	Lowe’s Texas City, TX Home Improvement
Gross leasable square footage	13,381	13,380	130,497
Date of purchase	11/15/04	11/22/04	12/28/04
Mortgage financing at date of purchase	$1,305,000	$1,224,000	$8,800,000
Cash down payment	1,139,705	1,067,750	2,480,000

Contract purchase price plus acquisition fee	2,444,705	2,291,750	11,280,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	14,192	18,671	67,038

Total acquisition cost	$2,458,897	$2,310,421	$11,347,038

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Lowe’s Jonesboro, AR Home Improvement	CVS Pharmacy Whiteville, NC Drugstore	Rite Aid Bangor, ME Drugstore
Gross leasable square footage	126,405	10,041	13,100
Date of purchase	1/14/05	3/10/05	4/14/05
Mortgage financing at date of purchase	$8,400,000	$1,736,000	$3,400,000
Cash down payment	2,312,000	1,014,100	977,500

Contract purchase price plus acquisition fee	10,712,000	2,750,100	4,377,500
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	18,227	18,250	22,923

Total acquisition cost	$10,730,227	$2,768,350	$4,400,423

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Tractor Supply Woodstock, VA Specialty Retail	Sherwin Williams Ashtabula, OH Specialty Retail	Sherwin Williams Boardman, OH Specialty Retail
Gross leasable square footage	22,962	5,400	6,000
Date of purchase	4/29/05	5/9/05	5/9/05
Mortgage financing at date of purchase	$1,658,000	$493,000	$595,000
Cash down payment	1,417,300	284,524	343,019

Contract purchase price plus acquisition fee	3,075,300	777,524	938,019
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	20,445	15,835	16,572

Total acquisition cost	$3,095,745	$793,359	$954,591

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Sherwin Williams Angola, IN Specialty Retail	Apria Healthcare Indianapolis, IN Healthcare	Gander Mountain Houston, TX Sporting Goods
Gross leasable square footage	5,010	83,610	88,475
Date of purchase	5/9/05	5/17/05	5/26/05
Mortgage financing at date of purchase	$709,000	$5,680,000	$7,731,600
Cash down payment	409,788	1,633,000	5,508,765

Contract purchase price plus acquisition fee	1,118,788	7,313,000	13,240,365
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	16,509	20,950	33,209

Total acquisition cost	$1,135,297	$7,333,950	$13,273,574

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	CVS Pharmacy Lago Vista, TX Drugstore	Eckerd Spartanburg, SC Drugstore	CVS Pharmacy Independence, MO Drugstore
Gross leasable square footage	14,560	13,824	11,365
Date of purchase	6/3/05	6/29/05	6/20/05
Mortgage financing at date of purchase	$3,151,000	$3,406,000	$2,521,000
Cash down payment	1,792,266	1,990,966	1,473,340

Contract purchase price plus acquisition fee	4,943,266	5,396,966	3,994,340
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	17,251	14,680	6,990

Total acquisition cost	$4,960,517	$5,411,646	$4,001,330

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Eckerd Murfreesboro, TN Drugstore	Eckerd Philadelphia, PA Drugstore	CVS Pharmacy Duncanville, TX Drugstore
Gross leasable square footage	11,200	11,361	11,332
Date of purchase	6/20/05	6/29/05	6/20/05
Mortgage financing at date of purchase	$2,303,000	$2,691,000	$2,137,000
Cash down payment	1,346,290	1,572,980	1,248,610

Contract purchase price plus acquisition fee	3,649,290	4,263,980	3,385,610
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	10,262	6,460	10,291

Total acquisition cost	$3,659,552	$4,270,440	$3,395,901

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Cinemagic Rochester, MN Theatre	Rite Aid Wheelersburg, OH Drugstore	Eckerd Hayes, VA Drugstore
Gross leasable square footage	45,218	11,227	13,813
Date of purchase	6/24/05	6/30/05	7/8/05
Mortgage financing at date of purchase	$4,070,000	$1,380,000	$2,773,000
Cash down payment	3,552,000	796,075	1,620,980

Contract purchase price plus acquisition fee	7,622,000	2,176,075	4,393,980
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	30,267	15,565	21,820

Total acquisition cost	$7,652,267	$2,191,640	$4,415,800

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Eckerd Traveler’s Rest, SC Drugstore	Tractor Supply Paducha, KY Specialty Retail	Rite Aid St. Mary’s, OH Drugstore
Gross leasable square footage	13,813	21,677	14,564
Date of purchase	7/15/05	7/22/05	7/26/05
Mortgage financing at date of purchase	$3,137,000	$1,187,000	$1,687,000
Cash down payment	1,834,288	1,025,565	1,424,000

Contract purchase price plus acquisition fee	4,971,288	2,212,565	3,111,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	17,820	19,042	15,626

Total acquisition cost	$4,989,108	$2,231,607	$3,126,626

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Walgreens Hutchinson, KS Drugstore	Walgreens Newton, KS Drugstore	Tractor Supply Glasgow, KY Specialty Retail
Gross leasable square footage	14,395	14,444	21,688
Date of purchase	8/11/05	8/11/05	8/17/05
Mortgage financing at date of purchase	$4,260,000	$3,558,000	$1,388,000
Cash down payment	1,225,368	1,022,425	1,199,100

Contract purchase price plus acquisition fee	5,485,368	4,580,425	2,587,100
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	31,562	28,761	19,358

Total acquisition cost	$5,516,930	$4,609,186	$2,606,458

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Best Buy Tupelo, MS Consumer Electronics	Conns Hurst, TX Consumer Electronics	Conns Pecan Park, TX Consumer Electronics
Gross leasable square footage	20,000	25,414	25,358
Date of purchase	8/24/05	8/31/05	8/31/05
Mortgage financing at date of purchase	$2,707,000	$1,444,000	$—
Cash down payment	1,519,460	1,259,750	4,815,250

Contract purchase price plus acquisition fee	4,226,460	2,703,750	4,815,250
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,019	10,272	13,415

Total acquisition cost	$4,245,479	$2,714,022	$4,828,665

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust, Inc.	Trust, Inc.	Trust, Inc.

Name, location, type of property	Conns Austin, TX Consumer Electronics	Vanguard Atlanta, GA Car Rental	Rite Aid Buxton, ME Drugstore
Gross leasable square footage	24,965	28,173	11,180
Date of purchase	8/31/05	8/31/05	9/30/05
Mortgage financing at date of purchase	$—	$8,625,000	$—
Cash down payment	4,944,000	6,181,250	2,462,050

Contract purchase price plus acquisition fee	4,944,000	14,806,250	2,462,050
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	14,510	38,250	32,812

Total acquisition cost	$4,958,510	$14,844,500	$2,494,862

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Tractor Supply Parkersburg, WV Specialty Retail	Walgreens Brainerd, MN Drugstore	Rite Aid Alliance, OH Drugstore
Gross leasable square footage	21,688	15,120	11,348
Date of purchase	9/27/05	10/6/05	10/25/05
Mortgage financing at date of purchase	$2,607,000	$3,463,000	$—
Cash down payment	717,428	946,659	2,142,000

Contract purchase price plus acquisition fee	3,324,428	4,409,659	2,142,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	28,815	24,781	11,871

Total acquisition cost	$3,353,243	$4,434,440	$2,153,871

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	La-Z-Boy Glendale, AZ Home Furnishings	Walgreens Florissant, MO Drugstore	Walgreens St. Louis, MO (Telegraph) Drugstore
Gross leasable square footage	23,000	15,120	15,120
Date of purchase	10/25/05	11/2/05	11/2/05
Mortgage financing at date of purchase	$4,553,000	$4,150,000	$4,048,000
Cash down payment	1,252,356	1,119,632	1,093,426

Contract purchase price plus acquisition fee	5,805,356	5,269,632	5,141,426
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	18,515	10,851	8,800

Total acquisition cost	$5,823,871	$5,280,483	$5,150,226

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Walgreens St. Louis, MO (Gravois) Drugstore	Walgreens Columbia, MO Drugstore	Walgreens Olivette, MO Drugstore
Gross leasable square footage	15,120	13,973	15,030
Date of purchase	11/2/05	11/22/05	11/22/05
Mortgage financing at date of purchase	$4,922,000	$4,493,973	$5,386,432
Cash down payment	1,312,942	1,902,869	2,592,234

Contract purchase price plus acquisition fee	6,234,942	6,396,842	7,978,666
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	26,296	22,688	18,472

Total acquisition cost	$6,261,238	$6,419,530	$7,997,138

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	CVS Pharmacy Alpharetta, GA Drugstore	Lowe’s Enterprise, AL Home Improvement	CVS Pharmacy Richland Hills, TX Drugstore
Gross leasable square footage	10,125	95,173	10,908
Date of purchase	12/1/05	12/1/05	12/8/05
Mortgage financing at date of purchase	$2,480,000	$5,980,000	$2,928,000
Cash down payment	682,000	1,629,550	805,200

Contract purchase price plus acquisition fee	3,162,000	7,609,550	3,733,200
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	26,803	23,108	25,747

Total acquisition cost	$3,188,803	$7,632,658	$3,758,947

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	FedEx Rockford, IL Distribution	Plastech Auburn Hills, MI Automotive Parts	Academy Sports Macon, GA Sporting Goods
Gross leasable square footage	67,295	111,881	74,532
Date of purchase	12/8/05	12/15/05	1/6/06
Mortgage financing at date of purchase	$4,920,000	$17,700,000	$4,280,000
Cash down payment	1,339,162	6,372,000	1,432,000

Contract purchase price plus acquisition fee	6,259,162	24,072,000	5,712,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,921	21,417	97,625

Total acquisition cost	$6,279,083	$24,093,417	$5,809,625

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	David’s Bridal Lenexa, KS Specialty Retail	Staples Crossville, TN Office Supply	Rite Aid Enterprise, AL Drugstore
Gross leasable square footage	12,083	23,942	14,564
Date of purchase	1/11/06	1/26/06	1/26/06
Mortgage financing at date of purchase	$2,616,000	$2,320,000	$2,971,000
Cash down payment	719,400	638,000	817,280

Contract purchase price plus acquisition fee	3,335,400	2,958,000	3,788,280
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	18,905	13,203	19,691

Total acquisition cost	$3,354,305	$2,971,203	$3,807,971

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Rite Aid Wauseon, OH Drugstore	Rite Aid Saco, ME Drugstore	Wadsworth Marketplace Denver, CO Specialty Retail
Gross leasable square footage	14,564	11,180	198,477
Date of purchase	1/26/06	1/27/06	2/6/06
Mortgage financing at date of purchase	$3,115,000	$2,000,000	$12,025,000
Cash down payment	837,084	550,000	6,845,000

Contract purchase price plus acquisition fee	3,952,084	2,550,000	18,870,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	14,984	24,079	39,813

Total acquisition cost	$3,967,068	$2,574,079	$18,909,813

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Mountainside Fitness Chandler, AZ Health and Fitness	Drexel Heritage Hickory, NC Furnishings	Rayford Square Spring, TX Shopping Center
Gross leasable square footage	31,063	261,057	79,968
Date of purchase	2/10/06	2/24/06	3/2/06
Mortgage financing at date of purchase	$—	$3,400,000	$5,940,000
Cash down payment	5,980,260	935,000	4,158,000

Contract purchase price plus acquisition fee	5,980,260	4,335,000	10,098,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	9,795	13,297	73,044

Total acquisition cost	$5,990,055	$4,348,297	$10,171,044

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	CVS Scioto Trail, OH Retail	Wawa Narberth, PA Convenience Store	Wawa Manahawkin, NJ Convenience Store
Gross leasable square footage	10,170	4,461	4,695
Date of purchase	3/8/06	3/29/06	3/29/06
Mortgage financing at date of purchase	$1,753,000	$2,254,427	$2,372,684
Cash down payment	456,320	1,951,573	2,041,316

Contract purchase price plus acquisition fee	2,209,320	4,206,000	4,414,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	18,648	—	—

Total acquisition cost	$2,227,968	$4,206,000	$4,414,000

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Wawa Hockessin, DE Convenience Store	CVS/Charter One Bank Lakewood, CO Drugstore / Banking	Rite Aid Fremont, OH Drugstore
Gross leasable square footage	5,160	12,800	11,325
Date of purchase	3/29/06	4/20/07	4/27/06
Mortgage financing at date of purchase	$2,607,676	$1,960,000	$2,020,000
Cash down payment	2,222,324	539,000	554,990

Contract purchase price plus acquisition fee	4,830,000	2,499,000	2,574,990
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	—	15,607	16,053

Total acquisition cost	$4,830,000	$2,514,607	$2,591,043

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Rite Aid Cleveland, OH Drugstore	Walgreens Knoxville, TN Drugstore	Conn’s San Antonio, TX Consumer Electronics
Gross leasable square footage	11,325	15,120	25,230
Date of purchase	4/27/06	5/8/06	5/26/06
Mortgage financing at date of purchase	$2,055,000	$3,800,000	$3,579,642
Cash down payment	565,074	1,045,000	1,044,977

Contract purchase price plus acquisition fee	2,620,074	4,845,000	4,624,619
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	16,216	44,565	8,676

Total acquisition cost	$2,636,290	$4,889,565	$4,633,295

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Rite Aid Defiance, OH Drugstore	CVS Madison, OH Drugstore	Dollar General Crossville, TN Specialty Retail
Gross leasable square footage	14,564	13,824	24,341
Date of purchase	5/26/06	5/26/06	6/2/06
Mortgage financing at date of purchase	$2,321,000	$2,809,000	$2,400,000
Cash down payment	2,005,165	1,654,088	660,000

Contract purchase price plus acquisition fee	4,326,165	4,463,088	3,060,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	—	—	20,114

Total acquisition cost	$4,326,165	$4,463,088	$3,080,114

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Dollar General Ardmore, TN Specialty Retail	Dollar General Livingston, TX Specialty Retail	Wehrenberger Theater Arnold, MO Theaters
Gross leasable square footage	24,341	24,341	50,000
Date of purchase	6/9/06	6/12/06	6/14/06
Mortgage financing at date of purchase	$2,220,000	$2,285,000	$—
Cash down payment	610,378	628,120	8,282,000

Contract purchase price plus acquisition fee	2,830,378	2,913,120	8,282,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	17,904	18,155	194,807

Total acquisition cost	$2,848,282	$2,931,275	$8,476,807

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Sportsman’s Warehouse Wichita, KS Specialty Retail	CVS Portsmouth, OH Drugstore	Advanced Auto Greenfield, IN Automotive Parts
Gross leasable square footage	50,003	10,650	7,000
Date of purchase	6/27/06	6/28/06	6/29/06
Mortgage financing at date of purchase	$6,173,250	$—	$—
Cash down payment	2,222,370	2,081,438	1,403,010

Contract purchase price plus acquisition fee	8,395,620	2,081,438	1,403,010
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	32,993	—	9,106

Total acquisition cost	$8,428,613	$2,081,438	$1,412,116

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Advanced Auto Trenton, OH Automotive Parts	Rite Aid Lansing, MI Drugstore	Advanced Auto Fergus Falls, MN Automotive Parts
Gross leasable square footage	7,000	11,680	7,000
Date of purchase	6/29/06	6/29/06	7/6/06
Mortgage financing at date of purchase	$—	$1,041,000	$963,000
Cash down payment	1,081,200	728,700	264,234

Contract purchase price plus acquisition fee	1,081,200	1,769,700	1,227,234
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	11,124	31,324	33,220

Total acquisition cost	$1,092,324	$1,801,024	$1,260,454

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Advanced Auto Columbia Heights, MN Automotive Parts	CVS Okeechobee, FL Drugstore	Office Depot Dayton, OH Office Supply
Gross leasable square footage	7,000	13,050	19,880
Date of purchase	7/6/06	7/7/06	7/7/06
Mortgage financing at date of purchase	$1,384,000	$5,016,000	$2,130,000
Cash down payment	381,190	1,443,262	1,286,526

Contract purchase price plus acquisition fee	1,765,190	6,459,262	3,416,526
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,434	2,200	4,900

Total acquisition cost	$1,784,624	$6,461,462	$3,421,426

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	CVS Orlando, FL Drugstore	Office Depot Greenville, MS Office Supply	Advanced Auto Holland Township, MI Automotive Parts
Gross leasable square footage	13,013	25,083	7,000
Date of purchase	7/12/06	7/12/06	7/12/06
Mortgage financing at date of purchase	$3,016,000	$2,192,000	$1,231,000
Cash down payment	1,940,763	1,299,470	906,244

Contract purchase price plus acquisition fee	4,956,763	3,491,470	2,137,244
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	—	—	—

Total acquisition cost	$4,956,763	$3,491,470	$2,137,244

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Advanced Auto Holland, MI Automotive Parts	Advanced Auto Zeeland, MI Automotive Parts	Office Depot Warrensburg, MO Office Supply
Gross leasable square footage	7,000	7,000	20,000
Date of purchase	7/12/06	7/12/06	7/19/06
Mortgage financing at date of purchase	$1,193,000	$1,057,000	$1,810,000
Cash down payment	878,843	783,715	1,070,552

Contract purchase price plus acquisition fee	2,071,843	1,840,715	2,880,552
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	—	—	—

Total acquisition cost	$2,071,843	$1,840,715	$2,880,552

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	CVS Gulfport, MS Drugstore	Advanced Auto Grand Forks, ND Automotive Parts	CVS Clinton, NY Drugstore
Gross leasable square footage	11,359	7,000	10,055
Date of purchase	8/10/06	8/15/06	8/24/06
Mortgage financing at date of purchase	$2,611,000	$1,120,000	$2,440,000
Cash down payment	1,803,117	307,650	671,000

Contract purchase price plus acquisition fee	4,414,117	1,427,650	3,111,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	—	16,404	26,257

Total acquisition cost	$4,414,117	$1,444,054	$3,137,257

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Oxford Theatre Oxford, MS Theaters	Advanced Auto Duluth, MN Automotive Parts	Walgreens Picayune, MS Drugstore
Gross leasable square footage	35,000	7,000	14,820
Date of purchase	8/31/06	9/8/06	9/15/06
Mortgage financing at date of purchase	$5,175,000	$—	$3,404,000
Cash down payment	4,711,353	1,461,216	936,100

Contract purchase price plus acquisition fee	9,886,353	1,461,216	4,340,100
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	17,678	11,375	20,652

Total acquisition cost	$9,904,031	$1,472,591	$4,360,752

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Kohl’s Wichita, KS Department Store	Lowe’s Midland, TX Home Furnishings	Lowe’s Lubbock, TX Home Furnishings
Gross leasable square footage	86,584	134,050	137,480
Date of purchase	9/27/06	9/27/06	9/27/06
Mortgage financing at date of purchase	$5,200,000	$7,150,000	$7,475,000
Cash down payment	2,823,320	4,170,980	4,263,160

Contract purchase price plus acquisition fee	8,023,320	11,320,980	11,738,160
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	67,629	77,644	79,065

Total acquisition cost	$8,090,949	$11,398,624	$11,817,225

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Advanced Auto Rainsville, AL Automotive Parts	Advanced Auto Grand Bay, AL Automotive Parts	Advanced Auto Hurley, MS Automotive Parts
Gross leasable square footage	7,000	7,000	7,000
Date of purchase	9/29/06	9/29/06	9/29/06
Mortgage financing at date of purchase	$—	$—	$—
Cash down payment	1,354,560	1,137,917	1,104,859

Contract purchase price plus acquisition fee	1,354,560	1,137,917	1,104,859
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	10,599	9,773	9,774

Total acquisition cost	$1,365,159	$1,147,690	$1,114,633

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Gold’s Gym O’Fallon, IL Health and Fitness	Rite Aid Glassport, PA Drugstore	Radio Shack / David’s Bridal Topeka, KS Specialty Retail / Consumer Electronics
Gross leasable square footage	38,000	14,564	10,150
Date of purchase	9/29/06	10/4/06	10/13/06
Mortgage financing at date of purchase	$5,840,000	$2,325,000	$—
Cash down payment	1,606,000	1,538,760	3,081,420

Contract purchase price plus acquisition fee	7,446,000	3,863,760	3,081,420
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	18,155	69,635	9,801

Total acquisition cost	$7,464,155	$3,933,395	$3,091,221

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Rite Aid Hanover, PA Drugstore	American TV and Appliance Peoria, IL Consumer Electronics	Tractor Supply LaGrange, TX Specialty Retail
Gross leasable square footage	14,564	126,852	24,727
Date of purchase	10/17/06	10/23/06	11/6/06
Mortgage financing at date of purchase	$4,115,000	$7,358,971	$—
Cash down payment	2,341,600	4,208,017	2,631,600

Contract purchase price plus acquisition fee	6,456,600	11,566,988	2,631,600
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	103,464	22,650	17,476

Total acquisition cost	$6,560,064	$11,589,638	$2,649,076

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	Staples Peru, IL Office Supply	FedEx Council Bluffs, IA Distribution	FedEx Edwardsville, KS Distribution
Gross leasable square footage	23,925	23,510	155,965
Date of purchase	11/9/06	11/15/06	11/15/06
Mortgage financing at date of purchase	$1,930,000	$2,185,000	$12,880,000
Cash down payment	1,349,300	1,243,220	7,331,300

Contract purchase price plus acquisition fee	3,279,300	3,428,220	20,211,300
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	17,417	26,630	64,012

Total acquisition cost	$3,296,717	$3,454,850	$20,275,312

	Cole Credit Property	Cole Credit Property	Cole Credit Property
Program:	Trust II, Inc.	Trust II, Inc.	Trust II, Inc.

Name, location, type of property	CVS Glenville Socia, NY Drugstore	Advanced Auto Ashland, KY Automotive Parts	Advanced Auto Jackson, OH Automotive Parts
Gross leasable square footage	12,900	7,000	7,000
Date of purchase	11/16/06	11/17/06	11/17/06
Mortgage financing at date of purchase	$4,200,000	$—	$—
Cash down payment	1,155,000	1,714,620	1,379,040

Contract purchase price plus acquisition fee	5,355,000	1,714,620	1,379,040
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	40,759	13,501	13,665

Total acquisition cost	$5,395,759	$1,728,121	$1,392,705

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Trust II, Inc.	Property Trust II, Inc.	Property Trust II, Inc.

Name, location, type of property	Advanced Auto New Boston, OH Automotive Parts	Advanced Auto Scottsburg, IN Automotive Parts	Old Time Pottery Fairview Heights, IL Home Furnishings
Gross leasable square footage	7,000	7,000	97,849
Date of purchase	11/17/06	11/17/06	11/21/06
Mortgage financing at date of purchase	$—	$—	$3,424,000
Cash down payment	1,546,320	1,297,440	941,600

Contract purchase price plus acquisition fee	1,546,320	1,297,440	4,365,600
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	14,337	12,070	11,674

Total acquisition cost	$1,560,657	$1,309,510	$4,377,274

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Trust II, Inc.	Property Trust II, Inc.	Property Trust II, Inc.

Name, location, type of property	Office Depot Benton, AR Office Supply	Tractor Supply Livingston, TX Specialty Retail	Tractor Supply New Braunfels, TX Specialty Retail
Gross leasable square footage	20,515	24,727	24,727
Date of purchase	11/21/06	11/22/06	11/22/06
Mortgage financing at date of purchase	$2,130,000	$—	$—
Cash down payment	1,210,500	3,162,000	3,213,000

Contract purchase price plus acquisition fee	3,340,500	3,162,000	3,213,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	15,708	19,462	21,529

Total acquisition cost	$3,356,208	$3,181,462	$3,234,529

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Trust II, Inc.	Property Trust II, Inc.	Property Trust II,Inc.

Name, location, type of property	Infiniti Davie, FL Motor Vehicle Dealerships	Office Depot Oxford, MS Office Supply	Tractor Supply Crockett, TX Specialty Retail
Gross leasable square footage	20,927	20,000	24,727
Date of purchase	11/30/06	12/1/06	12/1/06
Mortgage financing at date of purchase	$—	$2,295,000	$1,325,000
Cash down payment	9,620,640	1,262,199	1,174,000

Contract purchase price plus acquisition fee	9,620,640	3,557,199	2,499,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	100,336	16,218	18,224

Total acquisition cost	$9,720,976	$3,573,417	$2,517,224

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Credit	Cole Credit	Cole Credit
Program:	Property Trust II, Inc.	Property Trust II, Inc.	Property Trust II, Inc.

Name, location, type of property	Mercedes Benz Atlanta, GA Motor Vehicle Dealerships	Dick’s Sporting Goods Amherst, NY Sporting Goods	Chili’s Paris, TX Restaurant
Gross leasable square footage	40,588	55,745	6,698
Date of purchase	12/15/06	12/20/06	12/28/06
Mortgage financing at date of purchase	$—	$6,321,000	$1,790,000
Cash down payment	11,995,200	3,598,500	1,015,000

Contract purchase price plus acquisition fee	11,995,200	9,919,500	2,805,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	10,525	88,643	15,204

Total acquisition cost	$12,005,725	$10,008,143	$2,820,204

	Cole Credit	Cole Collateralized	Cole Collateralized
Program:	Property Trust II, Inc.	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Staples Clarksville, IN Retail	Wawa Narberth, PA Convenience Store	Wawa Hockessin, DE Convenience Store
Gross leasable square footage	20,388	4,461	5,160
Date of purchase	12/29/06	2/27/04	2/27/04
Mortgage financing at date of purchase	$2,900,000	$2,254,080	$2,607,859
Cash down payment	1,618,600	1,406,765	1,627,558

Contract purchase price plus acquisition fee	4,518,600	3,660,845	4,235,417
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	15,249	20,281	23,465

Total acquisition cost	$4,533,849	$3,681,126	$4,258,882

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Wawa Manahawkin, NJ Convenience Store	Walgreens Houston, TX (Westheimer) Drugstore	Walgreens Slidell, LA Drugstore
Gross leasable square footage	4,695	13,562	14,560
Date of purchase	2/27/04	10/4/04	10/15/04
Mortgage financing at date of purchase	$2,372,848	$5,800,000	$3,200,000
Cash down payment	1,480,889	1,676,000	904,550

Contract purchase price plus acquisition fee	3,853,737	7,476,000	4,104,550
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	21,350	35,882	20,851

Total acquisition cost	$3,875,087	$7,511,882	$4,125,401

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Walgreens Covington, TN Drugstore	Home Depot Spokane, WA Home Improvement	Walgreens Glen Burnie, MD Drugstore
Gross leasable square footage	14,568	132,805	13,660
Date of purchase	10/22/04	10/27/04	11/15/04
Mortgage financing at date of purchase	$3,064,000	$16,760,000	$3,369,000
Cash down payment	860,300	4,694,900	2,889,750

Contract purchase price plus acquisition fee	3,924,300	21,454,900	6,258,750
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	30,227	54,757	19,396

Total acquisition cost	$3,954,527	$21,509,657	$6,278,146

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Walgreens Ponca City, OK Drugstore	Walgreens Chicago, IL Drugstore	Walgreens Southington, CT Drugstore
Gross leasable square footage	14,639	15,330	14,560
Date of purchase	11/24/04	3/18/05	4/8/05
Mortgage financing at date of purchase	$3,648,000	$6,404,000	$5,513,000
Cash down payment	887,260	888,875	612,000

Contract purchase price plus acquisition fee	4,535,260	7,292,875	6,125,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	95,257	8,042	51,883

Total acquisition cost	$4,630,517	$7,300,917	$6,176,883

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC

Name, location, type of property	Gander Mountain Spring, TX Sporting Goods	Gander Mountain Hermantown, MN Sporting Goods	Kohl’s Lakewood, CO Department Store
Gross leasable square footage	87,383	66,025	88,248
Date of purchase	5/26/05	9/1/05	10/27/05
Mortgage financing at date of purchase	$7,052,400	$6,291,600	$13,520,000
Cash down payment	5,024,835	4,467,036	4,388,000

Contract purchase price plus acquisition fee	12,077,235	10,758,636	17,908,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	24,121	49,803	25,973

Total acquisition cost	$12,101,356	$10,808,439	$17,933,973

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	BJ’s Homestead, FL Restaurant	CarMax Merriam, KS Motor Vehicle Dealership	Walgreens Windsor, CO Drugstore
Gross leasable square footage	119,217	55,466	14,633
Date of purchase	12/16/05	4/29/04	6/3/04
Mortgage financing at date of purchase	$15,215,000	$14,175,000	$—
Cash down payment	4,278,450	4,725,500	5,194,224

Contract purchase price plus acquisition fee	19,493,450	18,900,500	5,194,224
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	213,746	53,171	10,803

Total acquisition cost	$19,707,196	$18,953,671	$5,205,027

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Hamilton, OH Drugstore	Walgreens Goldsboro, NC Drugstore	Wendy’s Hardeeville, SC Restaurant
Gross leasable square footage	13,675	14,532	3,012
Date of purchase	6/25/04	6/29/04	7/8/04
Mortgage financing at date of purchase	$4,289,589	$3,691,000	$—
Cash down payment	1,335,711	1,152,164	1,099,010

Contract purchase price plus acquisition fee	5,625,300	4,843,164	1,099,010
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,914	13,458	8,278

Total acquisition cost	$5,645,214	$4,856,622	$1,107,288

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Carlsbad, NM Drugstore	Rite Aid Warren, OH Drugstore	Rite Aid Memphis, TN Drugstore
Gross leasable square footage	14,525	11,267	11,064
Date of purchase	7/13/04	7/13/04	7/30/04
Mortgage financing at date of purchase	$3,298,000	$—	$—
Cash down payment	1,031,900	3,352,650	3,502,000

Contract purchase price plus acquisition fee	4,329,900	3,352,650	3,502,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	12,118	14,576	29,434

Total acquisition cost	$4,342,018	$3,367,226	$3,531,434

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Willimantic, CT Drugstore	Walgreens Edgewood, NM Drugstore	Walgreens Fairborn, OH Drugstore
Gross leasable square footage	13,559	14,488	14,490
Date of purchase	9/3/04	9/10/04	9/14/04
Mortgage financing at date of purchase	$4,000,000	$3,200,000	$3,944,000
Cash down payment	1,072,750	771,372	1,002,913

Contract purchase price plus acquisition fee	5,072,750	3,971,372	4,946,913
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	25,827	15,099	32,491

Total acquisition cost	$5,098,577	$3,986,471	$4,979,404

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Richmond Heights, OH Drugstore	Walgreens Eatonville, FL Drugstore	Walgreens Garfield Heights, OH Drugstore
Gross leasable square footage	13,227	14,481	13,650
Date of purchase	10/8/04	10/28/04	11/19/04
Mortgage financing at date of purchase	$4,800,000	$3,490,709	$3,128,000
Cash down payment	1,545,740	1,036,141	2,673,760

Contract purchase price plus acquisition fee	6,345,740	4,526,850	5,801,760
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	33,658	49,984	19,223

Total acquisition cost	$6,379,398	$4,576,834	$5,820,983

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Jacksonville, AR Drugstore	Walgreens Spring, TX Drugstore	Walgreens Columbus, OH Drugstore
Gross leasable square footage	14,560	14,461	14,264
Date of purchase	11/30/04	12/8/04	12/16/04
Mortgage financing at date of purchase	$3,600,000	$2,880,000	$4,135,018
Cash down payment	952,890	797,700	1,183,262

Contract purchase price plus acquisition fee	4,552,890	3,677,700	5,318,280
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,070	16,997	20,642

Total acquisition cost	$4,571,960	$3,694,697	$5,338,922

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Home Depot Tacoma, WA Home Improvement	Walgreens Pineville, LA Drugstore	Walgreens Bartlett, TN Drugstore
Gross leasable square footage	137,071	14,820	14,490
Date of purchase	1/11/05	1/13/05	1/21/05
Mortgage financing at date of purchase	$21,320,000	$2,923,000	$4,084,000
Cash down payment	6,129,500	1,707,800	526,010

Contract purchase price plus acquisition fee	27,449,500	4,630,800	4,610,010
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	34,338	11,325	30,917

Total acquisition cost	$27,483,838	$4,642,125	$4,640,927

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Sidney, OH Drugstore	Walgreens Marion, IL Drugstore	Walgreens Wichita Falls, TX Drugstore
Gross leasable square footage	14,416	14,259	14,553
Date of purchase	1/28/05	2/11/05	2/24/05
Mortgage financing at date of purchase	$4,014,000	$3,690,000	$4,097,000
Cash down payment	512,900	512,500	546,040

Contract purchase price plus acquisition fee	4,526,900	4,202,500	4,643,040
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	20,096	66,042	15,504

Total acquisition cost	$4,546,996	$4,268,542	$4,658,544

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Nashville, TN Drugstore	Walgreens St. Joseph, MO Drugstore	Walgreens Newton, KS Drugstore
Gross leasable square footage	13,676	14,573	14,444
Date of purchase	4/7/05	7/20/05	7/20/05
Mortgage financing at date of purchase	$5,112,000	$4,123,000	$3,558,000
Cash down payment	710,000	1,185,525	1,022,425

Contract purchase price plus acquisition fee	5,822,000	5,308,525	4,580,425
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	35,359	20,397	26,088

Total acquisition cost	$5,857,359	$5,328,921	$4,606,513

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Hutchinson, KS Drugstore	Walgreens Metairie, LA Drugstore	CVS Pharmacy Winterhaven, FL Drugstore
Gross leasable square footage	14,395	13,570	13,824
Date of purchase	7/20/05	7/20/05	8/29/05
Mortgage financing at date of purchase	$4,260,000	$6,646,000	$4,214,000
Cash down payment	1,225,368	1,910,923	1,158,340

Contract purchase price plus acquisition fee	5,485,368	8,556,923	5,372,340
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	28,888	27,380	39,902

Total acquisition cost	$5,514,256	$8,584,303	$5,412,242

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Wal-Mart Hazard, KY Discount Retail	La-Z-Boy Flagstaff, AZ Home Furnishings	Tortuga Cantina The Woodlands, TX Restaurant
Gross leasable square footage	209,847	21,330	5,001
Date of purchase	9/2/05	10/25/05	11/16/05
Mortgage financing at date of purchase	$24,264,000	$2,540,510	$—
Cash down payment	6,672,600	1,485,219	2,007,636

Contract purchase price plus acquisition fee	30,936,600	4,025,729	2,007,636
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	70,598	14,764	—

Total acquisition cost	$31,007,198	$4,040,493	$2,007,636

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens Sumter, SC Drugstore	Walgreens Twin Oaks, MO Drugstore	Home Depot Bellingham, WA Home Improvement
Gross leasable square footage	14,820	14,375	106,794
Date of purchase	11/22/05	12/16/05	1/10/06
Mortgage financing at date of purchase	$3,880,000	$4,606,000	$17,040,000
Cash down payment	1,115,500	1,324,225	5,152,500

Contract purchase price plus acquisition fee	4,995,500	5,930,225	22,192,500
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	25,025	16,882	224,687

Total acquisition cost	$5,020,525	$5,947,107	$22,417,187

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes II, LLC	Senior Notes II, LLC	Senior Notes II, LLC

Name, location, type of property	Walgreens New Kensington, PA Drugstore	Walgreens Lorain, OH Drugstore	Walgreens Warrensburg, MO Drugstore
Gross leasable square footage	14,820	14,550	14,371
Date of purchase	4/28/06	11/18/06	4/21/05
Mortgage financing at date of purchase	$4,006,000	$—	$3,973,000
Cash down payment	1,151,629	4,926,600	574,258

Contract purchase price plus acquisition fee	5,157,629	4,926,600	4,547,258
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	31,058	17,887	24,135

Total acquisition cost	$5,188,687	$4,944,487	$4,571,393

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes III, LLC	Senior Notes III, LLC	Senior Notes III, LLC

Name, location, type of property	Walgreens Blue Springs, MO Drugstore	Walgreens Derby, KS Drugstore	Walgreens Garden City, KS Drugstore
Gross leasable square footage	14,505	14,585	14,492
Date of purchase	4/21/05	4/21/05	4/21/05
Mortgage financing at date of purchase	$3,711,000	$4,600,000	$4,445,000
Cash down payment	536,414	664,444	642,437

Contract purchase price plus acquisition fee	4,247,414	5,264,444	5,087,437
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	25,807	36,675	42,734

Total acquisition cost	$4,273,221	$5,301,119	$5,130,171

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes III, LLC	Senior Notes III, LLC	Senior Notes III, LLC

Name, location, type of property	Walgreens Gladstone, MO Drugstore	Walgreens Great Bend, KS Drugstore	Walgreens Pittsburg, KS Drugstore
Gross leasable square footage	14,672	14,597	14,726
Date of purchase	4/21/05	4/21/05	4/21/05
Mortgage financing at date of purchase	$5,253,000	$3,840,000	$3,925,000
Cash down payment	759,148	554,666	566,532

Contract purchase price plus acquisition fee	6,012,148	4,394,666	4,491,532
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	27,438	24,860	40,440

Total acquisition cost	$6,039,586	$4,419,526	$4,531,972

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes III, LLC	Senior Notes III, LLC	Senior Notes III, LLC

Name, location, type of property	Walgreens Midvale, UT Drugstore	Walgreens Salt Lake City, UT Drugstore	Walgreens Sandy, UT Drugstore
Gross leasable square footage	14,749	14,293	14,225
Date of purchase	6/6/05	6/1/05	6/3/05
Mortgage financing at date of purchase	$4,671,000	$6,615,000	$6,556,000
Cash down payment	661,588	1,005,718	946,703

Contract purchase price plus acquisition fee	5,332,588	7,620,718	7,502,703
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	46,210	53,825	65,156

Total acquisition cost	$5,378,798	$7,674,543	$7,567,859

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes III, LLC	Senior Notes III, LLC	Senior Notes III, LLC

Name, location, type of property	Walgreens Aldine, TX Drugstore	Walgreens Natchitoches, LA Drugstore	Walgreens East Ridge, TN Drugstore
Gross leasable square footage	14,425	14,820	15,120
Date of purchase	5/5/05	10/26/05	11/16/05
Mortgage financing at date of purchase	$2,846,000	$3,091,000	$3,614,000
Cash down payment	410,603	888,545	1,039,540

Contract purchase price plus acquisition fee	3,256,603	3,979,545	4,653,540
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	24,258	18,350	34,887

Total acquisition cost	$3,280,861	$3,997,895	$4,688,427

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes III, LLC	Senior Notes III, LLC	Senior Notes III, LLC

Name, location, type of property	BJ Homestead, FL Warehouse Club	Walgreens Asheboro, NC Drugstore	CVS Baton Rogue, LA Drugstore
Gross leasable square footage	117,593	14,550	13,814
Date of purchase	12/16/05	2/22/06	7/14/06
Mortgage financing at date of purchase	$15,215,000	$4,123,000	$4,501,000
Cash down payment	4,278,450	1,157,119	1,238,124

Contract purchase price plus acquisition fee	19,493,450	5,280,119	5,739,124
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	222,277	21,293	13,483

Total acquisition cost	$19,715,727	$5,301,412	$5,752,607

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes III, LLC	Senior Notes III, LLC	Senior Notes III, LLC

Name, location, type of property	CVS Drugstore	Walgreens Morgantown, WV Drugstore	Walgreens Grandview, MO Drugstore
Gross leasable square footage	11,970	11,247	14,490
Date of purchase	5/3/06	9/11/06	9/13/06
Mortgage financing at date of purchase	$5,264,000	$4,385,000	$4,918,000
Cash down payment	1,316,000	1,206,111	1,352,960

Contract purchase price plus acquisition fee	6,711,600	5,591,111	6,270,960
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	27,742	40,236	20,782

Total acquisition cost	$6,739,342	$5,631,347	$6,291,742

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes III, LLC	Senior Notes III, LLC	Senior Notes III, LLC

Name, location, type of property	Walgreens Lee’s Summit, MO Drugstore	BJ Kendall, FL Warehouse Club	Walgreens Kinston, NC Drugstore
Gross leasable square footage	13,871	113,000	14,820
Date of purchase	9/13/06	10/3/06	11/29/06
Mortgage financing at date of purchase	$3,536,000	$20,606,000	$3,756,000
Cash down payment	967,360	5,666,500	1,032,900

Contract purchase price plus acquisition fee	4,503,360	26,272,500	4,788,900
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	19,355	291,203	21,567

Total acquisition cost	$4,522,715	$26,563,703	$4,810,467

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC	Senior Notes IV, LLC	Senior Notes IV, LLC

Name, location, type of property	Conns San Antonio, TX Consumer Electronics	CVS Orlando, FL Drugstore	Office Depot Warrensburg, MO Office Supply
Gross leasable square footage	25,358	13,013	20,000
Date of purchase	12/29/05	3/13/06	3/23/06
Mortgage financing at date of purchase	$—	$3,712,000	$2,228,000
Cash down payment	4,564,500	1,020,290	612,700

Contract purchase price plus acquisition fee	4,564,500	4,732,290	2,840,700
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	15,643	44,341	12,379

Total acquisition cost	$4,580,143	$4,776,631	$2,853,079

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC	Senior Notes IV, LLC	Senior Notes IV, LLC

Name, location, type of property	JC Penney Independence, MO Department Store	Walgreens Auburn, AL Drugstore	CVS Kissimmee, FL Drugstore
Gross leasable square footage	123,289	14,758	10,908
Date of purchase	4/6/06	5/17/06	5/10/06
Mortgage financing at date of purchase	$—	$4,314,000	$3,464,000
Cash down payment	9,398,750	1,239,760	995,797

Contract purchase price plus acquisition fee	9,398,750	5,553,760	4,459,797
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	13,498	35,112	41,269

Total acquisition cost	$9,412,248	$5,588,872	$4,501,066

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC	Senior Notes IV, LLC	Senior Notes IV, LLC(1)

Name, location, type of property	Walgreens Lake Charles, LA Drugstore	Walgreens Houston, TX Drugstore	Best Buy Baytown, TX Consumer Electronics
Gross leasable square footage	14,490	15,050	30,038
Date of purchase	5/11/06	5/15/06	10/6/05
Mortgage financing at date of purchase	$3,340,000	$3,729,000	$—
Cash down payment	960,250	1,153,200	7,631,250

Contract purchase price plus acquisition fee	4,300,250	4,882,200	7,631,250
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	15,971	47,791	46,457

Total acquisition cost	$4,316,221	$4,929,991	$7,677,707

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)

Name, location, type of property	Kohl’s St. Joseph, MO Department Store	North Village St. Joseph, MO Shopping Center	Rite Aid Defiance, OH Drugstore
Gross leasable square footage	88,799	226,225	14,564
Date of purchase	11/4/05	11/4/05	1/4/06
Mortgage financing at date of purchase	$7,624,000	$37,976,000	$3,377,000
Cash down payment	2,096,600	10,324,725	907,116

Contract purchase price plus acquisition fee	9,720,600	48,300,725	4,284,116
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	45,075	188,157	16,808

Total acquisition cost	$9,765,675	$48,488,882	$4,300,924

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)

Name, location, type of property	CVS Okeechobee, FL Drugstore	CVS Madison, MS Drugstore	Office Depot Dayton, OH Office Supply
Gross leasable square footage	13,050	13,824	19,880
Date of purchase	1/13/06	1/19/06	1/31/06
Mortgage financing at date of purchase	$5,016,000	$3,457,000	$2,621,000
Cash down payment	1,379,400	950,420	721,258

Contract purchase price plus acquisition fee	6,395,400	4,407,420	3,342,258
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	62,254	29,075	20,902

Total acquisition cost	$6,457,654	$4,436,495	$3,363,160

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)

Name, location, type of property	Office Depot Greenville, MS Office Supply	CVS Portsmouth, OH Drugstore	CVS Gulfport, MS Drugstore
Gross leasable square footage	25,083	10,170	11,359
Date of purchase	2/14/06	3/8/06	3/13/06
Mortgage financing at date of purchase	$2,698,000	$—	$3,213,000
Cash down payment	742,460	2,087,810	923,707

Contract purchase price plus acquisition fee	3,440,460	2,087,810	4,136,707
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	23,110	13,898	27,217

Total acquisition cost	$3,463,570	$2,101,708	$4,163,924

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)

Name, location, type of property	Advance Auto Holland Township, MI Automotive Parts	Advance Auto Holland, MI Automotive Parts	Advance Auto Zeeland, MI Automotive Parts
Gross leasable square footage	7,000	7,000	7,000
Date of purchase	4/4/06	4/4/06	4/4/06
Mortgage financing at date of purchase	$1,642,000	$1,590,000	$1,409,000
Cash down payment	440,881	427,313	378,618

Contract purchase price plus acquisition fee	2,082,881	2,017,313	1,787,618
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	27,394	27,541	26,108

Total acquisition cost	$2,110,275	$2,044,854	$1,813,726

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)

Name, location, type of property	CVS Robertsdale, AL Drugstore	Walgreens Albany, OR Drugstore	CVS Haines City, FL Drugstore
Gross leasable square footage	12,296	13,650	10,908
Date of purchase	4/7/06	4/10/06	4/27/06
Mortgage financing at date of purchase	$3,348,000	$5,220,000	$3,302,000
Cash down payment	962,550	1,500,750	948,810

Contract purchase price plus acquisition fee	4,310,550	6,720,750	4,250,810
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	29,883	28,585	31,853

Total acquisition cost	$4,340,433	$6,749,335	$4,282,663

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)

Name, location, type of property	CVS Mobile, AL Drugstore	Walgreens Harvey, LA Drugstore	Walgreens Houston, TX (Sam Houston) Drugstore
Gross leasable square footage	11,970	14,490	15,050
Date of purchase	5/3/06	5/11/06	5/11/06
Mortgage financing at date of purchase	$5,264,000	$4,360,000	$3,414,000
Cash down payment	1,447,600	1,253,500	1,996,590

Contract purchase price plus acquisition fee	6,711,600	5,613,500	5,410,590
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	27,960	16,204	12,526

Total acquisition cost	$6,739,560	$5,629,704	$5,423,116

TABLE VI (UNAUDITED)
ACQUISITION OF PROPERTIES BY PROGRAMS — (Continued)

	Cole Collateralized	Cole Collateralized	Cole Collateralized
Program:	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)	Senior Notes IV, LLC(1)

Name, location, type of property	Barrywood’s Crossing Kansas City, MO Shopping Center	CVS Chandler, AZ Drugstore	Walgreens Penn Hills, PA Drugstore
Gross leasable square footage	245,583	13,814	14,820
Date of purchase	6/8/06	6/29/06	7/17/06
Mortgage financing at date of purchase	$38,200,000	$3,946,000	$4,267,000
Cash down payment	6,170,000	1,085,660	1,173,000

Contract purchase price plus acquisition fee	44,370,000	5,031,660	5,440,000
Other cash expenditures expensed	—	—	—
Other cash expenditures capitalized	55,095	30,779	33,816

Total acquisition cost	$44,425,095	$5,062,439	$5,473,816

Cole Collateralized
Program:	Senior Notes IV, LLC(1)

Name, location, type of property	CVS San Antonio, TX Drugstore
Gross leasable square footage	13,813
Date of purchase	8/2/06
Mortgage financing at date of purchase	$3,311,000
Cash down payment	910,882

Contract purchase price plus acquisition fee	4,221,882
Other cash expenditures expensed	—
Other cash expenditures capitalized	44,598

Total acquisition cost	$4,266,480

NOTES TO TABLE VI

(1)	The property was acquired by a joint venture between Cole Collateralized Senior Notes, LLC, Cole Collateralized Senior Notes II, LLC, Cole Collateralized Senior Notes III, LLC, and Cole Collateralized Senior Notes IV, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 19th day of February, 2008.

Cole Retail Income Trust, Inc.

By:	/s/ Christopher H. Cole
Christopher H. Cole
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Christopher H. Cole Christopher H. Cole	Chief Executive Officer, President and Director (Principal Executive Officer)	February 19, 2008

/s/ D. Kirk McAllaster, Jr. D. Kirk McAllaster, Jr.	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 19, 2008

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit
No.		Description

1.1		Form of Dealer Manager Agreement.
3.1		First Articles of Amendment and Restatement of Cole Retail Income Trust, Inc.
3.2		Bylaws of Cole Retail Income Trust, Inc.
4.1		Form of Subscription Agreement and Subscription Agreement Signature Page (included as Appendix B to prospectus).
4.2		Form of Additional Investment Subscription Agreement (included as Appendix C to prospectus).
5	.1*	Opinion of Venable LLP as to legality of securities.
8	.1*	Opinion of Morris, Manning & Martin, LLP as to tax matters.
10.1		2008 Stock Option Plan for Independent Directors.
10.2		Form of Stock Option Agreement under 2008 Stock Option Plan for Independent Directors.
10.3		Form of Property Management and Leasing Agreement, dated , by and among Cole Retail Income Trust, Inc., CRIT Operating Partnership, LP and Cole Realty Advisors, Inc.
10.4		Form of Advisory Agreement dated , by and between Cole Retail Income Trust, Inc. and Cole Retail Income Advisors, LLC.
10.5		Form of Agreement of Limited Partnership of CRIT Operating Partnership, LP, by and between Cole Retail Income Trust, Inc. and the limited partners thereto.
10.6		Form of Distribution Reinvestment Plan (included as Appendix D to prospectus).
10	.7*	Form of Escrow Agreement between Cole Retail Income Trust, Inc. and
14	.1*	Cole Retail Income Trust, Inc. Code of Business Conduct and Ethics.
21	.1*	List of Subsidiaries.
23	.1*	Consent of Morris, Manning & Martin, LLP with respect to tax opinion (included in Exhibit 8.1).
23	.2*	Consent of Venable LLP (included in Exhibit 5.1).
23.3		Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

*	To be filed by amendment.